Exhibit 99.1

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 23, 2024

AND

MANAGEMENT INFORMATION CIRCULAR

CONCERNING A QUALIFYING TRANSACTION OF

FRASER MACKENZIE ACCELERATOR CORP.

August 23, 2024

Neither the TSX Venture Exchange Inc. nor any securities regulatory authority has in any way passed upon the merits of the Qualifying Transaction described in this information circular.

August 23, 2024

Dear Fraser Mackenzie Accelerator Corp. Shareholder,

The directors of Fraser Mackenzie Accelerator Corp. (“FMAC” or the “Corporation”) cordially invite you to attend the annual and special meeting (the “FMAC Meeting”) of the shareholders of FMAC (collectively, the “FMAC Shareholders”) to be held at the offices of Dentons Canada LLP, 77 King Street West, Suite 400, Toronto, Ontario M5K 0A1 on September 23, 2024 at 10:00 a.m. (Toronto time).

At the FMAC Meeting, you will (i) receive the audited financial statements of FMAC for the year ended December 31, 2023 and the period from the date of incorporation of the FMAC (February 9, 2022) to December 31, 2022, together with the report of the auditors thereon; (ii) be asked to elect the directors of FMAC for the ensuing year; (iii) be asked to reappoint RSM Canada LLP, as auditor of FMAC until the next annual meeting of the FMAC Shareholders and to authorize the directors to fix their remuneration; (iv) to consider and, if deemed appropriate, to pass, with or without variation, an ordinary resolution confirming and approving the Corporation’s 10% rolling stock option plan (“Stock Option Plan”), as required by the policies of the TSX Venture Exchange; (v) to consider and, if thought advisable, to pass, on a “majority of the minority” basis, a special resolution (the “FMAC Amalgamation Resolution”) approving a business combination transaction involving FMAC, Forward Water Technologies Corp. (“FWTC”), and 1000925180 Ontario Limited (a wholly-owned subsidiary of FWTC) (“Newco”), whereby FWTC will acquire all of the issued and outstanding securities of FMAC in exchange for securities of FWTC by way of an amalgamation between FMAC and Newco, upon the terms and conditions set forth in an acquisition agreement (the “Acquisition Agreement”) dated July 22, 2024 (the “Amalgamation”), the full text of which is set forth in the Circular (as defined herein); (vi) approve the creation of a Control Person (as defined by the policies of the TSX Ventures Exchange) in connection with the Amalgamation; and (vii) to consider and, if thought advisable, to pass, with or without variation, an ordinary resolution to ratify and approve the possible creation of a Control Person (as defined by the policies of the TSX Venture Exchange), all as described in greater detail in the accompanying management information circular of FMAC (the “Circular”).

FMAC is seeking approval of the FMAC Amalgamation Resolution in connection with the Amalgamation, which will be completed by way of an amalgamation agreement pursuant to which, among other things, FMAC and Newco will amalgamate, and FMAC will become a wholly-owned subsidiary of FWTC. If completed, the Amalgamation is intended to constitute the “Qualifying Transaction” of FMAC under Policy 2.4 – Capital Pool Companies of the TSX Venture Exchange Corporate Finance Manual (the “TSXV Manual”).

Prior to the Amalgamation, FWTC is expected to complete a share consolidation on a 10 for 1 basis (the “Consolidation”). Pursuant to the Amalgamation, among other things, (i) FMAC and Newco will amalgamate, and FMAC will become a wholly-owned subsidiary of FWTC; (ii) holders of common shares in the capital of FMAC (collectively, the “FMAC Shares”) will receive common shares in the capital of FWTC (“FWTC Shares”) at an exchange ratio of 0.95 post-Consolidation FWTC Shares for every one (1) FMAC Share on a post-Consolidation basis (9.5 on a pre-Consolidation basis) (the “Share Exchange Ratio”), with a total of approximately 19,542,450 post-Consolidation FWTC Shares being issued based on the 20,571,000 FMAC Shares that are currently issued and outstanding (which excludes any securities expected to be issued in connection with the Concurrent Financing (as defined in the Circular)); and (iii) each outstanding option and warrant to purchase an FMAC Share will be exchanged for or converted into comparable FWTC options or FWTC warrants based on the Share Exchange Ratio with each such FWTC option or FWTC warrant entitling the holder to purchase FWTC Shares at the applicable exercise prices, with the appropriate adjustments for the Share Exchange Ratio. The Resulting Issuer will continue to carry on FWTC’s current business (as described in the Circular) and will remain listed on the TSX Venture Exchange as a Tier 2 Industrial Issuer.

A further description of the Amalgamation is set out in the Circular.

The FMAC Amalgamation Resolution requires the affirmative vote of: (i) two-thirds (66⅔%) of the votes cast on the FMAC Amalgamation Resolution by FMAC Shareholders present or represented by proxy at the FMAC Meeting; and (ii) the majority of the votes cast on the FMAC Amalgamation Resolution by FMAC Shareholders present or represented by proxy at the FMAC Meeting excluding the FMAC Shares held by the officers and directors of FMAC.

THE BOARD OF DIRECTORS OF FMAC UNANIMOUSLY RECOMMENDS THAT FMAC SHAREHOLDERS VOTE IN FAVOUR OF THE FMAC AMALGAMATION RESOLUTION AT THE FMAC MEETING.

If you are a non-registered holder of FMAC Shares and have received this letter and the Circular from your broker or another intermediary, please complete and return the form of proxy or other authorization form provided to you by your broker or other intermediary in accordance with the instructions provided with it. Failure to do so may result in your FMAC Shares not being eligible to be voted at the FMAC Meeting.

Sincerely,

(signed) ”Philip Benson”

Philip Benson
Director and Chief Executive Officer

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
OF FRASER MACKENZIE ACCELERATOR CORP.

NOTICE IS HEREBY GIVEN that the annual and special meeting (the ”Meeting”) of the shareholders (the ”FMAC Shareholders”) of Fraser Mackenzie Accelerator Corp. (the ”Corporation” or “FMAC”) will be held at the offices of Dentons Canada LLP, 77 King Street West, Suite 400, Toronto, Ontario M5K 0A1 on September 23, 2024 at 10:00 a.m. (Toronto time) for the following purposes, as more particularly described in the enclosed management information circular (the “Circular”):

1.	to receive the audited financial statements of the Corporation for the year ended December 31, 2023 and the period from the date of incorporation of the Corporation (February 9, 2022) to December 31, 2022 and the auditors’ reports thereon;

2.	to elect directors for the Corporation for the ensuing year, as specified in the Circular;

3.	to reappoint RSM Canada LLP as the auditors for the Corporation for the ensuing year and to authorize the board of directors of the Corporation to fix the renumeration to be paid to RSM Canada LLP, as more particularly described in the Circular;

4.	to consider and, if deemed appropriate, to pass, with or without variation, an ordinary resolution (the “FMAC Plan Resolution”) confirming and approving the Corporation’s 10% rolling stock option plan (“Stock Option Plan”), as required by the policies of the TSX Venture Exchange;

5.	to consider and, if thought advisable, to pass, with or without variation, a special resolution (the “FMAC Amalgamation Resolution”) approving a business combination transaction involving FMAC, Forward Water Technologies Corp. (“FWTC”), and 1000925180 Ontario Limited (“Newco”), whereby FWTC will acquire all of the issued and outstanding securities of FMAC in exchange for securities of FWTC by way of an amalgamation between FMAC and Newco, upon the terms and conditions set forth in an acquisition agreement (the “Acquisition Agreement”) dated July 22, 2024 and the Amalgamation Agreement (as defined herein) (the “Amalgamation”), the full text of which is set forth in the Circular;

6.	to consider and, if thought advisable, to pass, with or without variation, an ordinary resolution to ratify and approve the possible creation of a Control Person (as defined by the policies of the TSX Venture Exchange); and

7.	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Amalgamation will be completed pursuant to the Acquisition Agreement and an amalgamation agreement to be entered into among FMAC, FWTC and Newco (the “Amalgamation Agreement”), substantially in the form appended to the Acquisition Agreement. If completed, the Amalgamation is intended to constitute the “Qualifying Transaction” of FMAC under Policy 2.4 – Capital Pool Companies of the TSX Venture Exchange Corporate Finance Manual (the “TSXV Manual”)

In addition, prior to the Amalgamation, FWTC is expected to complete a share consolidation on a 10 for 1 basis (the “Consolidation”). Pursuant to the Amalgamation, among other things, (i) FMAC and Newco will amalgamate, and FMAC will become a wholly-owned subsidiary of FWTC; (ii) holders of common shares in the capital of FMAC (collectively, the “FMAC Shares”) will receive common shares in the capital of FWTC (“FWTC Shares”) at an exchange ratio of 0.95 post-Consolidation FWTC Shares for every one (1) FMAC Share on a post-Consolidation basis (9.5 on a pre-Consolidation basis) (the “Share Exchange Ratio”), with a total of approximately 19,542,450 post-Consolidation FWTC Shares being issued based on the 20,571,000 FMAC Shares that are currently issued and outstanding (which excludes any securities that are expected to be issued in connection with the Concurrent Financing (as defined in the Circular)); and (iii) each outstanding option and warrant to purchase an FMAC Share will be exchanged for or converted into comparable FWTC options or FWTC warrants based on the Share Exchange Ratio with each such FWTC option or FWTC warrant entitling the holder to purchase FWTC Shares at the applicable exercise prices, with the appropriate adjustments for the Share Exchange Ratio. The Resulting Issuer will continue to carry on FWTC’s current business (as described in the Circular) and will remain listed on the TSX Venture Exchange as a Tier 2 Industrial Issuer. A description of the Amalgamation and the other matters to be dealt with at the Meeting is included in the Circular.

Only FMAC Shareholders of record at the close of business on August 23, 2024 are entitled to receive notice of and vote at the FMAC Meeting and any adjournment or postponement thereof.

Registered FMAC Shareholders who are unable to be present in person at the FMAC Meeting are requested to complete, date, sign and return, in the envelope provided for that purpose, the enclosed form of proxy. Non-registered FMAC Shareholders who receive these materials through their broker or other intermediary should complete and send the form of proxy or voting instruction form in accordance with the instructions provided by their broker or intermediary. In order to be voted, proxies must be received by TSX Trust Company, by no later than 10:00 a.m. (Toronto time) on September 19, 2024 or, in the case of any adjournment or postponement of the FMAC Meeting, by no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time for the adjourned or postponed FMAC Meeting. Late proxies may be accepted or rejected by the Chair of the FMAC Meeting in his or her sole discretion. The Chair is under no obligation to accept or reject any particular late proxy. The time limit for deposit of proxies may be waived or extended by the Chair of the FMAC Meeting at his or her sole discretion, without notice.

Registered FMAC Shareholders have the right to dissent with respect to the FMAC Amalgamation Resolution and, if the Amalgamation becomes effective, to be paid the fair value of their FMAC Shares in accordance with the provisions of Section 185 of the Business Corporations Act (Ontario) (“OBCA”). A registered FMAC Shareholder wishing to exercise the right of dissent with respect to the Amalgamation must send to FMAC a written objection to the FMAC Amalgamation Resolution, which written objection must be received by FMAC at 116 Eastbourne Avenue, Toronto, Ontario M5P 2G3, Attention: Donald Bent, Chief Financial Officer with a copy to Dentons Canada LLP, 77 King Street West, Suite 400, Toronto, Ontario, M5K 0A1, Attention: Nurhan Aycan, or by email to dbent@frasermackenzie.com with a copy to nurhan.aycan@dentons.com, not later than 5:00 p.m. (Toronto time) two business days prior to the date of the FMAC Meeting (or any adjournment or postponement thereof), and must otherwise strictly comply with the dissent procedures prescribed by the OBCA,. A FMAC Shareholder’s right to dissent is more particularly described in the Circular under the heading “Dissenting FMAC Shareholders’ Rights”. Copies of the Acquisition Agreement (with the Amalgamation Agreement appended thereto) and the text of Section 185 of the OBCA are set forth in Schedule “D” and Schedule “L”, respectively, to the Circular.

DATED at Toronto, Ontario, this 23rd day of August, 2024.

BY ORDER OF THE BOARD

(signed) “Philip Benson”

Philip Benson
Chief Executive Officer and Director

TABLE OF CONTENTS

MANAGEMENT INFORMATION CIRCULAR	1
Information Contained in this Circular	1
Defined Terms	1
Cautionary Note Regarding Forward-Looking Information	1
Currency Presentation	3
Glossary	4
Note To Fraser Mackenzie Accelerator Corp. Securityholders in the United States	11
Summary	14
The FMAC Meeting	14
The Amalgamation	15
Completion of the Amalgamation	17
Conditional Listing Approval	17
Interests of Informed Persons In Material Transactions	17
Information About FMAC	17
Information about FWTC	17
Information about the Resulting Issuer	18
The Concurrent Financing	19
The Bridge Financing	19
Risk Factors	20
Sponsorship and Agent Relationship	20
GENERAL Information Concerning the FMAC Meeting and Voting	22
Time, Date and Place	22
Record Date, Voting Shares and Principal Shareholders	22
Solicitation of Proxies	22
Voting by Proxies	22
Beneficial FMAC Shareholders	23
Revocation of FMAC Proxies	24
Matters to be Considered	24
Quorum and Votes Required for Certain Matters	25
Particulars of Matters To Be Acted Upon at the FMAC Meeting	25
Audited Financial Statements	25
Election of Directors	25
Re-Appointment of Auditors	30
Renewal of FMAC Plan	30
The FMAC Amalgamation Resolution	31
Creation of a Control Person	31
DESCRIPTION OF THE AMALGAMATION	32
The Acquisition Agreement	35
Completion of the Amalgamation	39
Procedure for Exchange of FMAC Shares	40
Treatment of Fractional Resulting Issuer Shares	41
Return of FMAC Shares	41
Conditional Listing Approval	41
The Concurrent Financing	41
The Bridge Financing	42
DISSENTING FMAC SHAREHOLDERS’ RIGHTS	43
Risk Factors	45
Risks Relating to the Amalgamation	45
Risks Relating to the Business to be Carried on by the Resulting Issuer	46
Interests of Informed Persons in Material Transactions	52
Other Material Facts	52
Sponsorship	52
Interest of Experts	52

Legal Matters	53
Additional Information	53
Schedule “A” Information Concerning FMAC	A-1
Schedule “B” Information Concerning FWTC	B-1
Schedule “C” Information Concerning The Resulting Issuer	C-1
Schedule “D” Acquisition Agreement	D-1
Schedule “E” By-Laws of the Resulting Issuer	E-1
Schedule “F” FMAC Plan Resolution	F-1
Schedule “G” FMAC Amalgamation RESOLUTION	G-1
Schedule “H” FMAC Plan	H-1
Schedule “I” Creation of Control Person Resolution	I-1
Schedule “J” Pro Forma Financial Statements	J-1
Schedule “K” Certain Canadian Federal Income Tax Considerations	K-1
Schedule “L” Section 185 of the OBCA	L-1
Schedule “M” FMAC Audit Committee Charter	M-1
Schedule “N” FMAC Board of Directors Approval	N-1
Schedule “O” Acknowledgement – Personal information	O-1
Schedule “P” Certificate of FMAC	P-1
Schedule “Q” Certificate of FWTC	Q-1

MANAGEMENT INFORMATION CIRCULAR

Information Contained in this Circular

This Circular is delivered in connection with the solicitation of proxies by and on behalf of management of FMAC for use at the FMAC Meeting, and any adjournment or postponement thereof. No person is authorized to give any information or make any representation not contained in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized or as being accurate. For certainty, to the extent that any information provided on FWTC’s website is inconsistent with this Circular, you should rely on the information provided in this Circular.

Information contained in this Circular (including the Schedules attached hereto) with respect to FWTC, including without limitation information concerning its assets, has been provided by management of FWTC. Management of FMAC has relied upon FWTC for the accuracy of such information without independent verification. Although FMAC has no knowledge that would indicate that any of the information provided by FWTC is untrue or incomplete, neither FMAC nor any of its officers and directors assumes any responsibility for the accuracy or completeness of such information or any failure by FWTC to disclose facts or events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to FMAC.

All summaries of and references to the Acquisition Agreement and Amalgamation Agreement in this Circular are qualified in their entirety by the complete text of the Acquisition Agreement and form of Amalgamation Agreement (appended to the Acquisition Agreement), which is set forth in Schedule “D” to this Circular. You are urged to read carefully and consider the full text of the Acquisition Agreement and Amalgamation Agreement.

Information in this Circular is given as at August 23, 2024 unless otherwise indicated.

This Circular does not constitute an offer to sell or a solicitation of an offer to purchase any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither delivery of this Circular nor any distribution of the securities referred to in this Circular will, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Circular.

FMAC Shareholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own legal, tax, financial or other professional advisors in considering the relevant legal, tax, financial or other matters contained in this Circular.

Defined Terms

This Circular contains defined terms. For a list of the defined terms used herein, see the “Glossary” in this Circular.

Cautionary Note Regarding Forward-Looking Information

This Circular includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively. All information, other than statements of historical facts, included in this Circular that address activities, events or developments that FMAC or FWTC expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of FMAC’s and FWTC’s businesses, operations, plans and other such matters is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and but is not limited to, information regarding: expectations related to whether the Amalgamation will be completed, including, that shareholder, regulatory and court approvals will be obtained, as applicable, and that the covenants, conditions and terms of the Acquisition Agreement and the Amalgamation Agreement will be satisfied in the requisite timing; expectations in respect of the effects and potential benefits of the Amalgamation; expectations that the Amalgamation will constitute a QT in compliance with the CPC Policy; expectations in respect of how the steps of the Amalgamation will unfold, including but not limited to, the Consolidation, the payment of consideration to Dissenting FMAC Shareholders; the receipt of the FMAC Shareholders of Resulting Issuer Shares at an exchange ratio of 0.95 Resulting Issuer Shares for every one (1) FMAC Share on a post-Consolidation basis; the tax considerations and consequences relevant to FMAC Shareholders in connection with the Amalgamation; expectations in respect of the entitlements of Dissenting FMAC Shareholders; expectations related to FMAC fulfilling the requirements of the TSXV in connection with listing; expectations in relation to the Concurrent Financing, including the closing of the Concurrent Financing and the issuance of the Subscription Receipts; expectations in respect of how the fees and expenses of the Amalgamation will be paid; expectations communicated through any pro forma or future-oriented financial information in the Circular; the occurrence of and the particulars of matters to be addressed at the FMAC Meeting; statements relating to the business and future activities of FMAC and FWTC after the date of this Circular; statements based on the financial statements of FMAC or FWTC; expectations for other economic, business, regulatory and/or competitive factors related to FMAC or FWTC; the expansion potential for the business and operations of FMAC or FWTC; expectations related to the Resulting Issuer, including but not limited to its sources of funding, the total amount of funds available to it, its anticipated uses of such funds, its capital structure, its business objectives and milestones, its anticipated key personnel, including officers and directors, and their compensation and its plans, goals, future development and the market’s acceptance of its products; the existence of and mechanisms for addressing conflicts of interest in respect of certain directors, officers and promoters of the Resulting Issuer; the business objectives and milestones of the Resulting Issuer; the Resulting Issuer being a Tier 2 issuer on the TSXV; the application of the TSXV’s escrow policies to Resulting Issuer Shares and other securities of the Resulting Issuer; the principal uses of available funds; and other events or conditions that may occur in the future.

Readers are cautioned that forward-looking information and statements are not based on historical facts but instead are based on reasonable assumptions and estimates of management of FMAC and FWTC at the time they were made and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Resulting Issuer to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Such factors include, among others, risks related to:

●	the Amalgamation not being completed;

●	FMAC and FWTC not receiving final approval from the TSXV;

●	the Acquisition Agreement being terminated;

●	FMAC and FWTC not receiving shareholder approval for creation of a Control Person;

●	the Resulting Issuer issuing additional equity securities after completing the Amalgamation;

●	diversion of management attention because of the Amalgamation;

●	certain restrictions on FMAC and FWTC while the Amalgamation is pending;

●	tax consequences;

●	the Resulting issuer’s inability to develop, manufacture, market, commercialize, sell or distribute its technology and products;

●	failing to protect the Resulting Issuer’s proprietary information;

●	sales cycle risk;

●	FWTC’s limited operating history;

●	negative cash flow;

●	inability to obtain satisfactory financing;

●	changes in general business and economic conditions;

●	members of the Resulting Issuer’s board of directors serve on other public company boards;

●	reliance on key personnel;

●	ability to achieve and manage growth;

●	compliance with laws;

●	risks inherent in strategic alliances;

●	competition;

●	conflicts of interest;

●	liquidity and additional financing;

●	unknown defects and impairments;

●	challenging global financial conditions;

●	credit and liquidity risk;

●	litigation;

●	an active trading market for the Resulting Issuer Shares may not develop;

●	expiry of escrow restrictions;

●	Resulting Issuer will not have any control over the research and reports that securities or industry analysts publish about the Resulting Issuer or its business;

●	cybersecurity risks; and

●	the Resulting Issuer’s dividend policy.

Risks involving the Amalgamation and the Resulting Issuer that may affect results of operations, earnings and expected benefits of the Amalgamation are further discussed under the heading “Risk Factors”. Although FMAC and FWTC have attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking information. Forward-looking information is made as of the date given and FMAC and FWTC do not undertake any obligation to revise or update any forward-looking information other than as required by applicable law.

Currency Presentation

FMAC reports in Canadian dollars. Accordingly, unless otherwise indicated, all references to “$” in this Circular refer to Canadian dollars.

Glossary

Unless the context otherwise requires or where otherwise provided, the following words and terms shall have the meanings set forth below when used in this Circular, including the schedules hereto.

“Acquisition Agreement” means the acquisition agreement dated July 22, 2024 among FMAC, FWTC and Newco, the full text of the Acquisition Agreement is attached hereto as Schedule “D”.

“affiliate” means a company that is affiliated with another company as described below.

A company is an “affiliate” of another company if:

(a)	one of them is the subsidiary of the other, or

(b)	each of them is controlled by the same person.

A company is “controlled” by a person if:

(a)	voting securities of the company are held, other than by way of security only, by or for the benefit of that person, and

(b)	the voting securities, if voted, entitle the person to elect a majority of the directors of the company.

A person beneficially owns securities that are beneficially owned by:

(a)	a company controlled by that person, or

(b)	an affiliate of that person or an affiliate of any company controlled by that person.

“Amalco” means the corporation resulting from the Amalgamation.

“Amalco Shares” means the common shares in the capital of Amalco.

“Amalgamation” means the amalgamation of FMAC and Newco to be effected pursuant to the Amalgamation Agreement.

“Amalgamation Agreement” means the amalgamation agreement among FMAC, FWTC and Newco, which outlines the terms of the Amalgamation, the form of the Amalgamation Agreement is appended to the Acquisition Agreement attached hereto as Schedule “D”.

“Arm’s Length Transaction” means a transaction which is not a Related Party Transaction.

“Articles of Amalgamation” means the articles of amalgamation in respect of the Amalgamation required by the OBCA to be jointly sent to the OBCA Director and jointly filed by FMAC and Newco and otherwise in a form satisfactory to FMAC and FWTC, each acting reasonably.

“associate” when used to indicate a relationship with a person, means:

(a)	an issuer of which the person beneficially owns or controls, directly or indirectly, voting securities entitling him or her to more than 10% of the voting rights attached to outstanding securities of the issuer,

(b)	any partner of the person,

(c)	any trust or estate in which the person has a substantial beneficial interest or in respect of which a person serves as trustee or in a similar capacity,

(d)	in the case of a person, who is an individual:

(i)	that person’s spouse or child, or

(ii)	any relative of the person or of his or her spouse who has the same residence as that person.

“Audit Committee” has the meaning ascribed thereto under “Schedule “C” – Information Concerning the Resulting Issuer - Resulting Issuer Officers, Directors and Promoters - Committees”.

“Beneficial FMAC Shareholder” means a non-registered holder of FMAC Shares.

“Bridge Financing” has the meaning ascribed thereto under the heading “The Bridge Financing”.

“Bridge Financing Debentures” has the meaning ascribed thereto under the heading “The Bridge Financing”.

“Bridge Financing Finder Warrants” has the meaning ascribed thereto under the heading “The Bridge Financing”.

“Bridge Financing Units” has the meaning ascribed thereto under the heading “The Bridge Financing”.

“Bridge Financing Warrants” has the meaning ascribed thereto under the heading “The Bridge Financing”.

“Broadridge” means Broadridge Investor Communications.

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario.

“CDS” means the Canadian Depository for Securities.

“Circular” means this management information circular, including all Schedules hereto, sent to the FMAC Shareholders in connection with the FMAC Meeting.

“Concurrent Financing” has the meaning ascribed thereto under the heading “The Concurrent Financing”.

“Concurrent Financing Finder Warrants” means the finder warrants expected to be issued to certain finders in connection with the intended closing of the Concurrent Financing, each entitling the holder thereof to purchase one Unit at an exercise price of $0.107 at any time on or before the second anniversary of the date the Resulting Issuer Shares commence trading on the Exchange.

“Concurrent Financing Warrant” has the meaning ascribed thereto under the heading “The Concurrent Financing”.

“Confirmation” has the meaning ascribed thereto under the heading “Sponsorship and Agent Relationship”.

“Consolidation” means the consolidation of the FWTC Shares on the basis of 10 pre-consolidation FWTC Shares for every one post-consolidation FWTC Share, to be effected immediately prior to the Amalgamation.

“Control Person” has the meaning ascribed thereto in the TSXV Corporate Financial Manual.

“CPC” means a corporation: (a) that has filed and obtained a receipt for a preliminary CPC prospectus from one or more of the securities commissions in Canada in compliance with the CPC Policy; and (b) in regard to which the Final QT Exchange Bulletin has not yet been issued.

“CPC Policy” means TSXV Policy 2.4 – Capital Pool Companies.

“CRA” means the Canada Revenue Agency.

“Demand for Payment” has the meaning ascribed thereto under the heading “Dissenting FMAC Shareholders’ Rights”.

“Dissent FMAC Shares” has the meaning ascribed thereto under the heading “Dissenting FMAC Shareholders’ Rights”.

“Dissent Notice” has the meaning ascribed thereto under the heading “Dissenting FMAC Shareholders’ Rights”.

“Dissent Rights” means the rights of dissent of FMAC Shareholders in respect of the FMAC Amalgamation Resolution as described in the Circular.

“Dissenting FMAC Shareholder” has the meaning ascribed thereto under the heading “Dissenting FMAC Shareholders’ Rights”.

“DRS” means direct registration system statements.

“Effective Date” means the date shown on the amalgamation certificate giving effect to the Amalgamation.

“Effective Time” means such time on the Effective Date as FMAC, FWTC and Newco agree.

“Escrow Agreement” means the escrow agreement dated as of January 11, 2023 among the Corporation, TSX Trust and certain shareholders of the Corporation.

“Escrow Release Conditions” means:

(a)	the receipt of all corporate, shareholder and regulatory approvals, if any, required in connection with the Amalgamation, including, without limitation, the conditional approval of the TSXV for the Amalgamation and the Resulting Issuer Shares being conditionally approved for listing on the TSXV;

(b)	other than the release of the Escrowed Funds, all conditions precedent to the completion of the Amalgamation, substantially in accordance with the terms of the Acquisition Agreement shall have been satisfied or waived, and shall be confirmed to be true and accurate in a certificate of a senior officer of FMAC; and

(c)	FMAC has delivered the escrow release notice to the Subscription Receipt Agent (as contemplated by the Subscription Receipt Agreement).

“Escrow Release Deadline” has the meaning ascribed thereto under the heading “The Concurrent Financing”.

“Escrowed Funds” has the meaning ascribed thereto under the heading “The Concurrent Financing”.

“Final Exchange Bulletin” means the TSXV bulletin issued following closing of a QT and the submission of all required documentation and that evidences the final TSXV acceptance of a QT.

“Finders” has the meaning ascribed thereto under the heading “The Concurrent Financing”.

“Finders’ Fee” has the meaning ascribed thereto under the heading “The Concurrent Financing”.

“Finder’s Fee Agreements” has the meaning ascribed thereto under the heading “The Concurrent Financing”.

“FirstLine” means FirstLine Venture Partners Corporation.

“FMAC” or the “Corporation” means Fraser Mackenzie Accelerator Corp.

“FMAC Board” means the board of directors of FMAC as it may be constituted from time to time.

“FMAC Broker Warrants” means the 1,437,100 broker warrants of FMAC entitling the holder thereof to purchase an aggregate of 1,437,100 FMAC Shares at an exercise price of $0.10 per FMAC Share at any time on or before February 22, 2028.

“FMAC Letter of Transmittal” means the letter of transmittal to be provided to Registered FMAC Shareholders by FMAC pursuant to which such holders are required to deliver certificates/DRS representing their FMAC Shares in order to receive new certificates/DRS representing the Resulting Issuer Shares issuable to them pursuant to the Amalgamation.

“FMAC Loan” means the secured loan advanced from FMAC to FWTC evidenced by a secured debenture dated May 13, 2024.

“FMAC Meeting Materials” means, collectively, the FMAC Notice of Meeting, the FMAC Proxy, the FMAC Letter of Transmittal and the Circular.

“FMAC Options” means the 2,057,100 options to purchase FMAC Shares at prices of $0.05 (500,000) and $0.10 (1,557,100).

“FMAC Proxy” means the form of proxy sent to Registered FMAC Shareholders for use in connection with the FMAC Meeting.

“FMAC Record Date” means August 23, 2024.

“FMAC Shareholders” means the holders of FMAC Shares.

“FMAC Shares” means common shares in the capital of FMAC.

“FMAC U.S. Securityholders” means holders of securities of FMAC in the United States.

“FMAC Warrants” means, collectively, FMAC Broker Warrants, Concurrent Financing Warrants, and Concurrent Financing Finder Warrants.

“FO” means forward osmosis.

“FWTC” means Forward Water Technologies Corp.

“FWTC Options” means the 1,643,700 options to purchase FTWC Shares at prices of $0.175 (622,500), $0.085 (620,000) and $0.105 (401,200) (all such exercise prices on a pre-Consolidation basis).

“FWTC Plan” means FWTC’s current stock option plan, as may be amended from time to time.

“FWTC Shares” means common shares in the capital of FWTC.

“FWTC Warrants” means the warrants to purchase FWTC Shares.

“Green Centre Debt Arrangement” has the meaning ascribed thereto in the Acquisition Agreement.

“Governmental Entity” means any (a) international, multinational, national, federal, provincial, territory, state, regional, municipal, local or other government or any governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (b) any subdivision, agency, commission, board or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) the TSXV;

“Holder” has the meaning ascribed thereto under the heading “Schedule “K”– Certain Canadian Federal Income Tax Considerations”.

“IFRS” means International Financial and Reporting Standards, as incorporated in the Handbook of the Chartered Professional Accountants of Canada at the relevant time applied on a consistent basis.

“Initial Listing Requirements” means the minimum financial, distribution and other standards that must be met by applicants seeking a listing on a particular tier of the TSXV.

“Insider” means: if used in relation to an issuer, means:

(a)	a director or senior officer of the issuer;

(b)	a director or senior officer of a company that is an Insider or subsidiary of the issuer;

(c)	a Person that beneficially owns or controls, directly or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the issuer; or

(d)	the issuer itself if it holds any of its own securities.

“Insider Participation” has the meaning ascribed thereto under the heading “The Concurrent Financing”.

“Intermediary” means the applicable broker, custodian, nominee or other intermediary of a Beneficial FMAC Shareholder with respect to such Beneficial FMAC Shareholder’s FMAC Shares.

“Issue Price” has the meaning ascribed thereto under the heading “The Concurrent Financing”.

“Laws” means all laws, by laws, statutes, rules, regulations, orders, common law, principles of law or equity, ordinances, protocols, codes, notices, directions, judgments or other requirements of any Governmental Entity having the force of law, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self regulatory authority, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities.

“Letter of Intent” means the non-binding letter agreement dated May 13, 2024 between FMAC and FWTC pursuant to which the parties agreed in principle to the terms of the Amalgamation.

“March 2024 Debentures” means the $200,000 principal amount of debentures issued to FirstLine and SCA, in the aggregate amount of $200,000 advanced on May 24, 2024 which debentures share a pari passu first ranking secured position with the FMAC Loan and mature on December 31, 2024 and bear interest at a rate of 20% per annum commencing on November 19, 2024, with no interest being charged prior to such date.

“Maximum Financing” has the meaning ascribed thereto under the heading “The Concurrent Financing”.

“Minimum Financing” has the meaning ascribed thereto under the heading “The Concurrent Financing”.

“Named Executive Officer” or “NEO” means each of the following individuals:

(a)	each individual who, in respect of the company, during any part of the most recently completed financial year, served as chief executive officer, including an individual performing functions similar to a chief executive officer;

(b)	each individual who, in respect of the company, during any part of the most recently completed financial year, served as chief financial officer, including an individual performing functions similar to a chief financial officer;

(c)	respect of the company and its subsidiaries, the most highly compensated executive officer other than the individuals identified in paragraphs (a) and (b) at the end of the most recently completed financial year whose total compensation was more than $150,000, as determined in accordance with subsection 1.3(5) of 51-102F6V - Statement of Executive Compensation – Venture Issuers, for that financial year; and

(d)	each individual who would be a named executive officer under paragraph (c) but for the fact that the individual was not an executive officer of the company, and was not acting in a similar capacity, at the end of that financial year.

“Newco” means 1000925180 Ontario Limited.

“NI 52-110” means National Instrument 52-110 – Audit Committees or any successor instrument(s).

“NI 54-101” means National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer or any successor instrument(s).

“NOBOs” means Beneficial FMAC Shareholders who do not object to their name being made known to the issuer of securities.

“OBCA” means the Business Corporations Act (Ontario), as amended.

“OBCA Director” means the director appointed pursuant to Section 278 of the OBCA.

“OBOs” means Beneficial FMAC Shareholders who object to their names being made known to the issuer of securities.

“Offer to Pay” has the meaning ascribed thereto under the heading “Dissenting FMAC Shareholders’ Rights”.

“Outside Date” means September 30, 2024.

“Parties” means FMAC and FWTC, and “Party” means either FMAC or FWTC, as applicable.

“Person” includes an individual, firm, trust, partnership, association, corporation, joint venture, trustee, executor, administrator, legal representative or government (including any Governmental Entity).

“Promoter” has the meaning ascribed thereto in the TSXV Manual.

“QT” means a transaction where a CPC acquires Significant Assets, other than cash, by way of purchase, Amalgamation, merger or arrangement with another company or by other means.

“Registered FMAC Shareholder” has the meaning ascribed thereto under the heading “General Information Concerning the FMAC Meeting and Voting – Voting by Proxies”.

“Regulation S” means Regulation S under the U.S. Securities Act.

“Related Party Transaction” has the meaning ascribed to that term under MI 61-101, and includes a related party transaction that is determined by the TSXV to be a Related Party Transaction. The TSXV may deem a transaction to be a Related Party Transaction where the transaction involves non-arms length parties, or where other circumstances exist which may compromise the independence of the issuer with respect to the transaction.

“Resulting Issuer” means FWTC after the completion of the Amalgamation, which exists upon issuance of the Final QT Exchange Bulletin.

“Resulting Issuer Board” means the board of directors of the Resulting Issuer as the same is constituted from time to time.

“Resulting Issuer Concurrent Financing Finder Warrants” means the Concurrent Financing Finder Warrants which are expected to be issued and outstanding at the Effective Time as adjusted as described under the heading “Steps of the Amalgamation” below.

“Resulting Issuer Concurrent Financing Warrants” means the Concurrent Financing Warrants which are expected to be issued and outstanding at the Effective Time as adjusted as described under the heading “Steps of the Amalgamation” below.

“Resulting Issuer Legacy Broker Warrants” the FMAC Broker Warrants which are issued and outstanding at the Effective Time as adjusted as described under the heading “Steps of the Amalgamation” below.

“Resulting Issuer Legacy Options” means the FMAC Options which are issued and outstanding at the Effective Time as adjusted as described under the heading “Steps of the Amalgamation” below.

“Resulting Issuer Options” means options to purchase Resulting Issuer Shares issuable under the FWTC Plan following the Effective Time.

“Resulting Issuer Shares” means common shares in the capital of the Resulting Issuer (on a post-Consolidation basis).

“Resulting Issuer Warrants” means the warrants to purchase Resulting Issuer Shares.

“Rule 144” means Rule 144 under the U.S. Securities Act.

“SCA” means Sustainable Chemistry Alliance.

“SEDAR+” means the System for Electronic Document Analysis and Retrieval +.

“Share Exchange Ratio” shall mean 0.95 Resulting Issuer Shares for every one (1) FMAC Share held immediately prior to the Effective Time.

“Significant Assets” means one or more assets or businesses which, when purchased, optioned or otherwise acquired by a CPC, together with any other concurrent transactions, would result in such CPC meeting the Initial Listing Requirements of the TSXV.

“Subscription Receipt Agent” means TSX Trust Company, in its capacity as subscription receipt agent in connection with the Concurrent Financing.

“Subscription Receipt Agreement” means the subscription receipt agreement expected to be entered into between FMAC and the Subscription Receipt Agent in connection with the Concurrent Financing.

“Subscription Receipts” means the subscription receipts of FMAC expected to be issued pursuant to the Concurrent Financing.

“Sumarria” means Sumarria Inc.

“Tax Act” has the meaning set out in Schedule “K” – Certain Canadian Federal Income Tax Considerations”.

“Tax Proposals” has the meaning ascribed thereto under the heading Schedule “K” – Certain Canadian Federal Income Tax Considerations”.

“TSX” means the Toronto Stock Exchange.

“TSX Trust” means TSX Trust Company, the registrar and transfer agent for the FMAC Shares.

“TSXV” means the TSX Venture Exchange.

“TSXV Approval” means the TSX having conditionally approved the listing of the Resulting Issuer Shares, subject only to the satisfaction of customary listing conditions.

“TSXV Manual” means the TSXV Corporate Finance Manual.

“Unit” has the meaning ascribed thereto under the heading “The Concurrent Financing”.

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“VIF” means a voting instruction form.

Note To Fraser Mackenzie Accelerator Corp. Securityholders in the United States

Fraser Mackenzie Accelerator Corp. is a “foreign private issuer”, within the meaning of Rule 3b-4 under the U.S. Exchange Act, and this solicitation of proxies is not subject to the requirements of Section 14(a) of the U.S. Exchange Act. Accordingly, such solicitation is made in the United States in accordance with Canadian corporate and securities laws and this Circular has been prepared solely in accordance with disclosure requirements applicable in Canada. FMAC Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act and proxy statements under the U.S. Exchange Act. The Resulting Issuer Shares and Resulting Issuer Legacy Options or Resulting Issuer Warrants (as applicable) to be issued in connection with the Amalgamation will not be listed for trading on any United States stock exchange.

The Amalgamation involves the distribution of the Resulting Issuer Shares to FMAC U.S. Securityholders in exchange for their FMAC Shares, FMAC Options, and FMAC Warrants. The Resulting Issuer Shares, the Resulting Issuer Legacy Options and Resulting Issuer Warrants to be issued to FMAC U.S. Securityholders pursuant to the Amalgamation have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and are only being issued to FMAC U.S. Securityholders in reliance on the exemption from registration set forth in Rule 802 under the U.S. Securities Act and similar exemptions provided under the securities laws of each applicable state of the United States. Rule 802 under the U.S. Securities Act provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for securities of a foreign subject company where:

●	the subject company (FMAC) is a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act;

●	FMAC U.S. Securityholders and FWTC Shareholders in the United States, in aggregate, hold no more than 10 percent (10%) of the Resulting Issuer Shares immediately after closing of the business combination transaction involving FMAC, FWTC and Newco;

●	FMAC U.S. Securityholders in the United States participate in the Amalgamation on terms at least as favourable as those offered to any other holder of the subject securities;

●	an informational document in connection with the Amalgamation is published or disseminated to FMAC U.S. Securityholders in the United States, complying with the disclosure requirements set forth in Rule 802 under the U.S. Securities Act, on a comparable basis to that provided to holders of the subject securities in the foreign subject company’s home jurisdiction; and

●	the informational document, including any amendments thereto, is furnished to the United States Securities and Exchange Commission on Form CB together with a Form F-X to appoint an agent for service of process in the United States.

This Circular will be filed with the United States Securities and Exchange Commission on Form CB.

The Resulting Issuer Shares to be issued pursuant to the Amalgamation will be unregistered “restricted securities” within the meaning of Rule 144 to the same extent and proportion that the securities exchanged by FMAC U.S. Securityholders in the United States pursuant to the Amalgamation were restricted securities.

FMAC U.S. Securityholders that hold FMAC Shares that are restricted securities under Rule 144 will receive Resulting Issuer Shares that are restricted securities under Rule 144. Restricted securities may not be sold or transferred unless registered under the U.S. Securities Act or an exemption from registration is available. In general, Rule 144 will not be available for the resale of Resulting Issuer Shares that are restricted securities until the FMAC U.S. Securityholders have held such shares for at least one year after the business combination transaction involving FMAC, FWTC and Newco.

FMAC U.S. Securityholders that receive Resulting Issuer Shares as part of the Amalgamation and that are affiliates of the Resulting Issuer or FWTC within 90 days before the Amalgamation or who will be affiliates of the Resulting Issuer after the Amalgamation will be subject to restrictions on resale imposed by the U.S. Securities Act with respect to the Resulting Issuer Shares issued pursuant to the Amalgamation. These affiliates may not resell their Resulting Issuer Shares unless such securities are registered under the U.S. Securities Act or an exemption from registration is available. In general, under Rule 144, persons who are affiliates of the Resulting Issuer after the Amalgamation will be entitled to sell in the United States, a portion of the Resulting Issuer Shares that they receive in connection with the Amalgamation, provided that the number of such Resulting Issuer Shares sold during any three month period does not exceed 1% of the then outstanding class of Resulting Issuer Shares, subject to specific restrictions on manner of sale, notice requirements, aggregation rules and the availability of current public information about the Resulting Issuer.

Subject to certain limitations, FMAC U.S. Securityholders that receive Resulting Issuer Shares as part of the Amalgamation and that are affiliates (solely by virtue of such holders status as an officer or director) of the Resulting Issuer after the Amalgamation or of FWTC within 90 days before the Amalgamation may immediately resell the Resulting Issuer Shares outside the United States without registration under the U.S. Securities Act pursuant to Regulation S. Generally, such persons may resell such securities in an “offshore transaction” if (i) no offer is made to a person in the United States, (ii) either (A) at the time the buyer’s buy order is originated, the buyer is outside the United States, or the seller and any person acting on its behalf reasonably believes that the buyer is outside the United States, or (B) the transaction is executed in, on or through a “designated offshore securities market” (which would include a sale through the TSXV) if neither the seller nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the United States, and (iii) neither the seller, any affiliate of the seller or any person acting on any of their behalf engages in any “directed selling efforts” in the United States. For the purposes of Regulation S, “directed selling efforts” means “any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being offered” in the resale transaction. Certain additional restrictions will apply to a person who is an affiliate of the Resulting Issuer after the Amalgamation or of FWTC within 90 days before the Amalgamation other than solely by virtue of such holders status as an officer or director.

The Resulting Issuer Legacy Options and the Resulting Issuer warrants may be exercised in the United States or for the account or benefit of a U.S. Person only pursuant to an available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws. Prior to the issuance of Resulting Issuer Shares upon exercise of the Resulting Issuer Legacy Options and the Resulting Issuer Warrants, the Resulting Issuer may require evidence (which may include in an opinion of counsel) reasonably satisfactory to the Resulting Issuer to the effect that the issuance of such Resulting Issuer Shares does not require registration under the U.S. Securities Act or applicable state securities laws.

FMAC U.S. Securityholders in the United States that receive Resulting Issuer Shares as part of the Amalgamation are urged to consult with their own legal counsel to ensure that the resale of the Resulting Issuer Shares complies with applicable securities legislation.

The pro forma financial information included in this Circular is presented in Canadian dollars and has been prepared in accordance with Canadian generally accepted accounting principles and IFRS, which differ from U.S. generally accepted accounting principles in certain material respects. As a result, they may not be directly comparable to financial statements of companies prepared in accordance with U.S. generally accepted accounting principles.

Enforcement by holders of FMAC Shares of civil liabilities under the United States securities laws may be affected adversely by the fact that FMAC and FWTC are each organized under the laws of a jurisdiction other than the United States, that their officers and directors are residents of countries other than the United States, that some of the experts named in this Circular are residents of Canada and that a substantial portion of the assets of FMAC and FWTC and such Persons are located outside of the United States. As a result, holders of FMAC Shares resident in the United States may be unable to effect service of process upon such Persons within the United States and may be unable to enforce court judgments against such Persons predicated upon civil liability provisions of the securities laws of the United States. It is uncertain whether Canadian courts or courts of other jurisdictions would enforce judgments of United States courts obtained against FMAC and FWTC or their respective directors, officers or experts predicated upon the civil liability provisions of securities laws of the United States or impose liability in original actions against such companies or their respective directors, officers or experts predicated upon securities laws of the United States.

Each FMAC U.S. Securityholder should consult its own tax advisor regarding the proper treatment of the Amalgamation and the ownership and disposition of the relevant securities for U.S. federal income tax purposes.

THIS TRANSACTION AND THE SECURITIES ISSUABLE IN CONNECTION WITH THE AMALGAMATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY, INCLUDING THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR SECURITIES REGULATORY AUTHORITIES OF ANY STATE OF THE UNITED STATES, NOR HAS ANY SUCH SECURITIES REGULATORY AUTHORITY, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Summary

The following is a summary of information relating to FMAC, FWTC and the Resulting Issuer (assuming completion of the matters contemplated in this Circular) and should be read together with the more detailed information and financial data and statements contained elsewhere in this Circular. FMAC Shareholders are encouraged to read this Circular carefully and in its entirety. In this summary, dollar amounts are expressed in Canadian dollars unless otherwise stated. Capitalized words and terms in this summary have the same meanings as set forth in the Glossary and elsewhere in this Circular.

The FMAC Meeting

The FMAC Meeting will be held at the offices of Dentons Canada LLP, 77 King Street West, Suite 400, Toronto, Ontario M5K 0A1 at 10:00 a.m. (Toronto time) on September 23, 2024, or at any adjournment or postponement thereof, for the purposes set forth in the FMAC Notice of Meeting, specifically:

1.	to receive the audited financial statements of the Corporation for the year ended December 31, 2023 and the period from the date of incorporation of the Corporation (February 9, 2022) to December 31, 2022 and the auditors’ reports thereon;

2.	to elect directors for the Corporation for the ensuing year, as specified herein;

3.	to reappoint RSM Canada LLP as the auditors for the Corporation for the ensuing year and to authorize the Board to fix the renumeration to be paid to RSM Canada LLP, as more particularly described herein;

4.	to consider and, if deemed appropriate, to pass, with or without variation, the FMAC Plan Resolution confirming and approving the Corporation’s Stock Option Plan, as required by the policies of the TSX Venture Exchange;

5.	to consider and, if thought advisable, to pass, the FMAC Amalgamation Resolution approving a business combination transaction involving FMAC, FWTC, and Newco, whereby FWTC will acquire all of the issued and outstanding securities of FMAC in exchange for securities of FWTC by way of an amalgamation between FMAC and Newco, upon the terms and conditions set forth in the Acquisition Agreement and the Amalgamation Amalgmation, the full text of which is set forth in the Circular;

6.	to consider and, if thought advisable, to pass, with or without variation, an ordinary resolution to ratify and approve the possible creation of a Control Person (as defined by the policies of the TSX Venture Exchange; and

7.	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The FMAC Board has fixed the record date for the FMAC Meeting as the close of business on August 23, 2024. As at such date, 20,571,000 FMAC Shares were issued and outstanding. Only Registered FMAC Shareholders of record as of the close of business on the FMAC Record Date will be entitled to vote at the FMAC Meeting. Proxies must be received by TSX Trust, FMAC’s transfer agent, not later than 10:00 a.m. (Toronto time) on September 19, 2024. See “General Information Concerning the FMAC Meeting and Voting – Voting by Proxies”.

FMAC Dissent Rights

Each Registered FMAC Shareholder is entitled to be paid fair value for any FMAC Shares in accordance with section 185 of the OBCA if such holder dissents to the Amalgamation and the Amalgamation becomes effective. There can be no assurance that an FMAC Shareholder that dissents will receive consideration for his, her or its FMAC Shares of equal value to the consideration such FMAC Shareholder would have received on completion of the Amalgamation.

A Registered FMAC Shareholder is not entitled to dissent with respect to such holder’s FMAC Shares if such holder votes any of their FMAC Shares in favour of the FMAC Amalgamation Resolution. For certainty, a proxy submitted by a Registered FMAC Shareholder that does not contain voting instructions will, unless revoked, be voted in favour of the FMAC Amalgamation Resolution.

Beneficial FMAC Shareholders who wish to dissent should be aware that only the registered owner of such FMAC Shares is entitled to dissent. Accordingly, a Beneficial FMAC Shareholder desiring to exercise his, her or its right of dissent must make arrangements for the FMAC Shares beneficially owned by him, her or it to be registered in his, her or its name prior to the time the written objection to the applicable resolution is required to be received by FMAC or, alternatively, make arrangements for the registered holder of his, her or its FMAC Shares to dissent on his, her or its behalf.

The statutory provisions covering the right of dissent are technical and complex. Failure to strictly comply with the requirements set forth in the OBCA will result in the loss of any right of dissent. See “Dissenting FMAC Shareholders’ Rights”.

The Amalgamation

On May 13, 2024, FMAC and FWTC entered into the Letter of Intent to combine their respective businesses. On July 22, 2024, FMAC, FWTC and Newco entered into the Acquisition Agreement, which superseded the Letter of Intent. The Amalgamation is intended to be completed pursuant to the terms of the Amalgamation Agreement, the results of which will be, among other things, that FMAC and Newco will amalgamate and the amalgamated company becoming a wholly-owned subsidiary of the Resulting Issuer, and that FMAC Shareholders will receive 0.95 post-Consolidation Resulting Issuer Shares for every one (1) FMAC Share held immediately prior to the Effective Time.

In addition, as a result of the Amalgamation, each FMAC Option or FMAC Warrant (as applicable) issued and outstanding immediately before the Effective Time will be exchanged for Resulting Issuer Legacy Options or Resulting Issuer Warrants (as applicable), at the rate of exchange equal to the Share Exchange Ratio. No fractional Resulting Issuer Legacy Options or Resulting Issuer Warrants will be issued. To the extent any holder of FMAC Options or FMAC Warrants would otherwise be entitled to receive a fractional number of Resulting Issuer Legacy Options or Resulting Issuer Warrants at the Effective Time, the number of Resulting Issuer Legacy Options or Resulting Issuer Warrants to which the holder of the FMAC Options or FMAC Warrants is entitled shall be rounded to the nearest whole Resulting Issuer Legacy Option or Resulting Issuer Warrant, as applicable, with fractions of one-half (1/2) being rounded up.

If completed, the Amalgamation is intended to constitute the QT of FMAC in compliance with the CPC Policy. Immediately following completion of the Amalgamation, holders of FWTC Shares will own approximately 37.64% of the Resulting Issuer Shares and FMAC Shareholders will own approximately 62.36% of the Resulting Issuer Shares (not including any securities expected to be issued in connection with the Concurrent Financing or conversion of debt of FWTC (including the Bridge Financing Debentures)). The Resulting Issuer will continue to carry on FWTC’s current business (as described in the Circular) and will remain listed on the TSXV as a Tier 2 Industrial Issuer.

See “The Amalgamation”.

Steps of the Amalgamation

At the Effective Time, the following events or transactions will occur and will be deemed to occur in the following sequence without any further authorization, act or formality:

(a)	each FMAC Share held by a Dissenting FMAC Shareholder shall be treating in accordance with “Dissenting FMAC Shareholders’ Rights”;

(b)	the Amalgamation will occur, and (among other things):

(i)	each holder of FMAC Shares (other than Dissenting FMAC Shareholders) will receive post-Consolidation Resulting Issuer Shares for each FMAC Share. The registered holders of FMAC Shares shall cease to be holders of FMAC Shares, and shall be deemed to be registered holders of Resulting Issuer Shares to which they are entitled, all certificates evidencing FMAC Shares shall be null and void. No fractional Resulting Issuer Shares will be issued. To the extent any holder of FMAC Shares would otherwise be entitled to receive a fractional number of Resulting Issuer Shares on the Effective Date, the number of Resulting Issuer Shares to be issued to such shareholder shall be rounded to the nearest whole Resulting Issuer Share with fractions of one-half (1/2) being rounded up;

(ii)	each holder of FMAC Options shall be deemed to be a holder of Resulting Issuer Legacy Options and shall receive notice or amended certificates or agreements evidencing Resulting Issuer Legacy Options. The rate of exchange of Resulting Issuer Legacy Options for FMAC Options shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Legacy Options will be issued. To the extent any holder of FMAC Options would otherwise be entitled to receive a fractional number of Resulting Issuer Legacy Options on the Effective Date, the number of Resulting Issuer Legacy Options to which the holder of FMAC Options is entitled shall be rounded to the nearest whole Resulting Issuer Legacy Option with fractions of one-half being rounded up;

(iii)	each holder of Concurrent Financing Warrants shall be deemed to be a holder of Resulting Issuer Concurrent Financing Warrants and shall receive notice or amended certificates or agreements evidencing Resulting Issuer Concurrent Financing Warrants. The rate of exchange of Resulting Issuer Concurrent Financing Warrants for Concurrent Financing Warrants shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Concurrent Financing Warrants will be issued. To the extent any holder of Concurrent Financing Warrants would otherwise be entitled to receive a fractional number of Resulting Issuer Concurrent Financing Warrants on the Effective Date, the number of Resulting Issuer Concurrent Financing Warrants to which the holder of Concurrent Financing Warrants is entitled shall be rounded to the nearest whole Resulting Issuer Concurrent Financing Warrant with fractions of one-half being rounded up;

(iv)	each holder of Concurrent Financing Finder Warrants shall be deemed to be a holder of Resulting Issuer Concurrent Financing Finder Warrants and shall receive notice or amended certificates and agreements evidencing Resulting Issuer Concurrent Financing Finder Warrants. The rate of exchange of Resulting Issuer Concurrent Financing Finder Warrants for Concurrent Financing Finder Warrants shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Concurrent Financing Finder Warrant will be issued. To the extent any holder of Concurrent Financing Finder Warrants would otherwise be entitled to receive a fractional number of Resulting Issuer Concurrent Financing Finder Warrants on the Effective Date, the number of Resulting Issuer Concurrent Financing Finder Warrants to which the holder of Concurrent Financing Finder Warrants is entitled shall be rounded to the nearest whole Resulting Issuer Concurrent Financing Finder Warrant with fractions of one-half being rounded up;

(v)	each holder of FMAC Broker Warrants shall be deemed to be a holder of Resulting Issuer Legacy Broker Warrants and shall receive notice or amended certificates or agreements evidencing Resulting Issuer Legacy Broker Warrants. The rate of exchange of Resulting Issuer Legacy Broker Warrants for FMAC Broker Warrants shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Legacy Broker Warrants will be issued. To the extent any holder of FMAC Broker Warrants would otherwise be entitled to receive a fractional number of Resulting Issuer Legacy Broker Warrants on the Effective Date, the number of Resulting Issuer Legacy Broker Warrants to which the holder of FMAC Broker Warrants is entitled shall be rounded to the nearest whole Resulting Issuer Legacy Broker Warrants with fractions of one-half being rounded up;

(vi)	each holder of a Newco Share will receive one (1) Resulting Issuer Share for each Newco Share held immediately prior to the Amalgamation; and

(vii)	as consideration for the issuance of the Resulting Issuer Shares to effect the Amalgamation, Amalco will issue to the Resulting Issuer one Amalco Share for each Resulting Issuer Share issued to the previous holders of FMAC Shares.

Completion of the Amalgamation

Upon the satisfaction or waiver of the conditions to the completion of the Amalgamation, including without limitation obtaining the requisite shareholder and regulatory approvals, FMAC and FWTC will jointly file the Articles of Amalgamation with the OBCA Director.

Pursuant to the Amalgamation, among other things, FMAC and Newco will amalgamate and continue as a wholly-owned subsidiary of the Resulting Issuer, FMAC Shareholders (other than Dissenting FMAC Shareholders) will receive 0.95 post-Consolidation Resulting Issuer Shares for every one (1) FMAC Share held immediately prior to the Effective Time.

Since FMAC and FWTC are Ontario corporations, the rights of FMAC Shareholders and FWTC Shareholders are governed by the applicable law of the province of Ontario, including the OBCA.

The Amalgamation will be completed and will become effective at the Effective Time. It is currently anticipated that the Effective Date will be on or about September 30, 2024.

Conditional Listing Approval

Completion of the Amalgamation is subject to the approval of the TSXV. FMAC and FWTC have obtained the TSXV’s conditional approval for the Amalgamation, but FMAC Shareholders are cautioned that the TSXV’s final approval may not be obtained.

The TSXV has conditionally accepted the Qualifying Transaction subject to FMAC and FWTC fulfilling all of the requirements of the TSXV.

Interests of Informed Persons In Material Transactions

Other than as disclosed in this Circular, within the three years prior to the date of this Circular, no Insider of FMAC or FWTC, director or associate or affiliate of any Insider or director of FMAC or FWTC, has or had any material interest, direct or indirect, in any transaction or proposed transaction which has materially affected or could materially affect FMAC or FWTC or any of their respective subsidiaries.

Information About FMAC

FMAC is a corporation existing under the OBCA. The FMAC Shares are listed for trading on the TSXV under the trading symbol “FMAC”. The FMAC Shares have been posted for trading on the TSXV since February 22, 2023. The FMAC Shares closed trading on the TSXV at $0.05 per FMAC Share on May 13, 2024, the last trading date prior to the announcement of the Amalgamation.

FMAC is a CPC, incorporated for the purposes of identifying and evaluating businesses or assets with a view to completing a QT in accordance with the CPC Policy. Until completion of a QT, FMAC will not carry on any business other than the identification and evaluation of assets or businesses with a view to completing a proposed QT.

See “Schedule “A” – Information Concerning FMAC”.

Information about FWTC

FWTC, formerly Hope Well Capital Corp. was incorporated under the OBCA on December 1, 2016 and was a Capital Pool Company as defined in the CPC Policy. On October 20, 2021, FWTC completed a QT with Forward Water Technologies Inc. (“FWTI”). The transaction was completed by way of a three-cornered amalgamation pursuant to the provisions of the OBCA. Immediately following the completion of the transaction, Hope Well Capital Corp. changed its name from “Hope Well Capital Corp.” to “Forward Water Technologies Corp.”. The FWTC Shares are listed for trading on the TSXV under the trading symbol “FWTC”. The FWTC Shares closed trading on the TSXV at $0.015 per FWTC Share (prior to giving effect to the Consolidation) on May 13, 2024, the last trading date prior to the announcement of the Amalgamation.

FWTI was incorporated under OBCA on October 11, 2012. Its principal activity is the commercialization of its proprietary FO technology. FWTC’S FO technology allows businesses to clean their wastewater that would otherwise require costly disposal. The technology also enables the reclamation of up to 90% of the waste as clean water and the return of this valuable resource to the environment. Alternatively, the clean water can be reused by manufacturing operations to reduce a customer’s overall water consumption and environmental footprint.

FWTC extracts clean water through a membrane utilizing a FO method. Without using applied pressure, applied energy, or forced filtration FWTC’s FO process rejects all impurities and separates only the clean water from the waste stream. FWTC has now completed full commercial design of modular transportable containerized equipment and is prepared to deliver this equipment to end users.

See “Schedule “B” – Information Concerning FWTC – Corporate Structure”.

Information about the Resulting Issuer

See “Schedule “C” – Information Concerning the Resulting Issuer” and the pro forma financial statements of the Resulting Issuer, which are included as Schedule “J” to this Circular.

The following table sets out the estimated funds available to the Resulting Issuer after giving effect to the release of the Escrowed Funds and the Amalgamation as at the dates indicated.

Source of Funds	Following Completion of the Amalgamation and the release of the Escrowed Funds Assuming Completion of the Minimum Financing	Following Completion of the Amalgamation and the release of the Escrowed Funds Assuming Completion of the Maximum Financing
Estimated FMAC working capital as at July 31, 2024	$1,400,000	$1,400,000
Estimated FWTC working capital as at July 31, 2024	$(1,200,000)	$(1,200,000)
Net proceeds of the Concurrent Financing	$1,112,000(1)	$1,572,000(1)
Net proceeds of the Bridge Financing	$200,000	$200,000
Total available funds to be used to achieve the principal uses in the chart below:	$1,512,000	$1,972,000

Note:

(1)	Assumes closing of the Concurrent Financing and Finders’ Fees to be paid on all Subscription Receipts expected to be issued in connection with the Concurrent Financing other than Subscription Receipts issued in connection with the Insider Participation.

The following table sets out the proposed use of the available funds by the Resulting Issuer after giving effect to the release of the Escrowed Funds and the Amalgamation.

Principal Uses of Available Funds	Following Completion of the Amalgamation and the release of the Escrowed Funds Assuming Completion of the Minimum Financing	Following Completion of the Amalgamation and the release of the Escrowed Funds Assuming Completion of the Maximum Financing
Corporate and administrative expenses for 24 months	$1,012,000(1)	$1,472,000(1)
Incidental costs relating to completing the QT	$500,000	$500,000
Total uses of funds:	$1,512,000	$1,972,000

Note:

(1)	Corporate and administrative expenses will be primarily to continue the development of revenue generating projects through activities involving direct customer contact and sales and marketing activities such as presentations at key industry events, furthering consultancy-based relationships to end users, and sponsoring on-site audits to support treatment adoption . Customer engagement will also be supported through use of funds to include bench testing of sample material, customer meetings, and provide structured engineering proposals to enable purchase decisions. Finally, use of funds will be used to further develop the food and beverage applications and further advance the process development to meet industry requirements.

Selected Pro Forma Consolidated Financial Information

The following table sets forth unaudited pro forma financial information of the Resulting Issuer as of March 31, 2024 (the most recently completed financial year of FWTC), after giving effect to the Qualifying Transaction and should be read in conjunction with the unaudited pro forma consolidated statement of financial position of the Resulting Issuer attached as Schedule “J”. This table is based on unaudited pro forma financial statements.

Year ended March 31, 2024
Current assets	$3,010,376
Non-current assets	$2,938,727
Total assets	$5,949,103
Current liabilities	$1,719,518
Non-current liabilities	$371,286
Shareholders’ equity	$3,858,299

See “Schedule “C” – Information Concerning the Resulting Issuer” and the pro forma financial statements of the Resulting Issuer, which are included as Schedule “J” to this Circular.

The Concurrent Financing

In connection with the QT, FMAC is expected to complete a non-brokered private placement of Subscription Receipts at a price of $0.107 per Subscription Receipt for minimum aggregate proceeds of $1,200,000 and maximum aggregate proceeds of $1,700,000. Each Subscription Receipt entitles the holder thereof to receive, upon the satisfaction or waiver of the Escrow Release Conditions prior to the Escrow Release Deadline, and without payment or additional consideration therefor, one (1) Unit. Each Unit consists of one (1) FMAC Share and one-half of a Concurrent Financing Warrant. Each Concurrent Financing Warrant entitles the holder thereof to acquire one (1) FMAC Share at an exercise price of $0.15 for a term expiring on the third anniversary of the closing of the Amalgamation.

The Bridge Financing

In connection with the QT, on August 19, 2024, FWTC completed the Bridge Financing of $200,000 principal amount of Bridge Financing Debentures. The Bridge Financing Debentures bear interest at a rate of 10% per annum and mature on October 31, 2024. The principal amount of Bridge Financing Debentures shall automatically convert into Bridge Financing Units upon completion of the Amalgamation at a conversion price of $0.1126 per Bridge Financing Unit. Each Bridge Financing Unit is comprised of one Resulting Issuer Share and one Bridge Financing Warrant.

In addition to the foregoing, FirstLine and SCA advanced an aggregate amount of $200,000 to FWTC on May 24, 2024 along with $25,000 of the FMAC Loan. The FirstLine and SCA advances and the $25,000 FMAC Loan share a pari passu first ranking secured position, and mature on December 31, 2024 and each case bear interest at a rate of 20% per annum commencing on November 19, 2024, with no interest being charged prior to such date. $100,000 principal amount of the FirstLine and SCA loans will convert into Resulting Issuer Shares and Resulting Issuer Warrants concurrently with the completion of the Amalgamation at a price of $0.145 (post-Consolidation) and with the warrants entitling the holder thereof to acquire one Resulting Issuer Share for a term of three years from the date of issuance at an exercise price of $0.20 per Resulting Issuer Share. If the Amalgamation is not completed, no portion of the FirstLine and SCA loans will convert into securities of FWTC securities. The proceeds from these loans were used for working capital purposes.

Risk Factors

There are a number of risks associated with the Amalgamation, the Resulting Issuer, the business of FWTC, the FMAC Shares and the Resulting Issuer Shares, all of which should be carefully considered by FMAC Shareholders. See “Risk Factors – Risks Relating to the Amalgamation” and “Risk Factors – Risks Relating to the Business to be Carried on by the Resulting Issuer”.

Conflicts of Interest

Certain directors, officers and promoters of the Resulting Issuer are associated with other reporting issuers or other corporations that may give rise to conflicts of interest. Please see “Schedule “C” – Information Concerning the Resulting Issuer – Other Reporting Issuers” below. In accordance with the OBCA, directors or officers of the Resulting Issuer who have a material interest in a material contract or a proposed material contract with the Resulting Issuer are required, subject to certain exceptions, to disclose that interest and generally abstain from voting on any resolution to approve the contract. In addition, the directors are required to act honestly and in good faith with a view to the best interests of the Resulting Issuer.

Some of the directors and officers of the Resulting Issuer have or will have either other employment or other business or time restrictions placed on them and, accordingly, these directors and officers of the Resulting Issuer will only be able to devote part of their time to the affairs of the Resulting Issuer. See “Risk Factors – Conflicts of Interest”.

Non Arm’s Length Transactions

It is the collective view of FMAC and FWTC that the proposed Amalgamation is not a “Non-Arm’s Length Qualifying Transaction” (as defined in the TSXV Manual).

Sponsorship and Agent Relationship

FMAC has been exempted from the sponsorship requirements of the TSXV in connection with the Amalgamation.

Certain Canadian Federal Income Tax Considerations

Schedule “K” contains a summary of the principal Canadian federal income tax considerations relevant to FMAC Shareholders with respect to the Amalgamation.

Interest of Experts

RSM Canada LLP are the auditors of FMAC and have performed the audit in respect of the audited financial statements of FMAC for the period from the date of incorporation (February 9, 2022) to December 31, 2022 and the fiscal year ended December 31, 2023. RSM Canada LLP are independent of FMAC within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

RSM Canada LLP are the auditors of FWTC and have performed an audit in respect of the audited financial statements of FWTC for the financial year ended March 31, 2024 and 2023. RSM Canada LLP are independent of FWTC within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

GENERAL Information Concerning the FMAC Meeting and Voting

Time, Date and Place

The FMAC Meeting will be held at the offices of Dentons Canada LLP, 77 King Street West, Suite 400, Toronto, Ontario M5K 0A1 on September 23, 2024 at 10:00 a.m. (Toronto time) as set forth in the FMAC Notice of Meeting.

Record Date, Voting Shares and Principal Shareholders

A FMAC Shareholder of record at the close of business on the FMAC Record Date who either personally attends the FMAC Meeting or who has completed and delivered an FMAC Proxy in the manner and subject to the provisions described herein, shall be entitled to vote or to have such shareholder’s FMAC Shares voted at the FMAC Meeting, or any adjournment thereof.

FMAC’s authorized capital consists of an unlimited number of FMAC Shares. As at the FMAC Record Date, FMAC has 20,571,000 FMAC Shares issued and outstanding, each carrying the right to one vote.

To the knowledge of the directors and executive officers of FMAC, no person or company beneficially owns, directly or indirectly or exercises control or direction over FMAC Shares carrying ten percent (10%) or more of the voting rights attached to all outstanding FMAC Shares.

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by management of FMAC, for use at the FMAC Meeting and any adjournment or postponement thereof for the purposes set forth in the accompanying FMAC Notice of Meeting. It is expected that the solicitation of proxies for the FMAC Meeting will be made primarily by mail; however, directors, officers and employees of FMAC may also solicit proxies by telephone, telecopier or in person in respect of the FMAC Meeting. The solicitation of proxies for the FMAC Meeting is being made by or on behalf of management of FMAC and FMAC will bear their respective costs in respect of the solicitation of proxies for the FMAC Meeting. In addition, FMAC may reimburse brokers and nominees for their reasonable expenses in forwarding proxies and accompanying materials to Beneficial FMAC Shareholders.

Voting by Proxies

Enclosed with this Circular being sent to FMAC Shareholders is the FMAC Proxy. The persons named in the FMAC Proxy are officers and/or directors of FMAC. FMAC Shareholders whose names appear on the records of FMAC as the registered holders of FMAC Shares (the “Registered FMAC Shareholders”) may choose to vote by proxy whether or not they are able to attend the FMAC Meeting in person. A Registered FMAC Shareholder entitled to vote at the FMAC Meeting may appoint a person (who need not be an FMAC Shareholder) other than the persons already named in the FMAC Proxy to represent such FMAC Shareholder at the FMAC Meeting by striking out the printed names of such persons and inserting the name of such other person in the blank space provided therein for that purpose. In order to be valid, a FMAC Proxy must be received by FMAC’s transfer agent, TSX Trust, by hand or mail at Fraser Mackenzie Accelerator Corp. c/o TSX Trust Company, 301 – 100 Adelaide Street West, Toronto, Ontario, M5H 4H1, or by fax at 1-416-595-9593, no later than 10:00 a.m. (Toronto time) on September 19, 2024 or, in the event of an adjournment or postponement of the FMAC Meeting, no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the adjourned or postponed FMAC Meeting.

In order to be effective, the FMAC Proxy must be executed by a Registered FMAC Shareholder, exactly as his, her or its name appears on the register of shareholders of FMAC. Additional execution instructions are set out in the notes to the FMAC Proxy. The FMAC Proxy must also be dated where indicated. If the date is not completed, the FMAC Proxy will be deemed to be dated on the day on which it was mailed to FMAC Shareholders.

Management representatives designated in the FMAC Proxy will vote the FMAC Shares in respect of which they are appointed proxy in accordance with the instructions of the FMAC Shareholder as indicated on the FMAC Proxy, and, if the FMAC Shareholder specifies a choice with respect to any matter to be acted upon, the FMAC Shares will be voted accordingly. In the absence of such direction, such FMAC Shares will be voted by the FMAC representatives named in the FMAC Proxy IN FAVOUR of the motions proposed to be made at the FMAC Meeting as set forth in this Circular and will be voted by such representatives on all other matters which may come before the FMAC Meeting in their discretion.

The FMAC Proxy, when properly signed, confers discretionary voting authority on those persons designated therein with respect to amendments or variations to the matters identified in the FMAC Notice of Meeting and with respect to other matters which may properly come before the FMAC Meeting. At the date of this Circular, FMAC management does not know of any such amendments, variations or other matters. However, if such amendments, variations or other matters which are not now known to FMAC management should properly come before the FMAC Meeting, the persons named in the FMAC Proxy will be authorized to vote the FMAC Shares represented thereby in their discretion.

If assistance is required to vote your FMAC Shares, please contact TSX Trust at 1-866-600-5869 or by email at tsxtis@tmx.com.

Beneficial FMAC Shareholders

The information set forth in this section is of significant importance to many FMAC Shareholders as a substantial number of FMAC Shareholders do not hold FMAC Shares in their own name.

Beneficial FMAC Shareholders should note that only FMAC Proxies deposited by Registered FMAC Shareholders can be recognized and acted upon at the FMAC Meeting.

If FMAC Shares are listed in an account statement provided to an FMAC Shareholder by an Intermediary, such as a brokerage firm, then, in almost all cases, those FMAC Shares will not be registered in the FMAC Shareholder’s name on the records of FMAC. Such FMAC Shares will more likely be registered under the name of the FMAC Shareholder’s Intermediary or an agent of that Intermediary, and consequently such FMAC Shareholder will be a Beneficial FMAC Shareholder. In Canada, the vast majority of such shares are registered under the name CDS & Co. (being the registration name for the Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). The FMAC Shares held by Intermediaries or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial FMAC Shareholder. Without specific instructions, an Intermediary and its agents are prohibited from voting FMAC Shares for the Intermediary’s clients. Therefore, Beneficial FMAC Shareholders should ensure that instructions respecting the voting of their FMAC Shares are communicated to the appropriate person.

The FMAC Meeting Materials are being sent to both Registered FMAC Shareholders and Beneficial FMAC Shareholders. If you are a Beneficial FMAC Shareholder and FMAC or its agent has sent the FMAC Meeting Materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. In this case, by choosing to send these materials to you directly, FMAC (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering these proxy-related materials to you; and (ii) executing your proper voting instructions as specified in the VIF. Please return your voting instructions as specified in the request for voting instructions.

Although Beneficial FMAC Shareholders may not be recognized directly at the FMAC Meeting for the purpose of voting FMAC Shares registered in the name of their broker, agent or nominee, a Beneficial FMAC Shareholder may attend the FMAC Meeting as a proxyholder for a Registered FMAC Shareholder and vote their FMAC Shares in that capacity. Beneficial FMAC Shareholders who wish to attend the FMAC Meeting and vote their FMAC Shares as proxyholder for a Registered FMAC Shareholder should contact their broker, agent or nominee well in advance of the FMAC Meeting to determine the steps necessary to permit them to vote their FMAC Shares as a proxyholder.

There are two kinds of Beneficial FMAC Shareholders, those who object to their name being made known to the issuers of securities that they own (“OBOs” for Objecting Beneficial Owners) and those who do not object to the issuers of the securities they own knowing who they are (“NOBOs” for Non-Objecting Beneficial Owners).

Non-Objecting Beneficial Owners

FMAC is not sending proxy-related materials directly to NOBOs. FMAC has distributed materials for the FMAC Meeting to Intermediaries for distribution to NOBOs. Typically, Intermediaries will use a service company, such as Broadridge Financial Solutions, Inc., to forward meeting materials to NOBOs. NOBOs who have not waived the right to receive meeting materials will also receive either a VIF or, less frequently, a form of proxy. The purpose of these forms is to permit NOBOs to direct the voting of the FMAC Shares they beneficially own.

Objecting Beneficial Owners

Beneficial FMAC Shareholders who are OBOs should follow the instructions of their Intermediary carefully to ensure that their FMAC Shares are voted at the FMAC Meeting.

Applicable regulatory rules require Intermediaries to seek voting instructions from OBOs in advance of the FMAC Meeting. Every Intermediary has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by OBOs in order to ensure that their FMAC Shares are voted at the FMAC Meeting. The purpose of the form of proxy or voting instruction form provided to an OBO by its broker, agent or nominee is limited to instructing the registered holder of the shares on how to vote such shares on behalf of the OBO.

The form of proxy or VIF provided to OBOs by Intermediaries will be similar to the FMAC Proxy provided to Registered FMAC Shareholders. However, its purpose is limited to instructing the Intermediary on how to vote your FMAC Shares on your behalf. The majority of Intermediaries now delegate responsibility for obtaining instructions from OBOs to Broadridge. Broadridge typically supplies voting instruction forms, mails those forms to OBOs, and asks those OBOs to return the forms to Broadridge or follow specific telephonic or other voting procedures. Broadridge then tabulates the results of all instructions received by it and provides appropriate instructions respecting the voting of the shares to be represented at the meeting. An OBO receiving a voting instruction form from Broadridge cannot use that form to vote FMAC Shares directly at the FMAC Meeting. Instead, the voting instruction form must be returned to Broadridge or the alternate voting procedures must be completed well in advance of the FMAC Meeting in order to ensure that such FMAC Shares are voted.

FMAC intends to pay for Intermediaries to forward meeting materials to OBOs.

Revocation of FMAC Proxies

A Registered FMAC Shareholder who has given an FMAC Proxy may revoke it at any time before it is exercised at the FMAC Meeting. In addition to revocation in any other manner permitted by law, an FMAC Proxy may be revoked by instrument in writing executed by the Registered FMAC Shareholder or by his or her attorney authorized in writing, or, if the FMAC Shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer and deposited by hand with FMAC’s registrar and transfer agent, TSX Trust, by hand or mail at Fraser Mackenzie Accelerator Corp. c/o TSX Trust Company, 301 – 100 Adelaide Street West, Toronto, Ontario, M5H 4H1, or by fax at 1-416-595-9593 at any time up to and including the last Business Day preceding the day of the FMAC Meeting, or any adjournment of it, at which the FMAC Proxy is to be used, or to the Chair of the FMAC Meeting on the day of the FMAC Meeting or any adjournment of it. A revocation of a FMAC Proxy does not affect any matter on which a vote has been taken prior to the revocation.

Matters to be Considered

At the FMAC Meeting, FMAC Shareholders will be asked to consider and vote upon (i) the election of directors of FMAC for the ensuing year; (ii) the re-appointment of RSM Canada LLP, as auditor of FMAC until the next annual meeting of the FMAC Shareholders and to authorize the directors to fix their remuneration; (iii) the FMAC Plan Resolution; (iv) the FMAC Amalgamation Resolution; (v) the Creation of a Control Person Resolution; and (vi) such other matters as may properly come before the FMAC Meeting.

It is a condition of the completion of the Amalgamation that the FMAC Amalgamation Resolution be approved by the FMAC Shareholders at the FMAC Meeting.

Quorum and Votes Required for Certain Matters

A quorum at meetings of FMAC Shareholders representing, in the aggregate, 10% of the FMAC Shares entitled to vote a such meeting, whether present in person and holding or representing by proxy.

The FMAC Plan Resolution requires the affirmative vote of not less than a majority of the votes cast by FMAC Shareholders present in person or represented by proxy and entitled to vote at the FMAC Meeting.

The FMAC Amalgamation Resolution requires the affirmative vote of not less than: (i) two-thirds (66⅔%) of the votes cast on the FMAC Amalgamation Resolution by FMAC Shareholders present or represented by proxy at the FMAC Meeting; and (ii) the majority of the votes cast on the FMAC Amalgamation Resolution by FMAC Shareholders present or represented by proxy at the FMAC Meeting excluding the FMAC Shares held by the officers and directors of FMAC.

It is a condition of the completion of the Amalgamation that the FMAC Amalgamation Resolution be approved by the FMAC Shareholders at the FMAC Meeting. The completion of the Amalgamation is also conditional upon each of FWTC and FMAC obtaining shareholder approval of Sumarria as a Control Person of the Resulting Issuer, provided that the Parties may waive such condition if they develop an alternate arrangement with Sumarria acceptable to the TSXV that would cause Sumarria not to become a Control Person of the Resulting Issuer.

Particulars of Matters To Be Acted Upon at the FMAC Meeting

Audited Financial Statements

The consolidated financial statements for the fiscal year ended December 31, 2023 and the period from the date of incorporation of the Corporation (February 9, 2022) to December 31, 2022 and the report of the auditors thereon which accompany this Circular will be placed before the FMAC Shareholders at the FMAC Meeting. The presentation at the FMAC Meeting of the auditors’ reports and the Corporation’s financial statements for these financial periods will not constitute a request for approval or disapproval of any matters referred to therein. Copies of the Corporation’s annual and interim financial statements are also available on SEDAR+.

Election of Directors

The following information relates to the election of directors of the Corporation and to the persons proposed to be nominated for election as directors. At the FMAC Meeting, a board of six (6) directors will be proposed for election. Management will nominate the persons named below for election as directors to hold office for the ensuing year or until their successors are duly elected or appointed. At the date hereof, management is not aware that any nominee will be unable or unwilling to serve as a director but in the event that any nominee is unwilling or unable to serve, it is intended that the discretionary authority given in the proxies hereby solicited will be exercised to vote such proxies for the election of another person as a director.

The following table sets out the names of the persons nominated by management for election as directors as of the date hereof. The table includes information furnished by the nominees individually concerning their principal occupations, employment, FMAC Shares beneficially owned by them or over which they exercise control or direction and certain other information.

Name, Province or State and Country of Residence, Position (1)	Principal Occupation of Employment for the Past Five Years(1)	Date appointed as a Director	Number of FMAC Shares beneficially owned or controlled or directed, directly or indirectly(2)
Philip Benson Ontario, Canada CEO, President, Chair of the Board and Director	Managing Partner of Fraser Mackenzie Merchant Capital Partnership	February 9, 2022	833,334
Donald Bent(3) Ontario, Canada Chief Financial Officer and Director	Managing Partner of Fraser Mackenzie Merchant Capital Partnership	February 9, 2022	833,334
Robert Eberschlag Ontario, Canada Corporate Secretary and Director	Partner, WeirFoulds LLP — April 2018 to present	February 9, 2022	833,333(4)
David Iacobelli Ontario, Canada Director	Chief Commercial Officer, Flanagan’s Foodservice — March 2022 to present Consultant — October 2021 to February 2022 President and General Manager, Clorox Company of Canada – September of 2018 to October of 2021	February 9, 2022	833,333
Michael Liik(3)(4) Ontario, Canada Director	Managing Partner of Fraser Mackenzie Merchant Capital Partnership Chief Executive Officer and Chairman, Cymat Technologies Inc.	February 9, 2022	833,333
Michael Lambert(3) Alberta, Canada Director	Professional Director on boards of various business corporations and not for profit entities, including Chair of Sinneave Family Foundation — July 2018 to present and Citizen Member of Audit Committee of the City of Calgary — October 2017 to present	February 9, 2022	833,333

Notes:

(1)	The information as to the province, or state and country of residence and principal occupation, not being within the knowledge of the Corporation, has been furnished by the respective directors individually.

(2)	The information as to FMAC Shares beneficially owned or over which a director exercises control or direction, not being within the knowledge of the Corporation, has been furnished by the respective directors individually.
(3)	Member of the Corporation’s audit committee.

(4)	FMAC Shares owned by Robert Eberschlag are held through Robert Eberschlag Professional Corporation, a company controlled by Mr. Eberschlag.

(5)	FMAC Shares owned by Michael Liik are held through Liikfam Holdings Inc., a company controlled by Mr. Liik.

Biographies

Philip Benson, CEO, President, Chair of the Board and Director

Mr. Benson is the Chief Executive Officer, President and a Director of the Corporation. He has over thirty years of experience in the investment industry that has spanned portfolio management, research and investment banking.

Mr. Benson’s principal occupation has been to serve as a Managing Partner of Fraser Mackenzie Merchant Capital Corp. (“FMMC”) since 2011. Prior to establishing FMMC in 2011, Mr. Benson spent 4 years at Fraser Mackenzie Limited, where he led the firm’s diversified industries investment banking activities. Prior to that, he was a Director at Blackmont Capital (formerly First Associates) providing investment banking services to a clientele spanning the industrial, technology and consumer products sectors. From 1993-1999, he was a Vice President and partner at MMI Group, a Toronto based money manager and merchant bank. He has authored a number of articles for Canadian and international publications, including a comprehensive study of Canada’s aerospace industry. He is also the author of The 50 Best Stocks to Own in Canada, published by Macmillan Canada in 2001. Mr. Benson is a former member of the Canadian Forces. Mr. Benson sits on the Board of Vision Utility Services Inc. and Yangaroo Inc. (YOO-TSXV). Mr. Benson will devote approximately 20% of his time to perform the work required in connection with the management of the Corporation and completion of the Amalgamation.

Donald Bent, Chief Financial Officer and Director

Mr. Bent is the Chief Financial Officer and a Director of the Corporation. He is currently and has been since March 2013, a managing partner of FMMC, a privately-owned, Toronto-based private fund manager and financial advisory services partnership focused on helping lower middle market companies grow, primarily in Canada. He is also currently and has been since April 2014, a co-founder, managing partner and member of the investment committee of FMMC GP Inc., the general partner for FMMC’s limited partnership mezzanine debt funds, which provide first and second secured term debt facilities to profitable mid-sized Canadian businesses. Prior to joining FMMC, Mr. Bent cofounded Latitude Partners, where he raised and co-managed one of Canada’s first buyout funds aimed specifically at the technology industry. More recently, Mr. Bent was also a partner and member of the investment committee at Fulcrum Capital Partners (formerly HSBC Capital (Canada) Inc.). During Mr. Bent’s tenure, Fulcrum/HSBC Capital was involved in the management and investment of various funds with a mandate to provide mezzanine financing as well as private equity to mid-sized businesses. Prior to Fulcrum and Latitude Partners, Mr. Bent held various positions at TD Securities and KPMG. Mr. Bent will devote approximately 10% of his time to perform the work required in connection with the board activities of the Corporation and completion of the Amalgamation.

Robert Eberschlag, Corporate Secretary and Director

Mr. Eberschlag is the Corporate Secretary and a Director of the Corporation. A practising lawyer who focuses on corporate and securities law, Mr. Eberschlag has over twenty-four years’ experience advising public companies and investment banks in connection with corporate finance, mergers and acquisitions, and corporate governance and compliance matters. He is particularly experienced with TSXV matters, including CPC IPOs, qualifying transactions, reverse take-overs, and public and private offerings. He is currently, and has since April 2018 been, a partner at WeirFoulds LLP, a law firm. From May 2016 to March 2018, Mr. Eberschlag was a partner at DeMarco Allan LLP, a law firm. Prior to that, he was for many years a partner at Norton Rose Fulbright LLP and one of its predecessor firms. He will devote approximately 10% of his time to perform the work required in connection with the management of the Corporation and completion of the Amalgamation.

David Iacobelli, Director

Mr. Iacobelli is a Director of the Corporation. He is a senior executive with a deep knowledge in business transformation, strategic leadership and organizational effectiveness. Through his career, Mr. Iacobelli has had progressive experience in building brands, leading teams, innovation, strategy, P&L management, product supply chain, digital transformation, mergers & acquisitions, government, media, and sustainability. Mr. Iacobelli has spent the last 24 years in the consumers packaged goods industry working for multiple tier one organizations including Coca-Cola, Kraft Foods, Mondelez and Clorox. Most recently, starting in March of 2022, he has been Chief Commercial Officer at Flanagan’s Foodservice, with ownership of Sales, Marketing, Category management and Supply Chain. Mr. Iacobelli also consulted from October 2021 until February 2022. Prior to that, from September of 2018 to October of 2021, Mr. Iacobelli led the “Clorox Company of Canada” business unit as the President and General Manager. Prior to that, from March of 2015 to September of 2018, he led the Clorox Company of Canada Sales division which was expanded to include the Clorox Company International Sales organization in December of 2017, which consisted of 23 countries and 100 markets. Mr. Iacobelli will devote approximately 10% of his time to perform the work required in connection with the management of the Corporation and completion of the Amalgamation.

Michael Liik, Director

Mr. Liik is a Director of the Corporation. He is a co-founder and Managing Partner of FMMC who is actively involved in all aspects of the business. He is a MBA and a Professional Engineer with both business and engineering degrees obtained from the University of Toronto. Michael’s unique 35-year career combines extensive operations leadership experience with principal investing and merchant banking expertise. Prior to FMMC, Michael was a partner with HSD Partners, a private equity firm and is a principal at Liikfam Holdings Inc., an early-stage venture investor. His public company senior management roles have included CEO and co-founder of Cymat Technologies Ltd. (CYM-TSXV) from 1999 to 2004 (he is currently Executive Chairman); VP Corporate Development, Slater Steel from 1993 to 1998 (with responsibilities of COO); and VP Development, Horsham Corporation in Berlin (predecessor to Trizec Corporation) from 1990 to 1993. Michael began his career at National Bank and was a founding member of its mezzanine real estate lending and investment group. Michael has been a board member of numerous public and private companies with current roles including Northern Birch Credit Union and Cymat Technologies Ltd. Mr. Liik will devote 10% of his time to perform the work required in connection with the board activities of the Corporation and completion of the Amalgamation.

Michael Lambert, Director

Mr. Lambert is a Director of the Corporation. He has over 30 years of successful Executive and Board Leadership in Canadian public and private companies in various industries. Mike is a professional director devoting his time to for profit and not for profit boards.

During his career Mr. Lambert has been involved in a multitude of companies. These include Calgary Co-op, Canadian Tire Corporation, the George Weston Loblaw group (Real Canadian Superstores), The Southam Newspaper Group (The National Post), Mark’s Work Wearhouse, The Forzani Group (Sport Chek), Parkland Fuel Corporation, Canadian Pacific Railway, Yellow Pages Group, and Premium Brands Inc. During this time, Mr. Lambert has been involved in a multitude of transactions (financings, acquisitions, divestitures) in excess of $5 Billion. Public Company Boards that Mr. Lambert served on include Mark’s Work Wearhouse Ltd., Yellow Page Group, Premium Brands Inc., and Gemini Corporation. Upon retiring from executive life, Mr. Lambert was elected to the Board, (Jan, 2017 to March, 2020) of The Calgary Co-Op, a Billion Dollar top line Cooperative Company which successfully operates Grocery, Fuel, Wine, Spirits and Beer, and Cannabis retailing in the Calgary market. Mr. Lambert was Chair of the Governance Committee. Mr. Lambert also is a Citizen Member of the City of Calgary Audit Committee (October 2017 to present). Mr. Lambert also served on the Board of Directors of Millennium EMS Solutions (MEMS) (March 2019 to April 2022). MEMS is a private Environmental Services Company based in Alberta servicing the Natural Resources Industries. Mr. Lambert also joined the Board of Directors of Gemini Corporation (August 2016 to April 2018) and served as Chair of the Audit Committee. Gemini, as a public company on the TSXV, carried on the business of an integrated project construction company focused on energy and industrial facilities primarily in Alberta. In the Not for Profit area, Mr. Lambert was on the Board of the Association of the Rehabilitation of the Brain Injured (ARBI), January to October of 2018 after a brain Injury of a family member and joined the Board of Directors of the Sinneave Family Foundation, a Foundation in Support of Autism (July 2018 to present) and currently serves as Chair of the Board. As a long-time advocate of Good Governance, he is the recipient of various Canadian awards including Best Corporate Governance, Best Investor Relations and Best Annual Report. He also was a recipient of the prestigious Canadian Dealmaker of the Year award. Mr. Lambert will devote approximately 10% of his time to perform the work required in connection with the management of the Corporation and completion of the Amalgamation.

The term of office of each of the present directors expires at the FMAC Meeting. The persons named above will be presented for election at the FMAC Meeting as management’s nominees and the persons proposed by management as proxyholders in the accompanying form of proxy intend to vote for the election of these nominees. Upon completion of the Amalgamation, each director will cease to be a director of FMAC, and, except for Michael Lambert and Robert Eberschlag, will continue as directors of the Resulting Issuer. See Schedule “C” for the directors of the Resulting Issuer.

Voting for the election of the above named directors will be conducted on an individual, not slate basis. If named as proxy, the management designees intend to vote the FMAC Shares represented by such proxy at the FMAC Meeting FOR the approval of the above listed nominees, unless otherwise directed in the instrument of proxy.

The Board recommends that FMAC Shareholders vote FOR the approval of the above listed nominees.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of the Corporation none of the proposed directors (or any of their personal holding companies):

(a)	is, as at the date of this Circular, or has been, within ten years before the date of this Circular, a director, chief executive officer or chief financial officer of any company, including the Corporation, that:

(i)	was subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days while that person was acting in the capacity as director, executive officer or chief financial officer; or

(ii)	was the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under securities legislation in each case for a period of 30 consecutive days, that was issued after the person ceased to be a director, chief executive officer or chief financial officer in the company and which resulted from an event that occurred while that person was acting in the capacity as director, executive officer or chief financial officer; or

(b)	except as disclosed below, is as at the date of this Circular or has been within the ten years before the date of this Circular, a director or executive officer of any company, including the Corporation, that while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	has, within the ten years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager as trustee appointed to hold the assets of that individual.

Mr. Lambert was a director of Gemini Corporation, a TSXV listed corporation from July 2016 to April 2018. In April 2018, ATB Financial, Gemini Corporation’s senior secured creditor, applied to the Alberta Court of Queen’s Bench for a receivership order, which was subsequently granted. FTI Consulting Canada Inc. was appointed as receiver of all of Gemini Corporation’s assets, undertakings and properties. Shares of Gemini Corporation were cease-traded on April 19, 2018. Mr. Lambert had acted as a director of Gemini Corporation within the year prior to the granting of the receivership order.

To the knowledge of the Corporation, none of the proposed directors (or any of their personal holding companies) has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Re-Appointment of Auditors

RSM Canada LLP will be nominated at the FMAC Meeting for re-appointment as auditors of the Corporation at a remuneration to be fixed by the FMAC Board. RSM Canada LLP has been the Corporation’s auditors since September 8, 2022. If named as proxy, the management designees intend to vote the FMAC Shares represented by such proxy at the FMAC Meeting FOR the resolution confirming and approving the appointment of RSM Canada LLP, as auditors of the Corporation at a remuneration to be fixed by the FMAC Board, unless otherwise directed in the instrument of proxy.

Renewal of FMAC Plan

At the FMAC Meeting, FMAC Shareholders will be asked to consider and, if deemed advisable, to approve an ordinary resolution, with or without variation, confirming and approving the FMAC Plan. The full text of the FMAC Plan Resolution is reproduced at Schedule “F” of this Circular.

The policies of the TSXV provide that the FMAC Board may from time to time, in its discretion, and in accordance with the TSXV requirements, grant to directors, officers and employees of the Corporation and its affiliates and to consultants and management company employees, non-transferable options to purchase FMAC Shares for a period of up to 10 years from the date of the grant, provided that the number of FMAC Shares reserved for issuance may not exceed 10% of the total issued and outstanding FMAC Shares at the date of the grant.

The purpose of the FMAC Plan established by the Corporation, pursuant to which it may grant FMAC Options, is to promote the profitability and growth of the Corporation by facilitating the efforts of the Corporation to obtain and retain key individuals.  The FMAC Plan provides an incentive for and encourages ownership of the FMAC Shares by its key individuals so that they may increase their stake in the Corporation and benefit from increases in the value of the FMAC Shares.  Pursuant to the FMAC Plan, the maximum number of FMAC Shares reserved for issuance in any twelve (12) month period to any one optionee other than a consultant may not exceed 5% of the issued and outstanding FMAC Shares at the date of the grant.  The maximum number of FMAC Shares reserved for issuance in any twelve (12) month period to any consultant may not exceed 2% of the issued and outstanding FMAC Shares at the date of the grant and the maximum number of FMAC Shares reserved for issuance in any twelve (12) month period to all persons engaged in investor relations activities may not exceed 2% of the issued and outstanding number of FMAC Shares at the date of the grant.

Notwithstanding the terms of the FMAC Plan described above, the CPC Policy imposes certain restrictions on FMAC Options during the period that the Corporation remains a CPC.  Such restrictions shall remain in place until the TSXV issues the Final Exchange Bulletin.  Under the CPC Policy, the Corporation, while it remains a CPC, is limited to granting FMAC Options to only directors, officers and technical consultants of the Corporation.  In addition, the total number of FMAC Shares reserved under option for issuance pursuant to the stock option plan may not exceed 10% of the FMAC Shares outstanding as at the date of the grant of the option and the exercise period shall not exceed 10 years from the date of the grant.  The maximum number of FMAC Shares issuable to any individual officer or director may not exceed 5% of the issued and outstanding FMAC Shares outstanding as at the date of grant of the option.  The maximum number of FMAC Shares issuable at any given time to all technical consultants may not exceed 2% of the issued and outstanding, FMAC Shares outstanding as at the date of grant of the option.

In addition, while the Corporation is a CPC, it is prohibited from granting FMAC Options to any person providing investor relations activities, promotional or market making services.  The exercise price per FMAC Share under any CPC stock option granted by the Corporation while it is a CPC may not be less than the greater of $0.10 and the Discounted Market Price (as defined under TSXV policies).  Any FMAC Options or FMAC Shares acquired pursuant to the exercise of FMAC Options prior to the completion of the Amalgamation, must be deposited in escrow and will be subject to escrow until the Final Exchange Bulletin is issued.  In addition, all FMAC Shares issued on or after the date of the Final Exchange Bulletin pursuant to the exercise of FMAC Options granted prior to the Corporation’s initial public offering with an exercise price that is less than $0.10 are also subject to escrow under the Escrow Agreement.  See “Escrowed Securities”.

The term of FMAC Options must expire not later than 12 months after the optionee ceases to be a director, officer or technical consultant of the Corporation, or of the Resulting Issuer, as the case may be, subject to any earlier expiry date of such CPC stock option.

To be effective, the FMAC Plan Resolution requires the affirmative vote of the majority of the votes cast by FMAC Shareholders present in person or represented by proxy and entitled to vote at the FMAC Meeting. Unless otherwise indicated, the persons designated as proxyholders in the accompanying form of FMAC Proxy will vote the FMAC Shares represented by such form of FMAC Proxy FOR the FMAC Plan Resolution. If you do not specify how you want your FMAC Shares voted at the FMAC Meeting, the persons designated as proxyholders in the accompanying form of FMAC Proxy will cast the votes represented by your proxy at the FMAC Meeting FOR the FMAC Plan Resolution.

The FMAC Board unanimously recommends that FMAC Shareholders vote FOR the FMAC Plan Resolution at the FMAC Meeting.

The FMAC Plan was originally adopted on September 26, 2022, and, pursuant to the requirements of the TSXV, it must be approved by Shareholders every year following its adoption.

The above description of the key terms of the FMAC Plan is qualified in its entirety by the full text of the FMAC Plan at Schedule “H”” of this Circular.

The FMAC Amalgamation Resolution

At the FMAC Meeting, the FMAC Shareholders will be asked to consider and, if deemed advisable, to approve, with or without variation, the FMAC Amalgamation Resolution, the full text of which is reproduced at Schedule “F” to this Circular.

To be effective, the FMAC Amalgamation Resolution requires the affirmative vote of not less than: (i) two-thirds (66⅔%) of the votes cast on the FMAC Amalgamation Resolution by FMAC Shareholders present or represented by proxy at the FMAC Meeting; and (ii) the majority of the votes cast on the FMAC Amalgamation Resolution by FMAC Shareholders present or represented by proxy at the FMAC Meeting excluding the FMAC Shares held by the officers and directors of FMAC. Unless otherwise indicated, the persons designated as proxyholders in the accompanying form of FMAC Proxy will vote the FMAC Shares represented by such form of FMAC Proxy FOR the FMAC Amalgamation Resolution. If you do not specify how you want your FMAC Shares voted at the FMAC Meeting, the persons designated as proxyholders in the accompanying form of FMAC Proxy will cast the votes represented by your proxy at the FMAC Meeting FOR the FMAC Amalgamation Resolution.

The FMAC Board unanimously recommends that FMAC Shareholders vote FOR the FMAC Amalgamation Resolution at the FMAC Meeting.

It is a condition precedent to the completion of the Amalgamation that the FMAC Shareholders approve the FMAC Amalgamation Resolution. If the FMAC Amalgamation Resolution does not receive the requisite approval, the Amalgamation will not proceed, unless such condition precedent is waived by FWTC.

Creation of a Control Person

In accordance with the policies of the TSXV, FMAC is required to obtain the approval of the FMAC Shareholders and holders of FWTC Shares with respect to the intended closing of the Concurrent Financing if the number of Resulting Issuer Shares ultimately issued to a securityholder plus the number of Resulting Issuer Shares issuable upon exercise of the convertible securities held by such securityholder would result in such securityholder becoming a Control Person of the Resulting Issuer.

Sumarria is a private investment holding company. Sumarria is led by its President, Chief Executive Officer and Chairman, Anthony R. Graham. Mr. Graham was formerly a Senior Officer at Wittington Investments, Limited, the principal holding company of the Weston-Loblaw Group, of which he was President from 2000 to 2014 and Vice Chairman from 2014 to 2019. Prior to joining Wittington Investments, Limited, he held senior positions in Canada and the United Kingdom with National Bank Financial Inc. (formerly Lévesque Beaubien Geoffrion Inc.), a Montréal-based investment dealer. Mr. Graham serves on the Board of Directors of Power Corporation of Canada and Bombardier Inc., as well as a number of private companies.

Sumarria is the holder of all of the Bridge Financing Debentures (convertible into 1,776,199 Resulting Issuer Shares upon Closing) and is expected to purchase 7,476,635 Subscription Receipts in the Concurrent Financing. In the event such purchase and the closing of:

(a)	the Minimum Financing, satisfaction of the Escrow Release Conditions and closing of the Amalgamation, and assuming the exercise of all Resulting Issuer Warrants (expected to be 3,551,402) and Bridge Financing Warrants (expected to be 1,776,199) held by Sumarria, Sumarria would hold approximately 28.06% of the issued and outstanding Resulting Issuer Shares; and

(b)	the Maximum Financing, satisfaction of the Escrow Release Conditions and closing of the Amalgamation, and assuming the exercise of all Resulting Issuer Warrants (expected to be 3,551,402) and Bridge Financing Warrants (expected to be 1,776,199) held by Sumarria, Sumarria would hold approximately 26.15% of the issued and outstanding Resulting Issuer Shares

Accordingly, and in accordance with the policies of the TSXV, the potential creation of Sumarria as a Control Person requires the “disinterested vote” of the FMAC Shareholders, being, the approval by a majority of the votes cast by FMAC Shareholders voting at the meeting, excluding votes attaching to shares beneficially owned, or over which control or direction is exercised, by Sumarria or their Associates or Affiliates (as defined in the policies of the TSXV). For the purposes of obtaining disinterested FMAC Shareholder approval, as of the date of this Circular and to the best of FMAC’s knowledge, neither Sumarria or any person that may be an Associate or Affiliate of Sumarria, owns or exercises control or direction over any securities of FMAC, and accordingly, no votes are required to be excluded for the purposes of the “disinterested vote”.

At the meeting, FMAC Shareholders will be asked to consider and, if deemed appropriate, to pass, with or without variation, an ordinary resolution to ratify and approve the creation of Sumarria as a Control Person of the Resulting Issuer

The FMAC Board unanimously recommends that FMAC Shareholders vote FOR the Control Person Resolution at the FMAC Meeting.

The completion of the Amalgamation is conditional upon each of FWTC and FMAC obtaining shareholder approval of Sumarria as a Control Person of the Resulting Issuer, provided that the Parties may waive such condition if they develop an alternate arrangement with Sumarria acceptable to the TSXV that would cause Sumarria not to become a Control Person of the Resulting Issuer.

The full text of the FMAC Creation of Control Person Resolution is reproduced at Schedule “I” of this Circular.

DESCRIPTION OF THE AMALGAMATION

Pursuant to Acquisition Agreement, FMAC, and FWTC have agreed to complete the Amalgamation pursuant to which, among other things, upon completion of the Amalgamation, each FMAC Shareholder (other than Dissenting FMAC Shareholders) will be entitled to receive 0.95 post-Consolidation Resulting Issuer Shares for each FMAC Share held immediately prior to the Effective Time.

If completed, the Amalgamation is intended to constitute a QT of FMAC in compliance with the CPC Policy.

As at the date of this Circular, there were 20,571,000 FMAC Shares, 2,057,100 FMAC Options and 1,437,100 FMAC Warrants and 11,794,110 FWTC Shares, 164,370 FWTC Options, 924,000 FWTC Warrants issued and outstanding (all numbers calculated after giving effect to the Consolidation, subject to adjustment to account for rounding at the individual securityholder level). In addition to the foregoing, it is expected that on the Effective Date, an additional: (a) 692,188 Resulting Issuer Shares and 278,721 Resulting Issuer Shares will be issued to satisfy the conversion of $100,000 principal amount of debentures of FWTC outstanding and certain interest payments of FWTC, respectively; (b) 10,654,205 Resulting Issuer Shares in the event of the closing of the Minimum Financing; and (c) 15,093,458 Resulting Issuer Shares in event of the closing of the Maximum Financing.

Presuming completion of the Consolidation, upon completion of the Amalgamation, there will be approximately: (a) 44,735,341 Resulting Issuer Shares issued and outstanding (assuming completion of the Minimum Financing); and (b) 49,174,594 Resulting Issuer Shares issued and outstanding (assuming completion of the Maximum Financing).

Presuming completion of the Consolidation and the closing of the Minimum Offering, upon completion of the Amalgamation, the Resulting Issuer Shares will be owned as follows: (1) approximately 26.36% by FWTC Shareholders, approximately 67.50% by former FMAC Shareholders (including the former holders of Subscription Receipts), and approximately 6.14% by FWTC’s lenders (inclusive of the holders of the Bridge Financing Debentures) on an undiluted basis and (2) approximately 23.00% collectively by FWTC Shareholders, holders of FWTC Options and FWTC Warrants (exclusive of securities issuable to FWTC lenders), approximately 68.89% collectively by former FMAC Shareholders (including former holders of Subscription Receipts), former holders of FMAC Options, and former holders of FMAC Warrants, and approximately 8.11% by FWTC’s lenders (inclusive of the holders of the Bridge Financing Debentures) on a fully-diluted basis (not including any Resulting Issuer Shares issuable upon exercise of Concurrent Financing Warrants or Bridge Financing Warrants underlying Concurrent Financing Finder Warrants or Bridge Financing Finder Warrants, respectively).

Presuming completion of the Consolidation and the closing of the Maximum Offering, upon completion of the Amalgamation, the Resulting Issuer Shares will be owned as follows: (1) approximately 23.98% by FWTC Shareholders, approximately 70.43% by former FMAC Shareholders (including the former holders of Subscription Receipts), and approximately 5.58% by FWTC’s lenders (inclusive of the holders of the Bridge Financing Debentures) on an undiluted basis and (2) approximately 20.50% collectively by FWTC Shareholders, holders of FWTC Options and FWTC Warrants (exclusive of securities issuable to FWTC lenders), approximately 72.28% collectively by former FMAC Shareholders (including former holders of Subscription Receipts), former holders of FMAC Options, and former holders of FMAC Warrants, and approximately 7.23% by FWTC’s lenders (inclusive of the holders of the Bridge Financing Debentures) on a fully-diluted basis (not including any Resulting Issuer Shares issuable upon exercise of Concurrent Financing Warrants or Bridge Financing Warrants underlying Concurrent Financing Finder Warrants or Bridge Financing Finder Warrants, respectively).

As a result of the Amalgamation, in the event of the closing of: (a) the Minimum Financing 9,427,900 Resulting Issuer Shares; and (b) the Maximum Financing 12,002,667 Resulting Issuer Shares, will be reserved for issuance to former holders of FMAC Options and FMAC Warrants (inclusive of Concurrent Financing Warrants, but exclusive of Resulting Issuer Shares issuable upon exercise of Concurrent Financing Warrants underlying Concurrent Financing Finder Warrants).

Implementation of the Amalgamation is subject to receipt of all requisite regulatory and shareholder approvals, third party consents and other customary conditions.

Steps of the Amalgamation

At the Effective Time, the following events or transactions will occur and will be deemed to occur in the following sequence without any further authorization, act or formality:

(a)	each FMAC Share held by a Dissenting FMAC Shareholder shall be treating in accordance with “Dissenting FMAC Shareholders’ Rights”;

(b)	the Amalgamation will occur, and (among other things):

(i)	each holder of a FMAC Share (other than Dissenting FMAC Shareholders) will receive 0.95 fully paid and non-assessable post-Consolidation Resulting Issuer Shares for each FMAC Share held immediately prior to the Amalgamation. The registered holders of FMAC Shares shall cease to be holders of FMAC Shares, and shall be deemed to be registered holders of Resulting Issuer Shares to which they are entitled, all certificates evidencing FMAC Shares shall be null and void. No fractional Resulting Issuer Shares will be issued. To the extent any holder of FMAC Shares would otherwise be entitled to receive a fractional number of Resulting Issuer Shares on the Effective Date, the number of Resulting Issuer Shares to be issued to such share-holder shall be rounded to the nearest whole Resulting Issuer Share with fractions of one-half (1/2) being rounded up;

(ii)	each holder of FMAC Options shall be deemed to be a holder of Resulting Issuer Legacy Options and shall receive notice or amended certificates or agreements evidencing Resulting Issuer Legacy Options. The rate of exchange of Resulting Issuer Legacy Options for FMAC Options shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Legacy Options will be issued. To the extent any holder of FMAC Options would otherwise be entitled to receive a fractional number of Resulting Issuer Legacy Options on the Effective Date, the number of Resulting Issuer Legacy Options to which the holder of FMAC Options is entitled shall be rounded to the nearest whole Resulting Issuer Legacy Option with fractions of one-half being rounded up;

(iii)	each holder of Concurrent Financing Warrants shall be deemed to be a holder of Resulting Issuer Concurrent Financing Warrants and shall receive notice or amended certificates or agreements evidencing Resulting Issuer Concurrent Financing Warrants. The rate of exchange of Resulting Issuer Concurrent Financing Warrants for Concurrent Financing Warrants shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Concurrent Financing Warrants will be issued. To the extent any holder of Concurrent Financing Warrants would otherwise be entitled to receive a fractional number of Resulting Issuer Concurrent Financing Warrants on the Effective Date, the number of Resulting Issuer Concurrent Financing Warrants to which the holder of Concurrent Financing Warrants is entitled shall be rounded to the nearest whole Resulting Issuer Concurrent Financing Warrant with fractions of one-half being rounded up;

(iv)	each holder of Concurrent Financing Finder Warrants shall be deemed to be a holder of Resulting Issuer Concurrent Financing Finder Warrants and shall receive notice or amended certificates and agreements evidencing Resulting Issuer Concurrent Financing Finder Warrants. The rate of exchange of Resulting Issuer Concurrent Financing Finder Warrants for Concurrent Financing Finder Warrants shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Concurrent Financing Finder Warrant will be issued. To the extent any holder of Concurrent Financing Finder Warrants would otherwise be entitled to receive a fractional number of Resulting Issuer Concurrent Financing Finder Warrants on the Effective Date, the number of Resulting Issuer Concurrent Financing Finder Warrants to which the holder of Concurrent Financing Finder Warrants is entitled shall be rounded to the nearest whole Resulting Issuer Concurrent Financing Finder Warrant with fractions of one-half being rounded up;

(v)	each holder of FMAC Broker Warrants shall be deemed to be a holder of Resulting Issuer Legacy Broker Warrants and shall receive notice or amended certificates or agreements evidencing Resulting Issuer Legacy Broker Warrants. The rate of exchange of Resulting Issuer Legacy Broker Warrants for FMAC Broker War-rants shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Legacy Broker Warrants will be issued. To the extent any holder of FMAC Broker Warrants would otherwise be entitled to receive a fractional number of Resulting Issuer Legacy Broker Warrants on the Effective Date, the number of Resulting Issuer Legacy Broker Warrants to which the holder of FMAC Broker Warrants is entitled shall be rounded to the nearest whole Resulting Issuer Lega-cy Broker Warrants with fractions of one-half being rounded up;

(vi)	each holder of a Newco Share will receive one (1) Resulting Issuer Share for each Newco Share held immediately prior to the Amalgamation; and

(vii)	as consideration for the issuance of the Resulting Issuer Shares to effect the Amalgamation, Amalco will issue to the Resulting Issuer one Amalco Share for each Resulting Issuer Share issued to the previous holders of FMAC Shares.

The name of the Resulting Issuer will be “Forward Water Technologies Corp.” and, upon completion of the Amalgamation, the Resulting Issuer Board will consist of seven directors, namely Wayne Maddever, John Koehle, Philip Benson, Donald Bent, David Iacobelli, Michael Liik and Max Graham.

The Acquisition Agreement

The Amalgamation is being completed pursuant to the terms of the Acquisition Agreement and the Amalgamation Agreement. The Acquisition Agreement contains covenants, representations and warranties of and from each of FMAC and FWTC and various conditions precedent, both mutual and with respect to each Party.

The following is a summary of material provisions of the Acquisition Agreement, which is qualified in its entirety by the full text of the Acquisition Agreement, a copy of which is attached as Schedule “D” to this Circular and reference is made thereto for the full text thereof. FMAC Shareholders are urged to read the Acquisition Agreement in its entirety.

Covenants

General

Pursuant to the Acquisition Agreement, each of FMAC and FWTC has covenanted, among other things, to use all commercially reasonable efforts to, and cause their respective subsidiaries to use all commercially reasonable efforts to complete the Amalgamation, unless such efforts would subject the Parties to liability or would be in breach of applicable statutory or regulatory requirements. The Acquisition Agreement also contains covenants of each of FMAC and FWTC pertaining to, among other things: (a) the conduct of business of each of FMAC and FWTC, including with respect to dispositions and acquisitions, or other transactions or material contracts that would conflict or otherwise be contrary or undesirable in connection with the Amalgamation other than in the ordinary course, (b) the issuance of securities or declaration or payment of dividends, (c) obtaining the approval of both the FMAC shareholders and the FWTC shareholders in respect of the Amalgamation, and (d) to refrain from amending their respective articles or by-laws.

The Acquisition Agreement also contains covenants pertaining to the FMAC Loan, subject to certain conditions precedent. In addition, the Acquisition Agreement contains covenants of FWTC to complete the Green Centre Debt Arrangement.

FMAC has obtained TSXV approval to loan up to $250,000 to FWTC by way of the FMAC Loan. As of July 31, 2024, FMAC had advanced $175,000 in the aggregate of this amount. The loaned amount has been advanced in tranches, with $25,000 advanced on May 13, 2024, $25,000 advanced on June 14, 2024, $20,000 advanced June 21, 2024, $35,000 advanced on July 9, 2024 and $70,000 advanced on July 19, 2024. FMAC expects to advance the balance of the FMAC Loan prior to completion of the Qualifying Transaction. The FMAC Loan shares a pari passu security ranking with loans previously advanced by existing FWTC shareholders FirstLine and SCA. In the event that the Qualifying Transaction does not close by December 31, 2024, the FMAC Loan will mature on December 31, 2024. The FMAC Loan bears no interest until September 10, 2024 (being 120 days following the entering into of the FMAC Loan), with an interest rate of 20% per annum thereafter.

Representations and Warranties

The Acquisition Agreement contains certain representations and warranties of each of FMAC and FWTC to the other Party. These representations and warranties relate to, among other things, organization and corporate capacity and authority, qualification to do business, subsidiaries, capitalization, absence of conflict or outstanding material orders, partnerships or joint ventures, accuracy of information provided, misrepresentations, voting, articles and by-laws, approvals and consents, restrictions on the Amalgamation, financial statements, bankruptcy and insolvency, commercial operations, non-arm’s length transactions, no guarantees, taxes, compliance with laws, employment matters, assets and properties, contracts, fees, securities laws matters, litigation or other material liabilities, absence of certain changes or events.

In addition, the Acquisition Agreement contains certain representations and warranties made by FMAC to FWTC relating to, among other things, the FMAC Loan, the conduct of FMAC’s business; reports; and US shareholders.

The Acquisition Agreement also contains certain representations and warranties made by FWTC to FMAC relating to, among other things, insurance, intellectual property matters, the Green Centre Debt, and environmental matters.

Conditions to the Amalgamation

Mutual Conditions

The respective obligations of the Parties to consummate the transactions contemplated by the Acquisition Agreement, and in particular the Amalgamation, are subject to the satisfaction, on or before the Effective Date or such other time specified, of, inter alia, the following conditions, any of which may be waived by the mutual consent of such Parties without prejudice to their right to rely on any other of such conditions:

(a)	the shareholders of FMAC and FWTC will have approved the Amalgamation;

(b)	the TSXV will have conditionally approved the Amalgamation;

(c)	the TSXV will have conditionally approved the listing of the Resulting Issuer Shares, subject to any Initial Listing Requirements;

(d)	Resulting Issuer Shares will be issued in exchange for FMAC Shares;

(e)	the Amalgamation shall close on or prior to September 30, 2024, unless extended by the Parties in writing;

(f)	the Concurrent Financing will be completed;

(g)	the Consolidation will be completed prior to the completion of the Amalgamation;

(h)	FWTC will have completed the Green Centre Debt Arrangement;

(i)	all necessary exemptions, consents, approvals and authorizations as are required to be obtained by it under all applicable Laws in connection with the Amalgamation (including with respect to the creation of a Control Person) shall have been obtained; and

(j)	at the Effective Time, no prohibition at applicable Law against the completion of the transactions contemplated by the Acquisition Agreement shall be in existence.

FMAC Conditions

The obligations of FMAC to complete the transactions contemplated herein, are subject to the fulfillment of, inter alia, the following conditions precedent, unless waived in writing by FMAC:

(a)	FWTC shall have executed, delivered and performed all covenants on its part to be performed hereunder and all representations and warranties contained the Acquisition Agreement shall be true and correct at the Effective Time, with the same effect as if made on and as of such date, and a certificate to that effect signed by a duly authorized officer of FWTC shall have been delivered to FMAC as of the Effective Time;

(b)	there shall not have been any material adverse change in the condition (financial or otherwise), of FWTC, the FWTC assets, liabilities, capitalization or business from that described in the Acquisition Agreement and a certificate to that effect signed by a duly authorized officer of FWTC shall have been delivered to FMAC as of the Closing Date, except for a decrease in FWTC’s working capital position reasonably necessary to facilitate the transactions contemplated by the Acquisition Agreement and to meet its customary obligations as a listed issuer on the applicable securities exchange, and as a “reporting issuer” in Ontario, Alberta and British Columbia;

(c)	all necessary steps and corporate proceedings, as approved by FMAC, shall have been taken by FWTC and its board of directors and shareholders to permit the closing of the Amalgamation and the transactions contemplated herein, including without limitation, authorizing the issuance of the Resulting Issuer Securities;

(d)	FWTC shall obtain the approval of its shareholders as required by law and the policies of the TSXV to approve the Consolidation, the Amalgamation, the election of directors to serve on the Resulting Issuer’s board of directors following Closing and such other matters as FMAC may request;

(e)	holders of no more than 10% of the outstanding FMAC Shares will have exercised Dissent Rights; and

(f)	at the Effective Time, evidence satisfactory to FMAC that FWTC’s liabilities (excluding the $250,000 loan advanced to FWTC by FMAC) do not exceed $800,000 in the aggregate, net of receivables and cash calculated after giving effect to the conversion of the $50,000 advanced by FirstLine and $50,000 advanced by SCA, and the interest and penalties owing under the Green Centre Debt Arrangement.

If any such conditions shall not be fulfilled or waived in writing by FMAC at or prior to the Outside Date, FMAC may rescind Acquisition Agreement by written notice to FWTC and Newco and, in such event, FWTC, Newco and FMAC shall be released from all obligations under the Acquisition Agreement.

FWTC Conditions

The obligation of FWTC to consummate the transactions contemplated by the Acquisition Agreement, and in particular the Amalgamation, is subject to the satisfaction, on or before the Effective Date or such other time specified, of, inter alia, the following conditions:

(a)	FMAC shall have executed, delivered and performed all covenants on its part to be performed and all representations and warranties contained in the Acquisition Agreement shall be true and correct at the Effective Time, with the same effect as if made on and as of such date, and a certificate to that effect signed by a duly authorized officer of FMAC shall have been delivered to FWTC as of the Effective Time;

(b)	there shall not have been any material adverse change in the condition (financial or otherwise), of FMAC, the FMAC assets, liabilities or capitalization, and a certificate to that effect signed by a duly authorized officer of FMAC shall have been delivered to FWTC as of the Effective Time;

(c)	all necessary steps and corporate proceedings shall have been taken by FMAC, its board of directors and shareholders to permit the closing of the Amalgamation and the transactions contemplated here-in;

(d)	at the Effective Time, there shall be no inquiry or investigation (either formal or informal), in relation to FMAC or any of its directors or officers, commenced or threatened by any officer or official of TSX or TSXV, the Ontario, Manitoba, Saskatchewan, Alberta, British Columbia or Nova Scotia Securities Commission, or any similar regulatory body having jurisdiction such that the outcome of such inquiry or investigation could have a material adverse effect on FMAC, FWTC or the Resulting Issuer upon Closing;

(e)	FMAC shall have executed and delivered to FWTC all documents as FWTC may reasonably request for the purposes of completing the Amalgamation in accordance with the terms of the Acquisition Agreement including a legal opinion of FMAC’s counsel in the form and substance acceptable to FWTC, acting reasonably, that opines as to corporate matters;

(f)	at the Effective Time, evidence satisfactory to FWTC that FMAC’s assets net of liabilities is at least $1,250,000, excluding the impact of expenses associated with the Concurrent Financing (including, but not limited to, broker fees and commissions, broker expenses, broker legal expenses, finder fees, stock exchange fees and subscription receipt agent fees); and

(a)	each of the directors and officers of FMAC shall have tendered their resignations (with it being expected that Phillip Benson shall remain a director of Amalco).

If any such conditions shall not be fulfilled or waived in writing by FWTC at or prior to the Outside Date, FWTC may rescind the Acquisition Agreement by written notice to FMAC and, in such event, FWTC, Newco and FMAC shall be released from all obligations under the Acquisition Agreement.

Termination and Break Fees

FMAC and FWTC have agreed that the Acquisition Agreement may be terminated at any time prior to the Effective Date:

(a)	by mutual written consent of FWTC and FMAC;

(b)	if any applicable regulatory authority has notified either Party in writing that it will not permit the transactions contemplated under the Acquisition Agreement to be completed;

(c)	by either FWTC or FMAC if the Effective Time shall not have occurred on or prior to the Outside Date, or such later date as FWTC and FMAC may agree upon in writing;

(d)	(i) by FWTC, if at any time prior to Closing, any representation and warranty, or covenant (which by its terms must be complied with or fulfilled at such time), made or given by FMAC in under the Acquisition Agreement is not, in the case of a representation and warranty, true and correct with the same force and effect as if given at and as of such time, and, in the case of a covenant, is not being complied with or fulfilled in all material respects, and if such representation and warranty or covenant is not made true and correct or complied with or fulfilled in all material respects by action of FMAC within 20 days of FMAC receiving notice to that effect from FWTC; and (ii) by FMAC, if at any time prior to Closing, any representation and warranty, or covenant (which by its terms must be complied with or fulfilled at such time), made or given by FWTC in the Acquisition Agreement is not, in the case of a representation and warranty, true and correct with the same force and effect as if given at and of such time, and, in the case of a covenant, is not being complied with or fulfilled in all material respects, and if such representation and warranty or covenant is not made true and correct or complied with or fulfilled in all material respects by action of FWTC within 20 days of FWTC receiving notice to that effect from FMAC.

Under the provisions of the Acquisition Agreement, in the event of the termination of the Acquisition Agreement in the circumstances set out in the paragraphs immediately above, the Acquisition Agreement shall forthwith become void and none of the Parties shall have any liability or further obligation to the other Party under the Acquisition Agreement, except with respect to certain obligations set forth in the Acquisition Agreement, where applicable.

In the event the Acquisition Agreement is terminated: (i) pursuant to paragraph (c) above, to the extent that any acts or omissions by FWTC are the primary cause of the failure of the parties to close the Amalgamation by 5:00 p.m. (Toronto time) on the Outside Date, or such later date as FWTC and FMAC may agree upon in writing or (ii) pursuant to paragraph (d)(ii) above, then FWTC shall pay to FMAC a break fee in the amount of $50,000.

In the event the Acquisition Agreement is terminated: (i) pursuant to paragraph (c) above, to the extent that any acts or omissions by FMAC are the primary cause of the failure of the parties to close the Amalgamation by 5:00 p.m. (Toronto time) on the Outside Date, or such later date as FWTC and FMAC may agree upon in writing or (ii) pursuant to paragraph (d)(i) above, then FMAC shall pay to FWTC a break fee in the amount of $50,000.

Fees and Expenses

Except as otherwise provided in the Acquisition Agreement, each Party shall pay all fees, costs and expenses incurred by such Party in connection with the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement.

Approval of FMAC Shareholders Required for the Amalgamation

The FMAC Amalgamation Resolution must be approved by (i) two-thirds (66⅔%) of the votes cast on the FMAC Amalgamation Resolution by FMAC Shareholders present or represented by proxy at the FMAC Meeting; and (ii) the majority of the votes cast on the FMAC Amalgamation Resolution by FMAC Shareholders present or represented by proxy at the FMAC Meeting excluding the FMAC Shares held by the officers and directors of FMAC. If the FMAC Amalgamation Resolution is not approved by the FMAC Shareholders, the Amalgamation cannot be completed. See Schedule “G” to this Circular for the full text of the FMAC Amalgamation Resolution.

Approval of FWTC Shareholders Required for the Amalgamation

The FWTC resolution approving the Amalgamation must be approved by the majority of FWTC shareholders who attend the FWTC shareholders meeting at which the Amalgamation will be considered. If such resolution is not approved by the FWTC shareholders, the Amalgamation cannot be completed.

Timing

FMAC and FWTC expect the Effective Date to occur in September of 2024. However, it is not possible at this time to state with certainty when the Effective Date will occur.

The Amalgamation will become effective as of the Effective Time on the Effective Date, which is expected to be the date of the filing with the Director of the Articles of Amalgamation, together with such other materials as may be required by the Director. The Effective Date could be delayed, however, for a number of reasons, including the failure to satisfy closing conditions on acceptable terms and conditions in a timely manner.

Subject to certain limitations, either Party may terminate the Acquisition Agreement if the Amalgamation is not consummated by 5:00pm (Toronto time) on the Outside Date.

Completion of the Amalgamation

Upon the satisfaction or waiver of the conditions to the completion of the Amalgamation, including without limitation, obtaining the requisite shareholder and regulatory approvals, FMAC and FWTC will jointly file the Articles of Amalgamation with the OBCA Director.

Pursuant to the Amalgamation, among other things, FMAC and Newco will amalgamate and continue as a wholly-owned subsidiary of the Resulting Issuer, FMAC Shareholders (other than FMAC Shareholders) will ultimately be entitled to receive 0.95 post-Consolidation Resulting Issuer Shares for every one (1) FMAC Share held immediately prior to the Effective Time. Since FMAC and FWTC are Ontario corporations, the rights of FMAC Shareholders and FWTC Shareholders are governed by the applicable law of the province of Ontario, including the OBCA, and by FMAC and FWTC’s respective articles and by-laws.

Procedure for Exchange of FMAC Shares

If you are a Registered FMAC Shareholder, you should have received a copy of the FMAC Letter of Transmittal with this Circular; a copy of the FMAC Letter of Transmittal is also available under FMAC’s profile on SEDAR+ at www.sedarplus.ca. If the conditions precedent to the Amalgamation are satisfied or waived and the Amalgamation is implemented, in order to receive a certificate/DRS representing the Resulting Issuer Shares issuable pursuant to the Amalgamation for your FMAC Shares, you must complete and sign the FMAC Letter of Transmittal enclosed with this Circular and deliver it together with the certificate(s)/DRS representing your FMAC Shares and the other documents required by the instructions set out therein to TSX Trust in accordance with the instructions contained in the FMAC Letter of Transmittal. You can request additional copies of the FMAC Letter of Transmittal by contacting TSX Trust Company, Attention: Corporate Actions, Suite 301, 100 Adelaide Street West, Toronto, ON, M5H 4H1 or by email at tsxtis@tmx.com. It is recommended that Registered FMAC Shareholders complete, sign and return the FMAC Letter of Transmittal with the certificate(s) representing the FMAC Shares to TSX Trust as soon as possible.

The FMAC Letter of Transmittal contains procedural information relating to the Amalgamation and should be reviewed carefully. The deposit of FMAC Shares pursuant to the procedures in the FMAC Letter of Transmittal will constitute a binding agreement among the depositing FMAC Shareholder and FMAC, upon the terms and subject to the conditions of the Amalgamation.

To receive the consideration under the Amalgamation, you must sign and return the FMAC Letter of Transmittal with the accompanying certificate(s)/DRS representing the FMAC Shares to TSX Trust before the sixth (6th) anniversary of the Effective Date, after which any certificate/DRS formerly representing FMAC Shares will cease to represent any claim or interest of any kind or nature against FMAC, the Resulting Issuer or TSX Trust or any of their successors and will be deemed to have been donated, surrendered and forfeited to the Resulting Issuer for no consideration.

Where a certificate for FMAC Shares has been destroyed, lost or stolen, the Registered FMAC Shareholder of such destroyed, lost or stolen certificate should complete the FMAC Letter of Transmittal as fully as possible and forward the applicable letter of transmittal to TSX Trust together with correspondence stating that the original certificate has been destroyed, lost or stolen. TSX Trust will forward appropriate documentation.

If a FMAC Letter of Transmittal is executed by a Person other than the registered holder of the certificate(s) deposited therewith, or if the deposited certificate(s) are to be returned if the Amalgamation is not completed are to be returned to a person other than such registered holder(s) or sent to an address other than the address of the registered holder(s) as shown on the shareholder registers of FMAC or if the Resulting Issuer Shares to be issued are to be issued in the name of a person other than the registered holder of the deposited certificate(s), the certificate(s) must be endorsed or be accompanied by an appropriate securities transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel, or securities transfer power of attorney guaranteed by a Schedule I Canadian chartered bank, or a member of the Securities Transfer Association Medallion Program (STAMP). If the Letter of Transmittal is executed on behalf of a corporation, partnership or association or by any agent, executor, administrator, trustee, curator, guardian or any person acting in a representative capacity, the Letter of Transmittal must be accompanied by evidence of authority to act satisfactory to TSX Trust.

All questions as to validity, form, eligibility (including timely receipt) and acceptance of any FMAC Shares deposited pursuant to the Amalgamation will be determined by FMAC in its sole discretion. Depositing FMAC Shareholders agree that such determination shall be final and binding. FMAC reserves the absolute right to reject any and all deposits which FMAC determines not to be in proper form or which may be unlawful for it to accept under any applicable Law. FMAC reserves the absolute right to waive any defect or irregularity in the deposit of any FMAC Shares. There shall be no duty or obligation on FMAC, FWTC or TSX Trust or any other Person to give notice of any defect or irregularity in any deposit of FMAC Shares and no liability shall be incurred by any of them for failure to give such notice. FMAC’s interpretation of the terms and conditions of the Amalgamation (including this Circular and the FMAC Letter of Transmittal) shall be final and binding.

The method of delivery of certificates or other instruments representing FMAC Shares and all other required documents is at the option and risk of the Person depositing the same. If mail is used, registered mail, properly insured with acknowledgement of receipt requested, is suggested. Delivery will be effected only when documents are actually received by TSX Trust at the address set out above. A scanned facsimile of the Letter of Transmittal is acceptable if the FMAC Shareholder is tendering a DRS statement and there is no change in the name of the registered holder.

FMAC Shareholders whose FMAC Shares are registered in the name of a broker or other Intermediary must contact their broker or other Intermediary to deposit their FMAC Shares.

From and after the Effective Time, certificates formerly representing FMAC Shares shall represent only the right to receive Resulting Issuer Shares to which the holders thereof are entitled pursuant to the Amalgamation.

Treatment of Fractional Resulting Issuer Shares

No certificates or scrip representing fractional Resulting Issuer Shares shall be issued upon the surrender for exchange of certificates pursuant to the Amalgamation and no dividend, stock split or other change in the capital structure of the Resulting Issuer shall relate to any such fractional Resulting Issuer Shares and such fractional interests shall not entitle the owner thereof to exercise any rights as a holder of Resulting Issuer Shares. Where the aggregate number of Resulting Issuer Shares to be delivered to a former FMAC Shareholder as a result of the Amalgamation would result in a fraction of a Resulting Issuer Share being deliverable, the number of Resulting Issuer Shares to be received by such former FMAC Shareholder shall be rounded to the nearest whole Resulting Issuer Share with fractions of one-half being rounded up.

Return of FMAC Shares

If the Amalgamation is not completed, any deposited FMAC Shares will be returned to the depositing FMAC Shareholder at FMAC’s expense, upon written notice to TSX Trust from FMAC, by returning the deposited FMAC Shares (and any other relevant documents) by first class insured mail in the name of and to the address specified by the FMAC Shareholder in the FMAC Letter of Transmittal, or, if such name and address is not so specified, in such name and to such address as shown on the register maintained by FMAC’s transfer agent.

Conditional Listing Approval

Completion of the Amalgamation is subject to the approval of the TSXV. FMAC and FWTC have obtained the TSXV’s conditional approval for the Amalgamation described in this Circular, but FMAC Shareholders are cautioned that the TSXV’s final approval may not be obtained.

The Concurrent Financing

In connection with the QT, FMAC is expected to complete a non-brokered private placement offering (the “Concurrent Financing”) of a minimum 11,214,953 Subscription Receipts (the “Minimum Financing”) and a maximum of 15,887,850 Subscription Receipts (the “Maximum Financing”) at a price of $0.107 (“Issue Price”) per Subscription Receipt for minimum aggregate gross proceeds of approximately $1,200,000 with respect to the Minimum Financing and approximately $1,700,000 with respect to the Maximum Financing. Upon satisfaction of the Escrow Release Conditions, each Subscription Receipt will be automatically converted without any further consideration or action by the holder thereof into one (1) unit of the FMAC (each, a “Unit”). Each Unit consists of one (1) FMAC Share and one-half of a common share purchase warrant of FMAC (each whole warrant, a “Concurrent Financing Warrant”). Each Concurrent Financing Warrant entitles the holder thereof to acquire one (1) FMAC Share at an exercise price of $0.15 for a term expiring on the third anniversary of the Effective Date. In connection with the Concurrent Financing, FMAC is expected to enter into the Subscription Receipt Agreement.

It is expected that each of Michael Lambert, Philip Benson, Dave Iacobelli and Robert Eberschlag (Insiders of FMAC and persons anticipated to be Insiders of the Resulting Issuer) will participate in the Concurrent Financing for aggregate subscriptions of approximately $100,000 (approximately $25,000 or 233,644 Subscription Receipts each) (the “Insider Participation”).

In connection with the Concurrent Financing, FMAC entered into certain finder’s fee agreements (the “Finder’s Fee Agreements”) with certain persons introducing subscribers of Subscription Receipts to FMAC (the “Finders”), Pursuant to the terms of the Finder’s Fee Agreements, each the Finders will be entitled to receive (on the Effective Date): (a) a cash fee not exceeding 8.0% of the gross proceeds raised from subscriptions in the Concurrent Financing from persons who participated in the offering that were introduced to the Corporation by the Finder (the “Finder’s Fee”); and (b) a number of Concurrent Financing Finder Warrants equal to not more than 8.0% of the total number of Subscription Receipts issued to persons who participate in the offering that were introduced to FMAC by each Finder. It is expected that other than with respect to the Insider Participation that the Finders will receive a Finders’ Fee and Concurrent Financing Finder Warrants on all Subscription Receipts sold in connection with the Concurrent Financing.

The gross proceeds of the Concurrent Financing are being held in escrow by the Subscription Receipt Agent. The funds held in escrow by the Subscription Receipt Agent, together with all interest and other income earned thereon, are referred to herein as the “Escrowed Funds”. Provided that the Escrow Release Conditions are satisfied on or prior to the date that is 120 days following the closing of the Concurrent Financing (the “Escrow Release Deadline”), the Escrowed Funds will be released from escrow by the Subscription Receipt Agent to FMAC, in an amount equal to the Escrowed Funds, less the foregoing deductions.

If the Escrow Release Conditions have not been satisfied or waived (to the extent permitted) on or prior to the Escrow Release Deadline, the Escrowed Funds, together with any interest accrued thereon, shall be returned to the holders of the Subscription Receipts an amount equal in the aggregate to: (i) the subscription price in respect of each of such holder’s Subscription Receipts; and (ii) such holder’s pro rata share of the interest earned on the Escrowed Funds, less applicable withholding taxes, if any, and the Subscription Receipts shall thereafter be cancelled. FMAC has agreed that it shall be responsible and liable to the holders of the Subscription Receipts for any shortfall between the aggregate Subscription Receipt price paid by the original purchasers of the Subscription Receipts and the amount of the Escrowed Funds.

The Bridge Financing

In connection with the QT, on August 19, 2024, FWTC completed a financing (the “Bridge Financing”) of $200,000 principal amount of convertible debentures (the “Bridge Financing Debentures”). The Bridge Financing Debentures bear interest at a rate of 10% per annum and mature on October 31, 2024. The principal amount of Bridge Financing Debentures shall automatically convert into units of the Resulting Issuer (“Bridge Financing Units”) upon completion of the Amalgamation at a conversion price of $0.1126 per Bridge Financing Unit. Each Bridge Financing Unit will be comprised of one Resulting Issuer Share and one Resulting Issuer Share purchase warrant (the “Bridge Financing Warrants”). Each Bridge Financing Warrant shall entitle the holder thereof to purchase one Resulting Issuer Share at an exercise price of $0.1579 at any time prior to August 19, 2027.

In addition, 142,096 finder’s warrants (the “Bridge Financing Finder Warrants”) were issued by FWTC to certain persons who introduced subscribers of the Bridge Financing Debentures to FWTC. Each Bridge Financing Finder Warrant entitles the holder to acquire one post-Consolidation FWTC Share and one half of one warrant to acquire a post-Consolidation FWTC Share (with the same exercise price and expiry date as the Bridge Financing Warrants) at a price of $0.1126 at any time on or before August 19, 2026.

In addition to the foregoing, FirstLine and SCA, advanced an aggregate amount of $200,000 to FWTC on May 24, 2024 along with $25,000 of the FMAC Loan. The FirstLine and SCA advances and the $25,000 FMAC Loan share a pari passu first ranking secured position, and mature on December 31, 2024 and each case bear interest at a rate of 20% per annum commencing on November 19, 2024, with no interest being charged prior to such date. $100,000 principal amount of the FirstLine and SCA loans will convert into Resulting Issuer Shares and Resulting Issuer Warrants concurrently with the completion of the Amalgamation at a price of $0.145 (post-Consolidation) and with the warrants entitling the holder thereof to acquire one Resulting Issuer Share for a term of three years from the date of issuance at an exercise price of $0.20 per Resulting Issuer Share. If the Amalgamation is not completed, no portion of the FirstLine and SCA loans will convert into securities of FWTC securities. The proceeds from these loans were used for working capital purposes.

DISSENTING FMAC SHAREHOLDERS’ RIGHTS

Registered FMAC Shareholders have been provided with the right to dissent in respect of the FMAC Amalgamation Resolution in the manner provided in section 185 of the OBCA. The following summary is qualified in its entirety by the provisions of section 185 of the OBCA.

Any Registered FMAC Shareholder who validly exercises Dissent Rights (a “Dissenting FMAC Shareholder”) will be entitled, in the event the Amalgamation becomes effective, to be paid by FMAC the fair value of the FMAC Shares held by such Dissenting FMAC Shareholder, which fair value, notwithstanding anything to the contrary contained in the OBCA, shall be determined as of the close of business on the day before the FMAC Amalgamation Resolution was adopted at the FMAC Meeting. A Dissenting FMAC Shareholder will not be entitled to any other payment or consideration, including any payment that would be payable under the Amalgamation had such holders not exercised their Dissent Rights in respect of such FMAC Shares. Shareholders are cautioned that fair value could be determined to be less than the amount per FMAC Share payable pursuant to the terms of the Amalgamation.

Section 185 of the OBCA provides that a Dissenting FMAC Shareholder may only make a claim under that section with respect to all of the FMAC Shares held by the Dissenting FMAC Shareholder on behalf of any one beneficial owner and registered in the Dissenting FMAC Shareholder’s name. One consequence of this provision is that a Registered FMAC Shareholder may exercise the Dissent Rights only in respect of FMAC Shares that are registered in that Registered FMAC Shareholder’s name.

In many cases, FMAC Shares beneficially owned by an Beneficial FMAC Shareholder are registered either: (a) in the name of an Intermediary; or (b) in the name of a clearing agency (such as CDS Clearing and Depositary Services Inc.) of which the Intermediary is a participant. Accordingly, an Beneficial FMAC Shareholder will not be entitled to exercise its Dissent Rights directly (unless the FMAC Shares are re registered in the Beneficial FMAC Shareholder’s name). A Beneficial FMAC Shareholder who wishes to exercise Dissent Rights should immediately contact the Intermediary with whom the Beneficial FMAC Shareholder deals in respect of its FMAC Shares and either: (i) instruct the Intermediary to exercise the Dissent Rights on the Beneficial FMAC Shareholder’s behalf (which, if the FMAC Shares are registered in the name of CDS Clearing and Depositary Services Inc. or other clearing agency, may require that such FMAC Shares first be re-registered in the name of the Intermediary); or (ii) instruct the Intermediary to re-register such FMAC Shares in the name of the Beneficial FMAC Shareholder, in which case the Beneficial FMAC Shareholder would be able to exercise the Dissent Rights directly.

A Registered FMAC Shareholder who wishes to dissent must provide a written notice of dissent (the “Dissent Notice”) to the Corporation at 116 Eastbourne Avenue, Toronto, Ontario M5P 2G3, Attention: Donald Bent, Chief Financial Officer with a copy to Dentons Canada LLP, 77 King Street West, Suite 400, Toronto, Ontario, M5K 0A1, Attention: Nurhan Aycan, or by email to dbent@frasermackenzie.com with a copy to nurhan.aycan@dentons.com, to be received not later than 5:00 p.m. (Toronto time) two (2) Business Days prior to the date of the FMAC Meeting (or any adjournment or postponement thereof). Failure to properly exercise Dissent Rights may result in the loss or unavailability of the right to dissent.

The filing of a Dissent Notice does not deprive a Registered FMAC Shareholder of the right to vote at the FMAC Meeting. No Registered FMAC Shareholder who has voted FOR the FMAC Amalgamation Resolution shall be entitled to exercise Dissent Rights with respect to its FMAC Shares. A vote against the FMAC Amalgamation Resolution, an abstention from voting, or a proxy submitted instructing a proxyholder to vote against the FMAC Amalgamation Resolution does not constitute a Dissent Notice, but a Registered FMAC Shareholder need not vote its FMAC Shares against the FMAC Amalgamation Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxyholder to vote FOR the FMAC Amalgamation Resolution does not constitute a Dissent Notice. However, any proxy granted by a Registered FMAC Shareholder who intends to dissent, other than a proxy that instructs the proxyholder to vote against the FMAC Amalgamation Resolution, should be validly revoked in order to prevent the proxyholder from voting such FMAC Shares in favour of the FMAC Amalgamation Resolution and thereby causing the Registered FMAC Shareholder to forfeit his or her Dissent Rights.

Within ten (10) days after the Shareholders adopt the FMAC Amalgamation Resolution, the Corporation is required to notify each Dissenting FMAC Shareholder that the FMAC Amalgamation Resolution has been adopted. Such notice is not required to be sent to any FMAC Shareholder who voted for the FMAC Amalgamation Resolution or who has withdrawn its Dissent Notice.

A Dissenting FMAC Shareholder who has not withdrawn its Dissent Notice prior to the FMAC Meeting must then, within twenty (20) days after receipt of notice that the FMAC Amalgamation Resolution has been adopted, or if the Dissenting FMAC Shareholder does not receive such notice, within twenty (20) days after learning that the FMAC Amalgamation Resolution has been adopted, send to the Corporation at 116 Eastbourne Avenue, Toronto, Ontario M5P 2G3, Attention: Donald Bent, Chief Financial Officer with a copy to Dentons Canada LLP, 77 King Street West, Suite 400, Toronto, Ontario, M5K 0A1, Attention: Nurhan Aycan, or by email to dbent@frasermackenzie.com with a copy to nurhan.aycan@dentons.com, a written notice containing his or her name and address, the number of FMAC Shares in respect of which he or she dissents (the “Dissent FMAC Shares”), and a demand for payment of the fair value of such shares (the “Demand for Payment”). Within thirty (30) days after sending a Demand for Payment, the Dissenting FMAC Shareholder must send to the Corporation, certificates representing the FMAC Shares in respect of which he or she dissents. The Corporation will endorse on the applicable FMAC Share certificates received from a Dissenting FMAC Shareholder a notice that the holder is a Dissenting FMAC Shareholder and will forthwith return such Share certificates to the Dissenting FMAC Shareholder.

Failure to strictly comply with the requirements set forth in section 185 of the OBCA, may result in the loss of any right to dissent.

After sending a Demand for Payment, a Dissenting FMAC Shareholder ceases to have any rights as a FMAC Shareholder in respect of its Dissent FMAC Shares other than the right to be paid the fair value of the Dissent FMAC Shares held by such Dissenting FMAC Shareholder, except where: (i) the Dissenting FMAC Shareholder withdraws its Dissent Notice before the Corporation makes an offer to pay (an “Offer to Pay”), (ii) the Corporation fails to make an Offer to Pay and the Dissenting FMAC Shareholder withdraws the Demand for Payment, or (iii) the Corporation terminates or otherwise abandons the Amalgamation, in which case the Dissenting FMAC Shareholder’s rights as a FMAC Shareholder will be reinstated as of the date of the Demand for Payment.

In addition to any other restrictions under the OBCA, holders of FMAC Options and FMAC Warrants shall not be entitled to exercise Dissent Rights in respect of his, her or its FMAC Options and FMAC Warrants.

Dissenting FMAC Shareholders who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Dissent FMAC Shares, shall be deemed to have participated in the Amalgamation on the same basis as any FMAC Shareholder who is not a Dissenting FMAC Shareholder.

The Corporation is required, not later than seven (7) days after the later of the Effective Date or the date on which a Demand for Payment is received from a Dissenting FMAC Shareholder, to send to each Dissenting FMAC Shareholder who has sent a Demand for Payment an Offer to Pay for its Dissent FMAC Shares in an amount considered by the FMAC Board to be the fair value of the FMAC Shares, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay for FMAC Shares of the same class must be on the same terms. The Corporation must pay for the Dissent FMAC Shares of a Dissenting FMAC Shareholder within ten (10) days after an Offer to Pay has been accepted by a Dissenting FMAC Shareholder, but any such offer lapses if the Corporation does not receive an acceptance within thirty (30) days after the Offer to Pay has been made.

If the Corporation fails to make an Offer to Pay for Dissent FMAC Shares, or if a Dissenting FMAC Shareholder fails to accept an Offer to Pay that has been made, the Corporation may, within fifty (50) days after the Effective Date or within such further period as a court may allow, apply to a court to fix a fair value for the Dissent FMAC Shares. If the Corporation fails to apply to a court, a Dissenting FMAC Shareholder may apply to a court for the same purpose within a further period of twenty (20) days or within such further period as a court may allow. A Dissenting FMAC Shareholder is not required to give security for costs in such an application.

If the Corporation or a Dissenting FMAC Shareholder makes an application to court, the Corporation will be required to notify each affected Dissenting FMAC Shareholder of the date, place and consequences of the application and of its right to appear and be heard in person or by counsel. Upon an application to a court, all Dissenting FMAC Shareholders whose FMAC Shares have not been purchased by the Corporation will be joined as parties and be bound by the decision of the court. Upon any such application to a court, the court may determine whether any person is a Dissenting FMAC Shareholder who should be joined as a party, and the court will then fix a fair value for the Dissent FMAC Shares of all Dissenting FMAC Shareholders. The final order of a court will be rendered against the Corporation in favour of each Dissenting FMAC Shareholder for the amount of the fair value of its Dissent FMAC Shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting FMAC Shareholder from the Effective Date until the date of payment.

The foregoing is only a summary of the provisions of the OBCA regarding the rights of Dissenting FMAC Shareholders, which are technical and complex. FMAC Shareholders are urged to review a complete copy of section 185 of the OBCA, attached hereto as Schedule “L”, and those Shareholders who wish to exercise Dissent Rights are also advised to seek legal advice, as failure to comply strictly with the provisions of the OBCA may result in the loss or unavailability of their Dissent Rights.

Risk Factors

In evaluating the Amalgamation, FMAC Shareholders should carefully consider the following risk factors relating to the Amalgamation, as well as the risk factors relating to the business of FWTC and the proposed business of the Resulting Issuer set out under the headings “Risk Factors” in Schedule “B” and Schedule “C”. These risk factors are not a definitive list of all risk factors associated with the Amalgamation. Additional risks and uncertainties, including those currently unknown or considered immaterial by FMAC and FWTC, may also adversely affect the FMAC Shares, Resulting Issuer Shares and/or the business of the Resulting Issuer following completion of the Amalgamation. FMAC Shareholders should carefully consider the following risk factors and those set out under the headings “Risk Factors” in Schedule “B” and Schedule “C” before making a decision regarding approving the FMAC Amalgamation Resolution.

Risks Relating to the Amalgamation

There can be no certainty that the Amalgamation will be completed

Completion of the Amalgamation, including the Consolidation is subject to a number of conditions, certain of which may be outside the control of both FMAC and FWTC, including, without limitation, the requisite approvals of the FMAC Shareholders and the FWTC Shareholders. There can be no assurance, nor can FMAC or FWTC provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied or that the Amalgamation will be completed as currently contemplated or at all. The requirement to take certain actions or to agree to certain conditions to satisfy such requirements or obtain any such approvals may have a material adverse effect on the business and affairs of the Resulting Issuer or the trading price of the Resulting Issuer Shares.

If the Amalgamation is not completed, the market price of the FMAC Shares may decline. In addition, FMAC and FWTC will each remain liable for significant consulting, accounting, legal and financial advisory and other costs relating to the Amalgamation and will not realize anticipated benefits of the Amalgamation. If the Amalgamation is not completed and the FMAC Board decides to seek another merger or business combination, there can be no assurance that it will be able to find a party that will agree to equivalent or more attractive terms than those of the Acquisition Agreement.

FMAC and FWTC have not yet obtained the Final Approval of the TSXV for the Amalgamation

The TSXV has provided conditional approval for the Amalgamation, but may not provide final approval for the Amalgamation.

Possible termination of the Acquisition Agreement

Each of FMAC and FWTC has the right to terminate the Acquisition Agreement in certain circumstances. Accordingly, there is no certainty, nor can the parties provide any assurance, that the Acquisition Agreement will not be terminated by either FMAC or FWTC before the completion of the Amalgamation. See “The Amalgamation – The Acquisition Agreement – Termination”.

Certain costs related to the Amalgamation, such as consulting, accounting, legal, financial advisory and other fees must be paid by each of FMAC and FWTC even if the Amalgamation is not completed.

Shareholders do not approve the Creation of Control Person Resolution

In the event that FMAC Shareholders or shareholders of FWTC do not approve Sumarria as a Control Person, this may prevent the closing of the Amalgamation on the terms contemplated herein or at all.

Following the completion of the Amalgamation, the Resulting Issuer may issue additional equity securities

Following the completion of the Amalgamation, the Resulting Issuer may issue equity securities to finance its activities. If the Resulting Issuer were to issue additional equity securities, the ownership interest of existing Resulting Issuer shareholders may be diluted and some or all of the Resulting Issuer’s financial measures on a per share basis could be reduced. Moreover, as the Resulting Issuer’s intention to issue additional equity securities becomes publicly known, the Resulting Issuer’s share price may be materially adversely affected.

The pending Amalgamation may divert the attention of FMAC’s and FWTC’s management

The pendency of the Amalgamation could cause the attention of FMAC’s and FWTC’s management to be diverted from the day-to-day operations. These disruptions could be exacerbated by a delay in the completion of the Amalgamation and could have an adverse effect on the business, operating results or prospects of FMAC or FWTC regardless of whether the Amalgamation is ultimately completed, or of the Resulting Issuer if the Amalgamation is completed.

While the Amalgamation is pending, FMAC and FWTC are restricted from taking certain actions

The Acquisition Agreement restricts FMAC and FWTC from taking specified actions until the Amalgamation is completed without the consent of the other party, which may adversely affect the ability of each to execute certain business strategies, including, but not limited to, the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. These restrictions may prevent FMAC and FWTC from pursing attractive business opportunities that may arise prior to the completion of the Amalgamation which may further have an adverse effect on the Resulting Issuer.

Tax consequences

The transactions described herein may have tax consequences in Canada, or elsewhere, depending on each particular existing or prospective securityholder’s specific circumstances. Such tax consequences are not described herein and this Circular is not intended to be, nor should it be construed as, legal or tax advice to any particular securityholder. Existing and prospective securityholders should consult their own tax advisors with respect to any such tax considerations.

Risks Relating to the Business to be Carried on by the Resulting Issuer

Negative cash flow

FWTC has a limited history of operations, and no history of profitability; FWTC has had negative operating cash flow since its incorporation. FWTC has not currently entered into a significant amount of near-term commercial projects. The Resulting Issuer will have limited sources of operating cash flow and no assurance that additional funding will be available for further research and development of the technology. No assurance can be given that the Resulting Issuer will ever attain positive cash flow or profitability. Furthermore, the Resulting Issuer will require significant revenue generation or further funding to carryout its business as currently anticipated.

The Resulting Issuer may not be able to develop, manufacture, market, commercialize, sell or distribute its technology and products

If the Resulting Issuer cannot successfully develop, manufacture, market, commercialize, sell or distribute its technology and products, or if the Resulting Issuer experiences difficulties in the development process, such as capacity constraints, quality control problems or other disruptions, the Resulting Issuer may not be able to develop market-ready commercial products or technology at acceptable costs, which would adversely affect the Resulting Issuer’s ability to effectively enter the market. A failure by the Resulting Issuer to achieve a low-cost structure through economies of scale or improvements in manufacturing or distribution processes would have a material adverse effect on the Resulting Issuer’s commercialization plans and the Resulting Issuer’s business, prospects, results of operations and financial condition.

Proprietary protection

The Resulting Issuer’s success will depend to a significant degree on the protection of its proprietary intellectual property. The unauthorized reproduction or other misappropriation of the Resulting Issuer’s intellectual property by third parties could result in both the loss of its intellectual property value and the loss of business. The Resulting Issuer will rely upon a combination of patents, copyright, trade secrets and trademark laws to protect its proprietary rights. The steps that the Resulting Issuer will take to protect these proprietary rights, however, may not be adequate to deter misappropriation of proprietary information or to protect the Resulting Issuer if misappropriation occurs. The Resulting Issuer may not be able to detect unauthorized use of its proprietary information and take appropriate steps to enforce its intellectual property rights. If the Resulting Issuer resorts to legal proceedings to enforce its intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

Sales cycle risk

The sales cycle of the Resulting Issuer’s technology is lengthy and unpredictable. In addition, the sale of the Resulting Issuer’s technology is influenced by various economic factors including interest rates and general fluctuations in the business cycle. While potential customers are evaluating the Resulting Issuer’s technology, the Resulting Issuer may incur unexpected expenses. The result of these unexpected expenses could cause fluctuations of the quarterly operating results.

Limited operating history

FWTC does not have any history of earnings or profitability. FWTC has recently completed its full commercial design and has not yet begun to deliver its equipment to end users. The likelihood of success of the Resulting Issuer must be considered in light of the problems, expenses, difficulties, complication and delays frequently encountered in connection with the establishment of any business. The Resulting Issuer will have limited financial resources and there is no assurance that additional funding will be available to it for further operations or to fulfill its obligations under applicable agreements. There is no assurance that the Resulting Issuer will be able to generate revenues, operate profitably, or provide a return on investment, or that it will successfully implement its plans.

Debt financing

From time to time, the Resulting Issuer may rely on debt financing for a portion of its business activities, including capital and operating expenditures. There are no assurances that the Resulting Issuer will be able to comply at all times with any covenants under its debt arrangements, if applicable; nor are there assurances that the Resulting Issuer will be able to secure new financing that may be necessary to finance its operations and capital growth program. Any failure of the Resulting Issuer to secure financing or refinancing, to obtain new financing or to comply with applicable covenants under its borrowings could have a material adverse effect on the Resulting Issuer’s financial results. Further, any inability of the Resulting Issuer to obtain new financing may limit its ability to support future growth.

Changes in general business and economic conditions

The Resulting Issuer’s future performance will be affected by a range of economic, competitive, governmental, operating and other business factors, many of which cannot be controlled, such as general economic and financial conditions in the industry or the economy at large. Many industries, including the wastewater treatment industry, are impacted by global market conditions. Some of the key impacts of previous financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange markets and a lack of market liquidity. A slowdown in the financial markets or other economic conditions, including, but not limited to, consumer spending, increased unemployment rates, deteriorating business conditions, inflation, deflation, volatile fuel and energy costs, increased consumer debt levels, lack of available credit, changes in interest rates and changes in tax rates may adversely affect the Resulting Issuer’s growth and profitability potential.

Members of the Resulting Issuer’s board of directors serve on other public company boards

Certain of the proposed directors and officers of the Resulting Issuer serve, and may in future serve, as directors or officers of, or have significant shareholdings in, other companies involved in the wastewater treatment industry and, to the extent that such other companies may engage in transactions or participate in the same ventures in which the Resulting Issuer participates, or in transactions or ventures in which the Resulting Issuer may seek to participate, the directors and officers of the Resulting Issuer may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. Such conflicts of the directors and officers may result in a material adverse effect on the Resulting Issuer’s profitability, results of operations and financial condition and the trading price of its securities.

Reliance on key personnel

FWTC strongly depends on the business and technical expertise of its management team and there is little possibility that this dependence will decrease in the near term. The Resulting Issuer’s success will depend in large measure upon the continued availability and commitment of certain key personnel, including C. Howie Honeyman and Wayne Maddever, whose contributions to the operations of the Resulting Issuer will be of significant importance. The loss of the services of such key personnel could have a material adverse effect on the Resulting Issuer’s business and prospects as it may not be able to find suitable individuals to replace them on a timely basis. The contributions of the existing management team to FWTC’s immediate and near term operations are likely to be of central importance.

From time to time, the Resulting Issuer may also need to identify and retain additional skilled management and specialized technical personnel to efficiently operate its business. In addition, the Resulting Issuer is expected to from time to time retain third party specialized technical personnel to assess and execute on potential business and operational opportunities. These individuals may have conflicts of interest or scheduling conflicts, which may delay or inhibit the Resulting Issuer’s ability to employ such individuals’ expertise in a timely manner. The Resulting Issuer’s ability to recruit and retain qualified personnel will be critical to the Resulting Issuer’s success and there can be no assurance that the Resulting Issuer will be able to recruit and retain such personnel. In the event that the Resulting Issuer is not successful in recruiting and/or retaining qualified personnel, the Resulting Issuer’s ability to execute its business model and growth strategy could be affected, which could have a material adverse effect on the Resulting Issuer.

Ability to achieve and manage growth

The growth of the Resulting Issuer’s operations may place a strain on managerial, financial and human resources and its ability to continue its rate of growth will depend on a number of factors, including the availability of working capital, existing and emerging competition, the ability to maintain sufficient profit margins and to recruit and train additional qualified personnel and the ability to expand the Resulting Issuer’s markets.

Compliance with Laws

The Resulting Issuer’s operations will be subject to various Laws. The Resulting Issuer will endeavour to comply with all relevant Laws, however, there is a risk that the Resulting Issuer’s interpretation of Laws, including, but not limited to applicable stock exchange rules and regulations, may differ from those of others, and the Resulting Issuer’s operations may not be in compliance with such Laws. In addition, achievement of the Resulting Issuer’s business objectives is contingent, in part, upon compliance with regulatory requirements enacted by Governmental Entities and, where necessary, obtaining regulatory approvals. The impact of regulatory compliance regimes, any delays in obtaining, or failure to obtain regulatory approvals required by the Resulting Issuer may significantly delay or impact the development of the Resulting Issuer’s business and operations, and could have a material adverse effect on the business, results of operations and financial condition of the Resulting Issuer. Any potential non-compliance could cause the business, financial condition and results of the operations of the Resulting Issuer to be adversely affected. Further, any amendment to or replacement of applicable Laws governing the activities of the Resulting Issuer may cause adverse effects to the Resulting Issuer’s operations.

The Resulting Issuer will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with applicable Laws may result in enforcement actions thereunder, including orders issued by Governmental Entities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures or remedial actions. The Resulting Issuer may be liable for civil or criminal fines or penalties imposed for violations of Laws. Amendments to current Laws, or more stringent application of existing Laws, may have a material adverse impact on the Resulting Issuer, resulting in increased capital expenditures or production costs, which could have a material adverse effect on the business, results of operations and financial condition of the Resulting Issuer.

The introduction of new tax Laws, or changes to, or differing interpretation of, or application of, existing tax Laws, in any of the countries in which the Resulting Issuer may operate could result in an increase in the Resulting Issuer’s taxes, or other governmental charges, duties or impositions. No assurance can be given that new tax Laws will not be enacted or that existing tax Laws will not be changed, interpreted or applied in a manner which could result in the Resulting Issuer’s profits being subject to additional taxation or which could otherwise have a material adverse effect on the Resulting Issuer.

Due to the complexity and nature of the Resulting Issuer’s operations, various legal and tax matters may be outstanding from time to time. If the Resulting Issuer is unable to resolve any of these matters favourably, there may be a material adverse effect on the Resulting Issuer. There are also risks to the business of the Resulting Issuer represented by court rulings or legislative changes.

Risks inherent in strategic alliances

The Resulting Issuer may enter into strategic alliances with third parties that it believes will complement or augment its existing business. The Resulting Issuer’s ability to complete strategic alliances is dependent upon, and may be limited by, the availability of suitable candidates and capital. In addition, strategic alliances could present unforeseen integration obstacles or costs, may not enhance the Resulting Issuer’s business, and may involve risks that could adversely affect the Resulting Issuer, including significant amounts of management time that may be diverted from operations to pursue and complete such transactions or maintain such strategic alliances. Future strategic alliances could result in the incurrence of additional debt, costs and contingent liabilities, and there can be no assurance that future strategic alliances will achieve the expected benefits to the Resulting Issuer’s business or that the Resulting Issuer will be able to consummate future strategic alliances on satisfactory terms, or at all.

Competition

There is potential that the Resulting Issuer will face intense competition from other companies, some of which can be expected to have longer operating histories and greater financial resources. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition and results of operations of the Resulting Issuer. Moreover, competitive factors may result in the Resulting Issuer being unable to enter into desirable arrangements with new parties, to recruit or retain qualified employees or to acquire the capital necessary to fund its capital investments.

Conflicts of interest

The Resulting Issuer’s executive officers, directors and consultants may devote time to their outside business interests. In some cases, the Resulting Issuer’s executive officers, directors and consultants may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Resulting Issuer’s business and affairs and that could adversely affect the Resulting Issuer’s operations. These business interests could require significant time and attention of the Resulting Issuer’s executive officers, directors and consultants.

In addition, the Resulting Issuer may also become involved in other transactions which conflict with the interests of its directors, officers and consultants who may from time to time deal with persons, firms, institutions or corporations with which the Resulting Issuer may be dealing, or which may be seeking investments similar to those desired by it. The interests of these persons could conflict with those of the Resulting Issuer. In addition, from time to time, these persons may be competing with the Resulting Issuer for available investment opportunities. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable Laws. In particular, in the event that such a conflict of interest arises at a meeting of the Resulting Issuer’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable Laws, the directors of the Resulting Issuer are required to act honestly, in good faith and in the best interests of the Resulting Issuer.

Liquidity and additional financing

There is no guarantee that the Resulting Issuer will be able to achieve its business objectives. The continued development of the Resulting Issuer may require additional financing. The failure to raise such capital could result in the delay or indefinite postponement of current business objectives or the Resulting Issuer going out of business. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Resulting Issuer. If additional funds are raised through issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of Resulting Issuer Shares. In addition, from time to time, the Resulting Issuer may enter into transactions to acquire assets or the shares of other corporations. These transactions may be financed wholly or partially with debt, which may temporarily increase the Resulting Issuer’s debt levels above industry standards. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Resulting Issuer to obtain additional capital and to pursue business opportunities, including potential acquisitions. The Resulting Issuer may require additional financing to fund its operations to the point where it is generating positive cash flows. Negative cash flow may restrict the Resulting Issuer’s ability to pursue its business objectives.

Unknown defects and impairments

A defect in any business arrangement may arise to defeat or impair the claim of the Resulting Issuer to such transaction, which may have a material adverse effect on the Resulting Issuer. It is possible that material changes could occur that may adversely affect management’s estimate of the recoverable amount for any agreement the Resulting Issuer enters into. Impairment estimates, based on applicable key assumptions and sensitivity analysis, will be based on management’s best knowledge of the amounts, events or actions at such time, and the actual future outcomes may differ from any estimates that are provided by the Resulting Issuer. Any impairment charges on the Resulting Issuer’s carrying value of business arrangements could have a material adverse effect on the Resulting Issuer.

Challenging global financial conditions

Global financial conditions have been characterized by increased volatility, with numerous financial institutions having either gone into bankruptcy or having to be rescued by Government Entities. Global financial conditions could suddenly and rapidly destabilize in response to future events, as Government Entities may have limited resources to respond to future crises. Global capital markets have continued to display increased volatility in response to global events. Future crises may be precipitated by any number of causes, including natural disasters, geopolitical instability, changes to energy prices or sovereign defaults. Any sudden or rapid destabilization of global economic conditions could negatively impact the ability of the Resulting Issuer, or the ability of the operators of the companies in which the Resulting Issuer will hold interests, to obtain equity or debt financing or make other suitable arrangements to finance their projects. If increased levels of volatility continue or in the event of a rapid destabilization of global economic conditions, it may result in a material adverse effect on the Resulting Issuer and the price of the Resulting Issuer’s securities could be adversely affected.

Credit and liquidity risk

The Resulting Issuer will be exposed to counterparty risks and liquidity risks including, but not limited to: (i) through financial institutions that may hold the Resulting Issuer’s cash and cash equivalents; (ii) through companies that will have payables to the Resulting Issuer; (iii) through the Resulting Issuer’s insurance providers; and (iv) through the Resulting Issuer’s lenders, if any. The Resulting Issuer will also be exposed to liquidity risks in meeting its operating expenditure requirements in instances where cash positions are unable to be maintained or appropriate financing is unavailable. These factors may impact the ability of the Resulting Issuer to obtain loans and other credit facilities in the future and, if obtained, on terms favourable to the Resulting Issuer. If these risks materialize, the Resulting Issuer’s operations could be adversely impacted and the price of the Resulting Issuer Shares could be adversely affected.

Litigation

The Resulting Issuer may from time to time be involved in various claims, legal proceedings and disputes arising in the ordinary course of business. If the Resulting Issuer is unable to resolve these disputes favourably, it may have a material adverse effect on the Resulting Issuer. Even if the Resulting Issuer is involved in litigation and wins, litigation can redirect significant Resulting Issuer resources. Litigation may also create a negative perception of the Resulting Issuer. Securities litigation could result in substantial costs and damages and divert the Resulting Issuer’s management’s attention and resources. Any decision resulting from any such litigation that is adverse to the Resulting Issuer could have a negative impact on the Resulting Issuer’s financial position.

An active trading market for the Resulting Issuer Shares may not develop

An active trading market may not develop following completion of the Qualifying Transaction or, if developed, may not be sustained. The lack of an active market may impair an investor’s ability to sell its shares at the time it wishes to sell them or at a price that it considers reasonable. The lack of an active market may also reduce the fair market value of the Resulting Issuer Shares. An inactive market may also impair Resulting Issuer’s ability to raise capital at times in the future.

Expiry of escrow restrictions

Although Resulting Issuer Shares issued in connection with the QT will be freely tradable, Resulting Issuer Shares held by certain directors, executive officers and control persons of the Resulting Issuer will be subject to escrow pursuant to the policies of the TSXV. Sales of a substantial number of the Resulting Issuer Shares in the public market after the escrow restrictions lapse, or the perception that these sales could occur, could adversely affect the market price of the Resulting Issuer Shares, and may make it more difficult for investors to sell their Resulting Issuer Shares at a favourable time and price.

The Resulting Issuer will not have any control over the research and reports that securities or industry analysts publish about the Resulting Issuer or its business.

The trading market for the Resulting Issuer Shares will, to some extent, depend on the research and reports that securities or industry analysts publish about the Resulting Issuer or its business. Resulting Issuer will not have any control over these analysts. If one or more of the analysts who covers the Resulting Issuer should downgrade the Resulting Issuer Shares or change their opinion of our business prospects, the Resulting Issuer’s share price would likely decline. If one or more of these analysts ceases coverage of the Resulting Issuer or fails to regularly publish reports on the Resulting Issuer, it could lose visibility in the financial markets, which could cause its share price or trading volume to decline.

Cybersecurity risks

The information systems of the Resulting Issuer, and any third-party service providers and vendors, are vulnerable to an increasing threat of continually evolving cybersecurity risks. These risks may take the form of malware, computer viruses, cyber threats, extortion, employee error, malfeasance, system errors or other types of risks, and may occur from inside or outside of the respective organizations. Cybersecurity risk is increasingly difficult to identify and quantify and cannot be fully mitigated because of the rapid evolving nature of the threats, targets and consequences. Additionally, unauthorized parties may attempt to gain access to these systems through fraud or other means of deceiving third-party service providers, employees or vendors. The operations of the Resulting Issuer depend, in part, on how well networks, equipment, information technology (“IT”) systems and software are protected against damage from a number of threats. These operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. However, if the Resulting Issuer are unable or delayed in maintaining, upgrading or replacing IT systems and software, the risk of a cybersecurity incident could materially increase. Any of these and other events could result in information system failures, delays and/or increases in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the reputation and results of operations of the Resulting Issuer.

Dividend policy

The declaration, timing, amount and payment of dividends are at the discretion of the Resulting Issuer’s board of directors and will depend upon the Resulting Issuer’s future earnings, cash flows, acquisition capital requirements and financial condition, and other relevant factors. There can be no assurance that the Resulting Issuer will declare a dividend on a quarterly, annual or other basis.

Interests of Informed Persons in Material Transactions

Other than as disclosed in this Circular, within the three years prior to the date of this Circular, no Insider of FMAC or FWTC, director or associate or affiliate of any Insider or director of FMAC or FWTC, has or had any material interest, direct or indirect, in any transaction or proposed transaction which has materially affected or could materially affect FMAC or FWTC or any of their respective subsidiaries.

Other Material Facts

To management’s knowledge, there are no other material facts about FMAC, FWTC, the Resulting Issuer or the Amalgamation that are not otherwise disclosed in this Circular.

Sponsorship

FMAC has been exempted from the sponsorship requirements of the TSXV in connection with the Amalgamation.

Interest of Experts

Interest of Experts

RSM Canada LLP are the auditors of FMAC and have performed the audit in respect of the audited financial statements of FMAC for the period from the date of incorporation (February 9, 2022) to December 31, 2022 and the fiscal year ended December 31, 2023. RSM Canada  LLP are independent of FMAC within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

RSM Canada LLP are the auditors of FWTC and have performed an audit in respect of the audited financial statements of FWTC for the financial year ended March 31, 2024 and 2023. RSM Canada LLP are independent of FWTC within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

Legal Matters

Certain legal matters in connection with the Amalgamation will be passed upon by Fogler Rubinoff LLP on behalf of FWTC and by Dentons Canada LLP on behalf of FMAC. As of the date hereof, the partners and associates of Fogler Rubinoff LLP and Dentons Canada LLP, in each case as a group, beneficially owned, directly or indirectly, less than 1% of the outstanding FWTC Shares and FMAC Shares.

Additional Information

The information contained in this Circular is given as of August 23, 2024, except as otherwise indicated.

Schedule “A”
Information Concerning FMAC

Terms not otherwise defined in this Schedule have the meanings ascribed to them in the Circular under the heading “Glossary”.

Corporate Structure

Name, Address and Incorporation

The full corporate name of the Corporation is Fraser Mackenzie Accelerator Corp. The Corporation was incorporated under the laws of the Province of Ontario pursuant to the OBCA on February 9, 2022.  The registered and head office address of the Corporation is located at 116 Eastbourne Avenue, Toronto, Ontario, M5P 2G3.

General Development of the Business

The Corporation was incorporated under the OBCA on February 9, 2022 and is classified as a Capital Pool Company, as defined in the CPC Policy. The Corporation is a reporting issuer in BC, Alberta, Saskatchewan, Manitoba, Ontario and Nova Scotia. The FMAC Shares trade on the TSXV under the stock symbol “FMAC”.

The principal business of FMAC is the identification and evaluation of assets or businesses with a view to completing a QT. FMAC has no assets other than cash held and loans made to FWTC and has not conducted commercial operations. Until Completion of the QT, the Corporation will not carry on any business other than the identification and evaluation of businesses or assets with a view to completing a QT.  With the consent of the TSXV, this may include the raising of additional funds in order to finance an acquisition.

Three-Year History

The Corporation was incorporated on February 9, 2022. On February 9, 2022, the Corporation issued 5,000,000 FMAC Shares to its founders at a price of $0.05 per share for aggregate consideration of $250,000. On September 26, 2022, the Corporation granted its directors and officers stock options to purchase 500,000 FMAC Shares at a price of $0.05 per share for a term of 10 years.

On January 10, 2023, the Corporation issued 1,200,000 FMAC Shares in an arm’s length private placement at a price of $0.10 per share for aggregate consideration of $120,000.

On February 22, 2023, the Corporation completed its Initial Public Offering (“IPO”) of 14,371,000 FMAC Shares at a purchase price of $0.10 per share for gross proceeds of $1,437,100 and granted its directors additional options to purchase up to 1,557,100 FMAC Shares at a price of $0.10 per share for a period of 10 years from the date of grant, in accordance with the policies of the TSXV. Additionally, in connection with the IPO, the Corporation issued an aggregate 1,437,100 FMAC Broker Warrants with each FMAC Broker Warrant entitling the holder thereof to acquire one (1) FMAC Share at an exercise price of $0.10 per share, exercisable until February 22, 2028.

The Corporation evaluated a number of potential acquisitions before entering into the Letter of Intent with respect to its proposed business combination with FWTC. On July 22, 2024 the Corporation and FWTC executed the Acquisition Agreement, with the intention that the Amalgamation will serve as the Corporation’s QT for the purposes of the CPC Policy.

Financial Statements and Management’s Discussion and Analysis

Financial information relating to FMAC, including its audited financial statements for the period from the date of incorporation (February 9, 2022) to December 31, 2022 and for the year ended December 31, 2023 and unaudited condensed interim financial statements for the three month period ended March 31, 2024, and the related management’s discussion and analysis for each of the foregoing financial statements, may be found on SEDAR+ at www.sedarplus.ca and are incorporated by reference herein. For certainty, with respect to the financial statements for the three month period ended March 31, 2024, only the auditor reviewed interim financial statements for such period are incorporated by reference herein. Certain information included in such financial statements and management’s discussion and analysis is forward-looking and based upon assumptions and anticipated results that are subject to uncertainties. Should one or more of these uncertainties materialize or should the underlying assumptions prove incorrect, actual results may vary significantly from those expected. See “Cautionary Note Regarding Forward-Looking Information.”

Description of Securities

FMAC is authorized to issue an unlimited number of FMAC Shares, of which 20,571,000 FMAC Shares are issued and outstanding as fully paid and non-assessable as at the date hereof.  The Corporation has reserved in respect of granted FMAC Options an aggregate of 500,000 FMAC Shares at an exercise price of $0.05 per share and 1,557,100 FMAC Shares at an exercise price of $0.10 per share. In connection with the IPO, the Corporation granted non-transferable broker warrants to acquire up to an aggregate of 1,437,100 FMAC Shares (the “Broker Warrants”). Each Broker Warrant is exercisable to acquire one FMAC Share at a price of $0.10 per share. See “Prior Sales”.

FMAC Shares

The holders of FMAC Shares are entitled to: (i) receive dividends as and when declared by the FMAC Board, out of the moneys properly applicable to the payment of dividends, in such amount and in such form as the FMAC Board may from time to time determine; (ii) in the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs receive the remaining property and assets of the Corporation; and (iii) receive notice of and to attend all meeting of the shareholders of the Corporation and to have one vote for each FMAC Share held at all meetings of the shareholders of the Corporation.

The table below shows the capitalization of the Corporation as at March 31, 2024 and as of the date hereof, and after giving effect to the Concurrent Financing.

Designation of Security	Amount Authorized	Amount outstanding as at March 31, 2024 (1)	Amount outstanding as of the date hereof(2)	Amount outstanding after giving effect to the Minimum Financing and assuming satisfaction of the Escrow Release Conditions(2)(3)	Amount outstanding after giving effect to the Maximum Financing and assuming satisfaction of the Escrow Release Conditions(2)(3)
FMAC Shares	Unlimited	20,571,000	20,571,000	31,785,953	36,458,850

Notes:

(1) As at the date of the most recent balance sheet contained herein and as at the date hereof, the Corporation had not commenced commercial operations.

(2) Excluding up to 2,057,100 FMAC Shares issuable pursuant to the FMAC Options granted to certain directors and officers and up to 1,437,100 FMAC Shares issuable pursuant to the FMAC Broker Warrants.

(3) Excluding all FMAC Warrants expected to be issuable in connection with the Concurrent Financing.

Prior Sales

Since the date of incorporation, 20,571,000 FMAC Shares have been issued as follows:

Date	Number of FMAC Shares	Issue Price per FMAC Share ($)	Aggregate Issue Price ($)	Nature of Consideration Received
February 9, 2022	5,000,000(1)	0.05	$250,000	Cash
January 10, 2023	1,200,000	0.10	$120,000	Cash
February 22, 2023	14,371,000	0.10	$500,000	Cash
Total	20,571,000	—	$1,437,100	—

Notes:

(1)	These FMAC Shares are subject to escrow pursuant to the CPC Policy. See “Escrowed Securities”.

TSXV Trading Price and Volume

The FMAC Shares have been posted for trading on the TSXV since February 22, 2023 under the trading symbol “FMAC-PV”. The FMAC Shares were halted from trading on May 14, 2024, concurrently with the announcement of the Amalgamation. The market price of the FMAC Shares on the TSXV on May 13, 2024, the final day of trading immediately prior to the halt, was $0.05. The following chart shows the Corporation’s monthly price ranges and volume traded on the TSXV for the applicable period prior to halting.

Period	High	Low	Trading Volume
August 2023	$0.110	$0.l10	10,000
September 2023	$0.110	$0.l10	5,000
October 2023	Nil	Nil	Nil
November 2023	$0.100	$0.100	57,000
December 2023	Nil	Nil	Nil
January 2024	$0.105	$0.100	55,500
February 2024	$0.050	$0.050	1,000
March 2024	$0.100	$0.020	45,500
April 2024	$0.045	$0.040	100,000
May 1, 2024 – May 13, 2024	$0.050	$0.045	2,500

Escrowed Securities

Securities Escrowed Prior to the Completion of the Amalgamation

Subject to the policies of the TSXV, all FMAC Shares that may be acquired from treasury by Non-Arm’s Length Parties of the Corporation prior to the date of the Final Exchange Bulletin will be deposited with the Transfer Agent under the Escrow Agreement. For certainty, it is not expected that the Subscription Receipts acquired by Non-Arm’s Length Parties of the Corporation will be subject to escrow.

All FMAC Options and all FMAC Shares issued prior to the date of the Final Exchange Bulletin pursuant to the exercise of FMAC Options are subject to escrow under the Escrow Agreement.

In addition, all FMAC Shares issued on or after the date of the Final Exchange Bulletin pursuant to the exercise of FMAC Options granted prior to the Corporation’s initial public offering with an exercise price that is less than $0.10 are also subject to escrow under the Escrow Agreement.

The following table sets out, as at the date hereof, the number of FMAC Shares and FMAC Options which are held in escrow:

Name and Municipality of Residence of Shareholder	Number of Common Shares Escrowed	Percentage of Common Shares	Number of FMAC Options held in Escrow
Philip Benson Minesing, Ontario	833,334	4.05%	342,850
Donald Bent Toronto, Ontario	833,334	4.05%	342,850
Robert Eberschlag Toronto, Ontario	833,333(1)	4.05%	342,850
David Iacobelli Oakville, Ontario	833,333	4.05%	342,850
Michael Lambert Calgary, Alberta	833,333	4.05%	342,850
Michael Liik Toronto, Ontario	833,333(2)	4.05%	342,850
TOTAL	5,000,000	24.3%	2,057,100

Notes:

(1) The FMAC Shares are held by Robert Eberschlag Professional Corp., a company controlled by Robert Eberschlag.

(2) The FMAC Shares are held by Liikfam Holdings Inc., a company controlled by Michael Liik.

Where the FMAC Shares are required to be held in escrow and are held by a non-individual (a “holding company”), each holding company pursuant to the Escrow Agreement has agreed not to carry out any transactions during the currency of the Escrow Agreement which would result in a change of control of the holding company, without the consent of the TSXV. Any holding company must sign an undertaking to the TSXV that, to the extent reasonably possible, it will not permit or authorize securities to be issued or transferred if it could reasonably result in a change of control of the holding company. In addition, the TSXV may require an undertaking from any control person of the holding company not to transfer the shares of that company.

Under the Escrow Agreement:

(a)	all FMAC Options granted prior to the date of the Final Exchange Bulletin and all FMAC Shares that were issued pursuant to the exercise of such FMAC Options prior to the date of the Final Exchange Bulletin will be released from escrow on the date of the Final Exchange Bulletin, other than FMAC Options that were granted prior to the Corporation’s IPO with an exercise price that is less than the issue price of the FMAC Shares under this prospectus and any FMAC Shares that were issued pursuant to the exercise of such FMAC Options which will be released from escrow in accordance with (b);

(b)	except for the FMAC Options and FMAC Shares issued pursuant to the exercise of such FMAC Options that are released from escrow on the date of the Final Exchange Bulletin as provided for in (a), all of the securities held in escrow will be released from escrow in accordance with the following schedule:

Release Dates	Percentage to be Released
Date of Final Exchange Bulletin	25%
Date 6 months following Final Exchange Bulletin	25%
Date 12 months following Final Exchange Bulletin	25%
Date 18 months following Final Exchange Bulletin	25%
TOTAL	100%

The TSXV’s prior consent must be obtained before a transfer within escrow of escrowed FMAC Shares.  Generally, the TSXV will only permit a transfer within escrow to be made to existing Principals of the Corporation and/or to incoming Principals in connection with a proposed Qualifying Transaction.

If a Final Exchange Bulletin is not issued, the escrowed FMAC Shares will not be released.  Under the Escrow Agreement, upon the issuance by the TSXV of a bulletin delisting the Corporation, the Transfer Agent is irrevocably authorized to:

(a)	immediately cancel all of the escrowed FMAC Shares held by each Non-Arm’s Length Party to the Corporation that were issued at a price below the Offering price under this prospectus and all FMAC Options and FMAC Shares acquired on the exercise of FMAC Options held by such persons; and

(b)	cancel all of the escrowed securities on a date that is 10 years from the date of such Exchange bulletin.

Principal Shareholders

To the knowledge of the directors and executive officers of the Corporation, other than Sumarria, no person or company is expected to beneficially own, directly or indirectly or exercise control or direction over FMAC Shares carrying ten percent (10%) or more of the voting rights attached to all outstanding FMAC Shares. See “Particulars of Matters to be Acted upon at the FMAC Meeting – Creation of a Control Person.”

Executive Compensation

Since its incorporation, the Corporation had two (2) NEOs: Philp Benson, who serves as chief executive officer (“CEO”), and Donald Bent who serves as chief financial officer (“CFO”).

Compensation Discussion and Analysis

This section provides information regarding the compensation program in effect for the fiscal period ended December 31, 2023 for the NEOs and directors of FMAC. FMAC does not have a formal pre-determined compensation plan nor does it engage in benchmarking practices. Rather, FMAC informally assesses the performance of its NEOs and considers a variety of factors generally, both objective and subjective, when determining compensation levels. Going forward, the compensation program of FMAC has the following objectives: (i) to provide a compensation program that is fair and competitive in order to attract and retain well-qualified and experienced executives within FMAC; (ii) to focus the efforts of executives on business performance; and (iii) to recognize individual performance. Compensation of the NEOs currently consists solely of option grants.

In performing its duties, the FMAC Board has considered the implications of risks associated with FMAC’s compensation policies and practices. At its present early stage of development and considering its present compensation policies, FMAC currently has no compensation policies or practices that would encourage an executive officer or other individual to take inappropriate or excessive risks. A NEO or director is permitted for his or her own benefit and at his or her own risk, to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars or units or exchange funds, that are designed to hedge or offset a decrease in the market value of equity securities granted as compensation or held, directly or indirectly.

Statement on Executive Compensation

Since the incorporation of the Corporation, no NEOs or directors of the Corporation received compensation for their services as NEOs or directors, for committee participation, for involvement in special assignments or for services as consultant or expert, other than the directors being awarded an aggregate of 2,057,100 FMAC Options under the FMAC Plan.

The Corporation has no arrangements, standard or otherwise, pursuant to which NEOs or directors are compensated by the Corporation for their services in their capacity as NEOs or directors, or for committee participation, for involvement in special assignments or for services as consultants or experts for the period from the date of incorporation (February 9, 2022) to the date hereof.

As disclosed elsewhere in this Circular, the Corporation has the FMAC Plan for the granting of incentive stock options to the officers, employees and directors. The purpose of granting such options is to assist the Corporation in compensating, attracting, retaining and motivating the NEOs and directors of the Corporation and to closely align the personal interests of such persons to that of the FMAC Shareholders.

In accordance with the CPC Policy, no compensation in the form of a salary, consulting fee, management contract fee, directors’ fee or bonus has been paid to or earned by any NEO or director for the period from the date of incorporation (February 9, 2022) to the date hereof.

Following the proposed Amalgamation, if completed, it is anticipated that the Resulting Issuer will pay compensation to its directors and officers in accordance with industry standards, depending on the nature and size of the particular business in which the Resulting Issuer operates.

The following table sets out certain information respecting the compensation paid to the directors and NEOs of FMAC for the period from the date of incorporation of the Corporation (February 9, 2022) to December 31, 2022 and for the year ended December 31, 2023.

Director and NEO Summary Compensation Table

Name and position	Year(1)	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total compensation ($)
Philip Benson CEO, President, Chair of the Board and Director	2022 2023	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Donald Bent Chief Financial Officer and Director	2022 2023	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Robert Eberschlag Corporate Secretary and Director	2022 2023	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
David Iacobelli Director	2022 2023	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

Name and position	Year(1)	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total compensation ($)
Michael Liik Director	2022 2023	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Michael Lambert Director	2022 2023	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

Note:

(1)	Period from the date of incorporation (February 9, 2022) to December 31, 2022.

Stock Options and Other Compensation Securities

From the date of incorporation of the Corporation to the date hereof, FMAC Options to purchase up to 2,057,100 FMAC Shares have been granted as follows:

Compensation Securities
Name and position	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date
Philip Benson CEO, President,	Options	83,334	September 26, 2022	0.05	N/A	0.10	September 26, 2032
Chair of the Board and Director		259,516	February 22, 2023	0.10	N/A	0.10	February 22, 2033
Donald Bent Chief	Options	83,334	September 26, 2022	0.05	N/A	0.10	September 26, 2032
Financial Officer and Director		259,516	February 22, 2023	0.10	N/A	0.10	February 22, 2033
Robert Eberschlag Corporate Secretary	Options	83,333	September 26, 2022	0.05	N/A	0.10	September 26, 2032
and Director		259,517	February 22, 2023	0.10	N/A	0.10	February 22, 2033
David Iacobelli Director	Options	83,333	September 26, 2022	0.05	N/A	0.10	September 26, 2032
		259,517	February 22, 2023	0.10	N/A	0.10	February 22, 2033
Michael Liik Director	Options	83,333	September 26, 2022	0.05	N/A	0.10	September 26, 2032
		259,517	February 22, 2023	0.10	N/A	0.10	February 22, 2033

Compensation Securities
Name and position	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date
Michael Lambert Director	Options	83,333	September 26, 2022	0.05	N/A	0.10	September 26, 2032
		259,517	February 22, 2023	0.10	N/A	0.10	February 22, 2033
Total:		2,057,100

Incentive Plan Awards – Value Vested Or Earned During The Year

There are: (a) no options awarded under the FMAC Plan for the NEOs and directors that vested during the financial year ended on December 31, 2023; and (b) 2,057,100 options awarded under the FMAC Plan for the NEOs and directors that vested during the period from the date of incorporation of the Corporation (February 9, 2022) to December 31, 2022. There has been no security based compensation under non-equity incentive plans granted to NEOs and the directors for the aforementioned period.

Incentive Plan Awards – Outstanding Option-Based Awards

There were an aggregate of 2,057,100 option-based awards granted under the FMAC Plan to NEOs and directors outstanding as at the date hereof.

Pension Benefits

The Corporation does not have any form of pension plan that provides for payments or benefits to the NEOs at, following, or in connection with retirement. The Corporation does not have any form of deferred compensation plan.

Termination and Change of Control Benefits

The Corporation has no plans or arrangements in respect of remuneration received or that may be received by the NEO in the Corporation’s most recently completed financial year or current financial year in respect of compensating such officer in the event of termination of employment (as a result of resignation, retirement, change of control, etc.) or a change in responsibilities following a change of control.

There are no employment contracts between the Corporation and the NEO.

There are no compensatory plans, contracts or arrangements between the Corporation and any NEO, where the NEO is entitled to receive more than $50,000 from the Corporation, including periodic payments or installments, in the event of:

(a)	the resignation, retirement or any other termination of employment of the NEO’s employment with the Company;

(b)	a change of control of the Corporation; or

(c)	a change of the NEO’s responsibilities following a change in control.

Management Contracts

FMAC is not a party to a management contract with anyone other than directors or executive officers of FMAC.

Equity Compensation Plan Information

The following table sets out information as of December 31, 2023 with respect to the FMAC Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by securityholders	nil	nil	nil
Equity compensation plans not approved by securityholders	2,057,100	$0.09	nil
TOTAL	2,057,100	$0.09	nil

Indebtedness of Directors and Executive Officers

As of the date of this Circular, there is no indebtedness outstanding of any current or former director, executive officer or employee of FMAC or any of its subsidiaries which is owing to FMAC or to another entity which is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by FMAC, entered into in connection with a purchase of securities or otherwise.

Corporate Governance

FMAC and the FMAC Board recognize the importance of corporate governance to the effective management of FMAC and to the protection of its stakeholders, particularly FMAC Shareholders. FMAC is pleased to present its approach to corporate governance, which is designed with a view to ensuring that the business and affairs of FMAC are effectively managed so as to enhance FMAC Shareholder value. The FMAC Board fulfills its mandate directly and through the FMAC Audit Committee at regularly scheduled meetings or as required. The directors are kept informed regarding FMAC’s operations at regular meetings, or as otherwise required and through reports and discussions with management on matters within their particular areas of expertise. Frequency of meetings may be increased and the nature of the agenda items may be changed depending upon the state of FMAC’s affairs and in light of opportunities or risks that FMAC faces.

National Policy 58-201 – Corporate Governance Guidelines establishes corporate governance guidelines which apply to all public companies. National Instrument 58-101 – Disclosure of Corporate Governance Practices mandates disclosure of corporate governance practices which disclosure is set out below, in accordance with Form 58-101F2 – Corporate Governance Disclosure (Venture Issuers).

Board of Directors

The FMAC Board supervises the CEO and the CFO. Both the CEO and CFO are required to act in accordance with the scope of authority provided to them by the FMAC Board. The identity of directors who are independent (within the meaning set out in National Instrument 52-110 – Audit Committees) is set out in the following table:

Director	Independence
Philip Benson	Not Independent
Donald Bent	Not Independent
Robert Eberschlag	Independent
Michael Liik	Independent
David Iacobelli	Independent
Michael Lambert	Independent

Directorships

The following directors of FMAC are currently directors of the following other reporting issuers:

Name of Director	Name of Reporting Issuer
Philip Benson	Yangaroo Inc.
Michael Lambert	Gemini Corporation
Michael Liik	Cymat Technologies Ltd. Carthew Bay Technologies Inc.

Orientation and Continuing Education

The FMAC Board does not have a formal process for the orientation of new FMAC Board members. Orientation is done on an informal basis. New FMAC Board members are provided with such information as is considered necessary to ensure that they are familiar with FMAC’s business and understand the responsibilities of the FMAC Board.

The FMAC Board does not have a formal program for the continuing education of its directors. FMAC expects its directors to pursue such continuing education opportunities as may be required to ensure that they maintain the skill and knowledge necessary to fulfill their duties as members of the FMAC Board. Directors can consult with FMAC’s professional advisors regarding their duties and responsibilities, as well as recent developments relevant to FMAC and the FMAC Board.

Ethical Business Conduct

The FMAC Board has not adopted a formal code of ethics. In the view of the FMAC Board, the fiduciary duties placed on individual directors by corporate legislation and the common law, and the restrictions placed by corporate legislation on an individual director’s participation in decisions of the FMAC Board in which the director has an interest, have been sufficient to ensure that the FMAC Board operates independently of management and in the best interests of FMAC.

Although FMAC has not adopted a formal code of ethics, FMAC promotes an ethical business culture. Directors and officers of FMAC are encouraged to conduct themselves and the business of FMAC with the utmost honesty and integrity. Directors are also encouraged to consult with FMAC’s professional advisors with respect to any issues related to ethical business conduct.

Nomination of Directors

There is no formal process for the identification of potential candidates for nomination as directors of FMAC, but all directors are encouraged to participate in the identification and recruitment of new directors. Potential candidates are primarily identified through referrals by business contacts.

The FMAC Board will identify and recommend new nominees as directors of FMAC based upon the following considerations:

(i)	the competencies and skills necessary for the FMAC Board as a whole to possess;

(ii)	the competencies and skills necessary for each individual director to possess;

(iii)	the competencies and skills which each new nominee of the FMAC Board is expected to bring; and

(iv)	whether the proposed nominees to the FMAC Board will be able to devote sufficient time and resources to FMAC.

Compensation

The compensation of directors and the CEO is determined by the FMAC Board as a whole. Such compensation is determined after consideration of various relevant factors, including the expected nature and quantity of duties and responsibilities, past performance, comparison with compensation paid by other issuers of comparable size and nature, and the availability of financial resources.

Other Board Committees

The FMAC Board does not have any standing committees other than the FMAC Audit Committee.

Assessments

The FMAC Board does not have any formal process for assessing the effectiveness of the FMAC Board, its committees, or individual directors. Such assessments are done on an informal basis by the CEO and the FMAC Board as a whole.

Audit Committee

The FMAC Board has established the FMAC Audit Committee to provide oversight of FMAC’s financial management and of the design and implementation of an effective system of internal financial controls as well as to review and report to the FMAC Board on the integrity of the financial statements of FMAC, its subsidiaries and associated companies. This includes helping directors meet their responsibilities, facilitating better communication between directors and the external auditor, enhancing the independence of the external auditor, increasing the credibility and objectivity of financial reports and strengthening the role of the directors by facilitating in-depth discussions among directors, management and the external auditor. Management is responsible for establishing and maintaining those controls, procedures and processes and the FMAC Audit Committee is appointed by the FMAC Board to review and monitor them. FMAC’s external auditor is ultimately accountable to the FMAC Board and the FMAC Audit Committee as representatives of FMAC’s shareholders.

FMAC Audit Committee’s Charter

A copy of the charter of the FMAC Audit Committee is attached as Schedule “M” to this Circular.

Composition of the FMAC Audit Committee

The FMAC Audit Committee is currently comprised of Michael Liik, Donald Bent and Michael Lambert (Chair). Each of the members of the FMAC Audit Committee are “financially literate” and Mr. Lambert and Mr. Liik are independent of the Corporation as defined under NI 52-110. Mr. Bent is not independent of the Corporation as defined under NI 52-110.

Relevant Education and Experience

All members of the FMAC Audit Committee have been involved in enterprises which publicly report financial results, each of which requires a working understanding of, and ability to analyze and assess, financial information (including financial statements).

Michael Liik, Director

Mr. Liik is a Director of the Corporation. He is a co-founder and Managing Partner of FMMC who is actively involved in all aspects of the business. He is a MBA and a Professional Engineer with both business and engineering degrees obtained from the University of Toronto. Michael’s unique 35-year career combines extensive operations leadership experience with principal investing and merchant banking expertise. Prior to FMMC, Michael was a partner with HSD Partners, a private equity firm and is a principal at Liikfam Holdings Inc., an early-stage venture investor. His public company senior management roles have included CEO and co-founder of Cymat Technologies Ltd. (CYM-TSXV) from 1999 to 2004 (he is currently Executive Chairman); VP Corporate Development, Slater Steel from 1993 to 1998 (with responsibilities of COO); and VP Development, Horsham Corporation in Berlin (predecessor to Trizec Corporation) from 1990 to 1993. Michael began his career at National Bank and was a founding member of its mezzanine real estate lending and investment group. Michael has been a board member of numerous public and private companies with current roles including Northern Birch Credit Union and Cymat Technologies Ltd.

Michael Lambert, Director

Mr. Lambert is a Director of the Corporation. He has over 30 years of successful Executive and Board Leadership in Canadian public and private companies in various industries. Mike is a professional director devoting his time to for profit and not for profit boards.

During his career Mr. Lambert has been involved in a multitude of companies. These include Calgary Co-op, Canadian Tire Corporation, the George Weston Loblaw group (Real Canadian Superstores), The Southam Newspaper Group (The National Post), Mark’s Work Wearhouse, The Forzani Group (Sport Chek), Parkland Fuel Corporation, Canadian Pacific Railway, Yellow Pages Group, and Premium Brands Inc. During this time, Mr. Lambert has been involved in a multitude of transactions (financings, acquisitions, divestitures) in excess of $5 Billion. Public Company Boards that Mr. Lambert served on include Mark’s Work Wearhouse Ltd., Yellow Page Group, Premium Brands Inc., and Gemini Corporation. Upon retiring from executive life, Mr. Lambert was elected to the Board, (Jan, 2017 to March, 2020) of The Calgary Co-Op, a Billion Dollar top line Cooperative Company which successfully operates Grocery, Fuel, Wine, Spirits and Beer, and Cannabis retailing in the Calgary market. Mr. Lambert was Chair of the Governance Committee. Mr. Lambert also is a Citizen Member of the City of Calgary Audit Committee (October 2017 to present). Mr. Lambert also served on the Board of Directors of Millennium EMS Solutions (MEMS) (March 2019 to April 2022). MEMS is a private Environmental Services Company based in Alberta servicing the Natural Resources Industries. Mr. Lambert also joined the Board of Directors of Gemini Corporation (August 2016 to April 2018) and served as Chair of the Audit Committee. Gemini, as a public company on the TSXV, carried on the business of an integrated project construction company focused on energy and industrial facilities primarily in Alberta. In the Not for Profit area, Mr. Lambert was on the Board of the Association of the Rehabilitation of the Brain Injured (ARBI), January to October of 2018 after a brain Injury of a family member and joined the Board of Directors of the Sinneave Family Foundation, a Foundation in Support of Autism (July 2018 to present) and currently serves as Chair of the Board. As a long-time advocate of Good Governance, he is the recipient of various Canadian awards including Best Corporate Governance, Best Investor Relations and Best Annual Report. He also was a recipient of the prestigious Canadian Dealmaker of the Year award.

Donald Bent, Chief Financial Officer and Director

Mr. Bent is the Chief Financial Officer and a Director of the Corporation. He is currently and has been since March 2013, a managing partner of FMMC, a privately-owned, Toronto-based private fund manager and financial advisory services partnership focused on helping lower middle market companies grow, primarily in Canada. He is also currently and has been since April 2014, a co-founder, managing partner and member of the investment committee of FMMC GP Inc., the general partner for FMMC’s limited partnership mezzanine debt funds, which provide first and second secured term debt facilities to profitable mid-sized Canadian businesses. Prior to joining FMMC, Mr. Bent cofounded Latitude Partners, where he raised and co-managed one of Canada’s first buyout funds aimed specifically at the technology industry. More recently, Mr. Bent was also a partner and member of the investment committee at Fulcrum Capital Partners (formerly HSBC Capital (Canada) Inc.). During Mr. Bent’s tenure, Fulcrum/HSBC Capital was involved in the management and investment of various funds with a mandate to provide mezzanine financing as well as private equity to mid-sized businesses. Prior to Fulcrum and Latitude Partners, Mr. Bent held various positions at TD Securities and KPMG.

Audit Committee Oversight

At no time during the period ended December 31, 2023 was a recommendation of the FMAC Audit Committee to nominate or compensate an external auditor (currently, RSM Canada LLP) not adopted by the FMAC Board.

Reliance on Certain Exemptions

During the most recently completed financial year, FMAC has not relied on certain exemptions set out in NI 52-110, namely section 2.4 (De Minimis Non-audit Services), subsection 6.1.1(4) (Circumstance Affecting the Business or Operations of the Venture Issuer), subsection 6.1.1(5) (Events Outside Control of Member), subsection 6.1.1(6) (Death, Incapacity or Resignation), and any exemption, in whole or in part, in Part 8 (Exemptions).

Pre-Approval Policies and Procedures

The FMAC Audit Committee has not adopted formal policies and procedures for the engagement of non-audit services. Subject to the requirements of the NI 52-110, the engagement of non-audit services is considered by, as applicable, the FMAC Board and the FMAC Audit Committee, on a case by case basis.

External Auditor Service Fees (By Category)

The following table sets out the aggregate fees billed to FMAC by the external auditor during the period from the date of incorporation (February 9, 2022) to December 31, 2023 for the category of fees described.

	February 9, 2022 to December 31, 2022	January 1, 2023 to December 31, 2023
Audit Fees	$5,000	$29,325
Audit-Related Fees	Nil	Nil
Tax Fees	Nil	$4,200
All Other Fees	Nil	$1,575
Total Fees:	$5,000	$35,100

Exemption

During the most recently completed financial year, FMAC relied on the exemption set out in section 6.1 of NI 52-110 with respect to compliance with the requirements of Part 3 (Composition of the Audit Committee) of NI 52-110.

Non Arm’s Length Transactions

It is the collective view of FMAC and FWTC that the proposed Amalgamation is not a non-arm’s length transaction.

Legal Proceedings

FMAC has not been, and is not presently involved in, any legal proceedings nor, to FMAC’s knowledge, are any such proceedings contemplated.

Auditor, Transfer Agents and Registrars

Auditor

The auditors of FMAC are RSM Canada LLP, Chartered Professional Accountants located at 11 King St W #700, Toronto, ON M5H 4C7.

Transfer Agent and Registrar

FMAC’s transfer agent and registrar is TSX Trust at its principal office in Toronto, Ontario at 301 – 100 Adelaide Street West, Toronto ON M5H 4H1.

Material Contracts

The Corporation has not entered into contracts material to investors in the FMAC Shares hereunder, other than:

(a)	The Transfer Agency and Registrarship Agreement dated as of January 11, 2023 between the Corporation and TSX Trust;

(b)	The Escrow Agreement dated as of January 11, 2023, among the Corporation, TSX Trust and those shareholders that executed such Escrow Agreement referred to under “Escrowed Securities”;

(c)	The Agency Agreement dated as of January 11, 2023 among the Corporation and iA Private Wealth Inc. in connection with the Corporation’s initial public offering; and

(d)	The Acquisition Agreement.

Copies of the foregoing agreements are available under FMAC’s profile on SEDAR+ at https://www.sedarplus.ca and will be available for inspection at the office of the Corporation’s legal counsel located at 77 King Street West, Suite 400, Toronto, Ontario M5K 0A1, during ordinary business hours, until the completion of the Amalgamation and for a period of 30 days thereafter.

Schedule “B”
Information Concerning FWTC

Corporate Structure

Name and Incorporation

FWTC, formerly Hope Well Capital Corp. was incorporated under the OBCA on December 1, 2016 and was a Capital Pool Company as defined in the CPC Policy. On October 20, 2021, FWTC completed a QT with Forward Water Technologies Inc. (“FWTI”). The transaction was completed by way of a three-cornered amalgamation pursuant to the provisions of the OBCA. Immediately following the completion of the transaction, Hope Well Capital Corp. changed its name from “Hope Well Capital Corp.” to “Forward Water Technologies Corp.” The FWTC Shares are listed for trading on the TSXV under the trading symbol “FWTC”. FWTI was incorporated under OBCA on October 11, 2012. Its principal activity is the commercialization of its proprietary FO technology.

Intercorporate Relationships

The following chart outlines FWTC’s relationships with its subsidiaries:

General Development of the Business

Three Year History

FWTC’s sole business is the commercialization of its proprietary FO technology. FWTC’s technology can reduce the volumes of challenging waste streams having extraordinarily high levels of dissolved salts while at the same time returning fresh water for re-use or surface releases.

FWTC has developed a low-cost wastewater treatment process that can effectively manage waste streams that are currently disposed of using energy intensive high-cost processes. FWTC extracts clean water through a membrane utilizing a FO method that uses a proprietary draw solute. Without using applied pressure, applied energy, or forced filtration, FWTC’s FO process rejects all impurities and separates only the clean water from the waste stream.

On April 26, 2018, FWTI entered into a technology sub-license agreement with GreenCentre Canada (the “GCC Agreement”). Pursuant to the GCC Agreement, FWTI obtained an exclusive, worldwide license to certain GreenCentre Canada intellectual property, which allows FWTI (i) to engage in the design, manufacture, distribution and sale of certain FWTI products that incorporate GreenCentre Canada intellectual property; (ii) to use the licensed rights under a license agreement between PARTEQ Research and Development Innovations and GreenCentre Canada, only to the extent required for (i) above; and (iii) to use the GreenCentre intellectual property to create improvements in certain products and processes in exchange for payment to GreenCentre Canada of an annual earned royalty of 5% of net sales, subject to a maximum cumulative cap of $1 million, and a minimum of $25,000 annually. FWTI also has a right to sub-license the rights to the GreenCentre Canada technology to equipment, hardware and software manufacturers, in order to manufacture components of products. The term of the GCC Agreement began on April 30, 2018 and expires on expiry of the last to expire of the patents of the GreenCentre Canada technology, as such patents are set out under the GCC Agreement.

During the summer and fall of 2019, FWTI demonstrated the ability to scale its technology to commercial volumes through the successful operation of a pilot plant in Airdrie, Alberta. FWTI was able to showcase its ability to treat waste water using exceptionally low thermal and electrical energy inputs compared to traditional methods, reducing the waste volume and associated costs of disposal by 60% or more and/or limiting the energy needed to evaporate the waste to 100% solids if required.

On August 20, 2020, FWTI entered into an exclusive license agreement with Goldfinch Engineering Systems PVT Limited (“Goldfinch Engineering”) to provide for the further development and commercialization of the FO technology. The Goldfinch Engineering agreement provides Goldfinch Engineering with an exclusive license for the use of FWTI’s FO technology within the industrial wastewater treatment sector in India, provided certain minimum royalty conditions to maintain exclusivity are met.

On October 20, 2021, FWTC (Hope Well Capital Corp. immediately prior thereto) completed the reverse takeover transaction with FWTI The transaction was completed by way of a three-cornered amalgamation pursuant to the provisions of the OBCA, whereby 2644246 Ontario Limited, a wholly-owned subsidiary of Hope Well Capital Corp., amalgamated with and into FWTI, with FWTI surviving as a wholly-owned subsidiary of Hope Well Capital Corp. Pursuant to the transaction, the outstanding common shares and warrants of FWTI were exchanged for common shares and warrants, respectively, of Hope Well Capital Corp. on the basis of five Hope Well Capital Corp. securities for every one FWTI security. Immediately following the completion of the transaction, Hope Well Capital Corp. changed its name to FWTC.

In December 2021, FWTC began the building of a mobile commercial demonstration unit which can be placed on a customer’s site to allow for a longer term (3-4 month) performance of the FO technology. In November 2023 FWTC completed work on the mobile demonstration unit.

Since 2021, FWTC has been active in developing its client base, commercial opportunities and further advancing the base technology. This includes acting as key consultants within the lithium brine processing sector, the fabrication of the commercial demonstration unit, and developing a technical approach suited for food and beverage treatment.

On May 1, 2023, FWTC announced that FWTI had licensed specific intellectual property from FUJIFILM Corporation in order to solidify protection of its water treatment technology platform, and which will secure further clean water alternatives to legacy solutions to combat the ongoing global water crisis. As part of this agreement, FWTC will pay an annual $135,620 licensing fee.

On May 30, 2023, FWTC announced a partnership with Mead & Hunt. FWTC will guide project support with its FO expertise, design know-how, and technical assets. Mead & Hunt will provide extensive supply chain connections, engineering design experience, capabilities to fabricate the needed treatment equipment, as well as an established customer pipeline.

On May 31, 2023, FWTC announced that it has signed a technical advisory engagement with CleanTech Lithium PLC to review and assess technologies capable of further increasing CleanTech Lithium’s existing process efficiencies. Under this advisory engagement, FWTC will evaluate and advise on various technologies for use within CleanTech Lithium’s operations, at its Laguna Verde and Francisco Basin projects located in the lithium triangle within Chile.

On October 23, 2023, FWTC completed a non-brokered private placement of 9,240,000 units at a price of $0.05 per unit for gross proceeds of $462,000. Each unit consisted of one FWTC Share and one FWTC Warrant. Each such FWTC Warrant entitles the holder thereof to acquire one FWTC Share at a price of $0.075 per share at any time on or before October 20, 2026.

On January 11, 2024, FWTC announced that it has been contracted by CleanTech Lithium PLC to provide advisory services for the support and development of their direct lithium extraction processes in Chile. This agreement was signed on December 31, 2023.

On May 24, 2024, FirstLine and SCA, advanced an aggregate amount of $200,000 to FWTC. The FirstLine and SCA advances and the $25,000 FMAC Loan share a pari passu first ranking secured position, and mature on December 31, 2024 and bear interest at a rate of 20% per annum commencing on November 19, 2024, with no interest being charged prior to such date. $100,000 principal amount of the FirstLine and SCA loans will convert into Resulting Issuer Shares and Resulting Issuer Warrants concurrently with the completion of the Amalgamation at a price of $0.145 (post-Consolidation) and with the warrants entitling the holder thereof to acquire one Resulting Issuer Share for a term of three years from the date of issuance at an exercise price of $0.20 per Resulting Issuer Share. If the Amalgamation is not completed, no portion of the FirstLine and SCA loans will convert into securities of FWTC securities. The proceeds from these loans were used for working capital purposes.

FMAC has obtained TSXV approval to loan up to $250,000 to FWTC by way of the FMAC Loan. As of July 31, 2024, FMAC had advanced $175,000 in the aggregate of this amount. The loaned amount has been advanced in tranches, with $25,000 advanced on May 13, 2024, $25,000 advanced on June 14, 2024, $20,000 advanced June 21, 2024, $35,000 advanced on July 9, 2024 and $70,000 advanced on July 19, 2024. FMAC expects to advance the balance of the FMAC Loan prior to completion of the Qualifying Transaction. The FMAC Loan shares a pari passu security ranking with loans previously advanced by existing FWTC shareholders FirstLine and SCA. In the event that the Qualifying Transaction does not close by December 31, 2024, the FMAC Loan will mature on December 31, 2024. The FMAC Loan bears no interest until September 10, 2024 (being 120 days following the entering into of the FMAC Loan), with an interest rate of 20% per annum thereafter.

On July 11, 2024 FWTC announced that it has initiated new projects via direct customer contact in the food and beverage space to enable more efficient wastewater handling in the production of food and beverage products with globally positioned multinational manufacturers. FWTC has entered into early planning stages for a pilot or early commercial trials after being selected for evaluation by two unique clients.

On July 22, 2024, the Company announced the execution of the Acquisition Agreement in connection with the Amalgamation.

Narrative Description of the Business

Overview

FWTC’s sole business is the commercialization of its proprietary FO technology. FWTC’s technology can reduce the volumes of challenging waste streams having extraordinarily high levels of dissolved salts while at the same time returning fresh water for re-use or surface releases.

Currently, FWTC utilizes a fully automated and scalable engineering skid, capable of treating cubic meters of feed sources from client-based streams. FWTC is focused on the large scale implementation of its technology in industrial waste water, oil and gas, mining, agriculture and ultimately municipal water supply and re-use market sectors.

Market Opportunities

Industrial Wastewater

By 2024, it is projected that the industrial wastewater technology market size will reach US$15 billion annually, with the North American market accounting for the largest region at US$5.4 billion.1 By 2030, the global deficit for fresh water will reach a 40% gap between water supply and water demand, with implications for a majority of the world’s population.2 There are billions of litres of industrial wastewater produced annually by the oil and gas, mining and refining, steel and manufacturing industries, among others.3 While much of this wastewater is treated on site, a significant portion of it is removed from the site and disposed of by methods such as deep well injection or incineration. These last two methods are not only expensive but in the case of deep well injection are coming under critical view with regard to increased seismic activity in areas in which the practice is significant.

Although wastewater management is a worldwide problem and FWTC is exploring opportunities for growth with its channel partners, data addressing the market size is most readily available in Ontario, where provincial data regarding transport and disposal is maintained. FWTI commissioned two extensive studies by market research groups in 2017, which included primary research and interviews with waste generators and haulers as well as access to the Ontario Hazardous Waste Information Network. Data was examined for wastewater that is removed from the generator site and treated or disposed of elsewhere. The studies highlighted market opportunities in Canada and the US.

In 2016, research revealed that two million cubic meters of wastewater was generated in Ontario, half of which FWTC is capable of processing. When adding oil and gas industry volumes to the estimates, research reveals that the total addressable North American market for industrial wastewater is approximately 14.7 million m3. Taken along with an average disposal cost of $137/m3, the total value of the North American market was assessed to be $2 billion.4

Similarly, the addressable North American market for oil and gas wastewater was estimated to be 1.9 billion cubic meters. Taken along with an average disposal cost of $65/m3, the North American market value with respect to the oil and gas sector is assessed at $ 4.2 billion.5

Oil and Gas Wastewater

The oil and gas industry generates a significant amount of wastewater that is difficult to process. The large amounts of contaminated wastewater from oil and gas operations pose a significant environmental hazard. Projected approved bitumen extraction projects will result in over result in over 153 million m3 per year of water being removed from the Athabasca River in 20198, with a significant proportion ending up in tailings ponds.6 Over 80% of bitumen reserves in Alberta are in-situ operations and, while markedly more efficient over recent years, they still require about 0.2 m3 (1.3 bbl) of ground water for every 1 m3 (6.3 bbl) of bitumen production.7 Moreover, future water restrictions may include voluntary and mandatory reductions, thus increasing the need for re-use. The wastewater produced from these operations is very difficult and expensive to treat using currently available technologies. Further, with the shift to zero liquid discharge (“ZLD”), providing low energy and low-cost treatment alternatives to evaporation would aid in enabling zero discharge goals. The global volume of produced water disposed by re-injection was approximately 23 billion bbl/year in 2017 (Figure 1).8

1 Tiseo, Ian. “Global industrial wastewater treatment market value by region 2019-2024”; available online: https://www.statista.com/statistics/1099424/market-size-industrial-wastewater-treatment-global-by-region/.

2 UNEP IRP, “Policy Options for Decoupling Economic Growth from Water Use and Water Pollution”, March 2016.

3 UNICEF, “Reimaging WASH; Water Security for All”, March 2021.

4 Christine Burow, Christine Burow Consulting, “Industrial Wastewater Market in Ontario Market Research Report”, Kitchener ON, Canada, October 2017.

5 Bas von Berkel, BerQ RNG, “Forward Water Final Presentation”, Oakville, ON, Canada, September 2016.

6 https://www.environment.alberta.ca/apps/OSEM/

7 Canadian Association of Petroleum Producers, The Facts on Oil Sands, 2014, https://www.nrcan.gc.ca/energy/publications/18750.

8 U.S. Produced Water Volumes and Management Practices in 2017, J. Veil, Febuary 2020.

Figure 1. Global estimated produced water volumes 2007 vs. 2017

One of the fastest growing sources of wastewater currently being disposed by re-injection is from the use of hydraulic fracturing in shale gas and oil production. In addition, a unique feature of hydraulically fractured wells is that they have relatively high depletion rates, meaning wells must be continuously drilled to maintain high production levels. This ensures that a long-term market for wastewater treatment exists in the shale plays of North America.

Areas such as the Douvernay Shale Formation in Western Canada have produced water disposal costs of approximately $50 to $200/m3 with a total water usage estimated at 14,000,000 m3 in 2018.9 Furthermore, both fresh water acquisition and wastewater disposal costs in US-based fields typically account for between 10% to 50% of total drilling costs ($5M to $10M per well).10

Based on the USGS Produced Water Database, a significant percentage of wells fall below the 15% total dissolved solid (“TDS”) level and, as such, reside within FWTC’s optimal addressable market.11

Within the Canadian oil and gas wastewater treatment market, two avenues exist:

1.	Operators: Approximately 50% of the market is directly handled by the producers who buy and operate treatment units. This is most commonly seen with the larger integrated producers.

2.	Service providers: Approximately 50% of the market is handled by the service companies, which buy and operate treatment units. FWTC’s current channel partner, Terrapure, is targeting expansion into the western Canadian oil and gas market and was the site of FWTC’s commercial demonstration scale project.

Brine Management

The petrochemical industry commonly stores hydrocarbons in underground caverns. The levels of hydrocarbons in these caverns are controlled by brine, which is stored in open ponds on the surface. Precipitation in the open ponds causes dilution of the brine as well as pond overflow, necessitating frequent removal of excess brine by waste haulage companies at considerable expense. FWTC has demonstrated that it can successfully extract excess water from these diluted brines and return full saturated brine to the pond.

9 Canadian Discovery, October 2019.

10 Gabriel Collins, “Trash or Treasure: How is Produced Water’s Economic Value Evolving in the Permian Basin?,” Produced Water Society Seminar 2019, 7 February 2019, Sugar Land, TX).

11 James Otten, USGS: Produced Water Brine and Stream Water Salinity.

Lithium Extraction

Approximately 80% of the world’s lithium is produced from brines, which are extracted out of ancient aquifers.12 Areas such as Chile, Bolivia and the United States are leading areas of lithium extraction by these methods. As the lithium concentration in these brines is extremely low, current practice is to pump the brine into large surface ponds and allow evaporation to take place over 18-24 months in order to concentrate the lithium and allow effective recovery. These operations often take place in water challenged regions and evaporated water is lost when it could otherwise be put to productive use, such as in agriculture. FWTC’s FO technology can effectively concentrate these brines without evaporating the water, thus enhancing the lithium extraction process while returning clean water to the aquifer or making it available for productive use.

Food and Beverage

Many food and beverage products are sold in concentrated form, including fruit juices and flavour concentrates. Typically, these products are created with evaporation techniques that involve heat, which alters the flavour profile through its effect on proteins. FWTC’s technology allows the concentration of these products without the use of heat thus maintaining the flavour profile. An example would be to maintain the flavour of fresh orange juice at the cost of frozen orange juice concentrate. This specific area of the food and beverage market represents a $40 billion market opportunity.13 FWTC is currently in the process of modifying its draw solution chemistry to meet the requirements for the food industry.

Business Delivery Models

Based on the results of certain commercial demonstrations, trials and engineering calculations, FWTC determines that two standardized FWTC system modules with capacity of 50m3 and 500m3 per day, respectively, would meet most market needs. As these are standardized, more than one module may be deployed for a specific application to meet volume demand, as well as provide a degree of redundancy. Customer needs will vary for different situations; as such, FWTC has three business models for delivering its technology to market:

1.	Build / Own / Operate: FWTC’s most profitable delivery model is build-own-operate, which is common in industries related to auxiliary operations, including waste management and industrial gas supply, that are not core to the given business. Typically, a volumetric service charge provides the income stream and the costs associated with this model are operational, rather than capital-related, which simplifies the decision-making process for the customer.

2.	Build / Sell / Service: FWTC’s sale of systems is also anticipated to be a significant component of its revenue. In addition to the potential for substantial profit margins on these systems and equipment, associated royalties from annual service contracts will also contribute to FWTC’s revenue stream.

3.	License: FWTC will license its FO technology where appropriate to suit the market or customer needs. FWTC has negotiated a license agreement with Goldfinch Engineering for the Indian market. This agreement includes an up-front payment and ongoing royalties. Other examples include large corporations with in-house manufacturing and operational capabilities. Royalties based on volumes of water treated would be a typical income stream under these agreements.

Employees

FWTC is headquartered at 1086 Modeland Rd., Sarnia, Ontario in leased premises where it operates both laboratory and pilot facilities. Key personnel consist of C. Howie Honeyman (CEO) and Wayne Maddever (COO), with support from Leonard Seed (Director of Engineering). Laboratory staff are contracted under an arrangement with Bioindustrial Innovation Canada.

12 Michael Cronwright, CSA Global An Overview of Lithium: Geology to Markets, GSSA-African Exploration Showcase; November 15, 2019.

13 The Business Research Company, Flavoring Syrup and Concentrate Manufacturing Market Global Briefing 2019, June 2019.

Market Channel / Strategic Partners

FWTC has certain existing relationships with key partners and is also developing additional partnerships where appropriate. An overview of these partnerships is provided below.

Goldfinch Engineering

Goldfinch Engineering is an Indian engineering company with extensive experience in wastewater treatment including FO. FWTC has negotiated and executed an exclusive license and technology transfer agreement for India which consists of a US$1,000,000 technology transfer agreement.

Mead & Hunt

Mead  & Hunt is a United States based engineering design and fabrication company with over 50 offices across the United States. FWTC has signed a letter of intent to establish Mead & Hunt as a channel partner.

Aquaporin

Aquaporin is a Denmark based producer of the FO membranes used by FWTC in its systems. As Aquaporin does not manufacture systems, it has signed a letter of intent with FWTC to exchange sales leads on a worldwide basis.

Suppliers

FWTC systems can be constructed by conventional fabricators that are familiar with chemical processing systems. FWTC has a key supplier in the form of membrane manufacturer, Aquaporin. While not limited to the use of Aquaporin, the companies have agreed to collaborate on opportunities as Aquaporin does not supply systems and only supplies membranes.

Intellectual Property

The table below identifies all intellectual property that FWTC has access to on a global and exclusive basis. The intellectual property is either licensed, jointly assigned to Queen’s University, GreenCentre Canada and/or FWTC, or assigned directly to FWTC.

Title	Date Filed / Priority	US Application Number	US Status	Jurisdictions Issued / Allowed	Other Jurisdictions Applied
Water with Switchable Ionic Strength	February 10, 2011	US 16/279,221	Pending	AU, CA, EU, CN, HK, IL, JP, MX	US, BR, IN, SA, SP
Systems and Methods for Use of Water with Switchable Ionic Strength	December 15, 2011	US 10377647	Granted	AU, BR, CA, EU, CN, IL, IN, JP, MX, SP, SA
A Switchable FO Systems and Process Thereof	August 11, 2015	US 15/751,753	In process of reinstatement		AU, BR, CA, EU, CN, IL, IN, JP, MX, SP, SA
Forming a Treated Switchable Polymer and Use	August 24, 2018	PCT/CA2019/051166	Pending		EU, CA

Title	Date Filed / Priority	US Application Number	US Status	Jurisdictions Issued / Allowed	Other Jurisdictions Applied

Thereof in a Forward Osmosis System	17/271,069

FWTC Research & Development Activities

Industrial Process Development

The advantages that the trimethylamine (“TMA”) based draw system provide to enable an effective and efficient FO system are apparent from current application studies. From this experience and information, FWTC completed equipment construction of a fully mobile demonstration plant (est. 10 m3/d scale) using the TMA/CO2 draw system. This equipment is used for on-site verification with multiple developing clients. However, there are several potential avenues for further improvements. FWTC will be actively exploring these areas in the near term. The specific items that will be focused include:

●	advanced process development for CO2 gas dispersion;

●	absorber and condenser design improvements; and
●	membrane module integration.

All of these investigations are intended to improve overall efficiencies which will ultimately result in lower capital and operational costs. This work will be completed using the engineering skid resources in Sarnia, Ontario.

Developing Alternative Draw Agents

FWTC has verified that the current approach to draw agents is not limited to TMA and CO2 but can be accomplished using other amines. Moreover, when those amines are carefully selected, the resultant FO process can be used in a wide array of markets sectors, notably in food and beverage production. In addition, the use of other amines could overcome any intellectual property barriers that may present themselves.

To investigate this alternative draw materials pathway, FWTC has demonstrated that two broad materials design approaches can be used, being:

●	Large molecular polyamines; and
●	Polymeric amines.

Both approaches have been verified in laboratory experiments at Queen’s University and at FWTC’s Sarnia operations. In the case of the polymeric amines, FWTC has captured the intellectual property around the approach and has also engaged a Japanese manufacturing partner to develop the material required. In particular, the polymeric amines have significance in the food and beverage market as there is minimal risk of taste or odour impact during processing and polymeric materials themselves are often considered “generally regarded as safe”.

Research and Development Team

C. Howie Honeyman, Ph.D. (President and Chief Executive Officer)

Mr. Honeyman has over 20 years of experience commercializing new technologies, having worked in senior or executive positions for both large multi-national companies including Cabot Corporation and more recently several innovation-based start-ups, such as E Ink and Natrix Separations Inc. Mr. Honeyman has also served as the Chief Technology Officer for GreenCentre Canada. Mr. Honeyman’s experience in developing and commercializing new technologies includes e-paper displays while at E Ink and high capacity high through-put membranes for bioprocessing as a Senior Vice President of Natrix Separations Inc., the latter was acquired by MilliporeSigma Canada Co. Mr. Honeyman is also the inventor of record on over 50 US patents. Mr. Honeyman holds a Ph.D. in Chemistry from the University of Toronto.

Wayne Maddever, Ph.D., P.Eng. (Chief Operating Officer)

Dr. Maddever has over 35 years of experience working in senior executive management positions with technically based businesses in start-up, turnaround or acquisition situations where his skills at change management have aided in the commercialization of new technologies. Dr. Maddever’s experience in both private and public companies, both domestically and internationally, spans a broad variety of industries, including bio- and advanced materials, precision manufacturing, recycling, waste to energy and medical devices. Dr. Maddever is currently Portfolio Manager at Bioindustrial Innovation Canada and a Fellow of the Canadian Academy of Engineering. Dr. Maddever also holds a number of patents in several fields. Dr. Maddever holds a Ph.D. in Materials Science Engineering from the University of Toronto.

Leonard Seed, P.Eng, (Director of Engineering and Operations)

Mr. Seed has over 18 years of experience developing and commercializing new water and wastewater treatment technologies, primarily in a start-up environment. He is named as an inventor on over seven patents and has authored several publications. Leonard is a Professional Engineer and holds an MSc in Environmental Engineering from the University of Guelph. Mr. Seed is a named inventor on seven US patents.

Professor Philip Jessop, Ph.D (Executive Research Director)

Dr. Jessop was appointed to the role of Executive Research Director of FWTC in 2018. Dr. Jessop has over 20 years of experience working in the field of green chemistry. Since 2003 Dr. Jessop has been a professor and Canada Research Chair of Green Chemistry at the Department of Chemistry, Queen’s University in Kingston, Canada. Prior to 2003 Dr. Jessop was a professor at the University of California-Davis. Dr. Jessop is also the Technical Director of GreenCentre Canada and serves as Chair of the Editorial Board for the journal of Green Chemistry. Dr. Jessop’s distinctions include the NSERC Polanyi Award (2008), Killam Research Fellowship (2010), Canadian Green Chemistry & Engineering Award (2012), Eni Award (2013), Fellowship in the Royal Society of Canada (2013), a Canada Research Chair Tier 1 (2013 to 2020), and the NSERC Brockhouse Prize (2019). Dr. Jessop holds a Ph.D. in Chemistry from the University of British Columbia.

Competition

There are five basic approaches to the treatment of high salinity wastewater for the purpose of removal of TDS, and they can be described as follows (also summarized in Figure 2 below):

1.	Disposal: This is a very common method for dealing with high TDS wastewater streams, but can be very costly and may face an uncertain regulatory future.

2.	Distillation and Crystallization: Utilizing the evaporation of water from a wastewater stream, this method leaves behind any dissolved solids. The approach is extremely energy intensive but can be used for waste streams comprised of up to ~16 wt% TDS. Under this method, wastewater streams are generally evaporated to a point prior to initial solids formation.

3.	Crystallization: This method is also based on the evaporation of water, but under this method, all water is removed, leaving behind solid salts and ZLD. This method is typically capital intensive, partially owing to a high mechanical energy requirement.

4.	Non-thermal methods: These methods include reverse osmosis, other FO technologies and alternative methods such as electrodialysis.

5.	Reverse Osmosis: This method is typically utilized in the desalination of sea water for the production of drinking water, and can be applied to wastewater streams with TDS levels limited to below 4.5%wt TDS. Fouling is a significant issue due to the high-pressure requirement limiting its utility to certain applications.

Figure 2: High-level; competitive treatment technologies

There are a number of alternative technologies and approaches that are in competition with FWTC’s FO system. Figure 3 below indicates FWTC’s advantages over these alternative technologies, which include:

●	wide TDS treatment range; >20% wt TDS feeds;

●	lower operational energy needs; < 60 kWh/m3 (feed);

●	construction requires only standard equipment and materials; and

●	improved rejection of organic and inorganic impurities compared to electro-separation methods.

Competition can be divided into three major categories: (i) disposal, (ii) thermal-based membrane separation, and (iii) non-thermal based separation. The following sections discuss the key points of difference of these methods as compared to FWTC’s FO technology.

1.       Transport and Disposal of Wastewater

Transport and disposal of wastewater is a heavily employed process and FWTC’s incumbent benchmark in judging the merits of its FO system. FWTC’s FO technology can be applied to all levels of TDS. In addition to significant costs associated with this method (e.g., ranging between $50/m3 and $200/m3), safety, emissions, environmental, and water waste as a result of reinjection into deep-well sites may all face regulatory challenges in the future.

2.       Thermal Distillation

Systems based on distillation are used to recover fresh water through the evaporation of a waste stream, leaving behind any dissolved solids, and require high temperature and pressure differentials. These systems are traditionally very energy intensive but can be used for waste streams up to ~16 wt% TDS. Typically, the systems will concentrate the waste stream to a point immediately preceding solids formation, which would otherwise require the use of high mechanical energy input crystallizers. Altela Inc. launched its AltelaRain system that, through very efficient heat transfer, vapourizes and condenses water similar to the water cycle seen in nature.14 This system offers significant energy reductions (25%) over conventional distillation units; however, the energy requirement is at least double that required for FWTC’s optimized FO system. Similar to the Altela Rain system, Water Technologies GmbH’s memDist units offer a reduction in energy cost over conventional distillation methods. The system consists of a hydrophobic membrane through which only vapour is allowed to pass.15 The vapour pressure difference between each side of the membrane is the driving force of this system, which is accelerated by negative pressure and control of the temperature differences across the membrane. The memDist system can operate over a large range of TDS levels; however, as the TDS content increases, a higher temperature must be used to maintain water vapour transport, requiring increased energy. An additional benefit of FWTC’s FO technology over distillation-based processes, or any process that requires heating the feed stream, is that precipitation and scaling of divalent salts such as calcium carbonate cannot occur, as heating the feed stream is not a process requirement.

3.       Non-Thermal Methods

Saltworks Technologies

Saltworks Technologies Inc.’s Desalter, a Canadian technology, relies on the use of electro-dialysis reversal and waste/solar heat to crystallize salt from high TDS solutions; however, at higher TDS levels, the electrical power consumption can increase by up to 23 times.16 Similarly, at low TDS concentrations, high current densities are required, making the system less effective.17 The system operates by separating ions based on charge, not through a pressure or size difference, resulting in a performance restriction; only ions, and not organic or colloidal materials, are removed.18 This inability to deal with non-ionic impurities and narrow TDS operating window limits the use of Saltworks Technologies Inc.’s Desalter technology for treating a wide variety of input streams. The Desalter could be coupled to FWTC’s system, where the FO output brine would then be treated using the Saltmaker evaporative system, giving a full TDS treatment path from a low TDS waste steam to ZLD.

Forward Osmosis

There are several FO companies in competition with FWTC, including Oasys Water, Inc., Fluid Technology Solutions, Inc., Modern Water Inc. and Trevi Systems, Inc. The following sets out the key competitive aspects of these businesses relative to FWTC.

Oasys Water19

The Oasys system operates using carbonated ammonia as the draw solution, generated through the carbonation of ammonia gas, which has considerable materials incompatibilities, such as being corrosive to stainless steel and can also contaminate FO reject water as it readily crosses over membranes (e.g. reverse salt flux, RSF) owing to its molecular size being comparable to that of water. The thermo-regeneration for the carbonated ammonia system also requires 30% to 40% more energy than FWTC’s system based on modeling studies.20 The carbonated ammonia system is also less effective at reducing wastewater volume compared to the trimethylamine system as osmotic pressure of a saturated ammonium bicarbonate solution is roughly half of a saturated trimethylammonium bicarbonate solution (100 bar vs 210 bar, respectively).21 The operational considerations with using ammonia and the increased energy requirements for the Oasys system demonstrate the less ideal nature of the technology when compared to FWTC’s system.

14 N.A Godshell, “AltelaRain Produced Water Treatment Technology”, International Petroleum Environmental Conference, November 2006, Houston, Texas.

15 http://www.memsys.eu/technology.html accessed on June 17, 2015.

16 T. Sirivedhin, J. McCue, L. Dallbauman, Journal of Membrane Science, 2004, 243, 335-343.

17 http://www.eetcorp.com/heepm/heepmmore.htm accessed on June 17, 2015.

18 http://www.saltworkstech.com/wp-content/uploads/2015/05/Saltworks-Electrodialysis-101.pdf accessed on June 17, 2015.

19 http://oasyswater.com/.

20 C. Boo, Y.F. Khalil, M. Elimelech, Journal of Membrane Science, 2015, 473, 302-309.

21 Weast, R.C. (ed.) Handbook of Chemistry and Physics. 69th ed. Boca Raton, FL: CRC Press Inc., 1988-1989, p. B-69; J. Qin, G. Danasamy, W.C.L. Lay, K. Kekre. American Journal of Water Resources, 2013, 1, 51-55.

Fluid Technology Solutions (FTS)22

FTS, whose membranes FWTC has previously evaluated with its draw solution, operate a FO system for deployment in the oil and gas sector based on a sodium chloride draw solution. In this case the 6% w/w NaCl draw solution is diluted to 4.5% w/w and then cycled through an RO system for reconstitution to a 6% solution. Although this allows for a closed loop system, it comes at the additional price of pumping and operating with increased pressure, as well as being limited to a maximum draw solution concentration of 7% w/w due to the use of RO. This maximum concentration of draw solution limits the application of the Green Machine to low TDS feed streams, unlike FWTC’s draw solution that can treat streams with TDS levels as high as 18% to 20%, as illustrated in Figure 2 above.

Modern Water23

Modern Water, based in the United Kingdom, operates desalination systems based on a hybrid FO-RO or FO-ultrafiltration combination, using simple salts (e.g. MgSO4, MgCl2, NaCl, Na2SO4 and CaCl2) as the osmotic draw agents.24 Under these methods, seawater, for example, is introduced into a FO system using draw solutions, resulting in dilution. This system is limited by the fate of these dilute draw solutions. In the case of the FO-RO hybrid system, the re-concentration of the draw solution is performed by the RO step, which is ultimately regulated by the pressures required to reconstitute the diluted draw to a concentrated solution. Likewise, for the use of the FO-ultrafiltration combination, the recovery of the draw solute is governed by the pore size of the ultrafiltration membranes and the pressure required to reconstitute the draw solution. Nonetheless, Modern Water has commercialized several pilot plants for the desalination of seawater, brackish water and treated sewage effluent, as well as coupling their FO system with evaporative cooling systems, for overall energy reduction when compared to RO systems alone.25 Modern Water’s desalination plant in Oman treated 5.5% TDS, which is the limit it is able to treat when coupled to an RO recovery unit, and much lower than the operating range of FWTC’s system.26 Modern Water also offers an all membrane brine concentrator (AMBC), a pressure-driven membrane based system that can concentrate streams up to 14% TDS, which is considerably lower than the operating range of FWTC’s system.27

Trevi Systems28

Trevi Systems, also a FO platform, uses a retrograde thermo-solute draw solution, comprised of glycol copolymers, to generate osmotic pressures necessary for economical dewatering solutions of less than 6% TDS.29 The retrograde thermo-solutes are recoverable by using waste heat to induce a phase separation of the polymer at temperatures between 40˚C and 90˚C. The polymer then coalesces for facile removal. Although an innovative system, the osmotic pressures generated only reach 96 bar at 70% loading of the polymer. The trimethylammonium system can reach pressures of 210 bar at current maximum draw solute concentrations, allowing for FWTC’s system to treat a much larger range of TDS waste streams.

22 http://ftsh2o.com/.

23 http://www.modernwater.com/.

24 US patent US20120279921A1 – Solvent Removal.

25 http://www.modernwater.com/assets/downloads/Factsheets/MW_Factsheet_Evaporative%20cooling_highres.pdf.

26 http://www.modernwater.com/assets/downloads/Factsheets/MW_Factsheet_Al_Najdah_HIGHRES.pdf.

27 http://www.modernwater.com/membrane-processes/membrane-brine-concentration.

28 https://www.trevisystems.com/.

29 http://www.desalination.com/wdr/49/12/retrograde-draw-solution-key-new-fo accessed on June 17, 2015; US patent US20120267308A1 – Recovery of retrograde soluble solute for forward osmosis water treatment; http://trevisystems.com/technology/system-process/ accessed on June 17, 2015.

Reverse Osmosis

Reverse osmosis (“RO”) operates by applying considerable pressure (>60 bar6) to the feed solution and forcing fresh water, against the natural osmotic pressure gradient, through a salt-excluding membrane. The majority of RO technologies are used for the desalination of seawater, with 69% of the market share in 2019.30 RO can only be applied to wastewater streams with TDS levels below 45,000 ppm and is not effective at concentrating systems to 70,000 ppm, due to the high-pressure requirements at higher TDS levels.31 Membrane fouling and scaling are significant issues when running RO systems and the requirement of pre-treating the feed stream with inhibitors limits the versatility of the system. FO systems inherently reduce the concern for scaling and fouling due to the configuration, which operates along the natural osmotic pressure gradient thus lowering the electrical energy duty needed for operation.32 Additionally, RO membranes are designed to have extremely high sodium chloride rejections (>99%); however, other inorganic compounds such as silica and boron are rejected to a lower extent and organic compounds range from >99.7% to as low as 20% rejection depending on the species in question. FWTC’s process has shown TDS rejections of >99% using genuine produced and flowback water samples that could not be treated by RO, as well as total organic carbon (TOC) rejections of 70% in the case of the flowback water sample. Moreover, FWTC’s process yielded high rejection of other inorganic species, such as 94% rejection of boron and 85% rejection of silica with the flowback water.

	Technology Basis	Low TDS	Medium TDS	High TDS	Waste Heat Use	Materials of Construction	Impurity Rejection
TWT	FO
Disposal	N/A				N/A	N/A	N/A
MemSys	Membrane Distillation
Distillation	Mechanical Vapour Compression
Saltworks	Evaporator Crystallizer
Reverse Osmosis	RO				N/A
Oasys	FO
FTS	FO
Modern Water	FO – RO				N/A
Trevi	FO

= Meets criteria	= Meets some criteria	= Does not meet criteria

Figure 3: Overview comparison of competitive treatment technologies. Low TDS (< 7%wt); Medium TDS (7 – 10%wt); High TDS (>10%wt). Oasys Water has ceased operations as of December 2017.

30 E. Jones et al., Science of the Total Environment 657 (2019) pp. 1343-1356.

31 RPSEA Project 07122-12 Technical Assessment of Produced Water Treatment Technologies 1st Edition.

32 http://www.modernwater.com/assets/downloads/Papers/IDA%20World%20Congress%20%20FO%20Desal%20A%20Commercial%20Reality.pdf.

	FWTC	Disposal	Distillation	MemSys	Saltworks	Oasys
Technology	FO	Transport	Mech. Vapour Compression	Membrane Distillation	Evaporator Crystallizer	FO
Chemistry	NR3H+ Based	N/A	Vaporization / Condensation	Vaporization / Condensation	Electro-Thermal	NH4+ Based
Energetics
Robustness
Pre-treatment
CAPEX
OPEX
Treatment Time
Footprint
Regulatory Hurdles
Addressable Market Size

= Good	= Intermediate	= Poor

Figure 4: High level comparison of technologies/methods suitable for treatment of high TDS (e.g. > 7 wt% or 70,000 ppm) wastewater. Trevi Systems has had early reports of being able to treat high TDS but no details are currently available.

Results from the commercial scale SDTC/AI trial carried out by FWTC in 2019 has demonstrated superior results in several critical parameters compared to traditional evaporation and the most commercial scale FO operations as shown by Oasys. These results are shown in Figure 5:

Metric	Achieved	Target	Traditional Evaporation	OASYS (as published)
Volume Processed (Feed) Total	>10,000 L w/ some at 18m3/day pace	10,000 L at 15m3/day pace	N/A	5-24 m3/day pace in pilot
Volume Reduction	70%	70%	Up to 100%	70%
Energy /m3 Clean Water	55-72 kWh	<90 kWh	600kWh	275 kWh (180 kWh in later reports)

Metric	Achieved	Target	Traditional Evaporation	OASYS (as published)
Clean Water*	450 uS/cm	<1000 uS/com	N/A	<1000 us/cm**

Figure 5 Comparative results for key competitive high TDS treatment technologies based on FWTC commercial scale field trials.

*achieved at a steady state; 1000 uS/cm is <500 ppm or 0.05% TDS NaCl.

**after RO polishing step that FWTC does not require.

Summary: Through a comprehensive evaluation of the competitive landscape, it is evident that FWTC’s process provides an innovative alternative or complementary technology for the treatment of very challenging high salinity waste streams. FWTC provides a novel thermo-chemical treatment technology that has a very wide operating window but at a fraction of the cost of distillation-based technologies. Based on initial trials, a 60% reduction in energy will be achieved over distillation-based systems and a >30% improvement over Oasys, the closest technology competitor to FWTC. This reduced energy demand will not only allow FWTC to capture market share from the competing processes but will also permit cost effective treatment of wastewater currently being disposed offsite and expand the overall market for treatment technologies. The significant reduction in thermal demands for FO, especially in the case of FWTC make mobile commercial units more feasible as the cost and footprint requirements of the operational heat thermal input become much more reasonable. Lastly, the FWTC process is complementary to established processes such as ZLD as they can utilize the FWTC concentrated output stream as feed water.

Significant Acquisitions or Dispositions

No significant acquisitions or dispositions have been completed by FWTC during the last three financial years or are currently contemplated.

Selected Consolidated Financial Information and Management’s Discussion and Analysis

Annual Information

The following table sets out selected financial information for FWTC for the years ended March 31, 2024, 2023 and 2022 and should be read in conjunction with the FWTC’s consolidated financial statements for those periods. The audited consolidated financial statements of FWTC for the years ended March 31, 2024 and March 31, 2023 are available on SEDAR+ at www.sedarplus.ca and are incorporated by reference herein.

	Financial year ended March 31, 2024 ($)	Financial year ended March 31, 2023 ($)
Net Sales/total revenues	71,056	39,726
Net Loss and other comprehensive loss	(2,196,513)	(2,286,526)
Income from continuing operations	Nil	Nil
Total assets	1,585,410	2,134,402
Total long term financial liabilities	371,286	20,572
Cash dividends declared	Nil	Nil

FWTC’s MD&A for the years ended March 31, 2024 and 2023 are available on SEDAR+ at www.sedarplus.ca and are incorporated by reference herein and should be read in conjunction with FWTC’s audited consolidated financial statements for the years ended March 31, 2024 and 2023 which are available on SEDAR+ at www.sedarplus.ca are incorporated by reference herein.

Quarterly Information

The following table summarizes FWTC’s financial information for the last eight quarters:

	Three Months Ended
	Jun 22	Sep 22	Dec 22	Mar 23	Jun 23	Sep 23	Dec 23	Mar 24
	$	$	$	$	$	$	$	$
Revenue	-	-	30,369	9,357	3,349	24,475	27,410	15,822
Net loss/comprehensive loss	(541,966)	(524,082)	(522,920)	(697,558)	(596,477)	(356,997)	(267,312)	(519,060)
Net cash (outflow) from operating activities	(325,261)	(366,790)	(457,260)	(310,017)	(485,884)	(231,333)	(269,883)	(969,269)
Weighted average number of shares (M)	105.6	105.9	106.1	107.0	107.3	107.7	115.0	115.4
Basic loss per share	(0.01)	(0.00)	(0.00)	(0.01)	(0.01)	(0.00)	(0.00)	(0.00)

Trends

There are no known trends, commitments, events or uncertainties that are presently known to management of FWTC and which are reasonably expected to have a material effect on FWTC’s business, financial condition or results of operations.

Description of the Securities

FWTC’s authorized capital consists of an unlimited number of FWTC Shares without par value. As of the date of this Circular, there are 117,941,095 FWTC Shares outstanding. There are 9,240,000 FWTC Warrants and 1,643,700 FWTC Options outstanding.

FWTC Shares

The holders of FWTC Shares are entitled to: (i) receive dividends as and when declared by FWTC’s board of directors, out of the moneys properly applicable to the payment of dividends, in such amount and in such form as FWTC’s board of directors may from time to time determine; (ii) in the event of the dissolution, liquidation or winding-up of FWTC, whether voluntary or involuntary, or any other distribution of the assets of FWTC among its shareholders for the purpose of winding-up its affairs receive the remaining property and assets of FWTC; and (iii) receive notice of and to attend all meetings of the shareholders of FWTC and to have one vote for each FWTC Share held at all meetings of the shareholders of FWTC.

Consolidated Capitalization

The table below shows the capitalization of FWTC as at March 31, 2024 and as of the date hereof.

Designation of Security	Amount Authorized	Amount outstanding as at March 31, 2024	Amount outstanding as of the date hereof
FWTC Shares	Unlimited	117,941,095	117,941,095

Designation of Security	Amount Authorized	Amount outstanding as at March 31, 2024	Amount outstanding as of the date hereof
FWTC Options	10% of the number of issued and outstanding FWTC Shares	1,643,700(2)	1,643,700
FWTC Warrants	9,240,000	9,240,000(1)	9,240,000
Bridge Financing Debentures	$200,000	Nil	$200,000
FWTC Secured Debentures	$250,000	Nil	$175,000
March 2024 Debentures	$200,000	Nil	$200,000

Notes:

(1)	The 9,240,000 FWTC Warrants outstanding have an exercise price of $0.075 and expire on October 20, 2026.

(2)	The 1,643,700 FWTC Options outstanding include: 622,500 FWTC Options with an exercise price of $0.175 and expiry date of November 9, 2026; 620,000 FWTC Options with an exercise price of $0.085 and expiry date of January 9, 2028; and 401,200 FWTC Options with an exercise price of $0.105 and expiry date of January 19, 2028.

(3)	As at March 31, 2024, FWTC was authorized to grant 11,794,109 FWTC Options under the FWTC Plan.

(4)	As at March 31, 2024, there was a deficit of $14,862,837.

Prior Sales

During the 12-month period before the date of this Circular, FWTC has issued the following securities:

Date of Issue	Price per Security ($)	Number and Type of FWTC Security
October 3, 2023	$0.05 (FWTC Share)	452,000 FWTC Shares
October 23, 2023	$0.05 (FWTC Unit)	9,240,000 FWTC Units(1)
January 2, 2024	$0.05 (FWTC Share)	452,000 FWTC Shares
May 24, 2024	$1,000 (March 2024 Debentures)	$200,000 (March 2024 Debentures) (2)
August 19, 2024	$1,000 (Bridge Financing Debentures)	$200,000 (Bridge Financing Debentures)(3)

Notes:

(1)	Each FWTC Unit was comprised of one FWTC Share and one FWTC Warrant. Each such FWTC Warrant entitles the holder thereof to acquire one FWTC Share at a price of $0.075 per FWTC Share at any time on or before October 20, 2026.

(2)	$100,000 of secured convertible debentures bear interest at 20% per annum with such interest to commence on November 19, 2024 and maturing on the earlier of December 31, 2024 and the closing of the Amalgamation. These convertible debentures will convert into units of FWTC concurrently with the completion of the Amalgamation at a conversion price of $0.145 per unit (post- Consolidation). Each unit will be comprised of one FWTC Share and one-half of FWTC Warrant with each whole warrant entitling the holder to purchase one Resulting Issuer Share at an exercise price of $0.20 (post- Consolidation) at any time prior to the third anniversary of the issuance of such warrant. If the Amalgamation is not completed the debentures will not be convertible. The remaining $125,000 of debentures are not convertible, will mature on December 31, 2024 and will otherwise have the same terms as set forth above.

(3)	$200,000 of Bridge Financing Debentures.

TSXV Trading Price and Volume

The FWTC Shares are currently listed for trading on the TSXV under the trading symbol “FWTC”. The following table sets out the high and low closing prices and volume of trading of FWTC Shares on the TSXV for the periods indicated.

Period	High	Low	Trading Volume
October 1, 2022 – December 31, 2022	$0.10	$0.05	1,111,192
January 1, 2023 – March 31, 2023	$0.105	$0.065	1,138,416
April 1, 2023 – June 30, 2023	$0.08	$0.04	695,980
July 1, 2023 – September 30, 2023	$0.095	$0.045	1,087,932
October 1, 2023 – December 31, 2023	$0.06	$0.02	970,177
January 1, 2024 – March 31, 2024	$0.05	$0.015	2,146,369
April 1, 2024 – June 30, 2024	$0.025	$0.01	2,416,000
July 1, 2024 – August 19, 2024	$0.015	$0.01	908,500

Executive Compensation

Securities laws require that a “Statement of Executive Compensation” in accordance with Form 51-102F6 be included in this Circular. Form 51-102F6 prescribes the disclosure requirements in respect of the compensation of executive officers and directors of reporting issuers. Form 51-102F6 provides that compensation disclosure must be provided for the NEOs. Based on those requirements, the individuals of FWTC for whom disclosure is required under Form 51-102F6 are Mr. C. Howie Honeyman, the President and CEO, Mr. Michael Willetts, CFO, and Mr. Grant Thornley, VP Engineering Solution Sales. Such individuals are collectively referred to as the NEOs.

Compensation Discussion and Analysis

NEO Compensation Discussion and Analysis

FWTC’s Governance, Nomination and Compensation Committee is comprised of Lea Ray (Chair), Gerald Goldberg and Wayne Maddever. All members, other than Mr. Maddever, are independent directors. Each of the members of the committee have had experience in setting compensation policies at other companies both at the board and management levels. This experience has provided each of them with an understanding of appropriate compensation practices.

FWTC’s executive compensation policies are designed to support an appropriate relationship between the executive pay and the creation of shareholder value. The Governance, Nomination and Compensation Committee reviews the design and components of FWTC’s compensation for the NEOs. During 2023, Mr. Honeyman, as CEO, provided information requested by the members of the Governance, Nomination and Compensation Committee but recused himself from discussions regarding his own compensation.

The Governance, Nomination and Compensation Committee (the “GNCC”) develops an executive compensation plan for the NEOs that is designed to link corporate performance to the creation of shareholder value for Shareholders.

The objective of FWTC’s executive compensation program and strategy is to attract, retain, and motivate talented executives and provide incentives for executives to create sustainable shareholder value over the long term. To achieve this objective, executive compensation is designed based on the following principles:

●	To align with FWTC’s business - reflect FWTC’s past performance and current state of development; to be commensurate with FWTC’s financial ability to remunerate NEOs;

●	To align to shareholder interests - align the interests of executives with those of Shareholders through the use of awards which increase in value when shareholder value increases, and decline in value when the share price falls;

●	Corporate governance - continually review and, as appropriate for FWTC, adopt executive compensation practices that align to current market practices;

●	Pay for performance - align with FWTC’s desire to create a performance culture and create tangible relationships between pay and performance; and

●	Pay competitively - reflect each NEO’s performance, expertise, responsibilities, and length of service to FWTC in their compensation; set overall target compensation to ensure it remains competitive.

The GNCC has implemented a compensation regime that is designed to reflect the above objectives. Executive compensation consists of a combination of salary, annual performance bonus awards and longer-term equity-based incentives.

Compensation for the NEOs consists of three components: a base salary or fee, cash-based incentive compensation and long-term incentive plans including the FWTC Plan. Their compensation is designed to take into consideration the experience, responsibility and expected performance of each individual and the size of FWTC’s asset base. Option awards and the terms thereof for the CEO are determined by the GNCC and option awards for all other employees, and the terms thereof, are based on recommendations made by the CEO and approved by the GNCC.

Option-Based Awards

The FWTC Plan is used to attract, retain and incentivize qualified and experienced personnel. The FWTC Plan is an important part of FWTC’s long-term incentive strategy for its NEOs, as well as for its other directors, officers, other management, employees and consultants (collectively, “eligible persons”), permitting them to participate in any appreciation of the market value of FWTC Shares over a stated period of time. The FWTC Plan is designed to foster a proprietary interest in stock ownership, and to reinforce a commitment to FWTC’s long-term growth, performance and success as well as increasing shareholder value. The board of directors reviews the grant of stock options to NEOs from time to time, based on various factors such as the NEO’s level of responsibility and role and importance in FWTC achieving its corporate goals, objectives and prospects. Previous grants of options are taken into account when considering new grants of stock options to NEOs.

FWTC has no equity compensation plans other than the FWTC Plan.

Base Salary or Consulting Fee

Executive base salaries or consulting fees are intended to adequately remunerate executives for properly fulfilling the requirements of their positions. Criteria used in the determination of base salaries include performance, the individual’s experience level, specific competencies and the scope and complexity of the position held. The total base salaries and fees paid or payable to the NEOs in the year ended March 31, 2024 were $325,000.

Annual Incentive Compensation

To motivate senior management to achieve short-term corporate goals, FWTC may provide incentive compensation to the NEOs based on performance. The success of executive team members in achieving their individual objectives and their contribution to FWTC in reaching its overall goals are factors in determination of their annual incentive compensation. The Governance, Nomination and Compensation Committee has delegated the determination of bonuses for the executive officers other than the CEO to the CEO. These bonuses are based on their performance together with the overall performance of FWTC.

The Governance, Nomination and Compensation Committee’s goal is to tie executive compensation to both individual performance and corporate results. The Governance, Nomination and Compensation Committee assesses the CEO’s performance based on operational goals and corporate performance, as well as to the needs of FWTC that arise on a day-to-day basis.

Use of Financial Instruments

FWTC does not have a policy that would prohibit a NEO or director from purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the NEO or director. However, management is not aware of any NEO or director purchasing such an instrument.

Stock Option Plan

The FWTC Plan is a “rolling” stock option plan. A summary of the material provisions of the FWTC Plan are as follows:

●	the number of FWTC Shares that may be reserved for issuance under the FWTC Plan and under any other securities- based compensation will not exceed, in the aggregate, 10% of the outstanding FWTC Shares (on a non-diluted basis) on each grant date;

●	the number of FWTC Shares reserved for issue to any one person in any 12-month period under the FWTC Plan or any other securities-based compensation may not exceed 5% of the outstanding FWTC Shares at the time of grant without Disinterested Shareholder Approval (as defined in Policy 4.4 of the TSXV);

●	the number of FWTC Shares reserved for issue to any Consultant (as defined by the TSXV) in any 12-month period under the FWTC Plan or any other securities based arrangement may not exceed 2% of the outstanding FWTC Shares at the time of grant;

●	the aggregate number of FWTC Shares reserved for issue to any person conducting Investor Relations Activities (as defined by the TSXV) in any 12-month period under the FWTC Plan may not exceed 2% of the outstanding FWTC Shares at the time of grant;

●	subject to a minimum exercise price of $0.05, the exercise price per FWTC Share for a stock option may not be less than the Discounted Market Price (as calculated pursuant to the policies of the TSXV);

●	stock options may have a term not exceeding five years;

●	if a participant who is an officer, employee or consultant is terminated for cause, each option held by such participant shall terminate upon such termination for cause. If a participant dies prior to otherwise ceasing to be an eligible person, each vested option held by such participant shall terminate no later than the earlier of the expiry date and the date which is twelve months after the date of death. If a participant ceases to be an eligible person other than by death or termination for cause, each vested option held by such participant shall terminate no later than the expiry date and the date which is 90 days after such event. If any portion of an option is not vested at the time a participant ceases to be an eligible person, such unvested portion of the option may not be exercised, provided that the board of directors may, in its discretion and subject to the approval of the TSXV, permit the participate to exercise all or any part of such unvested portion of the option that would have vested prior to the time such option otherwise terminates;

●	FWTC Options are non-assignable and non-transferable;

●	the FWTC Plan contains provisions for adjustment in the number of FWTC Shares or other property issuable on exercise of stock options in the event of a share consolidation, split, reclassification or other relevant change in the FWTC Shares, or an amalgamation, merger or other relevant change in FWTC’s corporate structure, or any other relevant change in FWTC’s capitalization. Any adjustment, other than in connection with a security consolidation or security split, to the options granted under the FWTC Plan must be subject to the prior acceptance of the TSXV, including adjustments related to an amalgamation, merger, arrangement, reorganization, spin-off, dividend or recapitalization; and

●	in connection with the exercise of an option, as a condition to such exercise, FWTC shall require the optionee to pay to FWTC an amount as necessary so as to ensure that FWTC is in compliance with the applicable provisions of any federal, provincial or local laws relating to the withholding of tax or other required deductions relating to the exercise of such option.

Named Executive Officer Compensation, Excluding Compensation Securities

The following table sets out certain information respecting the compensation paid to the NEOs during the three most recently completed financial year(s) in which they were acting in the capacity of a NEO.

Name and principal position (a)	Year(1) (b)	Salary ($) (c)	Share based awards ($) (d)	Option based awards ($)(2) (e)	Non-equity incentive plan compensation (f)		Pension value (g)	All other compensation (h)	Total compensation (i)
					Annual incentive plans (f1)	Long-term incentive plans (f2)
C. Howie Honeyman President, CEO and Director	2024	180,000	Nil	Nil	Nil	Nil	Nil	Nil	$180,000
	2023	180,000	Nil	Nil	Nil	Nil	Nil	$14,000(5)	$194,000
	2022	180,000	Nil	Nil	Nil	Nil	Nil	$14,000(5)	$194,000
Michael Willetts(3) CFO	2024	Nil	Nil	Nil	Nil	Nil	Nil	$74,463(4)	$74,463
	2023	Nil	Nil	Nil	Nil	Nil	Nil	$38,755 (4)	$38,775
	2022	Nil	Nil	Nil	Nil	Nil	Nil	$29,395(4)	$29,395
Grant Thornley VP Engineering Solution Sales	2024	145,000	Nil	Nil	Nil	Nil	Nil	$7,250	$152,250
	2023	145,000	Nil	Nil	Nil	Nil	Nil	$7,250	$152,250

Notes:

(1)	Fiscal year ended March 31.

(2)	Deemed fair value of options granted and vested during the fiscal year, based on the Black-Scholes-Merton model. See audited annual financial statements for the respective fiscal year for the underlying assumptions with respect to options granted in that year.

(3)	Mr. Willetts is a fractional CFO at WD Numeric Corporate Services Inc. (“WD Numeric”) and was appointed as CFO of FWTC on October 20, 2021 in connection with the closing of the Qualifying Transaction.

(4)	Represents the amount that WD Numeric paid Mr. Willetts that was attributable to the services that he provided to FWTC. Mr. Willetts received 50% of the amount that WD Numeric invoiced FWTC.

(5)	$9,000 of this figure represents an RRSP matching and $5,000 represents compensation for health related costs including life/disability insurance.

NEO Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets out certain information respecting each NEO’s share-based and option-based awards outstanding at the end of the most recently completed financial year, including awards granted before the most recently completed financial year.

	Option-based Awards				Share-based Awards
Name (a)	Number of securities underlying unexercised options (#) (b)	Option exercise price ($) (c)	Option expiration date dd/mm/yy (d)	Value of unexercised in-the- money-options(1) ($) (e)	Number of shares or units of shares that have not vested (#) (f)	Market or payout value of share-based awards that have not vested ($) (g)	Market or payout value of vested share- based awards not paid out or distributed ($) (h)
C. Howie Honeyman	401,200	$0.105	01/19/28	Nil	n/a	n/a	n/a
Michael Willetts	Nil	Nil	Nil	Nil	n/a	n/a	n/a
Grant Thornley	350,000	$0.085	01/19/28	Nil	n/a	n/a	n/a

Notes:

(1)	Based on the difference between the exercise price of the option and the closing market price of the FWTC Shares on the TSXV on the last day of the financial year ended March 31, 2024, being $0.015.

Incentive Plan Awards – Value Vested Or Earned During The Year

The following table sets out certain information respecting the value of each NEO’s share-based and option-based awards that became vested or were earned during the most recently completed financial year.

Name	Option-based awards –Value vested during the year(1) ($)	Share-based awards –Value vested during the year ($)	Non-equity incentive plan compensation –Value earned during the year ($)
C. Howie Honeyman	Nil	11,882	n/a
Michael Willetts	Nil	n/a	n/a
Grant Thornley	Nil	9,917	n/a

Notes:

(1)	For options that became vested during the financial year ended March 31, 2024, and were in-the-money on their vesting date, based on the difference between the exercise price of the option and the closing market price of the FWTC Shares on the TSXV on the vesting date.

NEO Termination and Change of Control Benefits

Other than as set forth below, there are no provisions in any contract, agreement, plan or arrangement that provides for payments to a NEO at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change of control in FWTC or a change in the NEO’s responsibilities. Mr. Honeyman’s employment agreement entitles him to 40 weeks of his salary where he is terminated without cause in the first year of his employment. This amount is increased by four weeks for each year of service to a maximum of 65 weeks of salary. Mr. Honeyman is also entitled to a continuation of his benefits during such period. If Mr. Honeyman had been terminated on March 31, 2024, he would have been entitled to a payment in the amount of $195,084.

Director Compensation

The following table sets out certain information respecting the compensation paid to directors of FWTC who were not NEOs during FWTC’s most recently completed financial year:

Name (a)	Fees earned ($) (b)	Share-based awards ($) (c)	Option- based awards(1) ($) (d)	Non-equity incentive plan compensation ($) (e)	Pension value ($) (f)	All other compensation ($) (g)	Total ($) (h)
Wayne Maddever	Nil	n/a	Nil	n/a	n/a	n/a	0
John Koehle	Nil	n/a	Nil	n/a	n/a	n/a	0
Andrew Pasternak(2)	Nil	n/a	Nil	n/a	n/a	n/a	0
Gerald Goldberg	37,500	n/a	Nil	n/a	n/a	n/a	37,500
Lea Ray	35,742	n/a	Nil	n/a	n/a	n/a	35,742

Note:

(1)	Deemed fair value of options granted and vested during the fiscal year, based on the Black-Scholes-Merton model. See FWTC’s audited annual financial statements for the most recently completed financial year for underlying assumptions for options granted in the most recently completed financial year.

(2)	Mr. Pasternak resigned as a director of FWTC on June 7, 2024.

Share-based Awards, Option-based Awards and Non-equity Incentive Plan Compensation

Outstanding Share-Based Awards and Option-Based Awards

The following table sets out certain information respecting share-based and option-based awards outstanding at the end of the most recently completed financial year, including awards granted before the most recently completed financial year, for the directors of FWTC who were not NEOs.

	Option-based Awards				Share-based Awards
Name (a)	Number of securities underlying unexercised options (#) (b)	Option exercise price ($) (c)	Option expiration date dd/mm/yy (d)	Value of unexercised in-the- money options(1) ($) (e)	Number of shares or units of shares that have not vested (#) (f)	Market or payout value of share-based awards that have not vested ($) (g)	Market or payout value of vested share-based awards not paid out or distributed ($) (h)
Wayne Maddever	n/a	n/a	n/a	n/a	n/a	n/a	n/a
John Koehle	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Andrew Pasternak(2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Gerald Goldberg	261,250	0.175	09/11/26	0	n/a	n/a	n/a
Lea Ray	261,250	0.175	09/11/26	0	n/a	n/a	n/a

Notes:

(1)	Based on the difference between the exercise price of the option and the closing market price of the FWTC Shares on the TSXV on the last day of the financial year ended March 31, 2024, being $0.015.

(2)	Mr. Pasternak resigned as a director of FWTC on June 7, 2024.

Incentive Plan Awards – Value Vested or Earned During The Year

The following table sets out certain information respecting the value of share-based and option-based awards that became vested or were earned during the most recently completed financial year, for the directors of FWTC who were not NEO’s.

Name	Option-based awards –Value vested during the year(1) ($)	Share-based awards –Value vested during the year ($)	Non-equity incentive plan compensation –Value earned during the year ($)
Wayne Maddever	n/a	n/a	n/a
John Koehle	n/a	n/a	n/a
Andrew Pasternak(2)	n/a	n/a	n/a
Gerald Goldberg	$11,643	n/a	n/a

Name	Option-based awards –Value vested during the year(1) ($)	Share-based awards –Value vested during the year ($)	Non-equity incentive plan compensation –Value earned during the year ($)
Lea Ray	$11,643	n/a	n/a

Notes:

(1)	For options that became vested during the financial year ended March 31, 2024, and were in-the-money on their vesting date, based on the difference between the exercise price of the option and the closing market price of the FWTC Shares on the TSXV on the vesting date.

(2)	Mr. Pasternak resigned as a director of FWTC on June 7, 2024.

Non-Arm’s Length Party Transaction/Arm’s Length Transaction

FWTC has not acquired or provided any assets or services in any transaction involving a director, officer or promoter of FWTC, or a securityholder that is considered a principal securityholder as defined in the TSXV Manual, either before or after giving effect to the Effective Time, or any of their respective associates or affiliates, other than as set out below or otherwise disclosed in this Circular.

(a)	Loan payable

In April 2018, FWTC’s original shareholder sold 66% of FWTC to two unrelated parties.

As part of the transaction with the unrelated parties, the common shares held by the original shareholder at the time of the transaction were cancelled, 3,400 Class A common shares were issued to the original shareholder, the outstanding loan payable balance was extinguished, and two additional liabilities were established, as follows:

FWTC issued a $300,000 loan payable to the original shareholder payable upon FWTC obtaining one million ($1,000,000) in gross revenue, with repayments calculated as 5% of gross margin and payable within 30-days of receipt of related revenue. The loan expired on April 27, 2023 and was renewed with a maturity date of April 30, 2024. The loan is currently under discussion as part of the Acquisition Agreement. The fair value of the loan payable on initial recognition was determined to be $134,493. During the year ended March 31, 2024 finance costs of $nil (2023 - $20,828) were recorded related to this loan payable.

Balance at March 31, 2022	$279,172
Accretion expense	20,828
Balance at March 31, 2023 and 2024	$300,000

(b)	Key management personnel

	For the year ended March 31,
	2024	2023
Salaries and benefits	$270,705	$259,876
Stock-based compensation	40,594	41,565
	$311,299	$301,441

During the year ended March 31, 2024, FWTC incurred consulting fees of $151,990 (2023 - $69,478), to WD Numeric Corporate Services, for the services of Mike Willetts to act as Chief Financial Officer of FWTC.

(c)	During the year ended March 31, 2024, FWTC paid a shareholder of FWTC $25,000 (2023 - $52,377) for licensing fees.

Legal Proceedings

There are no legal proceedings material to FWTC to which FWTC or a subsidiary of FWTC is a party or of which any of their respective property is the subject matter. Additionally, to the reasonable knowledge of the management of FWTC, there are no such proceedings contemplated.

Material Contracts

FWTC has not entered into contracts outside the ordinary course of business in the two years prior to the date of this Circular that would be material to investors in the FWTC Shares, other than the Acquisition Agreement, a copy of which is attached hereto as Schedule “D” is available under FWTC’s profile on SEDAR+ at www.sedarplus.ca and will be available for inspection at the office of FWTC located at 1086 Modeland Road, Sarnia, Ontario N7S 6L3, during ordinary business hours, until the completion of the Amalgamation and for a period of 30 days thereafter

Risk Factors

Following completion of the Amalgamation, the Resulting Issuer will carry on the same business of FWTC prior to the Amalgamation. The sole asset that will be acquired through the Amalgamation is cash. For a description of certain of the risk factors that FWTC faces see “Risk Factors – Risks Related to the Business to be Carried on by the Resulting Issuer” in the Circular.

Schedule “C”
Information Concerning The Resulting Issuer

Corporate Structure

Name and Incorporation

Following the completion of the Qualifying Transaction, the corporate name of the Resulting Issuer will continue to be “Forward Water Technologies Corp.” and continue to be a corporation governed by the OBCA, with its head and registered office expected to be located at 1086 Modeland Road, Sarnia, ON N7S 6L2.

Intercorporate Relationships

Following Closing, FWTC will acquire all of the issued and outstanding securities of FMAC by way of a three-cornered amalgamation between FWTC, FMAC and Newco. Amalco shall be a wholly-owned subsidiary of FWTC. The only other subsidiary of the Resulting Issuer will be FWTI, which will also be wholly-owned by the Resulting Issuer.

Narrative Description of the Business

The Resulting Issuer will carry on the business currently carried on by FWTC. See “Schedule “B” – Information Concerning FWTC – General Development of the Business”.

Business Objectives and Milestones of the Resulting Issuer

The table below sets out the anticipated primary business objectives for the Resulting Issuer over the 24 month period following the Effective Time.

FWTC has already initiated the shipment of the commercial demonstration plant to the Chicago, Illinois site of Conductive Energy where in collaboration the plant is expected to be used to convert over 80,000 litres of lithium brine eluate to approximately 500kg of battery grade lithium carbonate. This is being performed under contract with Clean Tech Lithium PLC and is revenue generating. The results from this effort are expected to lead to two potential outcomes. First, commercial scale opportunities for Clean Tech Lithium PLC are expected to advance and lead to the first commercial plant definitive sale in September 2025. While the specific nature of the plant will need to be determined, it is expected to be a substantial revenue generating event for the Resulting Issuer. Secondly, the success of the Clean Tech Lithium PLC on-site trial is expected to encourage a second developing client to also initiate on-site trials for their own requirements. FWTC believes it has a least two clients that would be specifically interested in this exercise and anticipates at least one entering a contract by December of 2025.

To build better visibility across non-lithium sectors, the Resulting Issuer also intends to add resources to exploit opportunities in the industrial sector more broadly by hiring a senior sale engineer. This resource is also expected to further the Resulting Issuer’s ability to integrate with engineering partners that have established client bases but cannot offer a differentiating technology. It is anticipated that this senior sale engineer would allow rapid access to a qualified client base and result in contract discussions in the fall of 2025.

Milestone	Timeline	Expected Cost to Support	Revenue Generation
Deliver, install, commission, and operate, mobile demonstration plant for clean tech lithium at Conductive Energy US site	Commissioning: Sep 2024 Operate: Oct 2024	$35,000	Yes

Milestone	Timeline	Expected Cost to Support	Revenue Generation
Secure second demonstration on-site contract	April 2025	$50,000	No
Hire senior sale engineer for industrial sector (non-lithium)	Jun 2025	$100,000	No
Initiate negotiation for definitive sale for first lithium commercial plant	Sep 2025	$20,000	Yes
Industrial treatment plant contract being negotiated	Oct 2025	$20,000	Yes
Begin second On-site demonstration	Dec 2025	$35,000	Yes
Initiate negotiation for definitive sale for first industrial commercial plant	Mar 2026	$25,000	No
Complete demonstration plant for food & beverage concentrates	June 2026	$350,000	No*
Preform food & beverage concentrate trials	Aug 2026	$50,000	Yes
Total		$685,000

*not revenue generating at on-set of program but commercial partners will be expected to financially support once engaged.

Finally, FWTC has also advanced the base technology to enable direct food and beverage product contact. This improvement (also patent protected) allows the safe and effective cold concentration of food stuff. As of August of 2024, FWTC is developing project plans with global alcoholic beverage producers and dairy manufacturers. It is anticipated this will lead to full scale early commercial testing by June of 2026. This commercial testing will be revenue generating if and when implemented.

Description of Resulting Issuer Securities

Resulting Issuer Shares

Following the completion of the Qualifying Transaction, the authorized capital of the Resulting Issuer will consist of an unlimited number of Resulting Issuer Shares (being the FWTC Shares as constituted following the completion of the Consolidation and the Qualifying Transaction). The Resulting Issuer Shares will have the same rights, privileges, restrictions and conditions as the FWTC Shares, as described under “Schedule “B” – Information Concerning FWTC – Description of Securities”.

Warrants

Following completion of the Amalgamation, a total of approximately 10,660,778 Resulting Issuer Shares will be reserved for issuance upon the exercise of 10,660,778 Resulting Issuer Warrants assuming completion of the Minimum Financing and 13,235,545 Resulting Issuer Shares will be reserved for issuance upon the exercise of 13,235,545 Resulting Issuer Warrants assuming completion of the Maximum Offering (in each case not including any Resulting Issuer Shares issuable upon exercise of Concurrent Financing Warrants or Bridge Financing Warrants underlying Concurrent Financing Finder Warrants and Bridge Financing Finder Warrants, respectively).

Options

Following completion of the Amalgamation, a total of approximately 2,118,612 Resulting Issuer Shares will be reserved for issuance under the FWTC Plan (which will continue as the Resulting Issuer’s option plan), which shall include the 1,954,242 Resulting Issuer Options reserved upon the exercise of the 2,057,100 FMAC Options, and the 164,370 Resulting Issuer Options reserved upon the exercise of the 164,370 post-Consolidation FWTC Options granted under the FWTC Plan.

Resulting Issuer Stock Option Plan

The Resulting Issuer’s stock option plan will be FWTC Plan.

Pro Forma Consolidated Capitalization

The following table sets forth the pro forma share capital of the Resulting Issuer, on a consolidated basis, after giving effect to the Amalgamation, the Consolidation and Exchange Ratio:

Designation of Security	Number Authorized or to be Authorized	Number Outstanding Upon Completion of the Amalgamation Assuming Completion of the Minimum Financing	Number Outstanding Upon Completion of the Amalgamation Assuming Completion of the Maximum Financing
Resulting Issuer Shares	Unlimited	44,735,341	49,174,594
Resulting Issuer Options	10% of the outstanding Resulting Issuer Shares	2,118,612	2,118,612
Warrants to purchase Resulting Issuer Shares(1)	Unlimited	10,660,778	13,235,545

Note:

(1)	Not including any Resulting Issuer Shares issuable upon exercise of Concurrent Financing Warrants or Bridge Financing Warrants underlying Concurrent Financing Finder Warrants and Bridge Financing Finder Warrants, respectively).

Fully Diluted Share Capital

Set out below is a table indicating the approximate number of Resulting Issuer securities expected to be outstanding on a fully-diluted basis after giving effect to the Amalgamation and the expected completion of the Concurrent Financing and the percentage of the fully-diluted shares which each category represents.

Resulting Issuer Pro Forma Shareholdings	Resulting Issuer Shares Assuming Completion of the Minimum Financing		Resulting Issuer Shares Assuming Completion of the Maximum Financing
	(%)(1)	(#)(2)	(%)(1)	(#)(2)
Resulting Issuer Shares held by existing FWTC Shareholders (exclusive of FWTC Shares underlying the FWTC debt instruments):	20.51%	11,794,110	18.28%	11,794,110
Resulting Issuer Shares to be issued in exchange for FMAC Shares (exclusive FMAC Shares underlying the Subscription Receipts):	33.98%	19,542,450	30.28%	19,542,450
Resulting Issuer Shares to be issued to holders of the Subscription Receipts(3):	18.52%	10,654,205	23.39%	15,093,458
Resulting Issuer Shares to be issued to lenders of FWTC (inclusive of holders of the Bridge Financing Debentures):	4.77%	2,744,576	4.25%	2,744,576
Total non-diluted share capital of the Resulting Issuer:	77.78%	44,735,341	76.21%	49,174,594
Resulting Issuer Shares Issuable to Holders of
FMAC Warrants:(4)	12.99%	7,473,655	15.57%	10,048,422
FMAC Options:	3.40%	1,954,245	3.03%	1,954,245
FWTC Warrants:(5)	2.21%	1,268,828	1.97%	1,268,828
FWTC Options:	0.29%	164,370	0.25%	164,370
Warrants issued in connection with the Bridge Financing(6)	3.34%	1,918,295	2.97%	1,918,295
Total fully diluted capital of the Resulting Issuer:	100.00%	57,514,734	100.00%	64,528,754

Notes:

(1)	All percentages are on a fully-diluted basis.

(2)	All numbers are presented on a post-Amalgamation/post-Consolidation basis.

(3)	Includes the following Insiders of FMAC: Michael Lambert, Philip Benson, Dave Iacobelli and Robert Eberschlag. Each expected to receive 221,962 Resulting Issuer Shares upon satisfaction of the Escrow Release Conditions and closing of the Amalgamation.

(4)	Does not include the Resulting Issuer Shares issuable upon exercise of the Resulting Issuer Concurrent Financing Warrants underlying the Resulting Issuer Concurrent Financing Finder Warrants.

(5)	Does not include any warrants issued in connection with the Bridge Financing.

(6)	Includes the Resulting Issuer Shares underlying the Bridge Financing Warrants and the Resulting Issuer Shares to be issued immediately upon exercise of the Bridge Financing Finder Warrants, but does not include the Resulting Issuer Shares issuable upon exercise of the Bridge Financing Warrants underlying the Bridge Financing Finder Warrants.

Selected Pro Forma Financial Information

The following table sets forth unaudited pro forma financial information of the Resulting Issuer as of March 31, 2024 (the most recently completed financial year of FWTC), after giving effect to the Qualifying Transaction and should be read in conjunction with the unaudited pro forma consolidated statement of financial position of the Resulting Issuer attached as Schedule “J”. This table is based on unaudited pro forma financial statements.

Year ended March 31, 2024
Current assets	$3,010,376
Non-current assets	$2,938,727
Total assets	$5,949,103
Current liabilities	$1,719,518
Non-current liabilities	$371,286
Shareholders’ equity	$3,858,299

See the pro forma financial statements of the Resulting Issuer included as Schedule “J” to this Circular.

Resulting Issuer Available Funds and Principal Purposes

The following table sets out the estimated funds available to the Resulting Issuer after giving effect to the release of the Escrowed Funds and the Amalgamation as at the dates indicated.

Source of Funds	Following Completion of the Amalgamation and the release of the Escrowed Funds Assuming Completion of the Minimum Financing	Following Completion of the Amalgamation and the release of the Escrowed Funds Assuming Completion of the Maximum Financing
Estimated FMAC consolidated working capital as at July 31, 2024	$1,400,000	$1,400,000
Estimated FWTC consolidated working capital as at July 31, 2024	$(1,200,000)	$(1,200,000)
Net proceeds of the Concurrent Financing	$1,112,000(1)	$1,572,000(1)
Net proceeds of the Bridge Financing	$200,000	$200,000
Total available funds:	$1,512,000	$1,972,000

Note:

(1)	Assumes completion of the Concurrent Financing and Finder’s Fee to be paid on all Subscription Receipts issued in connection with the Concurrent Financing other than Subscription Receipts issued in connection with the Insider Participation.

The following table sets out the proposed use of the available funds by the Resulting Issuer after giving effect to the release of the Escrowed Funds and the Amalgamation.

Principal Uses of Available Funds	Following Completion of the Amalgamation and the release of the Escrowed Funds Assuming Completion of the Minimum Financing	Following Completion of the Amalgamation and the release of the Escrowed Funds Assuming Completion of the Maximum Financing
Corporate and administrative expenses for 24 months	$1,012,000(1)	$1,472,000(1)
Incidental costs relating to completing the QT	$500,000	$500,000
Total uses of funds:	$1,512,000	$1,972,000

Note:

(1)	Corporate and administrative expenses will be primarily to continue the development of revenue generating projects through activities involving direct customer contact and sales and marketing activities such as presentations at key industry events, furthering consultancy-based relationships to end users, and sponsoring on-site audits to support treatment adoption . Customer engagement will also be supported through use of funds to include bench testing of sample material, customer meetings, and provide structured engineering proposals to enable purchase decisions. Finally, use of funds will be used to further develop the food and beverage applications and further advance the process development to meet industry requirements.

Dividend Policy

Following the completion of the Qualifying Transaction, the Resulting Issuer is expected to retain all future earnings and other cash resources for the future operation and development of its business, and accordingly, the Resulting Issuer is not expected to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of the board of the directors of the Resulting Issuer, after taking into account many factors, including the Resulting Issuer’s operating results, financial condition and current and anticipated cash assets.

Escrowed Securities and Securities Subject to Contractual Restrictions on Transfer

The only securities of the Resulting Issuer expected to be subject to escrow or restrictions on transfer immediately following the Effective Time are those governed by the existing Escrow Agreement. The following table sets out, as of the date of this Circular, the number of Resulting Issuer Shares and Resulting Issuer Options anticipated to be held in escrow after giving effect to the QT:

Escrowed Securities
Name	Designation of class(1)	Prior to Giving Effect to the Qualifying Transaction		After Giving Effect to the Qualifying Transaction Assuming Minimum/Maximum Financing
		Number of FMAC securities held in escrow	Percentage of class	Number of Resulting Issuer securities held in escrow	Percentage of class
Philip Benson	Options (and underlying Shares)	342,850	16.67%	79,167 / 79,167	3.74% / 3.74%
	Shares	833,334	4.05%	791,667 / 791,667	1.77% / 1.61%
Donald Bent	Options (and underlying Shares)	342,850	16.67%	79,167 / 79,167	3.74% / 3.74%
	Shares	833,334	4.05%	791,667 / 791,667	1.77% / 1.61%
Robert Eberschlag	Options (and underlying Shares)	342,850	16.67%	79,166 / 79,166	3.74% / 3.74%
	Shares	833,333(1)	4.05%	791,666 / 791,666	1.77% / 1.61%
David Iacobelli	Options (and underlying Shares)	342,850	16.67%	79,166 / 79,166	3.74% / 3.74%
	Shares	833,333	4.05%	791,666 / 791,666	1.77% / 1.61%
Michael Lambert	Options (and underlying Shares)	342,850	16.67%	79,166 / 79,166	3.74% / 3.74%
	Shares	833,333	4.05%	791,666 / 791,666	1.77% / 1.61%
Michael Liik	Options (and underlying Shares)	342,850	16.67%	79,166 / 79,166	3.74% / 3.74%
	Shares	833,333(2)	4.05%	791,666 / 791,666	1.77% / 1.61%

Notes:

(1)	The shares are held by Robert Eberschlag Professional Corp., a company controlled by Robert Eberschlag.

(2)	The shares are held by Liikfam Holdings Inc., a company controlled by Michael Liik.

Conditions Governing the Transfer, Release and Cancellation of the Escrow Securities

Where the Resulting Issuer Shares are required to be held in escrow and are held by a non-individual (a “holding company”), each holding company pursuant to the Escrow Agreement has agreed not to carry out any transactions during the currency of the Escrow Agreement which would result in a change of control of the holding company, without the consent of the TSXV. Any holding company must sign an undertaking to the TSXV that, to the extent reasonably possible, it will not permit or authorize securities to be issued or transferred if it could reasonably result in a change of control of the holding company. In addition, the TSXV may require an undertaking from any control person of the holding company not to transfer the shares of that company.

Under the Escrow Agreement, escrowed securities will be released based upon the following schedule:

Release Dates	Percentage to be Released
Date of Final Exchange Bulletin	25%
Date 6 months following Final Exchange Bulletin	25%
Date 12 months following Final Exchange Bulletin	25%
Date 18 months following Final Exchange Bulletin	25%
TOTAL	100%

Resulting Issuer Principal Securityholders

To the knowledge of management of FMAC and FWTC, no securityholder is anticipated to own of record or beneficially, directly or indirectly, or exercise control or direction over more than 10% of any class of voting securities of the Resulting Issuer after giving effect to the Amalgamation, the anticipated closing of the Concurrent Financing and the Bridge Financing other than as disclosed in this Circular. See “Particulars of Matters to be acted upon at the FMAC Metting – Creation of a Control Person.”

Resulting Issuer Officers, Directors and Promoters

Name, Address, Occupation and Resulting Issuer Security Holdings

The following table sets out (a) the name, province or state and country of each person proposed as a director or officer of the Resulting Issuer, or a promoter of the Resulting Issuer, (b) all positions and offices in the Resulting Issuer to be held by such person, (c) the principal occupation(s) during the preceding five years, (d) the period during which such person has served as a director or officer of FMAC or FWTC, and (e) the number and percentage of Resulting Issuer Shares to be beneficially owned by such person, directly or indirectly, or over which control or direction will be exercised, as of the date of the Amalgamation.

Name, Province or State, and Country of Residence	Principal Occupations for the Previous Five Years	Positions and Offices with the Resulting Issuer	Director/ Officer of FWTC Since	Number (and Percentage) of Resulting Issuer Shares Owned or Controlled(1)
C. Howie Honeyman Ontario, Canada	Chief Executive Officer, President and Director of FWTC	Chief Executive Officer and President	2015	259,682 (0.53%)
Michael Willetts Ontario, Canada	Chief Financial Officer of FWTC Chief Financial Officer services through WD Numeric Corporate Services and Fresh Consulting	Chief Financial Officer	2021	Nil (0%)

Name, Province or State, and Country of Residence	Principal Occupations for the Previous Five Years	Positions and Offices with the Resulting Issuer	Director/ Officer of FWTC Since	Number (and Percentage) of Resulting Issuer Shares Owned or Controlled(1)
Wayne Maddever(6) Ontario, Canada	Chief Operating Officer and a Director of FWTC Partner at BBP Consulting Inc. 2003 to Present Chief Operating Officer of Forward Water Technologies Inc. 2019 – 2021	Chief Operating Officer and Director	2021	24,700 (0.05%)
John Koehle Ontario, Canada	Director of FWTC Principal and Managing Director of FirstLine Venture Partners Corporation – 2014 to Present Managing Director at FirstLine Foundation – December 2018 to Present	Director	2019	3,311,258(2) (6.73%)
Philip Benson(6) Ontario, Canada	Managing Partner of Fraser FMMC	Director	N/A	1,013,630 (2.06%)
Donald Bent(5) Ontario, Canada	Co-Founder of FMMC	Director	N/A	791,667 (1.61%)
David Iacobelli Ontario, Canada

Chief Commercial Officer, Flanagan’s Foodservice — March 2022 to present

Consultant — October 2021 to February 2022

President and General Manager, Clorox Company of Canada – September of 2018 to October of 2021

		Director	N/A	1,013,629 (2.06%)
Michael Liik(5) Ontario, Canada	Managing Partner of FMMC Chief Executive Officer and Chairman, Cymat Technologies Inc.	Director	N/A	791,666 (1.61%) (3)

Name, Province or State, and Country of Residence	Principal Occupations for the Previous Five Years	Positions and Offices with the Resulting Issuer	Director/ Officer of FWTC Since	Number (and Percentage) of Resulting Issuer Shares Owned or Controlled(1)
Max Graham(5)(6) Ontario, Canada	Director of FWTC Software Developer, QA Engineer of North One – June 2019 to June 2021 Backend Software Developer of Darwin CX Technologies ULC – February 2022 to present	Director	2024	443,925(4) (0.90%)
Michael Lambert Alberta, Canada	Professional Director on boards of various business corporations and not for profit entities, including Chair of Sinneave Family Foundation — July 2018 to present and Citizen Member of Audit Committee of the City of Calgary — October 2017 to present	Executive Vice-President, Business Development, Western Markets	N/A	1,013,629 (2.06%)
Robert Eberschlag Ontario, Canada	Partner, WeirFoulds LLP — April 2018 to present	Corporate Secretary	N/A	1,013,629 (2.06%) (5)

Notes:

(1)	All numbers are presented on a post-Amalgamation/post-Consolidation basis, assuming completion of the Maximum Financing, and considers securities expected to be issued in connection with such person’s participation in the Concurrent Financing and Bridge Financing.
(2)	These Resulting Issuer Shares will be owned by FirstLine, an entity of which Mr. Koehle is the managing director. Of these Resulting Issuer Shares 344,828 will be issued on conversion of debentures held by FirstLine on completion of the Amalgamation.
(3)	Resulting Issuer Shares owned by Michael Liik are held through Liikfam Holdings Inc., a company controlled by Mr. Liik
(4)	Although Mr. Graham has affiliations with Sumarria, Mr. Graham has no ownership, direction or control over the Resulting Issuer Shares held by Sumarria.
(5)	Resulting Issuer Shares owned by Robert Eberschlag are held through Robert Eberschlag Professional Corporation, a company controlled by Mr. Eberschlag.
(6)	Member of the audit committee with Don Bent as Chair.
(7)	Member of the governance, nomination and compensation committee with Philip Benson as Chair.

For particulars of the occupations of the directors and officers see “Biographical Information” below

All directors of the Resulting Issuer will hold office until the next annual general meeting of the Resulting Issuer unless they resign prior thereto or are removed by the shareholders of the Resulting Issuer in accordance with applicable law.

The directors and officers of the Resulting Issuer as a group will own, directly or indirectly, or exercise control or direction over, 18,556,418 Resulting Issuer Shares (representing approximately 37.74% of the issued and outstanding Resulting Issuer Shares, assuming completion of the Maximum Financing).

Biographical Information

The following is a brief description of each of the proposed directors and officers of the Resulting Issuer (including details with regard to their principal occupations for the last five years).

C. Howie Honeyman, Chief Executive Officer and President

Mr. Honeyman is the Chief Executive Officer, President and a director of FWTC. He has 20 years of experience commercializing new technologies at Xerox, Cabot Corp., E Ink, Natrix Separations and as former CTO of GreenCentre Canada. Mr. Honeyman Commercialized high capacity high through-put membranes for bioprocessing as SVP of Natrix Separations which was recently acquired by Millipore-Sigma. Other Commercial Success’: E-paper at E-Ink an MIT start-up – invented and led the team that developed the first commercial platform of e-paper used in e-readers today. Since 2015, Mr. Honeyman has been leading Forward Water to become a premier wastewater treatment solution. Mr. Honeyman is also an inventor of record on over 50 US patents and holds a PhD in chemistry from the University of Toronto.

Michael Willetts, Chief Financial Officer

Mr. Willetts is currently the Chief Financial Officer of FWTC. He has over 25 years in financial leadership roles primarily in manufacturing from large multinational businesses to startups, both public and private. His first career was as an engineer in the automotive industry before entering into finance at the Ford Motor Company. Mr. Willetts went on to progressively larger finance roles in several international automotive suppliers (Textron, GKN, DSM) and Canadian manufacturers (Armtec, Stronach International, AirBoss of America). Michael is currently providing fractional CFO services through WD Numeric Corporate Services and Fresh Consulting in the manufacturing, SaaS, entertainment, and cannabis industries. Mr. Willetts is a Professional Engineer and has a BASc, BComm, and MBA from the University of Windsor.

Wayne Maddever, Chief Operating Officer and Director

Dr. Maddever is currently the Chief Operating Officer and a Director of FWTC. He received his Ph.D. in Materials Science Engineering from the University of Toronto. Since 1985 he has held senior executive management positions with technically based businesses in start-up, turnaround or acquisition situations where his skills at change management have brought considerable success in the commercialization of new technologies. His experience in both private and public companies, both domestically and internationally, spans a broad variety of industries, including bio- and advanced materials, precision manufacturing, recycling, waste to energy and medical devices. He holds a number of patents in several fields. He is a Fellow of the Canadian Academy of Engineering. In addition to his duties as COO of Forward Water, he is currently Portfolio Manager at Bioindustrial Innovation Canada, one of the major shareholders of FWTC.

John Koehle, Director

Mr. Koehle is currently a director of FWTC. He has served as director of FWTC since 2019. Mr. Koehle has over 10 years of experience supporting the commercialization of early-stage companies. Mr. Koehle’s experience includes working in industries such as environmental, transportation, information technology, food, and medical. Mr. Koehle is also the Principal and Managing Director of FirstLine Venture Partners Corporation, a privately held venture capital firm. Over the past 15 years, he has served on numerous boards in both corporate and not-for-profit sectors. Mr. Koehle holds as B.A.Sc. in Mechanical Engineering from the University of Waterloo.

Philip Benson, Director

Mr. Benson is the Chief Executive Officer, President and a Director of the Corporation. He has over thirty years of experience in the investment industry that has spanned portfolio management, research and investment banking.

Mr. Benson’s principal occupation has been to serve as a Managing Partner of Fraser Mackenzie Merchant Capital Corp. (“FMMC”) since 2011. Prior to establishing FMMC in 2011, Mr. Benson spent 4 years at Fraser Mackenzie Limited, where he led the firm’s diversified industries investment banking activities. Prior to that, he was a Director at Blackmont Capital (formerly First Associates) providing investment banking services to a clientele spanning the industrial, technology and consumer products sectors. From 1993-1999, he was a Vice President and partner at MMI Group, a Toronto based money manager and merchant bank. He has authored a number of articles for Canadian and international publications, including a comprehensive study of Canada’s aerospace industry. He is also the author of The 50 Best Stocks to Own in Canada, published by Macmillan Canada in 2001. Mr. Benson is a former member of the Canadian Forces. Mr. Benson sits on the Board of Vision Utility Services Inc. and Yangaroo Inc. (YOO-TSXV).

Donald Bent, Director

Mr. Bent is the Chief Financial Officer and a Director of the Corporation. He is currently and has been since March 2013, a managing partner of FMMC, a privately-owned, Toronto-based private fund manager and financial advisory services partnership focused on helping lower middle market companies grow, primarily in Canada. He is also currently and has been since April 2014, a co-founder, managing partner and member of the investment committee of FMMC GP Inc., the general partner for FMMC’s limited partnership mezzanine debt funds, which provide first and second secured term debt facilities to profitable mid-sized Canadian businesses. Prior to joining FMMC, Mr. Bent cofounded Latitude Partners, where he raised and co-managed one of Canada’s first buyout funds aimed specifically at the technology industry. More recently, Mr. Bent was also a partner and member of the investment committee at Fulcrum Capital Partners (formerly HSBC Capital (Canada) Inc.). During Mr. Bent’s tenure, Fulcrum/HSBC Capital was involved in the management and investment of various funds with a mandate to provide mezzanine financing as well as private equity to mid-sized businesses. Prior to Fulcrum and Latitude Partners, Mr. Bent held various positions at TD Securities and KPMG.

David Iacobelli, Director

Mr. Iacobelli is a Director of the Corporation. He is a senior executive with a deep knowledge in business transformation, strategic leadership and organizational effectiveness. Through his career, Mr. Iacobelli has had progressive experience in building brands, leading teams, innovation, strategy, P&L management, product supply chain, digital transformation, mergers & acquisitions, government, media, and sustainability. Mr. Iacobelli has spent the last 24 years in the consumers packaged goods industry working for multiple tier one organizations including Coca-Cola, Kraft Foods, Mondelez and Clorox. Most recently, starting in March of 2022, he has been Chief Commercial Officer at Flanagan’s Foodservice, with ownership of Sales, Marketing, Category management and Supply Chain. Mr. Iacobelli also consulted from October 2021 until February 2022. Prior to that, from September of 2018 to October of 2021, Mr. Iacobelli led the “Clorox Company of Canada” business unit as the President and General Manager. Prior to that, from March of 2015 to September of 2018, he led the Clorox Company of Canada Sales division which was expanded to include the Clorox Company International Sales organization in December of 2017, which consisted of 23 countries and 100 markets.

Michael Liik, Director

Mr. Liik is a Director of the Corporation. He is a co-founder and Managing Partner of FMMC who is actively involved in all aspects of the business. He is a MBA and a Professional Engineer with both business and engineering degrees obtained from the University of Toronto. Michael’s unique 35-year career combines extensive operations leadership experience with principal investing and merchant banking expertise. Prior to FMMC, Michael was a partner with HSD Partners, a private equity firm and is a principal at Liikfam Holdings Inc., an early-stage venture investor. His public company senior management roles have included CEO and co-founder of Cymat Technologies Ltd. (CYM-TSXV) from 1999 to 2004 (he is currently Executive Chairman); VP Corporate Development, Slater Steel from 1993 to 1998 (with responsibilities of COO); and VP Development, Horsham Corporation in Berlin (predecessor to Trizec Corporation) from 1990 to 1993. Michael began his career at National Bank and was a founding member of its mezzanine real estate lending and investment group. Michael has been a board member of numerous public and private companies with current roles including Northern Birch Credit Union and Cymat Technologies Ltd.

Max Graham, Director

Max Graham is a seasoned software engineer specializing in system development at Darwin CX, a SaaS company in the publishing space. Previously, Max was an early hire at NorthOne digital banking, contributing to the company’s growth from 14 to nearly 100 employees. He co-founded Jintronix, a medical device company that successfully completed a Techstars incubator in partnership with Microsoft in Seattle, WA. Max holds a bachelor’s degree in Civil Engineering from McGill University.

Michael Lambert, Executive Vice-President, Business Development, Western Markets

Mr. Lambert is a Director of the Corporation. He has over 30 years of successful Executive and Board Leadership in Canadian public and private companies in various industries. Mike is a professional director devoting his time to for profit and not for profit boards.

During his career Mr. Lambert has been involved in a multitude of companies. These include Calgary Co-op, Canadian Tire Corporation, the George Weston Loblaw group (Real Canadian Superstores), The Southam Newspaper Group (The National Post), Mark’s Work Wearhouse, The Forzani Group (Sport Chek), Parkland Fuel Corporation, Canadian Pacific Railway, Yellow Pages Group, and Premium Brands Inc. During this time, Mr. Lambert has been involved in a multitude of transactions (financings, acquisitions, divestitures) in excess of $5 Billion. Public Company Boards that Mr. Lambert served on include Mark’s Work Wearhouse Ltd., Yellow Page Group, Premium Brands Inc., and Gemini Corporation. Upon retiring from executive life, Mr. Lambert was elected to the Board, (Jan, 2017 to March, 2020) of The Calgary Co-Op, a Billion Dollar top line Cooperative Company which successfully operates Grocery, Fuel, Wine, Spirits and Beer, and Cannabis retailing in the Calgary market. Mr. Lambert was Chair of the Governance Committee. Mr. Lambert also is a Citizen Member of the City of Calgary Audit Committee (October 2017 to present). Mr. Lambert also served on the Board of Directors of Millennium EMS Solutions (MEMS) (March 2019 to April 2022). MEMS is a private Environmental Services Company based in Alberta servicing the Natural Resources Industries. Mr. Lambert also joined the Board of Directors of Gemini Corporation (August 2016 to April 2018) and served as Chair of the Audit Committee. Gemini, as a public company on the TSXV, carried on the business of an integrated project construction company focused on energy and industrial facilities primarily in Alberta. In the Not for Profit area, Mr. Lambert was on the Board of the Association of the Rehabilitation of the Brain Injured (ARBI), January to October of 2018 after a brain Injury of a family member and joined the Board of Directors of the Sinneave Family Foundation, a Foundation in Support of Autism (July 2018 to present) and currently serves as Chair of the Board. As a long-time advocate of Good Governance, he is the recipient of various Canadian awards including Best Corporate Governance, Best Investor Relations and Best Annual Report. He also was a recipient of the prestigious Canadian Dealmaker of the Year award.

Robert Eberschlag, Corporate Secretary

Mr. Eberschlag is the Corporate Secretary and a Director of the Corporation. A practising lawyer who focuses on corporate and securities law, Mr. Eberschlag has over twenty-four years’ experience advising public companies and investment banks in connection with corporate finance, mergers and acquisitions, and corporate governance and compliance matters. He is particularly experienced with TSXV matters, including CPC IPOs, qualifying transactions, reverse take-overs, and public and private offerings. He is currently, and has since April 2018 been, a partner at WeirFoulds LLP, a law firm. From May 2016 to March 2018, Mr. Eberschlag was a partner at DeMarco Allan LLP, a law firm. Prior to that, he was for many years a partner at Norton Rose Fulbright LLP and one of its predecessor firms. He will devote approximately 10% of his time to perform the work required in connection with the management of the Corporation and completion of the Amalgamation.

Cease Trade Orders or Bankruptcies

Other than as set out below, no proposed director, officer or promoter of the Resulting Issuer, and no securityholder anticipated to hold a sufficient number of securities of the Resulting Issuer to affect materially the control of the Resulting Issuer, has, within the last ten years prior to date of this Circular, been a director, officer or promoter of any person or company that, while such person was acting in that capacity (i) was the subject of a cease trade or similar order or an order that denied the issuer access to any exemptions under applicable securities law for a period of more than 30 consecutive days, or (ii) became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Mr. Lambert was a director of Gemini Corporation, a TSXV listed corporation from July 2016 to April 2018. In April 2018, ATB Financial, Gemini Corporation’s senior secured creditor, applied to the Alberta Court of Queen’s Bench for a receivership order, which was subsequently granted. FTI Consulting Canada Inc. was appointed as receiver of all of Gemini Corporation’s assets, undertakings and properties. Shares of Gemini Corporation were cease-traded on April 19, 2018. Mr. Lambert had acted as a director of Gemini Corporation within the year prior to the granting of the receivership order.

John Koehle was a director of Enermotion Inc. when it filed for bankruptcy on April 5, 2024 under the Bankruptcy and Insolvency Act (Canada).

Penalties and Sanctions

No proposed director, officer or promoter of the Resulting Issuer or securityholder anticipated to hold sufficient securities of the Resulting Issuer to affect materially the control of the Resulting Issuer has (i) been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or (ii) been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder making a decision about the Amalgamation.

Personal Bankruptcies

In the ten years prior to the date hereof, none of the proposed directors, officers or promoters of the Resulting Issuer or any securityholder anticipated to hold a sufficient number of securities of the Resulting Issuer to affect materially the control of the Resulting Issuer, or a personal holding company of any such persons, has became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Committees

Audit Committee

The primary functions of the audit committee are to fulfill the Resulting Issuer’s responsibilities in relation to reviewing the integrity of the Resulting Issuer’s financial statements, financial disclosures and internal controls over financial reporting; monitoring the system of internal control; monitoring the Resulting Issuer’s compliance with legal and regulatory requirements; selecting the external auditors for shareholder approval; and reviewing the qualifications, independence and performance of the external auditors.

The audit committee shall consist of not less than three independent members of the board of directors. However, for so long as the Resulting Issuer is a “venture issuer” as defined in NI 52-110, it is not required to comply with composition, independence or financial literacy. In the event the Resulting Issuer cannot comply with all or a part of these provisions, then the audit committee shall be comprised of not less than three members of the board of directors, a majority of whom are not officers or employees of the Resulting Issuer or a subsidiary. All of the current members are considered financially literate and independent.

Governance, Nomination and Compensation Committee

The mandate of the GNCC includes reviewing the compensation arrangements for the Resulting Issuer’s senior executives, reviewing and approving the responsibilities of, and related performance criteria for, the senior executives as well as their long-term and short-term incentive compensation targets and assessing their performance against such criteria and targets. In addition, the committee is to develop and make recommendations to the Resulting Issuer’s board of directors with respect to corporate governance matters, including preparing and reviewing the Resulting Issuer’s disclosure with respect to human resources and compensation matters before such disclosure is submitted to the board of directors for approval. The GNCC is also responsible for the review and periodic update of the Resulting Issuer’s corporate governance mandates, policies and procedures which govern the conduct of the Resulting Issuer’s directors, officers and other employees. Moreover, the GNCC is mandated to examine, on an annual basis, the size and composition of the board of directors and, if appropriate, make recommendations in that regard in order to ensure the composition of the board of directors facilitates effective decision making

Conflicts Of Interest

Certain directors, officers and promoters of the Resulting Issuer are associated with other reporting issuers or other corporations that may give rise to conflicts of interest. Please see “Other Reporting Issuers” below. In accordance with the OBCA, directors or officers of the Resulting Issuer who have a material interest in a material contract or a proposed material contract with the Resulting Issuer are required, subject to certain exceptions, to disclose that interest and generally abstain from voting on any resolution to approve the contract. In addition, the directors are required to act honestly and in good faith with a view to the best interests of the Resulting Issuer.

Some of the directors and officers of the Resulting Issuer have or will have either other employment or other business or time restrictions placed on them and, accordingly, these directors and officers of the Resulting Issuer will only be able to devote part of their time to the affairs of the Resulting Issuer.

Other Reporting Issuers

The following table sets out information for the proposed directors, officers and promoters of the Resulting Issuer that are, or have been within the five years prior to the date hereof, directors, officers or promoters of other reporting issuers.

Name	Name and Jurisdiction of Reporting Issuer	Name of Trading Market	Position	Term
C. Howie Honeyman	Forward Water Technologies Corp.	TSVX	Officer and Director	2015 to Present
Michael Willets	Forward Water Technologies Corp.	TSVX	Officer	2021 to Present
Wayne Maddever	Forward Water Technologies Corp.	TSVX	Officer and Director	2021 to Present
John Koehle	Forward Water Technologies Corp.	TSVX	Director	2019 to Present
Philip Benson	Yangaroo Inc.	TSXV	Director	2016 to Present
	Fraser Mackenzie Accelerator Corp.	TSXV	Officer and Director	2022 to Present
Donald Bent	Fraser Mackenzie Accelerator Corp.	TSXV	Officer and Director	2022 to Present
David Iacobelli	Fraser Mackenzie Accelerator Corp.	TSXV	Director	2022 to Present
Michael Liik	Cymat Technologies Ltd.	TSXV	Chief Executive Officer and Chairman	1999 to Present
	Fraser Mackenzie Accelerator Corp.	TSXV	Director	2022 to Present
	Carthew Bay Technologies Inc.	OTCBB	President and Director	2002 to Present
Michael Lambert	Gemini Corporation	TSX	Director	2016 to 2018
	Fraser Mackenzie Accelerator Corp.	TSXV	Director	2022 to Present
Robert Eberschlag	Fraser Mackenzie Accelerator Corp.	TSXV	Officer and Director	2022 to Present

Resulting Issuer Executive Compensation

The Resulting Issuer does not intend to implement any changes to the existing executive compensation structure of FWTC. See “Schedule “B” – Information Concerning FWTC – Executive Compensation”.

Pension Plan Benefits

The Resulting Issuer does not intend to implement any deferred compensation plan or pension plan that provides for payments or benefits at, following or in connection with retirement.

Compensation of Directors

It is anticipated that the directors of the Resulting Issuer will be paid fees for their services. However, the amounts of such fees will be determined at the discretion of the Resulting Issuer Board following completion of the Qualifying Transaction. The Resulting Issuer may also grant stock options to directors in recognition of the time and effort that such directors devote to the Resulting Issuer.

Indebtedness of the Resulting Issuer’s Directors and Officers

As of the date of this Circular, no proposed director, executive officer or senior officer of the Resulting Issuer or any associate thereof, will be indebted to the Resulting Issuer or any of its subsidiaries, or has been at any time during the preceding financial year.

No director, executive officer or other senior officer of FMAC or FWTC or person who acted in such capacity in the last financial year of FMAC or FWTC or proposed director or officer of the Resulting Issuer, or any associate of any such director or officer is, or has been, at any time since the incorporation of FMAC or FWTC, indebted to FMAC or FWTC nor is, or at any time since the incorporation of FMAC or FWTC has, any indebtedness of any such person been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by FMAC or FWTC.

Investor Relations Arrangements

The Resulting Issuer has not entered into any written or oral agreement or understanding with any person to provide any promotional or investor relations services for the Resulting Issuer and no such arrangements are contemplated for the Resulting Issuer.

Options to Purchase Securities

The following table sets out particulars with respect to the stock options to purchase Resulting Issuer Shares expected to be held upon completion of the Qualifying Transaction by (i) all executive officers and past executive officers of the Resulting Issuer, as a group, and all directors and past directors of the Resulting Issuer who are not also executive officers, as a group; (ii) all other employees and past employees of the Resulting Issuer, as a group, (iii) all consultants of the Resulting Issuer, as a group, and (iv) any other person or company, including any underwriter or agent.

Class of Optionees (as a group)	Type of Security	Number	Exercise Price	Expiry Date

Executive Officers and Past Executive Officers (3 Persons)(1)	Resulting Issuer Options	691,534	$0.052631579 - $1.05	January 9, 2028 to February 22, 2033

Class of Optionees (as a group)	Type of Security	Number	Exercise Price	Expiry Date

Directors and Past Directors who are not also Executive Officers (6 Persons)(2)	Resulting Issuer Options	1,355,078	$0.052631579 - $1.75	November 26, 2026 to February 22, 2033

Employees and Past Employees (2 Persons)	Resulting Issuer Options	37,000	$0.85	January 9, 2028

Consultants and Past Consultants (1 Person)(3)	Resulting Issuer Options	35,000	$0.85 - $1.75	November 9, 2026 to January 9, 2028

Notes:

(1)	Includes (i) 158,332 Resulting Issuer Options exercisable at an exercise price of $0.052631579 per Resulting Issuer Share, at any time on or before September 26, 2032, (ii) 493,082 Resulting Issuer Options exercisable at an exercise price of $0.105263158 per Resulting Issuer Share, at any time on or before February 22, 2033, and (iii) 40,120 Resulting Issuer Options exercisable at an exercise price of $1.05 per Resulting Issuer Share, at any time on or before January 9, 2028.

(2)	Includes (i) 316,666 Resulting Issuer Options exercisable at an exercise price of $0.052631579 per Resulting Issuer Share, at any time on or before September 26, 2032, (ii) 986,162 Resulting Issuer Options exercisable at an exercise price of $0.105263158 per Resulting Issuer Share, at any time on or before February 22, 2033, and (iii) 52,250 Resulting Issuer Options exercisable at an exercise price of $1.75 per Resulting Issuer Share, at any time on or before November 9, 2026.

(3)	Includes (i) 10,000 Resulting Issuer Options exercisable at an exercise price of $1.75 per Resulting Issuer Share, at any time on or before November 9, 2026, and (ii) 25,000 Resulting Issuer Options exercisable at an exercise price of $0.85 per Resulting Issuer Share, at any time on or before January 9, 2028.

Risk Factors

Following completion of the Qualifying Transaction, the Resulting Issuer’s business will be FWTC’s business. Accordingly, all of the risk factors applicable to FWTC and its business will be applicable to the Resulting Issuer. See “Risk Factors – Risks Relating to the Business to be Carried on by the Resulting Issuer.”

Auditors, Transfer Agent and Registrar

Auditor

Following completion of the Qualifying Transaction, it is expected that the auditor of the Resulting Issuer will be RSM Canada LLP, Chartered Professional Accountants located at 11 King St W #700, Toronto, ON M5H 4C7.

Transfer Agent and Registrar

Following completion of the Qualifying Transaction, it is expected that the transfer agent and registrar of the Resulting Issuer will be TSX Trust at its principal office in Toronto, Ontario at 301 – 100 Adelaide Street West, Toronto ON M5H 4H1.

Schedule “D”
Acquisition Agreement

See attached.

D-1

ACQUISITION AGREEMENT

THIS AGREEMENT made effective as of the 22nd day of July, 2024.

AMONG:

FORWARD WATER TECHNOLOGIES CORPORATION,

a corporation incorporated under the laws of the Province of Ontario

(“FWTC”)

- and -

FRASER MACKENZIE ACCELERATOR CORP.,

a corporation incorporated under the laws of the Province of Ontario

(“FMAC”)

- and -

1000925180 ONTARIO LIMITED,

a corporation incorporated under the laws of the Province of Ontario

(“Newco”)

RECITALS

A.	Newco is a wholly-owned subsidiary of FWTC.

B.	FWTC has identified FMAC as a target company with which to complete a reverse-takeover transaction and wishes to acquire all of the issued and outstanding securities of FMAC in exchange for securities of FWTC by way of an amalgamation between FMAC and Newco, upon the terms and conditions herein set forth, such that upon completion of the Amalgamation (as defined herein), the amalgamated corporation shall be a wholly-owned subsidiary of FWTC.

AGREEMENT

THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements and warranties herein set forth and provided for, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto respectively covenant and agree as set forth below.

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals, unless otherwise stated or unless there is something in the subject matter or context inconsistent therewith, the following terms will have the following meanings:

(a)	“Agreement” means this agreement, together with the schedules attached hereto, and includes any agreement amending this agreement or the schedules or any agreement or instrument which is supplemental or ancillary thereof, and the expressions “above”, “below”, “herein”, “hereto”, “hereof” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof, and include any agreement, schedule or instrument supplementary or ancillary hereto;

(b)	“Amalco” means the corporation resulting from the Amalgamation;

(c)	“Amalgamation” means the amalgamation of FMAC and Newco pursuant to the Amalgamation Agreement;

(d)	“Amalgamation Agreement” means the amalgamation agreement to be entered into between FMAC, FWTC and Newco in the form attached hereto as Schedule “A”;

(e)	“Bridge Financing” means the issuance of convertible debentures of FWTC which debentures are convertible into FWTC units at a post-Consolidation conversion price of $0.1126 per FWTC unit, each such unit being comprised of one FWTC Share and one warrant entitling the holder to purchase one FWTC Share at post-Consolidation exercise price of $0.1579 at any time prior to the third anniversary of such warrant;

(f)	“Business” means the business and activities to be carried on by FWTC with respect to the advancement and distribution of its forward osmosis technology;

(g)	“Closing” means the closing of the Amalgamation;

(h)	“Closing Date” means the day that the Amalgamation closes, which shall not be prior to the date upon which all regulatory and other approvals have been obtained for the transactions described herein, including without limitation, the approval of the shareholders of FMAC and FWTC for the Amalgamation, the approval of the Exchange for the Amalgamation, and all conditions contained in this Agreement being met or waived, and which date shall not be later than the Outside Closing Date;

(i)	“Concurrent Financing” means the proposed private placement by FMAC of FMAC Subscription Receipts whereby FMAC will raise a minimum of $1,400,000 and a maximum of $1,900,000 in gross proceeds, with the minimum and maximum gross proceeds amounts under the Concurrent Financing being reduced, at the discretion of FMAC, to the extent that FWTC raises up to $200,000 in the Bridge Financing prior to completion of the Amalgamation, in which case such minimum and maximum amounts would be proportionately reduced by the amount raised under the Bridge Financing. ;

(j)	“Consolidation” means the 1 new FWTC Share for 10 old FWTC Shares consolidation of FWTC to be completed prior to the Time of Closing;

(k)	“Encumbrances” means any charge, mortgage, lien, pledge, assignment, claim, embargo, security interest, other third person interest or encumbrance of any kind, whether contingent or absolute, legal or conventional, moveable or immovable, specific or floating, whether created or arising by agreement, statute or otherwise, attaching to property, interests or rights, and shall be construed in the widest possible terms and principles known under the law;

(l)	“Exchange” or “TSXV” means the TSX Venture Exchange;

(m)	“FMAC” means Fraser Mackenzie Accelerator Corp., a corporation incorporated under the laws of the Province of Ontario;

(n)	“FMAC Assets” means all of the right, title, estate and interest FMAC has in and to its property and assets, real and personal, moveable and immoveable, of whatsoever nature and kind and wheresoever situate, including but without limitation, the assets as more particularly set forth and described in the FMAC Financial Statements, the FMAC Documents and the FMAC Material Contracts;

(o)	“FMAC Broker Warrants” means the 1,437,100 broker warrants of FMAC entitling the holder thereof to purchase an aggregate of 1,437,100 FMAC Shares at an exercise price of $0.10 per FMAC Share at any time on or before February 22, 2028;

(p)	“FMAC Concurrent Financing Broker Warrants” means the broker warrants to be issued to certain finders on closing of the Concurrent Financing, each entitling the holder thereof to purchase one FMAC Share and one-half of one FMAC Concurrent Financing Warrant at an exercise price of $0.107 per FMAC Share at any time on or before the second anniversary of the date the Resulting Issuer Shares commence trading on the Exchange;

(q)	“FMAC Concurrent Financing Warrant” each whole such warrant entitling the holder to acquire one common share of FMAC at a price of $0.15 for a period of 36 months after the issuance thereof;

(r)	“FMAC Documents” means all contracts, agreements, documents, permits, licenses, leases, appraisals, certificates, plans, drawings, specifications, reports, compilations, analysis, studies, financial statements, budgets, market surveys, minute books, corporate records and any other documents or information of whatsoever nature relating to FMAC, the FMAC Assets or its business and any and all rights in relation thereto;

(s)	“FMAC Financial Statements” means the unaudited interim consolidated financial statements of FMAC for the three months ended March 31, 2024 and the audited annual financial statements for the fiscal year ended December 31, 2023 and for the period from February 9, 2022 to December 31, 2022 which have been prepared in accordance with IFRS, applied on a consistent basis throughout the periods involved;

(t)	“FMAC Loan” shall have the meaning ascribed thereto in Section 3.1(ll);

(u)	“FMAC Material Contracts” means any contract, agreement, understanding, commitment, indenture, or other instrument, whether written or oral, to which FMAC is bound and which is material to FMAC, including those entered into in the ordinary course of business, which could materially affect the FMAC Assets, its business or financial condition of FMAC;

(v)	“FMAC Options” means the 2,057,100 options to purchase common shares of FMAC at prices of $0.05 (500,000) and $0.10 (1,557,100);

(w)	“FMAC Shares” means the common shares in the capital of FMAC;

(x)	“FMAC Subscription Receipts” means the subscription receipts to be issued pursuant to the Concurrent Financing with each subscription receipt entitling the holder to receive one FMAC Share and one-half of one FMAC Concurrent Financing Warrant, with such subscription receipts automatically converting into the underlying FMAC Shares and FMAC Concurrent Financing Warrants immediately prior to the completion of the Amalgamation;

(y)	“FWTC” means Forward Water Technologies Corporation, a corporation incorporated under the laws of the Province of Ontario;

(z)	“FWTC Assets” means all of FWTC’s right, title, estate and interest in and to its property and assets, real and personal, moveable and immoveable, of whatsoever nature and kind and wheresoever situate, including but without limitation, the assets as more particularly set forth and described in the FWTC Financial Statements, the FWTC Documents and the FWTC Material Contracts;

(aa)	“FWTC Documents” means all contracts, agreements, documents, permits, licenses, leases, appraisals, certificates, plans, drawings, specifications, reports, compilations, analysis, studies, financial statements, budgets, market surveys, minute books, corporate records, and any other documents or information of whatsoever nature relating to FWTC, the FWTC Assets, the Business and any and all rights in relation thereto;

(bb)	“FWTC Financial Statements” means the unaudited interim consolidated financial statements of FWTC for the three and nine months ended December 31, 2023 and the audited annual financial statements for the fiscal year ended March 31, 2023 and March 31, 2022 which have been prepared in accordance with IFRS, applied on a consistent basis throughout the periods involved;

(cc)	“FWTC Material Contracts” means any contract, agreement, understanding, commitment, indenture, or other instrument, whether written or oral, to which FWTC is bound and which is material to the Business, including those entered into in the ordinary course of business, which could materially affect the FWTC Assets, Business or financial condition of FWTC;

(dd)	“FWTC Option Plan” means the stock option plan of FWTC;

(ee)	“FWTC Shares” means the common shares of FWTC;

(ff)	“FWTI” means Forward Water Technologies Inc.;

(gg)	“Governmental Authority” means any government in Canada, or any foreign government and any agency, or department, tribunal, board, commission, court or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, as well as any arbitrator, arbitration tribunal or other tribunal or other quasi-governmental or private body exercising any regulatory, expropriation or taxation authority under or for the account of any of the foregoing;

(hh)	“Governmental Charges” means all fees, levies and charges imposed by a Governmental Authority;

(ii)	“Green Centre Debt Arrangement” means FWTC’s $300,000 principal amount of debt, in respect of which interest and penalties in an amount of approximately $31,384 will be converted into 2,168,987 FWTC Shares at a conversion price of $0.0145 per FWTC Share (on a pre-Consolidation basis) contemporaneously with the closing of the Amalgamation;

(jj)	“IFRS” means International Financial Reporting Standards applicable as at the date on which date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years;

(kk)	“Intellectual Property Rights” means all proprietary rights provided in law and at equity recognized under the law of any jurisdiction in the world, whether under common law, by statute or otherwise, to all: (i) trademarks, service marks, trade dresses, logos, designs and slogans whether in word, mark, stylized or design format, registered and unregistered, throughout the world and any associated goodwill; (ii) patents and patent applications (respectively issued or filed throughout the world), as well as any re-examinations, extensions, and reissues thereof and any divisionals, continuations, continuation-in-parts and any other applications or patents that claim priority from such patents and applications, (iii) copyrights, registered and unregistered, and all rights, claims and privileges pertaining thereto, including moral rights and the benefit of any waivers of moral rights, software and documentation therefor, (iv) inventions (whether or not patentable), formulas, processes, invention disclosures, technology, technical data, preclinical and clinical data and results, or information; (v) all rights, claims and privileges pertaining thereto, all industrial designs, trade secrets, domain names, know-how, concepts, information; and (vi) other intellectual and industrial property and other proprietary rights information, patterns, plans, designs, research data, other proprietary know-how, processes, drawings, technology, inventions, formulae, specifications, performance data, quality control information, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures, and all licenses, agreements and other contracts and commitments relating to any of the foregoing;

(ll)	“Newco” means 1000925180 Ontario Limited;

(mm)	“Orders” means all material applicable orders, decisions, binding directives, or the like rendered by any Governmental Authority;

(nn)	“Outside Closing Date” means September 30, 2024, or such other date as the parties may agree upon;

(oo)	“Person” includes any individual, corporation, company, partnership, trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature and the executors, administrators, or other legal representatives of an individual in such capacity;

(pp)	“Qualifying Transaction” is defined in Policy 2.4 of the TSXV Corporate Finance Manual;

(qq)	“Resulting Issuer” means FWTC upon completion of the Amalgamation;

(rr)	“Resulting Issuer Concurrent Financing Broker Warrants” means the FMAC Concurrent Financing Broker Warrants which are issued and outstanding at the Time of Closing as adjusted in accordance with Section 2.1 hereof;

(ss)	“Resulting Issuer Concurrent Financing Warrants” means the FMAC Concurrent Financing Warrants which are issued and outstanding at the Time of Closing as adjusted in accordance with Section 2.1 hereof;

(tt)	“Resulting Issuer Legacy Broker Warrants” the FMAC Broker Warrants which are issued and outstanding at the Time of Closing as adjusted in accordance with Section 2.1 hereof;

(a)	“Resulting Issuer Legacy Options” means the FMAC Options which are issued and outstanding at the Time of Closing as adjusted in accordance with Section 2.1 hereof;

(b)	“Resulting Issuer Securities” means the Resulting Issuer Concurrent Financing Broker Warrants, the Resulting Issuer Concurrent Financing Warrants, the Resulting Issuer Legacy Options, the Resulting Issuer Legacy Broker Warrants and the Resulting Issuer Shares;

(c)	“Resulting Issuer Shares” means the common shares of the Resulting Issuer;

(d)	“Share Exchange Ratio” shall mean 0.95 post-Consolidation FWTC Shares for each FMAC Share;

(e)	“Subsidiary” means any corporation, partnership or trust of which more than 50% of the outstanding shares or interests of any class carrying voting rights are beneficially owned, directly or indirectly by a Person; and

(f)	“Time of Closing” means such time on the Closing Date as the parties hereto may agree.

1.2	Canadian Dollars

All dollar amounts referred to in this Agreement are in Canadian funds, unless otherwise indicated herein.

1.3	Extended Meanings

In this Agreement, words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders; and references to any statute shall extend to and include orders-in-council or regulations passed under and pursuant thereto, of any amendment or re-enactment of such statute, orders-in-council or regulations, or any statute, order-in-council or regulations substantially in replacement thereof.

1.4	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including the letter of intent dated May 13, 2024, between FWTC and FMAC and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

1.5	Headings

Section headings are not to be considered part of this Agreement and are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.

1.6	Meaning of “including”

The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

1.7	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement have the meaning attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder will be made in a manner consistent with IFRS.

1.8	Interpretation Not Affected by Party Drafting

The parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable to the interpretation of this Agreement.

1.9	Knowledge

Where any representations or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a party, it refers to the actual knowledge of the senior officers of the party after due inquiry.

1.10	Schedules

The following schedules attached hereto are incorporated into and form an integral part of this Agreement:

Schedule “A” – Form of Amalgamation Agreement.

ARTICLE 2

AMALGAMATION, COROLLARY MATTERS

2.1	Amalgamation

Subject to the terms and conditions herein, on the Closing Date, Newco and FMAC shall complete the Amalgamation pursuant to the terms of the Amalgamation Agreement. Without limiting the foregoing, on Closing of the Amalgamation, pursuant to the terms of the Amalgamation Agreement:

(a)	FWTC agrees to issue Resulting Issuer Shares to the holders of FMAC Shares in exchange for all of the issued and outstanding FMAC Shares. The aggregate number of Resulting Issuer Shares to be issued in exchange for the issued and outstanding FMAC Shares shall be determined by multiplying the number of FMAC Shares issued and outstanding at the Time of Closing by the Share Exchange Ratio. No fractional Resulting Issuer Shares will be issued. To the extent any holders of FMAC Shares would otherwise be entitled to receive a fractional number of Resulting Issuer Shares on Closing of the Amalgamation, the number of Resulting Issuer Shares to be issued to such shareholder shall be rounded to the nearest whole Resulting Issuer Share with fractions of one-half being rounded up;

(b)	The FMAC Concurrent Financing Warrants shall evidence Resulting Issuer Concurrent Financing Warrants and the Resulting Issuer shall deliver notice to the holders of such FMAC Concurrent Financing Warrants of the foregoing or deliver amended certificates or agreements evidencing such securities of the Resulting Issuer as required in exchange for the FMAC Concurrent Financing Warrants which are outstanding on the Effective Date. The rate of exchange of Resulting Issuer Concurrent Financing Warrants for FMAC Concurrent Financing Warrants shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Concurrent Financing Warrant will be issued. To the extent any holder of FMAC Concurrent Financing Warrants would otherwise be entitled to receive a fractional number of Resulting Issuer Concurrent Financing Warrants on the Effective Date, the number of Resulting Issuer Concurrent Financing Warrants to which the holder of FMAC Concurrent Financing Warrants is entitled shall be rounded to the nearest whole Resulting Issuer Concurrent Financing Warrant with fractions of one-half being rounded up;

(c)	The FMAC Concurrent Financing Broker Warrants shall evidence Resulting Issuer Concurrent Financing Broker Warrants and the Resulting Issuer shall deliver notice to the holders of such FMAC Concurrent Financing Broker Warrants of the foregoing or deliver amended certificates or agreements evidencing such securities of the Resulting Issuer as required in exchange for the FMAC Concurrent Financing Broker Warrants which are outstanding on the Effective Date. The rate of exchange of Resulting Issuer Concurrent Financing Broker Warrants for FMAC Concurrent Financing Broker Warrants shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Concurrent Financing Broker Warrant will be issued. To the extent any holder of FMAC Concurrent Financing Broker Warrants would otherwise be entitled to receive a fractional number of Resulting Issuer Concurrent Financing Broker Warrants on the Effective Date, the number of Resulting Issuer Concurrent Financing Broker Warrants to which the holder of FMAC Concurrent Financing Broker Warrants is entitled shall be rounded to the nearest whole Resulting Issuer Concurrent Financing Broker Warrant with fractions of one-half being rounded up;

(d)	The FMAC Broker Warrants shall evidence Resulting Issuer Legacy Broker Warrants and the Resulting Issuer shall deliver notice to the holders of such FMAC Broker Warrants of the foregoing or deliver amended certificates or agreements evidencing such securities of the Resulting Issuer as required in exchange for the FMAC Broker Warrants which are outstanding on the Effective Date. The rate of exchange of Resulting Issuer Legacy Broker Warrants for FMAC Broker Warrants shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Legacy Broker Warrants will be issued. To the extent any holder of FMAC Broker Warrants would otherwise be entitled to receive a fractional number of Resulting Issuer Legacy Broker Warrants on the Effective Date, the number of Resulting Issuer Legacy Broker Warrants to which the holder of FMAC Broker Warrants is entitled shall be rounded to the nearest whole Resulting Issuer Legacy Broker Warrants with fractions of one-half being rounded up;

(e)	The FMAC Options shall evidence Resulting Issuer Legacy Options and the Resulting Issuer shall deliver notice to the holders of such FMAC Options of the foregoing or deliver amended certificates or agreements evidencing such securities of the Resulting Issuer as required in exchange for the FMAC Options which are outstanding on the Effective Date. The rate of exchange of Resulting Issuer Legacy Options for FMAC Options shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Legacy Options will be issued. To the extent any holder of FMAC Options would otherwise be entitled to receive a fractional number of Resulting Issuer Legacy Options on the Effective Date, the number of Resulting Issuer Legacy Options to which the holder of FMAC Options is entitled shall be rounded to the nearest whole Resulting Issuer Legacy Option with fractions of one-half being rounded up.

2.2	Acknowledgement of Escrow and Resale Restrictions

The parties acknowledge and agree that in accordance with the policies of the Exchange and applicable laws, the Resulting Issuer Shares issued to certain holders of FMAC Shares will be subject to escrow and/or resale restrictions under the policies of the Exchange and applicable laws. Any Resulting Issuer Shares deposited into escrow shall be held in escrow and released in accordance with the policies of the Exchange. The terms of the escrow shall be negotiated by counsel for the parties and the Exchange and the parties agree to accept the terms imposed by the Exchange. The escrowed securities shall be held in escrow under an escrow agreement in the form prescribed by the Exchange.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF FMAC

3.1	Representations, Warranties and Covenants of FMAC

FMAC hereby represents, warrants and covenants to FWTC as follows, and FMAC confirms that FWTC is relying upon the accuracy of each of such representations and warranties in connection with the completion of the transactions hereunder:

(a)	Incorporation: FMAC is incorporated, existing and in good standing under the Business Corporations Act (Ontario) and is current and up-to-date with all filings required to be made by it in such jurisdiction.

(b)	Status, Constating Documents: FMAC has all necessary corporate power to own its assets and to carry on its business as it is being conducted on the date of this Agreement. The articles, by-laws and other constating documents of FMAC as made available to FWTC are complete and accurate.

(c)	Authority and Binding Obligation: FMAC has good right, full corporate power and absolute authority to enter into this Agreement and to perform all of its obligations under this Agreement. FMAC and its board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of this Agreement.

(d)	Enforceability. This Agreement and the agreements contemplated herein have been or at the Closing Date will be, duly authorized, and with respect to this Agreement, executed and delivered by FMAC and constitutes a valid and binding obligation of FMAC enforceable in accordance with its terms (subject to such limitations and prohibitions as may exist or may be enacted in applicable laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally) and no other corporate proceeding on the part of FMAC, other than the submission of the Amalgamation to the FMAC shareholders, is necessary to authorize this Agreement and the transactions contemplated hereby.

(e)	Authorized and Issued Capital: As of the date hereof, the authorized capital of FMAC consists of an unlimited number of common shares. As of the date of this Agreement, the issued capital of FMAC consists of 20,571,000 common shares all of which have been duly issued and are outstanding as fully paid and non-assessable shares.

(f)	No Options or Warrants: FMAC does not have any outstanding subscriptions, options, rights, warrants or other agreements or commitments obligating FMAC to sell or issue any additional shares or securities of any class of FMAC or any securities convertible into any shares of any class of FMAC, other than the FMAC Broker Warrants and the FMAC Options.

(g)	Subsidiaries and Other Interests: FMAC has no subsidiaries and does not own any securities issued by, or any equity or ownership interest in, any other Persons. Other than loans to be made to FWTC, FMAC is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Persons.

(h)	Corporate Records: As of the date hereof, the corporate records and minute books of FMAC, are materially complete and accurate. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of FMAC are complete and accurate in all material respects.

(i)	Title to FMAC Assets by FMAC: FMAC is the owner of and has good and marketable title to all of the FMAC Assets, including, without limitation, all FMAC Assets reflected in the FMAC Financial Statements and all FMAC Assets acquired by FMAC after December 31, 2023.

(j)	No Orders: There are no outstanding material orders, notices or similar requirements relating to FMAC or the FMAC Assets issued by any federal, state, provincial or municipal authority including, without limitation, occupational health and safety authorities and to the knowledge of FMAC, there are no matters under discussion with, or pending by, any such authorities relating to orders, notices or similar requirements.

(k)	No Guarantees: FMAC is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any Persons.

(l)	FMAC Material Contracts: FMAC has provided or made available copies of all FMAC Material Contracts to FWTC. FMAC is not in default or breach of any FMAC Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any FMAC Material Contract. Each FMAC Material Contract is in full force and effect, unamended by written or oral agreement, and FMAC is entitled to the full benefit and advantage of each FMAC Material Contract in accordance with its terms. FMAC has not received any notice of a default by FMAC or a dispute between FMAC and any other party in respect of any FMAC Material Contract.

(m)	Partnerships or Joint Ventures: FMAC is not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not party to any agreement under which FMAC agrees to carry on any activity in such manner or by which FMAC agrees to share any revenue or profit with any other Persons.

(n)	Contractual and Regulatory Approvals: Except those consents which will have been obtained on or before Closing, including the approval of the Exchange and the holders of FMAC Shares necessary to complete the Amalgamation, FMAC is under no obligation, contractual or otherwise, to request or obtain the consent of any Persons, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any Governmental Authority are required to be obtained by FMAC:

(i)	in connection with the execution, delivery or performance by FMAC of this Agreement or the completion of the Amalgamation or the transactions contemplated herein and therein; or

(ii)	to avoid the loss of any permit, licence, certification or other authorization on or as a result of Closing of the Amalgamation.

(o)	Transaction Compliance with Constating Documents, Agreements and Laws: The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by FMAC, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of FMAC under:

(i)	any term or provision of any of the articles, by-laws or other constating documents of FMAC;

(ii)	the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which FMAC is a party or by which it is bound; or

(iii)	subject to obtaining the required consents as set forth herein, any term or provision of any of permit, FMAC Material Contracts or any order of any court, Governmental Authority or regulatory body made against FMAC or the FMAC Assets or any law or regulation of any jurisdiction in which its business is carried on which is applicable to FMAC or the FMAC Assets.

(p)	Shareholders’ Agreements: To the best of the knowledge of FMAC, there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the FMAC Shares, nor is FMAC aware of any agreement, which in any manner affects the voting control of any securities.

(q)	Materially Accurate: All information, records and data furnished to FWTC or its representatives and counsel by FMAC in connection with the negotiation of this Agreement and FWTC’s due diligence review of FMAC, were and are accurate in all material respects.

(r)	FMAC Financial Statements:

(i)	The FMAC Financial Statements have been prepared in accordance with IFRS and are true, correct and complete in all material respects and present fairly the financial condition of FMAC, on a consolidated basis, as of their respective dates; and

(ii)	There has been no material adverse change in the financial condition of FMAC since December 31, 2023.

(s)	Liabilities of FMAC: There are no material liabilities, contingent or otherwise, of FMAC of any kind whatsoever, including, without limitation, any bonds, debentures, mortgages, promissory notes, loan agreements, inter-company debt, or liabilities for Governmental Charges and there is no basis for assertion against FMAC of any liabilities of any kind, other than:

(i)	liabilities disclosed or reflected in or provided for in the FMAC Financial Statements or this Agreement; and

(ii)	liabilities incurred since December 31, 2023 which were incurred in the ordinary course, in connection with the completion of the Amalgamation or as disclosed to FWTC in writing.

(t)	Bankruptcy and Insolvency Matters: No action or proceeding has been commenced or filed by or against FMAC or which seek or may lead to receivership, bankruptcy, a consumer proposal or any other similar proceeding in respect of FMAC, the adjustment, compromise or composition of claims against FMAC or the appointment of a trustee, receiver, liquidator, custodian, or other similar officer for FMAC of any portion of the FMAC Assets. No such action or proceeding has been authorized or is being considered by or on behalf of FMAC and, to the knowledge of FMAC, no creditor or equity security holder of FMAC has threatened to commence or advise that it may commence, any such action or proceeding. FMAC has not made nor is it considering making an assignment for the benefit of its creditors, and it has not requested nor is it considering requesting a meeting of its creditors to seek a reduction, compromise, composition, or other accommodation with respect to its indebtedness.

(u)	Broker’s Fees: Other than as disclosed to FWTC, FMAC has not incurred any obligation or liability, contingent or otherwise for broker’s or finder’s fees in respect of the transaction herein provided for.

(v)	Reporting Issuer Status:

(i)	FMAC is a reporting issuer in the Provinces of Ontario, Manitoba, Saskatchewan, Alberta, British Columbia and Nova Scotia and no material change relating to FMAC has occurred with respect to which the requisite material change report has not been filed under applicable securities laws in such provinces and no such disclosure is currently on file with any securities commissions of such provinces on a confidential basis;

(ii)	All press releases, material change reports, financial statements and other documents filed by, or on behalf of, FMAC with the securities commissions of Ontario, Manitoba, Saskatchewan, Alberta, British Columbia and Nova Scotia were, at the respective dates of such filings, true and correct in all material respects and collectively provide disclosure of all material facts relating to FMAC required to be disclosed in accordance with applicable securities laws in such provinces and each such document did not contain any misrepresentation as of the respective dates of such filings;

(iii)	The outstanding FMAC Shares are listed for trading on the TSXV;

(iv)	There are no current orders ceasing or suspending trading in the securities of FMAC nor prohibiting the sale of such securities has been issued to FMAC or its directors, officers or promoters and, to the best of the knowledge of FMAC, no investigations or proceedings for such purposes are pending or threatened; and

(v)	FMAC is not in material default of any applicable securities legislation of the Provinces of Ontario, Manitoba, Saskatchewan, Alberta, British Columbia or Nova Scotia or of its listing agreement with the TSXV or any policies of the TSXV.

(w)	Public Documents: As of their respective dates, all information and materials filed by FMAC with the Ontario, Manitoba, Saskatchewan, Alberta, British Columbia and/or Nova Scotia Securities Commissions (or equivalent other provincial securities regulator) since the date hereof and which are available through the SEDAR+ website as of the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and complied in all material respects with all applicable legal and stock exchange requirements.

(x)	CPC Status: FMAC is a “CPC” (as such term is defined in Policy 2.4 of the TSXV) and the Amalgamation will constitute FMAC’s Qualifying Transaction and FMAC has to date complied with all of the requirements contained in the Policy 2.4 of the TSXV.

(y)	Absence of Certain Changes or Events: Since December 31, 2023 and except for costs incurred and actions taken in connection with the transactions contemplated by this Agreement or as otherwise disclosed in writing to FWTC, FMAC has not:

(i)	incurred any obligation or liability, fixed or contingent, except normal trade or business obligations incurred in the ordinary course of the business, none of which is materially adverse to FMAC;

(ii)	paid or satisfied any obligation or liability, fixed or contingent, except:

(A)	current liabilities included in the FMAC Financial Statements,

(B)	current liabilities incurred since December 31, 2023 in the ordinary course of the business,

(C)	re-scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in the FMAC Financial Statements; and

(D)	as specifically contemplated by this Agreement;

(iii)	created any material Encumbrance upon any of its properties or the FMAC Assets;

(iv)	sold, assigned, transferred, leased or otherwise disposed of any of its material properties or the FMAC Assets;

(v)	purchased, leased or otherwise acquired any material properties or assets;

(vi)	waived, cancelled or written-off any material rights, claims, accounts receivable, or amounts payable to FMAC;

(vii)	entered into any transaction, contract, agreement or commitment, except in the ordinary course of the business or as contemplated by this Agreement or in connection with the Concurrent Financing;

(viii)	made any material change with respect to any method of management, operation or accounting in respect of the business;

(ix)	suffered any damage, destruction or loss (whether or not covered by insurance) which has materially adversely affected or could materially adversely affect the business, the FMAC Assets or the condition of FMAC;

(x)	increased any form of compensation or other benefits payable or to become payable to any of the employees of FMAC, except increases made in the ordinary course of the business;

(xi)	made a declaration of force majeure with respect to its business or the FMAC Assets; or

(xii)	authorized, agreed or otherwise become committed to do any of the foregoing.

(z)	Dividends and Distributions: FMAC has never declared or paid any dividend or made any other distribution on any of its shares of any class, or redeemed or purchased or otherwise acquired any of its shares of any class, or reduced its authorized capital or issued capital, or agreed to any of the foregoing.

(aa)	Tax Matters:

(i)	FMAC has duly and on a timely basis prepared and filed all tax returns and other documents required to be filed by it in respect of all Governmental Charges and such returns and documents are complete and correct and clearly and fairly represents the information and tax status of FMAC for the relevant period.

(ii)	FMAC has paid all Governmental Charges which are due and payable by it on or before the date hereof. Adequate provision was made in the FMAC Financial Statements for all Governmental Charges for the periods covered by the FMAC Financial Statements. FMAC has no liability for Governmental Charges other than those provided for in the FMAC Financial Statements and those arising in the ordinary course since the date of the FMAC Financial Statements and for which adequate provisions have been made on the books of FMAC.

(iii)	All Governmental Charges, assessments, levies and source deductions, if any, which FMAC is required by law to withhold or to collect, including, without limitation, employment insurance, employment benefits, pension plan payments and non-resident withholding tax, have been, to the best of its knowledge, duly withheld or collected, and paid over to the proper governmental authorities, or held by FMAC or on behalf of it as required, and such withholdings and collections and all other payments due in connection therewith are duly reflected in the FMAC Financial Statements to the date as of which they were prepared and since that date will be duly entered in the accounts of FMAC.

(iv)	There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any tax return or other document or the payment of any Governmental Charges by FMAC or the period for any assessment or reassessment of Governmental Charges.

(v)	On or before the Closing Date, all returns of FMAC for capital, excise, sales or use tax required to be filed by FMAC before the Closing Date shall be fully prepared and filed before the Closing Date.

(bb)	Litigation: Except as specifically disclosed to FWTC, there are no judgments unsatisfied, consent decrees or injunctions or embargos to which FMAC is subject to or bound, and there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of FMAC) pending or, to the knowledge of FMAC, threatened, by or against or affecting FMAC, at law or in equity, or before or by any court or any federal, provincial, municipal, state or other governmental department, commission, board, bureau, agency or instrumentality. To the knowledge of FMAC, there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success. FMAC is not subject to any judgment, order, writ, injunction or decree of any court or government body which would prevent the discharge of the obligations arising pursuant to this Agreement or the consummation of the transactions herein contemplated.

(cc)	US Shareholders. FMAC acknowledges that it is aware that the Resulting Issuer Shares have not been and will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold, directly or indirectly, in the United States without registration under the Securities Act of 1933 and the applicable laws of all applicable states or an exemption from such registration requirements and FMAC further acknowledges that FWTC has no present intention of filing a registration statement under the Securities Act of 1933 in respect of the Resulting Issuer Shares.

(dd)	No Misrepresentation. The covenants, representations and warranties of FMAC contained in Section 3.1 hereof and elsewhere in this Agreement, and in any certificate executed by FMAC or other material delivered by FMAC under this Agreement, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.

(ee)	Voting. FMAC agrees to use its reasonable commercial efforts to cause all FMAC shareholders to vote in favour of the Amalgamation and not take any action contrary to or in opposition to the Amalgamation.

(ff)	Articles. FMAC agrees not to amend its articles or by-laws in any manner which may adversely affect the success of the Amalgamation.

(gg)	Cooperation. FMAC agrees, subject to the provisions hereof, to cooperate fully with FWTC and to use all reasonable commercial efforts to assist FWTC in its efforts to complete the Amalgamation, unless such cooperation and efforts would subject FMAC to liability or would be in breach of applicable statutory or regulatory requirements.

(hh)	Inconsistent Transactions. FMAC agrees, except as contemplated herein, not to enter into any transaction or material contract or take any action not in the ordinary course of business and not to engage in any business enterprise or activity different from that carried on as of the date hereof other than as required or desirable in connection with the Amalgamation.

(ii)	Commercial Operations. FMAC has no assets other than cash or cash equivalents, has not commenced any commercial operations and has not and will not carry on any business other than the identification and evaluation of assets or businesses with a view to completing a potential Qualifying Transaction.

(jj)	Employment. FMAC is not bound by or a party to any employment contracts.

(kk)	Shareholders Meeting. FMAC shall convene a meeting of shareholders of FMAC as soon as possible to approve, among other things, the Amalgamation.

(ll)	Loan. FMAC will loan $225,000 in the aggregate, including, for greater certainty, any amounts advanced by FMAC to FWTC or FWTI as of the date hereof) (collectively, the “FMAC Loan”), and the balance of the FMAC Loan not yet advanced shall be advanced promptly upon:

(i)	FMAC being satisfied, in its sole and unfettered discretion, with its due diligence of FWTC;

(ii)	the gross proceeds from the Concurrent Financing being placed in escrow with a subscription receipt agent;

(iii)	GreenCentre Canada’s execution of a forebearance and amendment agreement, a subordination and postponement agreement, and documentation pursuant to which GreenCentre Canada will defer FWTC’s obligations to pay royalties to GreenCentre Canada for a period of 5 years; and

(iv)	the execution of such additional loan and security documentation as FMAC may reasonably require;

provided that FMAC may choose, in its sole and unfettered discretion, to:

(x)  advance all or a portion of the FMAC Loan without the above conditions having been fulfilled in full or in part, and without creating any obligation to advance any remaining balance of the FMAC Loan, and

(y)  pay to Royal Bank of Canada such portion of the FMAC Loan as is necessary to satisfy FWTI’s obligation, and for avoidance of doubt such amount so paid will comprise an amount owing to FMAC pursuant to the FMAC Loan.

The FMAC Loan will become repayable if this Agreement is terminated.

(mm)	Indebtedness. No current or former director, officer, shareholder, employee or independent contractor of FMAC or any person not dealing at arm’s length within the meaning of the Income Tax Act (Canada) with any such person is indebted to FMAC.

(nn)	Non-arm’s Length Transactions. Except as disclosed in the FMAC Financial Statements, FMAC has not engaged in any transaction with any non-arm’s length person.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF FWTC

4.1	Representations, Warranties and Covenants of FWTC

FWTC hereby represents, warrants and covenants to FMAC as follows, and FWTC confirms that FMAC is relying upon the accuracy of each of such representations and warranties in connection with the completion of the transactions hereunder:

(a)	Incorporation: FWTC is incorporated, existing and in good standing under the Business Corporations Act (Ontario) and is current and up-to-date with all filings required to be made by it in such jurisdiction. Newco is incorporated, existing and in good standing under the Business Corporations Act (Ontario) and is current and up-to-date with all filings required to be made by it in such jurisdiction.

(b)	Status, Constating Documents: FWTC has all necessary corporate power to own its assets and to carry on its Business as it is being conducted on the date of this Agreement. The articles, by-laws and other constating documents of each of FWTC and Newco as made available to FMAC are complete and accurate.

(c)	Authority and Binding Obligation: Each of FWTC and Newco has good right, full corporate power and absolute authority to enter into this Agreement and to perform all of its obligations under this Agreement. Each of FWTC and Newco and their respective boards of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of this Agreement.

(d)	Enforceability. This Agreement and the agreements contemplated herein have been or at the Closing Date will be, duly authorized, and with respect to this Agreement, executed and delivered by FWTC and constitutes a valid and binding obligation of FWTC enforceable in accordance with its terms (subject to such limitations and prohibitions as may exist or may be enacted in applicable laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally) and no other corporate proceeding on the part of FWTC.

(e)	Authorized and Issued Capital: As of the date hereof, the authorized capital of FWTC consists of an unlimited number of common shares without par value. The issued capital of FWTC consists of 117,941,095 pre-Consolidation FWTC Shares, all of which have been duly issued and are outstanding as fully paid and non-assessable shares. As of the date hereof, the authorized capital of Newco consists of an unlimited number of common shares. The issued capital of Newco consists of one common share which is legally and beneficially owned by FWTC and which has been duly issued and is outstanding as a fully paid and non-assessable share.

(f)	No Options or Warrants: Neither of FWTC nor Newco has any outstanding subscriptions, options, rights, warrants or other agreements or commitments obligating FWTC or Newco to sell or issue any additional shares or securities of any class of FWTC or Newco or any securities convertible into any shares of any class of FWTC or Newco, other than 1,643,700 options issued under the FWTC Option Plan entitling the holders to purchase 1,643,700 FWTC Shares, broker warrants entitling the holder to acquire 9,240,000 FWTC Shares, FWTC Shares to be issued in connection with the Green Centre Debt Arrangement, the $50,000 convertible debenture advanced to FWTC by FirstLine Venture Partners Corporation and the $50,000 convertible debenture advanced to FWTC by Sustainable Chemistry Alliance.

(g)	Subsidiaries and Other Interests: Other than Newco, FWTC has one Subsidiary, FWTI, which is wholly-owned by FWTC. FWTC does not otherwise own any securities issued by, or any equity or ownership interest in, any other Persons. Newco has no subsidiaries and does not own any securities issued by, or any equity or ownership interest in, any other Persons. Neither of FWTC nor Newco is subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Persons.

(h)	Corporate Records: As of the date hereof, the corporate records and minute books of FWTC, FWTI and Newco, are materially complete and accurate. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of FWTC, FWTI and Newco are complete and accurate in all material respects.

(i)	Title to FWTC Assets: FWTC and FWTI are the owners of and have good and marketable title to all of the FWTC Assets, including, without limitation, all FWTC Assets reflected in the FWTC Financial Statements and all FWTC Assets acquired by FWTC after December 31, 2023.

(j)	Freehold Interest: Neither FWTC nor FWTO won any freehold interest in any property.

(k)	No Orders: There are no outstanding material orders, notices or similar requirements relating to FWTC, FWTI, Newco or the FWTC Assets issued by any federal, state, provincial or municipal authority including, without limitation, occupational health and safety authorities and to the knowledge of FWTC there are no matters under discussion with any such authorities relating to orders, notices or similar requirements.

(l)	No Guarantees: Other than in connection with the FMAC Loan, neither FWTC nor FWTI is a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any Persons.

(m)	FWTC Material Contracts: FWTC has provided or made available copies of all FWTC Material Contracts to FMAC. Neither FWTC nor FWTO is in material default or breach of any FWTC Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a material default under any FWTC Material Contract. Each FWTC Material Contract is in full force and effect, unamended by written or oral agreement, and FWTC and/or FWTI, as applicable, is entitled to the full benefit and advantage of each FWTC Material Contract in accordance with its terms. FWTC has not received any notice of a default by FWTC or a dispute between FWTC and any other party in respect of any FWTC Material Contract.

(n)	Newco: Other than this Agreement, the Amalgamation Agreement and the agreements to be entered into in accordance herewith, Newco is not party to any agreement or contract of any kind and has no assets or liabilities. Newco was incorporated for the sole purpose of executing this Agreement and completing the Amalgamation.

(o)	Partnerships or Joint Ventures: Neither FWTC nor FWTI is a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and are not parties to any agreement under which FWTC or FWTI agrees to carry on any activity in such manner or by which FWTC or FWTI agrees to share any revenue or profit with any other Persons.

(p)	Contractual and Regulatory Approvals: Except those consents which will have been obtained on or before Closing, including the approval of the Exchange, and the holders of FWTC Shares necessary to complete the Amalgamation and the Consolidation, FWTC is not under any obligation, contractual or otherwise, to request or obtain the consent of any Persons, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any Governmental Authority are required to be obtained by FWTC in connection with the execution, delivery or performance by FWTC of this Agreement or the completion of the Amalgamation or the transactions contemplated herein and therein.

(q)	Transaction Compliance with Constating Documents, Agreements and Laws: The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by FWTC, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of FWTC under:

(i)	any term or provision of any of the articles, by-laws or other constating documents of FWTC;

(ii)	the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which FWTC is a party or by which it is bound; or

(iii)	subject to obtaining the regulatory consents from the Exchange, any term or provision of any of the FWTC Material Contracts or any order of any court, Governmental Authority or regulatory body or any law or regulation to which FWTC is subject.

(r)	Shareholders’ Agreements: To the best of the knowledge of FWTC, there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the FWTC Shares, nor is FWTC aware of any agreement, which in any manner affects the voting control of any securities.

(s)	Materially Accurate: All information, records and data furnished to FMAC, its representatives and counsel by FWTC in connection with the negotiation of this Agreement and FMAC’s due diligence review of FWTC and the Business, were and are accurate in all material respects.

(t)	FWTC Financial Statements:

(i)	The FWTC Financial Statements have been prepared in accordance with IFRS, are true, correct and complete in all material respects and present fairly the financial condition of FWTC as of the respective dates thereof; and

(ii)	Other than as disclosed to FMAC, there has been no material adverse change to the financial condition of FWTC since March 31, 2023.

(u)	Liabilities of FWTC: There are no material liabilities, contingent or otherwise, of FWTC of any kind whatsoever, including, without limitation, any bonds, debentures, mortgages, promissory notes, loan agreements, inter-company debt, or liabilities for Governmental Charges and there is no basis for assertion against FWTC of any liabilities of any kind, other than:

(i)	liabilities disclosed or reflected in or provided for in the FWTC Financial Statements or this Agreement; and

(ii)	liabilities incurred since March 31, 2023 which were incurred in the ordinary course, in connection with the completion of the Amalgamation, or as disclosed to FMAC in writing.

(v)	Bankruptcy and Insolvency Matters: No action or proceeding has been commenced or filed by or against FWTC or FWTI or which seek or may lead to receivership, bankruptcy, a consumer proposal or any other similar proceeding in respect of FWTC or FWTI, the adjustment, compromise or composition of claims against FWTC or FWTI or the appointment of a trustee, receiver, liquidator, custodian, or other similar officer for FWTC or FWTI of any portion of the FWTC Assets. No such action or proceeding has been authorized or is being considered by or on behalf of FWTC and, to the knowledge of FWTC, no creditor or equity security holder of FWTC or FWTI has threatened to commence or advise that it may commence, any such action or proceeding. FWTC has not made nor is it considering making an assignment for the benefit of its creditors, and it has not requested nor is it considering requesting a meeting of its creditors to seek a reduction, compromise, composition, or other accommodation with respect to its indebtedness.

(w)	Broker’s Fees: FWTC has not incurred any obligation or liability, contingent or otherwise for broker’s or finder’s fees in respect of the transaction herein provided for.

(x)	Absence of Certain Changes or Events: Since March 31, 2023 and except for costs incurred and actions taken in connection with the Amalgamation or as otherwise disclosed in writing to FMAC, FWTC has not:

(i)	incurred any obligation or liability, fixed or contingent, except normal trade or business obligations incurred in the ordinary course the Business, none of which is materially adverse to FWTC;

(ii)	paid or satisfied any obligation or liability, fixed or contingent, except:

(A)	current liabilities included in the FWTC Financial Statements;

(B)	current liabilities incurred since March 31, 2023 in the ordinary course the Business,

(C)	re-scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in the FWTC Financial Statements; and

(D)	as specifically contemplated by this Agreement;

(iii)	created any material Encumbrance upon any of the FWTC Assets;

(iv)	sold, assigned, transferred, leased or otherwise disposed of any of the material FWTC Assets except in the ordinary course of its Business;

(v)	purchased, leased or otherwise acquired any material properties or assets;

(vi)	waived, cancelled or written-off any material rights, claims, accounts receivable or any amounts payable to FWTC;

(vii)	entered into any transaction, contract, agreement or commitment, except in the ordinary course of the Business or as contemplated by this Agreement or as disclosed to FMAC in writing, except for the creation of Newco as a wholly owned subsidiary;

(viii)	made any material change with respect to any method of management, operation or accounting in respect of the Business;

(ix)	suffered any damage, destruction or loss (whether or not covered by insurance) which has materially adversely affected or could materially adversely affect the Business, the FWTC Assets or the condition of FWTC or FWTI;

(x)	increased any form of compensation or other benefits payable or to become payable to any of the employees of FWTC or FWTI, except increases made in the ordinary course of the Business;

(xi)	made a declaration of force majeure with respect to its Business or the FWTC Assets; or

(xii)	authorized, agreed or otherwise become committed to do any of the foregoing.

(y)	Dividends and Distributions: FWTC has never declared or paid any dividend or made any other distribution on any of its shares of any class, or redeemed or purchased or otherwise acquired any of its shares of any class, or reduced its authorized capital or issued capital, or agreed to any of the foregoing.

(z)	Tax Matters:

(i)	FWTC has duly and on a timely basis prepared and filed all tax returns and other documents required to be filed by it in respect of all Governmental Charges and such returns and documents are complete and correct and clearly and fairly represents the information and tax status of FWTC for the relevant period.

(ii)	except as disclosed to FMAC, FWTC has paid all Governmental Charges which are due and payable by it on or before the date hereof. Adequate provision was made in the FWTC Financial Statements for all Governmental Charges for the periods covered by the FWTC Financial Statements. FWTC has no liability for Governmental Charges other than those provided for in the FWTC Financial Statements and those arising in the ordinary course since the date of the FWTC Financial Statements and for which adequate provisions have been made on the books of FWTC.

(iii)	All Governmental Charges, assessments, levies and source deductions, if any, which FWTC is required by law to withhold or to collect, including, without limitation, unemployment insurance, employment benefits, pension plan payments and non-resident withholding tax, have been, to the best of its knowledge, duly withheld or collected, and paid over to the proper governmental authorities, or held by FWTC or on behalf of it as required, and such withholdings and collections and all other payments due in connection therewith are duly reflected in the FWTC Financial Statements to the date as of which they were prepared and since that date will be duly entered in the accounts of FWTC.

(iv)	There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any tax return or other document or the payment of any Governmental Charges by FWTC or the period for any assessment or reassessment of Governmental Charges.

(v)	On or before the Closing Date, all returns of FWTC for capital, excise, sales or use tax required to be filed by FWTC before the Closing Date shall be fully prepared and filed before the Closing Date.

(aa)	Litigation: There are no judgments unsatisfied, consent decrees or injunctions or embargos to which FWTC or FWTI is subject to or bound, and there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of FWTC) pending or, to the knowledge of FWTC, threatened, by or against or affecting FWTC or FWTI, at law or in equity, or before or by any court or any federal, provincial, municipal, state or other governmental department, commission, board, bureau, agency or instrumentality. To the knowledge of FWTC, there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success. Neither FWTC nor FWTI is subject to any judgment, order, writ, injunction or decree of any court or government body which would prevent the discharge of the obligations arising pursuant to this Agreement or the consummation of the transactions herein contemplated.

(bb)	Insurance. FWTC and FWTI maintain insurance against loss or damage in respect of its assets, business and operations, with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses.

(cc)	Legislation. FWTC is not aware of any legislation, or proposed legislation published by a legislative body, which it anticipates will materially and adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of FWTC.

(dd)	Intellectual Property.

(i)	FWTC and FWTI, as applicable, are the sole and exclusive owner of all right, title and interest in and to, or has a valid and enforceable right to use pursuant to a written license, all Intellectual Property Rights reasonably necessary to conduct their businesses as now conducted or proposed to be conducted as described in the Corporation’s continuous disclosure documents, free and clear of all liens and encumbrances.

(ii)	to the knowledge of FWTC, the business of FWTC and FWTI as now conducted or proposed to be conducted, does not infringe, conflict with or otherwise violate any Intellectual Property Rights of others, and neither FWTC nor FWTI has received, and has no reason to believe that it will receive, any notice of infringement or conflict with asserted Intellectual Property Rights of others, or any facts or circumstances which would render any Intellectual Property Rights invalid or inadequate to protect the interest of FWTC and FWTI therein.

(iii)	To the knowledge of FWTC, there is no infringement by third parties of any Intellectual Property Rights owned by FWTC or FWTI.

(iv)	there is no pending or, to the knowledge of FWTC, threatened action, suit, proceeding or claim relating to Intellectual Property Rights owned by FTWC or FWTI.

(v)	neither FWTC nor FWTI is a party to or bound by any options, licenses or agreements with respect to the Intellectual Property Rights of any other person or entity.

(vi)	All licenses for Intellectual Property Rights owned or used by FWTC and FWTI are valid, binding upon and enforceable by or against FWTC or FWTI, as applicable, and, to FWTC’s knowledge, against the other parties thereto in accordance with their terms.

(vii)	None of the technology employed by FWTC or FWTI has been obtained or is being used by FWTC or FWTI in violation of any contractual obligation binding on FWTC or FWTI or, to FWTC’s knowledge, any of its officers, directors or employees or otherwise in violation of the rights of any third party.

(viii)	All assignments from inventors to FWTC or FWTI have been obtained and filed with the appropriate patent offices for all of the patent applications of FWTC and FWTI.

(ix)	FWTC does not have knowledge of any claims of third parties to any ownership interest or unregistered lien with respect to the patents and patents applications of FWTC or FWTI or their licensors’ patents and patent applications.

(x)	FWTC does not know of any facts which would form a basis for a finding of unenforceability or invalidity of any of the patents, trademarks or service marks of FWTC or FWTI.

(xi)	FWTC does not know of any material defects of form in the preparation or filing of the patent applications of FWTC or FWTI.

(xii)	To the knowledge of FWTC, FWTC and FWTI have complied with the U.S. Patents and Trademark Office duties of candor and disclosure for each patent and patent application of FWTC and FWTI.

(xiii)	FWTC does not know of any fact with respect to the patent applications of FWTC or FWTI presently on file that (A) would preclude the issuance of patents with respect to such applications, (B) would lead it to conclude that such patents, when issued, would not be valid and enforceable in accordance with applicable regulations or (C) would result in a third party having any rights in any patents issuing from such patent applications.

(xiv)	FWTC and FWTI have taken all commercially reasonable steps to protect, maintain and safeguard each of their rights in all Intellectual Property Rights, including to its knowledge, the execution of appropriate nondisclosure and confidentiality agreements.

(ee)	Environmental Matters

(i)	FWTC and FWTI have operated the Business in compliance in all material respects with all applicable federal, provincial, state, municipal and local laws, statutes, ordinances, by-laws and regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency, domestic or foreign, including laws, ordinances, regulations or orders, relating to the protection of the environment, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances (the “Environmental Laws”);

(ii)	FWTC and FWTI hold and/or held all material licences, permits, approvals, consents, certificates, registrations and other authorizations under all applicable Environmental Laws (the “Environmental Permits”) necessary as at the applicable dates for the operation of the Business now or previously carried on by FWTC or FWTI, and each Environmental Permit is or was, as applicable, valid, subsisting and in good standing in all material respects and neither FWTC nor FWI is in default or breach of any Environmental Permit in any material respect and no proceeding is outstanding or, to the knowledge of FWTC, has been threatened or is pending to revoke or limit any Environmental Permit;

(iii)	Neither FWTC nor FWTI has used, except in compliance in all material respects with all Environmental Laws and Environmental Permits, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any hazardous substance;

(iv)	Neither FWTC nor FWTI has received any notice of, or been prosecuted for, an offence alleging, non-compliance in any material respect with any Environmental Laws, and Neither FWTC nor FWTI has settled any allegation of material non-compliance short of prosecution;

(v)	There are no past unresolved or, to FWTC’s knowledge, threatened or pending claims, complaints, notices or requests for information received by FWTC or FWTI with respect to any alleged violation of any Environmental Laws which would reasonably be expected to result in an adverse material change in respect of FWTC and to the knowledge of FWTC, no conditions exist at, on or under any property now or previously owned, operated, optioned or leased by FWTC or FWTI which, with the passage of time, or the giving of notice or both, would give rise to liability under Environmental Laws that, individually or in the aggregate, would reasonably be expected to result in an adverse material change in respect of FWTC;

(vi)	FWTC has not received any notice wherein it is alleged or stated that it is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under Environmental Laws that would reasonably be expected to result in an adverse material change in respect of FWTC; and

(vii)	To FWTC’s knowledge, there are no material environmental audits, evaluations, assessments, studies or tests relating to FWTC or FWTI.

(ff)	Employment Matters

(i)	Each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by FWTC or FWTI for the benefit of any current or former director, officer, employee or consultant of FWTC or FWTI (the “Employee Plans”) has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plans, in each case in all material respects and has been publicly disclosed to the extent required by Securities Laws;

(ii)	all material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or state pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of FWTC;

(iii)	there is not currently any labour disruption which is adversely affecting or would reasonably be expected to adversely affect, in a material manner, the carrying on of the Business of FWTC;

(iv)	FWTC is not bound by or a party to any collective bargaining agreement.

(gg)	Duly Authorized: The FWTC Shares to be issued in exchange for FMAC Shares in connection with the Amalgamation will be, at the Time of Closing, duly authorized, validly allotted and issued as fully paid, non-assessable shares in the share capital of FWTC and in compliance with applicable Canadian corporate and securities laws.

(hh)	Business Restrictions. Neither FWTC nor FWTI is a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of FWTC or FWTI to compete in any line of business, or to transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or condition of FWTC or which would prohibit or restrict FWTC from entering into and completing the transactions contemplated herein.

(ii)	Public Documents: As of their respective dates, all information and materials filed by FWTC with the Alberta, British Columbia and/or Ontario Securities Commissions (or equivalent other provincial securities regulator) since the date hereof and which is available through the SEDAR+ website as of the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and complied in all material respects with all applicable legal and stock exchange requirements.

(jj)	No Misrepresentation: The covenants, representations and warranties of FWTC contained in Section 4.1 hereof and elsewhere in this Agreement, and in any Certificate executed by FWTC or other material delivered by FWTC under this Agreement, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.

(kk)	Voting. FWTC agrees to use its reasonable commercial efforts to cause all FWTC shareholders to vote in favour of the Amalgamation and not take any action contrary to or in opposition to the Amalgamation.

(ll)	Articles. FWTC agrees not to amend its articles or by-laws in any manner which may adversely affect the success of the Amalgamation.

(mm)	Cooperation. FWTC agrees subject to the provisions hereof, to cooperate fully with FMAC and to use all reasonable commercial efforts to assist FMAC in its efforts to complete the Amalgamation, unless such cooperation and efforts would subject FWTC to liability or would be in breach of applicable statutory or regulatory requirements.

(nn)	Inconsistent Transactions. FWTC agrees, except as contemplated herein, not to enter into any transaction or material contract or take any action not in the ordinary course of Business and not to engage in any business enterprise or activity different from that carried on as of the date hereof other than as required or desirable in connection with the Amalgamation. Furthermore, unless and until this Agreement is terminated, not to initiate or propose any activities or solicitations in opposition to or in competition with the Amalgamation, and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any shareholder proposal or “take-over bid,” exempt or otherwise, within the meaning of the Securities Act (Ontario), for securities of FWTC, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Amalgamation, except as required by statutory obligations.

(oo)	Issuance of Securities. FWTC agrees to refrain from issuing any debt or equity or other securities unless pursuant to this Agreement.

(pp)	Borrowing Money. FWTC agrees not to borrow money or incur any indebtedness for money borrowed without the written consent of FMAC, not to be unreasonably withheld.

(qq)	Loans. FWTC agrees not to make loans, advances or other payments, excluding routine advances to directors or officers of FWTC for expenses incurred in the ordinary course.

(rr)	Dividends. FWTC agrees not to declare or pay any dividends or distribute any of FWTC’s properties or assets to shareholders.

(ss)	Capital Expenditures. FWTC agrees not to make any capital expenditures other than in the ordinary course without the consent of FMAC.

(tt)	Green Centre Debt. FWTC agrees to complete the Green Centre Debt Arrangement on or prior to the Closing Date.

(uu)	Shareholders Meeting. FWTC shall convene a meeting of shareholders of FWTC as soon as possible to approve the following: (i) election of directors to serve on FWTC’s board of directors for the ensuing year or until Closing; (ii) fixing of the number of directors to serve on the board of the Resulting Issuer following Closing at seven; (iii) the election of seven directors to serve on the Resulting Issuer’s board of directors following Closing until the close of the next annual meeting of shareholders of the Resulting Issuer or until their successors are elected or duly appointed, as follows (a) four of whom will be nominated by FMAC and (b) two of whom will be nominated by FWTC, and (c) one of whom will be an independent director mutually agreed upon by FWTC and FMAC, and in all cases subject to the approval of such nominees by the TSXV; (iv) the Consolidation; (v) the transactions contemplated herein.

(vv)	Officer Appointments. FWTC agrees to, at the discretion of FMAC, appoint Robert Eberschlag as the Corporate Secretary of the Resulting Issuer and Michael Lambert as the Executive Vice President, Business Development, Western Canada of the Resulting Issuer, such appointments to take effect upon Closing.

ARTICLE 5

COMPLETION OF ACQUISITION

5.1	Mutual Conditions

The obligation of each of FWTC, Newco and FMAC to complete the transactions contemplated by this Agreement, is subject to the fulfillment of each of the following conditions precedent, unless waived in writing by FWTC, Newco or FMAC, as applicable:

(a)	Approvals. At the Time of Closing, there shall have been obtained the written consents or approvals, in form and substance satisfactory to each of FWTC, Newco and FMAC, acting reasonably, of any governmental or regulatory agency or Persons whose consent, waivers, forbearance or other approval to the transactions contemplated hereby is required (including pursuant to any contract), and all conditions imposed upon such consents, waivers, forbearance or other approvals shall have been satisfied, including without limitation, the conditional approval of the Exchange, approval of the holders of FWTC Shares and the approval of the holders of FMAC Shares;

(b)	Listing of Securities. The Resulting Issuer Shares issuable in connection with the Amalgamation, including but not limited to:

(i)	the Resulting Issuer Shares to be issued in exchange for FMAC Shares, and

(ii)	the Resulting Issuer Shares issuable on exercise of the Resulting Issuer Concurrent Financing Warrants, the Resulting Issuer Concurrent Financing Broker Warrants, the Resulting Issuer Legacy Broker Warrants, and the Resulting Issuer Legacy Options,

shall have been conditionally approved for listing by the Exchange, subject to fulfilment of the Exchange’s conditions, including the usual and ordinary listing requirements;

(c)	No Prohibition at Law. At the Time of Closing, no prohibition at law against the completion of the transactions contemplated by this Agreement shall be in existence;

(d)	Closing. The Closing shall occur on or before the Outside Closing Date, unless extended with the consent of the Parties in writing;

(e)	Concurrent Financing. FMAC shall have completed the Concurrent Financing on or prior to the Closing Date;

(f)	Consolidation. FWTC shall have completed the Consolidation on or prior to the Closing Date;

(g)	Escrow. Any Person who will be a post-Closing shareholder of the Resulting Issuer which is required by the Exchange to sign an escrow agreement in accordance with the policies of the Exchange shall have signed and delivered such agreement;

(h)	Insurance. The Resulting Issuer shall have updated directors and officers insurance in place, binding on or prior to the Closing Date; and

(i)	Green Centre Debt. FWTC shall have completed the Green Centre Debt Arrangement on or prior to the Closing Date.

If any such conditions shall not be fulfilled or waived in writing by FWTC, Newco or FMAC, as applicable, at or prior to the Outside Closing Date, either party may rescind this Agreement by written notice to the other parties and, in such event, FWTC, Newco and FMAC shall be released from all obligations hereunder without cost or expense to the other.

5.2	FWTC’s Conditions

The obligation of FWTC to complete the transactions contemplated by this Agreement, is subject to the fulfillment of each of the following conditions precedent, unless waived in writing by FWTC:

(a)	FMAC’s Representations, Warranties and Covenants. At the Time of Closing, FMAC shall have executed, delivered and performed all covenants on its part to be performed hereunder and all representations and warranties contained in Section 3.1 shall be true and correct at the Time of Closing, with the same effect as if made on and as of such date, and a certificate to that effect signed by a duly authorized officer of FMAC shall have been delivered to FWTC as of the Time of Closing;

(b)	No Material Change. At the Time of Closing, there shall not have been any material adverse change in the condition (financial or otherwise), of FMAC, the FMAC Assets, liabilities or capitalization, and a certificate to that effect signed by a duly authorized officer of FMAC shall have been delivered to FWTC as of the Time of Closing;

(c)	Corporate Proceedings. At the Time of Closing, all necessary steps and corporate proceedings shall have been taken by FMAC, its board of directors and shareholders to permit the closing of the Amalgamation and the transactions contemplated herein;

(d)	Inspection of Financial Books and Records. Until and including the Time of Closing, FMAC shall make available to FWTC all material books, accounts, records and other financial and accounting data of FMAC for the financial years since incorporation, including all available unaudited financial statements, as well as auditor reviewed financial statements of FMAC for such interim period as may be required by the policies of the TSXV for purposes of the management information circulars prepared in connection with the parties’ respective shareholder meetings, and which financial statements will be prepared in accordance with International Financial Reporting Standards, and shall include a balance sheet, a statement of cash flows and an income statement for the relevant periods (or the equivalent under IFRS), in order to enable such representatives to make an examination of the same and shall cause the accountants of FMAC to give all such material information concerning the affairs of same to such representatives as such representatives may reasonably request;

(e)	Inspection of Non-Financial Books and Records. Until and including the Time of Closing, FMAC shall make available to FWTC all FMAC Documents, minute books and other corporate records and all documents of title and related records and other material data of FMAC in order to enable FWTC to make an examination of the same and without limiting the generality of the foregoing, including such technical and market information as FWTC considers appropriate;

(f)	No Investigations. At the Time of Closing, there shall be no inquiry or investigation (either formal or informal), in relation to FMAC or any of its directors or officers, commenced or threatened by any officer or official of the Exchange, the Ontario, Manitoba, Saskatchewan, Alberta, British Columbia or Nova Scotia Securities Commission, or any similar regulatory body having jurisdiction such that the outcome of such inquiry or investigation could have a material adverse effect on FMAC, FWTC or the Resulting Issuer upon Closing;

(g)	Closing Documents. FMAC shall have executed and delivered to FWTC all documents as FWTC may reasonably request for the purposes of completing the Amalgamation in accordance with the terms of this Agreement including a legal opinion of FMAC’s counsel in the form and substance acceptable to FWTC, acting reasonably, that opines as to corporate matters;

(h)	Corporate Records. At the Time of Closing, the corporate records and minute book of FMAC will be materially complete and accurate. At the Time of Closing, the share certificate books, registered of security holders, register of transfers and register of directors and any similar corporate records of FMAC will be complete and accurate in all material respects;

(i)	FMAC Liabilities. At the Time of Closing, evidence satisfactory to FWTC that FMAC’s assets net of liabilities is at least $1,250,000, excluding the impact of expenses associated with the Concurrent Financing (including, but not limited to, broker fees and commissions, broker expenses, broker legal expenses, finder fees, stock exchange fees and subscription receipt agent fees); and

(j)	Resignation and Appointment of Officers and Directors. FMAC shall have delivered resignations and releases of all current directors of FMAC (other than Philip Benson) to take effect on Closing.

If any such conditions shall not be fulfilled or waived in writing by FWTC at or prior to the Outside Closing Date, FWTC may rescind this Agreement by written notice to FMAC and, in such event, FWTC, Newco and FMAC shall be released from all obligations hereunder without cost or expense to the other.

5.3	FMAC’s Conditions

The obligations of FMAC to complete the transactions contemplated herein, are subject to the fulfillment of the following conditions precedent, unless waived in writing by FMAC:

(a)	FWTC’s Representations, Warranties and Covenants. At the Time of Closing, FWTC shall have executed, delivered and performed all covenants on its part to be performed hereunder and all representations and warranties contained in Section 4.1 shall be true and correct at the Time of Closing, with the same effect as if made on and as of such date, and a certificate to that effect signed by a duly authorized officer of FWTC shall have been delivered to FMAC as of the Time of Closing;

(b)	No Material Change. At the Time of Closing, there shall not have been any material adverse change in the condition (financial or otherwise), of FWTC, the FWTC Assets, liabilities, capitalization or Business from that described in this Agreement and a certificate to that effect signed by a duly authorized officer of FWTC shall have been delivered to FMAC as of the Closing Date, except for a decrease in FWTC’s working capital position reasonably necessary to facilitate the transactions contemplated by this Agreement and to meet its customary obligations as a listed issuer on the applicable Securities Exchange, and as a “reporting issuer” in Ontario, Alberta and British Columbia;

(c)	Corporate Proceedings. At the Time of Closing, all necessary steps and corporate proceedings, as approved by FMAC, shall have been taken by FWTC and its board of directors and shareholders to permit the closing of the Amalgamation and the transactions contemplated herein, including without limitation, authorizing the issuance of the Resulting Issuer Securities;

(d)	Inspection of Financial Books and Records. Until and including the Time of Closing, FWTC shall make available to FMAC all material books, accounts, records and other financial and accounting data (including all available unaudited financial statements) of FWTC, for its three most recently completed financial years, and for Newco, since its incorporation, in order to enable such representatives to make an examination of the same and shall cause the accountants of FWTC to give all such material information concerning the affairs of same to such representatives as such representatives may reasonably request;

(e)	Inspection of Non-Financial Books and Records. Until and including the Time of Closing, FWTC shall make available to FMAC all FWTC and Newco documents, minute books and other corporate records and all documents of title and related records and other material data of FWTC and Newco in order to enable FMAC to make an examination of the same;

(f)	No Investigations. At the Time of Closing, there shall be no inquiry or investigation (either formal or informal), in relation to FWTC, Newco or any of their directors or officers, commenced or threatened by any officer or official of the Exchange, the Alberta, British Columbia or Ontario Securities Commissions, or any similar regulatory body having jurisdiction such that the outcome of such inquiry or investigation could have a material adverse effect on FWTC, Newco, FMAC or the Resulting Issuer upon Closing;

(g)	Closing Documents. FWTC and Newco shall have executed and delivered to FMAC all documents as FMAC may reasonably request for the purposes of completing the Amalgamation in accordance with the terms of this Agreement including a legal opinion of FWTC’s counsel in the form and substance acceptable to FMAC, acting reasonably, that opines as to corporate matters;

(h)	Shareholder Approval. FWTC shall obtain the approval of its shareholders as required by law and the policies of the TSXV to approve the Consolidation, the Amalgamation, the election of directors to serve on the Resulting Issuer’s board of directors following Closing and such other matters as FMAC may request;

(i)	Dissent Rights. Holders of no more than 10% of the outstanding FMAC Shares will have exercised dissent rights in respect of the Amalgamation; and

(j)	FWTC Liabilities. At the Time of Closing, evidence satisfactory to FMAC that FWTC’s liabilities (excluding the $250,000 loan advanced to FWTC by FMAC) do not exceed $800,000 in the aggregate, net of receivables and cash calculated after giving effect to the conversion of the $50,000 advanced by FirstLine Venture Partners Corporation and $50,000 advanced by Sustainable Chemistry Alliance, and the interest and penalties owing under the Green Centre Debt Arrangement.

If any such conditions shall not be fulfilled or waived in writing by FMAC at or prior to the Outside Closing Date, FMAC may rescind this Agreement by written notice to FWTC and Newco and, in such event, FWTC, Newco and FMAC shall be released from all obligations hereunder without any cost or expense to the other.

5.4	Satisfaction of Conditions

The conditions set out in this Article 5 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the parties, the Amalgamation is completed pursuant to the terms of the Amalgamation Agreement.

ARTICLE 6

INTERIM OPERATIONS

6.1	FWTC Carrying on Business to Closing

(a)	Up to the Time of Closing, FWTC shall (1) carry on the Business in the normal and ordinary course consistent with past practice; (2) preserve the ongoing goodwill of FWTC and FWTI; and (3) ensure that key employees, if any, and key independent contractors continue their association with FWTC and FTWI and FWTC undertakes to notify FMAC of any event or occurrence during such period which might reasonably be considered to have a materially adverse effect on FWTC, the FWTC Assets or the Business.

(b)	Unless otherwise contemplated herein or approved by FMAC in writing, which approval shall not be unreasonably withheld, during the period from the date hereof until the earlier of the Closing Date or termination of this Agreement, FWTC shall not:

(i)	issue, sell or agree to issue or sell any shares, rights, options, warrants or other securities of FWTC or FWTI, except in connection with this Agreement;

(ii)	make any distribution by way of dividend, return of capital or otherwise to or for the benefit of its shareholders;

(iii)	change, amend or modify the charter documents or by-laws of FWTC or FWTI;

(iv)	merge or amalgamate with or agree to merge or amalgamate with, or purchase substantially all of the assets of, or otherwise acquire any business;

(v)	sell or lease or agree to sell or lease, any material properties or assets or approve or undertake any other material transaction or furnish or cause to be furnished any information concerning the business, properties or assets of any Persons (other than to FMAC) which is interested in any such transactions;

(vi)	except as required by law, not to initiate, propose, assist or participate in any activities in opposition to or in competition with this Agreement, and without limiting the generality of the foregoing, to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Amalgamation and not to take actions of any kind which may reduce the likelihood of success of the Amalgamation; or

(vii)	do anything that would cause, or would reasonably be expected to cause, any of the representations and warranties of FWTC contained in this Agreement to be false or misleading.

6.2	FMAC Carrying on Business to Closing

(a)	Up to the Time of Closing, FMAC shall carry on its business in the normal and ordinary course consistent with past practice, and FMAC undertakes to notify FWTC of any event or occurrence during such period which might reasonably be considered to have a materially adverse effect on the FMAC Assets or the business of FMAC.

(b)	Unless otherwise contemplated herein or approved by FWTC in writing, which approval shall not be unreasonably withheld, during the period from the date hereof until the earlier of the Closing Date or termination of this Agreement, FMAC shall not:

(i)	issue, sell or agree to issue or sell any shares, rights, options, warrants or other securities of FMAC, except in connection with this Agreement;

(ii)	make any distribution by way of dividend, return of capital or otherwise to or for the benefit of its shareholders;

(iii)	change, amend or modify the charter documents or by-laws of FMAC;

(iv)	merge or amalgamate with or agree to merge or amalgamate with, or purchase substantially all of the assets of, or otherwise acquire any business;

(v)	sell or lease or agree to sell or lease, any material properties or assets or approve or undertake any other material transaction or furnish or cause to be furnished any information concerning the business, properties or assets of any Persons (other than to FWTC) which is interested in any such transactions;

(vi)	except as required by law, not to initiate, propose, assist or participate in any activities in opposition to or in competition with this Agreement, and without limiting the generality of the foregoing, to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Amalgamation and not to take actions of any kind which may reduce the likelihood of success of the Amalgamation; or

(vii)	do anything that would cause, or would reasonably be expected to cause, any of the representations and warranties of FMAC contained in this Agreement to be false or misleading.

6.3	Cooperation

FWTC and FMAC shall use their reasonable commercial efforts to:

(a)	assist and cooperate in obtaining all necessary consents, assignments, waivers, amendments or terminations to any instruments or take such other measures as may be appropriate to fulfill their obligations and carry out the transactions contemplated hereunder.

(b)	furnish to the other party such information, in addition to the information contained in this Agreement, relating to its financial condition, business, properties and affairs as may reasonably be requested by the other party, which information shall be true and complete in all material respects and shall not contain an untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading and will notify the other party of any significant development or material change relating to it promptly after becoming aware of any such development or change; and

(c)	promptly notify the other party in writing of any change in any representation or warranty provided in this Agreement which change is or may be of such a nature as to render any representation or warranty misleading or untrue in any material respect and the parties shall in good faith discuss with the other party such change in circumstances (actual, anticipated, contemplated, or to its knowledge, threatened) which is of such a nature that there may be a reasonable question as to whether notice needs to be given to the other party pursuant to this section.

ARTICLE 7

TERMINATION AND WAIVER

7.1	Termination

(a)	The parties hereto may terminate this Agreement at any time prior to Closing (i) upon written agreement of all the parties or (ii) if any applicable regulatory authority has notified either party in writing that it will not permit the transactions contemplated hereunder to be completed.

(b)	Either party may terminate this Agreement if the Amalgamation is not closed by 5:00 p.m. (Toronto time) on the Outside Closing Date, or such later date as FWTC and FMAC may agree upon in writing.

(c)	If, at any time prior to Closing, any representation and warranty, or covenant (which by its terms must be complied with or fulfilled at such time), made or given by FMAC in this Agreement is not, in the case of a representation and warranty, true and correct with the same force and effect as if given at and as of such time, and, in the case of a covenant, is not being complied with or fulfilled in all material respects, and if such representation and warranty or covenant is not made true and correct or complied with or fulfilled in all material respects by action of FMAC within 20 days of FMAC receiving notice to that effect from FWTC, then FWTC, at the expiry of such period, by giving notice to FMAC, may terminate this Agreement and its obligations hereunder.

(d)	If, at any time prior to Closing, any representation and warranty, or covenant (which by its terms must be complied with or fulfilled at such time), made or given by FWTC in this Agreement is not, in the case of a representation and warranty, true and correct with the same force and effect as if given at and of such time, and, in the case of a covenant, is not being complied with or fulfilled in all material respects, and if such representation and warranty or covenant is not made true and correct or complied with or fulfilled in all material respects by action of FWTC within 20 days of FWTC receiving notice to that effect from FMAC, then FMAC, at the expiry of such period, by giving notice to FWTC, may terminate this Agreement and its obligations hereunder.

(e)	If this Agreement is terminated, this Agreement will forthwith have no further force or effect and there will be no obligation on the part of FMAC, Newco or FWTC hereunder.

(f)	Nothing in this Section 7.1 will relieve any party from liability for any breach of this Agreement.

7.2	Amendment and Assignment

This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto.

7.3	Waiver

Either of FWTC or FMAC may:

(a)	extend the time for the performance of any of the obligations or other acts of the other;

(b)	waive compliance with any of the other’s agreement or the fulfilment of any conditions to its own obligations contained herein; or

(c)	waive inaccuracies in any of the other’s representations or warranties contained herein or in any document delivered by the other party hereto;

provided, however, that any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

7.4	FWTC Break Fee

If this Agreement is terminated pursuant to either: (i) Section 7.1(b), to the extent that any acts or omissions by FWTC are the primary cause of the failure of the parties to close the Amalgamation by 5:00 p.m. (Toronto time) on the Outside Closing Date, or such later date as FWTC and FMAC may agree upon in writing or (ii) Section 7.1(d), then FWTC shall pay to FMAC a break fee in the amount of $50,000.

The parties acknowledge that the payment of the break fee payable pursuant to this Section 7.4 will be made by wire transfer in immediately available funds to an account specified by FMAC concurrently with the termination of this Agreement. The obligations set forth in this Section 7.4 shall survive any termination of this Agreement.

FWTC hereby irrevocably waives any right it may have to raise as a defence that the break fee payable pursuant to this Section 7.4 is excessive or punitive. Upon receipt by FMAC of such break fee, each of FWTC and FMAC, respectively, will have no further claim against the other in respect of the failure to complete the Transaction, provided that nothing herein will preclude FWTC or FMAC from seeking injunctive relief to restrain any breach or threatened breach by the other, of any of such other party’s obligations hereunder or otherwise to obtain specific performance without the necessity of posting bond or security in connection therewith.

7.5	FMAC Break Fee

If this Agreement is terminated pursuant to either: (i) Section 7.1(b) to the extent that any acts or omissions by FMAC are the primary cause of the failure of the parties to close the Amalgamation by 5:00 p.m. (Toronto time) on the Outside Closing Date, or such later date as FWTC and FMAC may agree upon in writing or (ii) Section 7.1(c), then FMAC shall pay to FWTC a break fee in the amount of $50,000.

The parties acknowledge that the payment of the break fee payable pursuant to this Section 7.5 will be made by wire transfer in immediately available funds to an account specified by FWTC concurrently with the termination of this Agreement. The obligations set forth in this Section 7.5 shall survive any termination of this Agreement.

FMAC hereby irrevocably waives any right it may have to raise as a defence that the break fee payable pursuant to this Section 7.5 is excessive or punitive. Upon receipt by FWTC of such break fee, each of FWTC and FMAC, respectively, will have no further claim against the other in respect of the failure to complete the Transaction, provided that nothing herein will preclude FWTC or FMAC from seeking injunctive relief to restrain any breach or threatened breach by the other, of any of such other party’s obligations hereunder or otherwise to obtain specific performance without the necessity of posting bond or security in connection therewith.

ARTICLE 8

GENERAL

8.1	Expenses

Each party shall be responsible for its own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this Agreement and all legal and accounting fees and disbursements relating to preparing the transaction documents or otherwise relating to the transactions contemplated herein.

8.2	Time of the Essence

Time shall be of the essence of this Agreement.

8.3	Governing Law

This Agreement shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

8.4	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

8.5	Counterparts and Delivery

This Agreement may be executed in several counterparts and delivered by a facsimile or other electronic copy of an original execution page bearing the signature of each party hereto, each of which when so executed shall be deemed to be an original, and such counterparts or facsimile or other electronic copies thereof together shall comprise one and the same instrument and, notwithstanding their date of execution, shall be deemed to bear the date as of the date above written.

8.6	Notices

Any notice required or permitted to be given by a party hereto to the other shall be given in writing and addressed:

(a)	if to FWTC at:

Forward Water Technologies Corporation

1086 Modeland Road

Sarnia, ON N7S 6L2

Attention:	C. Howie Honeyman
Email:

(b)	if to FMAC at:

Fraser Mackenzie Accelerator Corporation

116 Eastbourne Avenue

Toronto, ON M5P 2G3

Attention:	Don Bent
Email:

Any such notice shall be delivered by hand, by prepared courier, mailed by prepaid registered post or sent by facsimile, electronic mail or other electronic transmission. Any notice delivered as aforesaid shall be deemed to have been received by the party hereto to which it is so delivered at the time on the date of its being so delivered. Any notice mailed as aforesaid shall be deemed to have been received by the party hereto to which it is so mailed on the fifth business day next following the time on the date of it being so mailed, or if sent by facsimile, electronic mail or other electronic means, on the date of sending if it is a business day and the facsimile or email transmission was sent, prior to 4:30 p.m. (Toronto time) and otherwise on the next business day. Any party may change its address for notice by giving notice to that effect.

8.7	Enurement

This Agreement shall enure to the benefit of the parties, their respective successors and permitted assigns.

8.8	Further Assurances

The parties hereto will from time to time, on and after the Closing Date, at the request and expense of the other parties hereto, execute and deliver all such other additional instruments, notices, releases, acquaintances and other documents and shall do all such other acts and things as may be reasonably necessary to carry out the terms and conditions of this Agreement in accordance with their true intent.

8.9	Confidentiality

Except with the prior written consent of the applicable party, each of the parties hereto and their respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other party in strictest confidence, except such information and documents available to the public or as are required to be disclosed by applicable law. All such information (including any copies) in written form and documents will be returned to the party originally delivering them and any electronic copies shall be deleted or destroyed in the event that the transactions provided for in this Agreement are not consummated for any reason. Until the termination of this Agreement, FMAC and FWTC shall negotiate exclusively with one another and shall not negotiate or have discussions with, any third parties concerning any transactions which are similar in nature to the Amalgamation or inconsistent with the completion of the Amalgamation between the parties as contemplated herein.

8.10	Public Announcement

(a)	No news release or public announcement with respect the subject matter of this Agreement shall be made by either party, without the prior approval of the other parties.

(b)	Notwithstanding the foregoing, the parties may disclose any information required to be disclosed to any federal, provincial, state or local government or governmental agency or regulatory body, branch, board, agency or necessary to comply with applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF FWTC, Newco and FMAC have executed this Agreement as of the date and year first above written.

FORWARD WATER TECHNOLOGIES CORPORATION		FRASER MACKENZIE ACCELERATOR CORPORATION

Per: “C. Howie Honeyman”		Per: “Philip Benson”

Name:	C. Howie Honeyman	Name:	Philip Benson
Title:	Chief Executive Officer	Title:	Chief Executive Officer

1000925180 ONTARIO LIMITED

Per: “C. Howie Honeyman”

		Name:	C. Howie Honeyman
		Title:	Chief Executive Officer

SCHEDULE “A”

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT is made as of the ► day of ►, 2024 by and among Forward Water Technologies Corporation (“FWTC”), 1000925180 Ontario Limited (“Newco”) and Fraser Mackenzie Accelerator Corporation (“FMAC”).

WHEREAS Newco and FMAC are each incorporated under the OBCA (as hereinafter defined);

AND WHEREAS Newco is a wholly owned subsidiary of FWTC;

AND WHEREAS Newco and FMAC propose to amalgamate and continue as one corporation pursuant to the OBCA upon the terms and subject to the conditions hereinafter set out; and

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreements hereinafter set out, the parties hereto covenant and agree as follows:

1.	Definitions.

In this Agreement, including the recitals hereto, the following words and expressions shall have the respective meanings ascribed to them below:

“Acquisition Agreement” means the Acquisition Agreement dated July 22, 2024 between the parties hereto;

“Agreement” means this agreement as the same may be amended, modified or supplemented from time to time;

“Amalco Shares” means the common shares in the capital of the Amalgamated Corporation;

“Amalgamated Corporation” means the corporation resulting from the Amalgamation;

“Amalgamation” means the amalgamation of Newco and FMAC contemplated by this Agreement;

“Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in the Province of Ontario or the City of Toronto;

“CDS” means The Canadian Depository for Securities Limited;

“Certificate of Amalgamation” means the articles of amalgamation endorsed with a certificate by the Director in respect of the Amalgamation;

“Concurrent Financing” means the proposed private placement of by FMAC of FMAC Subscription Receipts whereby FMAC will raise a minimum of $1,400,000 and a maximum of $1,900,000 in gross proceeds;

“Consolidation” means the 1 new FWTC Share for 10 old FWTC Shares consolidation of FWTC to be completed prior to the Time of Closing;

“Director” means the Director appointed under Section 278 of the OBCA;

“DRS Advice” means a Direct Registration System Advice from the Registrar and Transfer Agent;

“Effective Date” means the date of the Certificate of Amalgamation;

“Effective Time” or the “Time of Closing” means such time on the Effective Date as the parties agree;

“Exchange” means the TSX Venture Exchange;

“FMAC Broker Warrants” means the 1,437,100 broker warrants of FMAC entitling the holder thereof to purchase an aggregate of 1,437,100 FMAC Shares at an exercise price of $0.10 per FMAC Share at any time on or before February 22, 2028;

“FMAC Concurrent Financing Broker Warrants” means the broker warrants to be issued to certain finders on closing of the Concurrent Financing, each entitling the holder thereof to purchase one FMAC Share and one-half of one FMAC Concurrent Financing Warrant at an exercise price of $0.107 at any time on or before the second anniversary of the date the Resulting Issuer Shares commence trading on the Exchange;

“FMAC Concurrent Financing Warrant” each whole such warrant entitling the holder to acquire one common share of FMAC at a price of $0.15 for a period of 36 months after the issuance thereof;

“FMAC Options” means the 2,057,100 options to purchase common shares of FMAC at prices of $0.05 (500,000) and $0.10 (1,557,100);

“FMAC Shares” means the common shares in the capital of FMAC;

“FMAC Subscription Receipts” means the subscription receipts to be issued pursuant to the Concurrent Financing with each subscription receipt entitling the holder to receive one FMAC Share and one-half of one FMAC Concurrent Financing Warrant, with such subscription receipts automatically converting into the underlying FMAC Shares and FMAC Concurrent Financing Warrants immediately prior to the completion of the Amalgamation;

“FWTC Option Plan” means the stock option plan of FWTC;

“FWTC Shares” means the common shares in the capital of FWTC;

“Newco Shares” means the common shares in the capital of Newco;

“OBCA” means the Business Corporations Act (Ontario), as amended;

“Registrar and Transfer Agent” means TSX Trust Company, and any other Person which may be appointed as registrar and transfer agent of FWTC as applicable, from time to time;

“Resulting Issuer” means FWTC as it exists upon completion of the Amalgamation;

“Resulting Issuer Concurrent Financing Broker Warrants” means the FMAC Concurrent Financing Broker Warrants which are issued and outstanding at the Time of Closing as adjusted in accordance with Section 10 hereof;

“Resulting Issuer Concurrent Financing Warrants” means the FMAC Concurrent Financing Warrants which are issued and outstanding at the Time of Closing as adjusted in accordance with Section 10 hereof;

“Resulting Issuer Legacy Broker Warrants” the FMAC Broker Warrants which are issued and outstanding at the Time of Closing as adjusted in accordance with Section 10 hereof;

“Resulting Issuer Legacy Options” means the FMAC Options which are issued and outstanding at the Time of Closing as adjusted in accordance with Section 10 hereof;

“Resulting Issuer Shares” means the common shares of the Resulting Issuer including those issued upon the Amalgamation;

“Share Exchange Ratio” shall mean 0.95 FWTC Shares for each FMAC Share;

“U.S. Person” means a U.S. person as defined in Rule 902(k) of Regulation S under the U.S. Securities Act; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

2.	Amalgamation.

Newco and FMAC hereby agree to amalgamate and continue as one corporation under the provisions of the OBCA on the date first above written upon the terms and subject to the conditions hereinafter set out. The Amalgamation shall be completed on the Effective Date and shall be effective at the Effective Time.

3.	Name.

The name of the Amalgamated Corporation shall be “Forward Water Merger Corp.”, or such other name as agreed to by the parties.

4.	Registered Office.

The registered office of the Amalgamated Corporation shall be located at 1086 Modeland Road, Sarnia, Ontario, N7S 6L2.

5.	Authorized Capital.

The authorized capital of the Amalgamated Corporation shall consist of an unlimited number of Amalco Shares. The rights, privileges, restrictions and conditions attaching to the Amalco Shares are set forth in Schedule 1 to this Agreement.

6.	Restrictions on Shares.

There are no restrictions on the issue, transfer or ownership of Amalco Shares set out in the Certificate of Amalgamation.

7.	Directors.

The board of directors of the Amalgamated Corporation shall consist of a minimum of one director and a maximum of ten directors. The number of directors of the Amalgamated Corporation and the number of directors to be elected at the annual meeting of the shareholders of the Amalgamated Corporation or by the signing of a resolution in lieu thereof, until changed in accordance with the OBCA, shall be one (1).

8.	First Directors.

The name and address of each of the first directors of the Amalgamated Corporation shall be as follows:

Name	Address
C. Howie Honeyman	1086 Modeland Road, Sarnia, Ontario, N7S 6L2
Philip Benson	30 Budd’s Mill Road, Minesing ON L9X 0H8

Each of the said first directors shall hold office until the first annual meeting of the shareholders of the Amalgamated Corporation, or until a successor is elected or appointed. The subsequent directors shall be elected in accordance with the provisions of the OBCA. The affairs and business of the Amalgamated Corporation shall be under the management of the board of directors of the Amalgamated Corporation from time to time, subject to the provisions of the OBCA.

9.	Business.

There shall be no restrictions on the business which the Amalgamated Corporation is authorized to carry on or on the powers which the Amalgamated Corporation may exercise.

10.	Entitlements on Amalgamation.

Upon the terms and subject to the conditions set forth herein, at the Effective Time:

(a)	FWTC shall issue Resulting Issuer Shares to holders of FMAC Shares in exchange for the delivery to FWTC of all of the issued and outstanding FMAC Shares. The aggregate number of Resulting Issuer Shares to be issued in exchange for the issued and outstanding FMAC Shares shall be determined by multiplying the number of FMAC Shares issued and outstanding on the Effective Date by the Share Exchange Ratio. No fractional Resulting Issuer Shares will be issued. To the extent any holder of FMAC Shares would otherwise be entitled to receive a fractional number of Resulting Issuer Shares on the Effective Date, the number of Resulting Issuer Shares to be issued to such shareholder shall be rounded to the nearest whole Resulting Issuer Share with fractions of one-half being rounded up;

(b)	The FMAC Concurrent Financing Warrants shall evidence Resulting Issuer Concurrent Financing Warrants and the Resulting Issuer shall deliver notice to the holders of such FMAC Concurrent Financing Warrants of the foregoing or deliver amended certificates or agreements evidencing such securities of the Resulting Issuer as required in exchange for the FMAC Concurrent Financing Warrants which are outstanding on the Effective Date. The rate of exchange of Resulting Issuer Concurrent Financing Warrants for FMAC Concurrent Financing Warrants shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Concurrent Financing Warrant will be issued. To the extent any holder of FMAC Concurrent Financing Warrants would otherwise be entitled to receive a fractional number of Resulting Issuer Concurrent Financing Warrants on the Effective Date, the number of Resulting Issuer Concurrent Financing Warrants to which the holder of FMAC Concurrent Financing Warrants is entitled shall be rounded to the nearest whole Resulting Issuer Concurrent Financing Warrant with fractions of one-half being rounded up;

(c)	The FMAC Concurrent Financing Broker Warrants shall evidence Resulting Issuer Concurrent Financing Broker Warrants and the Resulting Issuer shall deliver notice to the holders of such FMAC Concurrent Financing Broker Warrants of the foregoing or deliver amended certificates or agreements evidencing such securities of the Resulting Issuer as required in exchange for the FMAC Concurrent Financing Broker Warrants which are outstanding on the Effective Date. The rate of exchange of Resulting Issuer Concurrent Financing Broker Warrants for FMAC Concurrent Financing Broker Warrants shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Concurrent Financing Broker Warrant will be issued. To the extent any holder of FMAC Concurrent Financing Broker Warrants would otherwise be entitled to receive a fractional number of Resulting Issuer Concurrent Financing Broker Warrants on the Effective Date, the number of Resulting Issuer Concurrent Financing Broker Warrants to which the holder of FMAC Concurrent Financing Broker Warrants is entitled shall be rounded to the nearest whole Resulting Issuer Concurrent Financing Broker Warrant with fractions of one-half being rounded up;

(d)	The FMAC Broker Warrants shall evidence Resulting Issuer Legacy Broker Warrants and the Resulting Issuer shall deliver notice to the holders of such FMAC Broker Warrants of the foregoing or deliver amended certificates or agreements evidencing such securities of the Resulting Issuer as required in exchange for the FMAC Broker Warrants which are outstanding on the Effective Date. The rate of exchange of Resulting Issuer Legacy Broker Warrants for FMAC Broker Warrants shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Legacy Broker Warrants will be issued. To the extent any holder of FMAC Broker Warrants would otherwise be entitled to receive a fractional number of Resulting Issuer Legacy Broker Warrants on the Effective Date, the number of Resulting Issuer Legacy Broker Warrants to which the holder of FMAC Broker Warrants is entitled shall be rounded to the nearest whole Resulting Issuer Legacy Broker Warrants with fractions of one-half being rounded up;

(e)	The FMAC Options shall evidence Resulting Issuer Legacy Options and the Resulting Issuer shall deliver notice to the holders of such FMAC Options of the foregoing or deliver amended certificates or agreements evidencing such securities of the Resulting Issuer as required in exchange for the FMAC Options which are outstanding on the Effective Date. The rate of exchange of Resulting Issuer Legacy Options for FMAC Options shall be equal to the Share Exchange Ratio. No fractional Resulting Issuer Legacy Options will be issued. To the extent any holder of FMAC Options would otherwise be entitled to receive a fractional number of Resulting Issuer Legacy Options on the Effective Date, the number of Resulting Issuer Legacy Options to which the holder of FMAC Options is entitled shall be rounded to the nearest whole Resulting Issuer Legacy Option with fractions of one-half being rounded up;

(f)	Each issued and outstanding Newco Share will be converted into one Amalco Share and each Newco Share will be cancelled without reimbursement of the capital in respect thereof.

(g)	As consideration for the issuance of the Resulting Issuer Shares to effect the Amalgamation, Amalco will issue to the Resulting Issuer one Amalco Share for each Resulting Issuer Share issued to the previous holders of FMAC Shares.

FMAC Shares held by holders who have validly exercised their dissent rights, if applicable, in connection with the applicable shareholder resolution to approve the Amalgamation in accordance with the OBCA will not be exchanged pursuant to this Section 10. However, if any such dissenting holder fails to perfect or effectively withdraws its claim pursuant to the OBCA or forfeits its right to make a claim under the OBCA or if its rights as a shareholder of FMAC are otherwise reinstated, the FMAC Shares held by such holders shall thereupon be deemed to have been exchanged as of the time of the Amalgamation in accordance with this Section.

11.	Certificates

At the Effective Time:

(a)	the registered holders of FMAC Shares shall cease to be holders FMAC Shares, and shall be deemed to be registered holders of Resulting Issuer Shares to which they are entitled in accordance with Section 10 hereof, all certificates evidencing FMAC Shares shall be null and void, and on or after the Effective Time of the Amalgamation, subject to the provisions of any escrow requirement, if applicable, the Resulting Issuer shall provide instructions to the Resulting Issuer Registrar and Transfer Agent to deliver such certificates or other evidence of ownership representing the number of Resulting Issuer Shares to which they are so entitled and/or register the holders thereof in book-entry only format in CDS’ name in accordance with the following:

(i)	holders of FMAC Shares immediately prior to the Amalgamation (other than holders of FMAC Shares that are U.S. Persons) will be issued physical certificates or DRS Advices representing Resulting Issuer Shares exchanged therefor; and

(ii)	holders of FMAC Shares immediately prior to the Amalgamation that are U.S. Persons will be issued physical certificates representing the Resulting Issuer Shares exchanged therefor, each bearing the appropriate legend with respect to United States securities laws matters as agreed by the parties;

(b)	the registered holders of FMAC Concurrent Financing Warrants, FMAC Concurrent Financing Broker Warrants, FMAC Broker Warrants and FMAC Options, shall be deemed to be the registered holders of the Resulting Issuer Concurrent Financing Warrants, Resulting Issuer Concurrent Financing Broker Warrants, Resulting Issuer Legacy Broker Warrants and Resulting Issuer Legacy Options, respectively, to which they are entitled in accordance with Section 10 hereof, all certificates and/or agreements evidencing such securities shall, in accordance with their terms, evidence such securities of the Resulting Issuer and the Resulting Issuer shall deliver notice to the holders of such options of the foregoing or deliver amended certificates or agreements evidencing such securities of the Resulting Issuer as required; and

(c)	notwithstanding the foregoing, all certificates representing FMAC Shares held by persons who have validly exercised their dissent rights in connection at the shareholder meeting of FMAC held to approve the Amalgamation, if applicable, shall represent only the right to receive fair value of the FMAC Shares formerly represented by such certificates in accordance with the OBCA.

12.	Effect of Amalgamation.

At the Effective Time:

(a)	FMAC and Newco will be amalgamated and continue as one corporation under the terms and conditions prescribed in this Agreement;

(b)	each of FMAC and Newco shall cease to exist as entities separate from the Amalgamated Corporation;

(c)	the property of each of FMAC and Newco will continue to be the property of the Amalgamated Corporation;

(d)	the Amalgamated Corporation will continue to be liable for the obligations of each of FMAC and Newco;

(e)	any existing cause of action, claim or liability to prosecution with respect to FMAC and Newco will be unaffected;

(f)	any civil, criminal or administrative action or proceeding pending by or against FMAC or Newco may be continued to be prosecuted by or against the Amalgamated Corporation;

(g)	any conviction against, or ruling, order or judgment in favour of or against, FMAC or Newco may be enforced by or against the Amalgamated Corporation; and

(h)	the articles of amalgamation will be deemed to be the articles of incorporation of the Amalgamated Corporation and the Certificate of Amalgamation will be deemed to be the certificate of incorporation of the Amalgamated Corporation.

13.	Stated Capital.

The stated capital in respect of the Amalco Shares will be equal to the aggregate stated capital of the Newco Shares and the FMAC Shares immediately prior to the Amalgamation.

14.	By-laws.

The by-laws of FMAC shall be the by-laws of the Amalgamated Corporation with such amendments thereto as may be necessary to give effect to this Agreement until repealed, amended, altered or added to.

15.	Articles of Amalgamation.

Upon the shareholders of FMAC and the shareholder of Newco approving, by special resolution, the Amalgamation, this Agreement and any variations thereof, and provided that the conditions to the completion of the Amalgamation specified herein and in the Acquisition Agreement have then been satisfied or waived, Newco and FMAC shall jointly file, in duplicate, with the Director, articles of amalgamation in prescribed form providing for the Amalgamation and such other documents as may be required pursuant to the OBCA.

16.	Amendment.

This Agreement may at any time and from time to time before or after the approval of the holders of FMAC Shares be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitation, change the time for performance of any of the obligations or acts of the parties hereto or waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties hereto; provided that no such amendment shall change the provisions hereof regarding the consideration to be received by shareholders of FMAC in exchange for their FMAC Shares without approval by the shareholders given in the same manner as required for the approval of the Amalgamation.

17.	Termination.

Subject to the terms of the Acquisition Agreement, this Agreement may be terminated by a resolution passed by the directors of Newco, FWTC or FMAC at any time before the issue of the Certificate of Amalgamation, notwithstanding the approval of this Agreement by the shareholders of any or each of FWTC, Newco and FMAC. If this Agreement is terminated pursuant to this section, this Agreement shall forthwith become void and of no further force and effect.

18.	Further Assurances.

Each of the parties hereto agrees to execute and deliver such further instruments and to do such further reasonable acts and things as may be necessary or appropriate to carry out the intent of this Agreement.

19.	Time of Essence.

Time shall be of the essence of this Agreement.

20.	Binding Effect.

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and assigns.

21.	Assignment.

No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

22.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

23.	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

24.	Counterparts and Delivery

This Agreement may be executed in several counterparts and delivered by a facsimile or other electronic copy of an original execution page bearing the signature of each party hereto, each of which when so executed shall be deemed to be an original, and such counterparts or facsimile or other electronic copies thereof together shall comprise one and the same instrument and, notwithstanding their date of execution, shall be deemed to bear the date as of the date above written.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

1000925180 ONTARIO LIMITED

Per:
Name: C. Howie Honeyman
Title: Chief Executive Officer

FORWARD WATER TECHNOLOGIES CORP.

Per:
Name: C. Howie Honeyman
Title: Chief Executive Officer

FRASER MACKENZIE ACCELERATOR CORP.

Per:
Name: Philip Benson
Title: Chief Executive Officer

Schedule 1

The common shares (the “Common Shares”) shall have attached thereto the following rights, privileges, restrictions and conditions:

1.	Voting

The holders of the Common Shares shall be entitled to receive notice of and to attend and shall be entitled to one vote at any meeting of the shareholders of the Corporation for each Common Share held.

2.	Dividends

The holders of the Common Shares shall be entitled to receive dividends as and when the directors shall in their discretion declare dividends on the Common Shares and pay the same.

3.	Dissolution

The holders of the Common Shares shall be entitled to receive the remaining property of the Corporation in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

Schedule “E”
By-Laws of the Resulting Issuer

(see attached)

E-1

BY-LAW NO. 1

a by-law relating generally to the

conduct of the business and affairs of

HOPE WELL CAPITAL CORP.	Name changed to Forward Water Technologies Corp. effective October 20, 2021

(hereinafter called the “Corporation”)

BE IT ENACTED as a by-law of the Corporation as follows:

I.             INTERPRETATION

1.01	In this by-law, unless the context otherwise clearly requires:

(a)           “Act” means the Business Corporations Act (Ontario) and includes the Regulations made pursuant thereto;

(b)           “Articles” means the Articles of Incorporation of the Corporation as then in force;

(c)	“board” means the board of directors of the Corporation, or if there shall only be one director of the Corporation at any particular time, such director, and all references herein to the directors or the board means the directors of the Corporation acting as such or any duly empowered committee of the board;

(d)           “by-laws” means all by-laws, including special by-laws, of the Corporation as amended from time to time;

(e)           “Corporation” means this Corporation;

(f)	“person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation and a natural person in his capacity as trustee, executor, administrator or other legal representative.

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1.02         In this by-law where the context permits words importing the singular include the plural and vice versa, and words importing gender include the masculine, feminine and neuter genders.

1.03         All words and terms appearing in this by-law which are defined by the Act as having a particular meaning shall be deemed to have the same meanings they are respectively thereby defined as having, unless the context otherwise reasonably requires.

II.               DIRECTORS

2.01         Place of Meetings. Meetings of the board may be held at the place where the registered office of the Corporation is then located, or at any place within Metropolitan Toronto; and may be held at any other place within or outside of Ontario with the written consent of all of the directors for the time being of the Corporation. Subject to the foregoing, a majority of the meetings of the board held in any financial year of the Corporation need not be held at places within Canada.

2.02         Calling of Meetings. Meetings of the board may be called for the transaction of any business by the Chairman, the President or a Vice-President who is a director, or any two directors, and the Secretary shall by written notice call meetings when directed or authorized by the Chairman, the President, any Vice-President who is a director, or any two directors. Written notice of the time and place for the holding of every meeting of the board specifying the general nature of the business to be transacted at the meeting shall be sent to every director of the Corporation not less than 48 hours (excluding Sundays and holidays) before the time when the meeting is to be held and need not be given on any longer notice.

2.03         Regular Meetings. The board may appoint a day or days in any month or months for regular meetings at a place and hour to be named. A copy of any resolution of the board fixing the place and time of regular meetings of the board shall be sent to each director forthwith after being passed, but no other notice shall be required for any such regular meeting.

2.04         Chairman. The chairman of any meeting of the board shall be the first-mentioned of such of the following officers as has then been appointed and who is then a director and is present at the meeting.

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Chairman of the Board

President

A Vice-President who is then a director, if there shall be not more than one

Vice-President who is a director, and

the most senior of those Vice-Presidents who are then directors, if more than one Vice-President is a director and if no such officer is present, the directors present shall choose one of their number to act as the chairman of the meeting.

2.05         Votes to Govern. At all meetings of the board, every question shall be decided by a majority of the votes cast on the question, and in the case of an equality of votes on any question at a meeting of the board, the chairman of the meeting shall not be entitled to a second or casting vote.

2.06         Remuneration. Any remuneration of the directors fixed by the board shall, in the absence of a provision to the contrary set forth in the resolution of the board fixing the same, be in addition to any salary or professional fees payable to a director who serves the Corporation in any other capacity. In addition, the directors shall be paid such sums as the board may from time to time determine in respect of their out-of-pocket expenses incurred in attending board, committee or shareholders’ meetings or otherwise in respect of the performance by them of their duties.

2.07         Limitation of Liability. No director or officer of the Corporation shall be liable as such for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any of the monies, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error in judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own wilful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act or from liability for any breach thereof.

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2.08        Indemnity of Directors and Officers. Except as provided in the Act, every director and officer of the Corporation, every former director and officer of the Corporation, and every person who acts or acted at the Corporation’s request as a director or officer of another corporation of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, shall at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of or having been a director or officer of the Corporation or such other corporation if, (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

2.09         Quorum At Meetings. The quorum at a meeting of the directors shall be as provided for in the Act.

III.          OFFICERS

3.01         Term, Remuneration or Removal. The terms of employment and remuneration of all officers of the Corporation shall be determined from time to time by resolution of the board. The fact that any officer or employee is a director or shareholder of the Corporation shall not disqualify him from receiving such remuneration. All officers shall be subject to removal by resolution of the board at any time with or without cause.

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3.02         Officers. Nothing contained in this section 3 shall be in limitation of the powers conferred upon the board by the Act to designate the offices of the Corporation, appoint officers, specify their duties and delegate them powers to manage the business and affairs of the Corporation. In the absence of any provision to the contrary contained in any resolution of the board, the persons appointed to the following respective offices shall have the following respective duties and powers, but, for certainty, the board may from time to time vary, add to, withhold, or limit the powers and duties of any officer or officers:

(a)  Chairman of the Board - the Chairman of the Board, if one shall be appointed, shall be a director of the Corporation. The Chairman of the Board shall preside at each meeting of the board at which he is present and shall preside as Chairman of each meeting of the shareholders at which he is present. Unless his power as chief executive officer of the Corporation shall have been withheld by the board, the Chairman of the Board shall be the chief executive officer of the Corporation and as such shall be charged, subject to the authority of the board, with the general supervision of the business and affairs of the Corporation.

(b)  President - the board shall at all times have elected or appointed a President. The President need not be a director of the Corporation. The President shall be the chief executive officer of the Corporation. As such, subject to the supervision, control and direction of the Chairman of the Board, so long as one shall have been elected and his authority as the chief executive officer of the Corporation shall not have been withheld, and subject to the authority of the board, the President shall be charged with the general supervision of the day-to-day business and affairs of the Corporation, and subject as aforesaid the President shall have the power to appoint or remove any and all officers, employees and agents of the Corporation not elected or appointed directly by the board and to settle the terms of their employment and remuneration. The President shall exercise all of the powers and be charged with all of the duties of the office of Chairman of the Board during those respective periods of time during which such office shall be vacant. In the absence of the Chairman of the Board, if one has then been elected, the President shall preside as chairman of each meeting of the board at which he is present and acting as a director and as chairman of each meeting of the shareholders at which he is present. During the absence or inability of the Chairman of the Board, if one has then been elected, the President may perform the other duties and exercise the other powers of that office, if any, and if the President shall perform any of such duties or exercise any of such powers the absence or inability of the Chairman of the Board shall be presumed with respect thereto. If the authority of the Chairman of the Board to act as chief executive officer of the Corporation shall have been withheld by the board, the President shall also be the chief executive officer of the Corporation and as such charged, subject to the authority of the board, with the general supervision of the business and affairs of the Corporation.

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(c)  Secretary - the board shall at all times have elected or appointed a Secretary. The Secretary shall attend all meetings of the board and the shareholders and shall enter or cause to be entered in books kept for that purpose minutes of all proceedings at such meetings; he shall give, or cause to be given, when instructed, notices required to be given to shareholders, directors, auditors and others entitled to notices of meetings; he shall be the custodian of the corporate seal of the Corporation, if the Corporation has a corporate seal, and of all books, papers, records, documents or other instruments belonging to the Corporation; and he shall perform such other duties as may from time to time be prescribed by the board.

(d)   Chief Financial Officer - the board shall at all times have appointed a Chief Financial Officer, who shall keep, or cause to be kept, proper accounting records as required by the Act; he shall deposit or cause to be deposited all monies received by the Corporation in the Corporation’s bank account; he shall, under the direction of the chief executive officer of the Corporation and the board, supervise the safekeeping of securities and the disbursement of the funds of the Corporation; he shall render to the board, whenever required, an account of all his transactions as Chief Financial Officer and of the financial position of the Corporation; and he shall perform such other duties as may from time to time be prescribed by the board.

(e)   Vice-President - the board may from time to time appoint one or more Vice-Presidents. The Vice-President, or if there are more than one, the Vice-Presidents in order of seniority (as determined by the board) shall be vested with all of the powers and shall perform all of the duties of the President in the absence or disability or refusal to act of the President, except that a Vice-President shall not preside at meetings of the board or of the shareholders except as may be specifically provided in the Corporation’s by-laws. If a Vice-President exercises any duty or power of the President, the absence or inability of the President shall be presumed with reference thereto. A Vice-President shall also perform such other duties and exercise such other powers as the President may from time to time delegate to him or the board may prescribe.

(f)   Treasurer - the Treasurer, if one shall be appointed, shall keep, or cause to be kept, proper accounting records as required by the Act; he shall deposit or cause to be deposited all monies received by the Corporation in the Corporation’s bank account; he shall, under the direction of the chief executive officer of the Corporation and the board, supervise the safekeeping of securities and the disbursement of the funds of the Corporation; he shall render to the board, whenever required, an account of all his transactions as Treasurer and of the financial position of the Corporation; and he shall perform such other duties as may from time to time be prescribed by the board.

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(g)   Other Officers - the duties of all other officers of the Corporation shall be such as the terms of their engagement call for or the board requires of them. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the board otherwise directs.

3.03       Agents and Attorneys.   The board shall have the power from time to time to appoint agents or attorneys for the Corporation within or outside of Ontario with such powers of management or otherwise (including the power to sub-delegate) as may be thought fit.

3.04        Fidelity Bonds.   The board may require such officers, employees and agents of the Corporation as it deems advisable to furnish bonds for the faithful performance of their duties, in such form and with such surety as the board may from time to time prescribe.

IV.                SHAREHOLDERS

4.01        Who is to Preside At Meetings. The Chairman of the Board or, in his absence, the President, or in his absence a Vice-President who is a director, shall preside as Chairman at any meeting of shareholders, but if there is no Chairman of the Board, the President or such Vice-President, or if at a meeting none of them is present within fifteen minutes after the time appointed for the holding of the meeting, the shareholders present shall choose a person from their number to be the Chairman.

4.02        Persons Entitled To Be Present. The only persons entitled to attend a meeting of shareholders shall be those entitled to vote thereat, the directors and the auditor of the Corporation and others who although not entitled to vote are entitled or required under any provision of the Act or the by-laws of the Corporation to be present at the meeting. Any other person may be admitted only on the invitation of the Chairman of the meeting or with the consent of the meeting.

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4.03         Scrutineers. At each meeting of shareholders one or more scrutineers may be appointed by a resolution of the meeting or by the Chairman of the meeting with the consent of the meeting to act as scrutineers at the meeting. Such scrutineers need not be shareholders of the Corporation.

4.04        Quorum At Meetings. A quorum for the transaction of business at any meeting of shareholders shall be two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for a shareholder so entitled, holding or representing in the aggregate not less than 5% of the issued and outstanding shares of the Corporation entitling the holders thereof to vote at such meeting. If a quorum is present at the opening of any meeting of shareholders, the shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the time appointed for the meeting or within a reasonable time thereafter as the shareholders may determine, the shareholders present or represented may adjourn the meeting to a fixed time and place but may not transact any other business.

V.                SHARES

5.01         Transfer Agent and Registrar. The Board may from time to time appoint a registrar to maintain any securities register and a transfer agent to maintain the register of transfers of such securities and may also appoint one or more branch registrars to maintain branch security registers and one or more branch transfer agents to maintain branch registers of transfers, and any one person may be appointed both registrar and transfer agent. The board may at any time terminate any such appointment.

VI.               DIVIDENDS

6.1          Payment. A dividend payable in cash shall be paid by cheque drawn on the Corporation’s bankers or any one of them to the order of each registered holder of shares of the class in respect of which it has been declared, which cheque may be mailed by prepaid ordinary mail to such registered holder at his last address appearing on the records of the Corporation. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and if more than one address appears in the books of the Corporation in respect of such joint holders the cheque shall be mailed to the first address so appearing. The mailing of such cheque as aforesaid shall satisfy and discharge all liability for the dividend to the extent of the sum represented thereby, unless such cheque shall not be paid on presentation. Upon proof being given to the Corporation of the non-receipt of any such cheque by the person to whom it was so sent, as aforesaid, and upon satisfactory indemnity being given to the Corporation in that regard, the Corporation shall issue to such person a replacement cheque for a like amount.

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6.2           Purchase of Business as of Past Date. Where any business is purchased by the Corporation as from a past date (whether such date be before or after the incorporation of the Corporation) upon terms that the Corporation shall as from that date take the profits and bear the losses of the business, such profits or losses, as the case may be, shall, at the discretion of the directors, be credited or debited wholly or in part to revenue account and in that case the amount so credited or debited shall, for the purpose of ascertaining the funds available for dividends, be treated as a profit or loss arising from the business of the Corporation.

VII.            FINANCIAL YEAR

7.01         Financial Year. The financial or fiscal year of the Corporation shall be as determined from time to time by the Board.

VIII.         NOTICES

8.01         Omissions and Errors. The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any such person, or any error in any notice not affecting the substance thereof, shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

8.02         Notice to Joint Shareholders. All notices with respect to any shares registered in the name of more than one holder may if more than one address appears in the records of the Corporation in respect of such holders be given to such holders at the first address so appearing, and notice so given shall be sufficient notice to all of the holders of such shares.

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8.03         Persons Entitled by Death or Operation of Law. Every person who by operation of law, by transfer, by the death of a shareholder, or otherwise, becomes entitled to shares, is bound by every notice in respect of such shares which has been duly given to the registered holder of such shares prior to the name and address of such person being entered on the records of the Corporation as the holder of such shares.

8.04         Signature to Notices. The signature to any notice to be given by the Corporation may be written, stamped, type-written or printed or partly written, stamped, type-written or printed.

IX.               EXECUTION OF DOCUMENTS

9.1           Execution of Documents. Deeds, transfers, assignments, contracts and any other documents of the corporation, shall be signed by any one director or officer of the Corporation. Notwithstanding any provision to the contrary contained in the by-laws of the Corporation, the Board may at any time or times direct the manner in which and the person or persons by whom any particular deed, transfer, assignment, contract or other document, or any class of deeds, transfers, assignments, contracts or other documents, shall be signed.

9.2           Seal. Any person authorized to sign any document may affix the corporate seal of the Corporation thereto, if the Corporation has a corporate seal.

X.                  EFFECTIVE DATE

10.01       Effective Date. This by-law comes into force upon confirmation by the shareholders of the Corporation in accordance with the Act.

ENACTED as of the 5th day of January, 2017.

/s/ Hong Ye
Hong Ye
President/Secretary

Schedule “F”
FMAC Plan Resolution

“BE IT RESOLVED THAT:

1.	The stock option plan of Fraser Mackenzie Accelerator Corp. (the “Corporation”), in the form attached as Schedule “H” to the management information circular of the Corporation dated August 23, 2024 (the “FMAC Plan”), is hereby renewed, ratified and approved, and the Corporation has the ability to grant awards under the FMAC Plan until the Corporation’s next annual shareholders meeting;

2.	the board of directors of the Corporation (the “Board”) is hereby authorized to make such amendments to the FMAC Plan from time to time, as may be required by the applicable regulatory authorities, or as may be considered appropriate by the Board, in its sole discretion, provided always that such amendments be subject to the approval of the regulatory authorities, if applicable, and in certain cases, in accordance with the terms of the FMAC Plan, the approval of the shareholders of the Corporation; and

3.	any one director or officer of the Corporation is authorized and directed, on behalf of the Corporation, to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things that may be necessary or desirable to give effect to this ordinary resolution.”

F-1

Schedule “G”
FMAC Amalgamation Resolution

“BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT

(1)	The amalgamation involving Fraser Mackenzie Accelerator Corp. (the “Corporation”), Forward Water Technologies Corp. (“FWTC”) and 1000925180 Ontario Limited (the “Amalgamation”), as more particularly described and set forth in the management proxy circular of the Corporation dated August 23, 2024, as the Amalgamation may be modified or amended in accordance with its terms, is hereby authorized, approved and adopted.

(2)	The acquisition agreement dated July 22, 2024 among the Corporation, FWTC and 1000925180 Ontario Limited (the “Acquisition Agreement”), which sets out the terms of the Amalgamation and the amalgamation agreement among the Corporation, FWTC and 1000925180 Ontario Limited, the full text of which is set out as Schedule A to the Acquisition Agreement (the “Amalgamation Agreement”) are hereby authorized, approved and adopted.

(3)	The Acquisition Agreement, the actions of the directors of the Corporation in approving the Acquisition Agreement and the actions of the directors and officers of the Corporation in executing and delivering the Acquisition Agreement and any amendments thereto in accordance with its terms are hereby ratified and approved.

(4)	The Amalgamation Agreement, the actions of the directors of the Corporation in approving the Amalgamation Agreement and the actions of the directors and officers of the Corporation in executing and delivering the Amalgamation Agreement and any amendments thereto in accordance with its terms are hereby ratified and approved.

(5)	Any one director or officer of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, under the corporate seal of the Corporation or otherwise, and to deliver to the Director under the Business Corporations Act (Ontario) for filing articles of amalgamation and such other documents as are necessary or desirable to give effect to the Amalgamation in accordance with the Acquisition Agreement and the Amalgamation Agreement.

(6)	Any one director or officer of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed, under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.”

G-1

Schedule “H”
FMAC Plan

(see attached)

H-1

FRASER MACKENZIE ACCELERATOR CORP.

(the “Company”)

STOCK OPTION PLAN

Dated for Reference September 26th, 2022

ARTICLE 1

PURPOSE AND INTERPRETATION

1.1	Purpose

The purpose of this Plan is to advance the interests of the Company by encouraging equity participation in the Company through the acquisition of Common Shares of the Company. It is the intention of the Company that this Plan will at all times be in compliance with TSX Venture Policies (or, if applicable, NEX Policies) and any inconsistencies between this Plan and TSX Venture Policies (or, if applicable, NEX Policies) will be resolved in favour of the latter.

1.2	Definitions

In this Plan:

(a)	“Affiliate” means a company that is a parent or subsidiary of the Company, or that is controlled by the same entity as the Company;

(b)	“Associate” has the meaning set out in the Securities Act;

(c)	“Blackout Period” means an interval of time during which the Company has determined that one or more Participants may not trade any securities of the Company because they may be in possession of undisclosed material information pertaining to the Company, or when in anticipation of the release of quarterly or annual financials, to avoid potential conflicts associated with a company’s insider-trading policy or applicable securities legislation, (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Company or in respect of an Insider, that Insider, is subject);

(d)	“Board” means the board of directors of the Company or any committee thereof duly empowered or authorized to grant Options under this Plan;

(e)	“Business Day” means a day other than a Saturday, Sunday, a statutory holiday in the Province of Ontario or any other day on which banks are authorized to be closed in Toronto, Ontario;

(f)	“Change of Control” includes situations where after giving effect to the contemplated transaction and as a result of such transaction:

(i)	any one Person holds a sufficient number of voting shares of the Company or resulting company to affect materially the control of the Company or resulting company, or,

(ii)	any combination of Persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, holds in total a sufficient number of voting shares of the Company or its successor to affect materially the control of the Company or its successor, where such Person or combination of Persons did not previously hold a sufficient number of voting shares to materially affect control of the Company or its successor and, in the absence of evidence to the contrary, any Person or combination of Persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, holding more than 20% of the voting shares of the Company or resulting company is deemed to materially affect control of the Company or resulting company;

(g)	“Common Shares” means the common shares without par value in the capital of the Company providing such class is listed on the TSX Venture (or, NEX, as the case may be);

(h)	“Company” means Fraser Mackenzie Accelerator Corp. unless the context otherwise requires, all of its Affiliates and successors according to law;

(i)	“Consultant” means an individual or Consultant Company, other than an Employee, Officer or Director that:

(i)	provides on an ongoing bona fide basis, consulting, technical, managerial or like services to the Company or an Affiliate of the Company, other than services provided in relation to a Distribution;

(ii)	provides the services under a written contract between the Company or an Affiliate and the individual or the Consultant Company;

(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the business and affairs of the Company or an Affiliate of the Company; and

(iv)	has a relationship with the Company or an Affiliate of the Company that enables the individual or Consultant Company to be knowledgeable about the business and affairs of the Company;

(j)	“Consultant Company” means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner;

(k)	“CPC” means a capital pool company as defined in Policy 2.4 of the TSX Venture Policies;

(l)	“Directors” means the directors of the Company as may be elected from time to time;

(m)	“Discounted Market Price” has the meaning given in Policy 1.1 of the TSX Venture Policies;

(n)	“Disinterested Shareholder Approval” means approval by a majority of the votes cast by all the Company’s shareholders at a duly constituted shareholders’ meeting, excluding votes attached to Common Shares beneficially owned by Insiders who are Service Providers or their Associates;

(o)	“Distribution” has the meaning given in the Securities Act, and generally refers to a distribution of securities by the Company from treasury;

(p)	“Effective Date” for an Option means the date of grant thereof by the Board;

(q)	“Eligible Charitable Organization” has the meaning given in Policy 4.4 of the TSX Venture Policies;

(r)	“Employee” means an individual who is considered an employee of the Company or an Affiliate under the ITA, which for greater certainty, includes Directors and Officers;

(s)	“Exercise Price” means the amount payable per Common Share issuable on the exercise of an Option, as determined in accordance with the terms hereof;

(t)	“Expiry Date” means the day on which an Option lapses as specified in the Stock Option Agreement therefor or in accordance with the terms of this Plan;

(u)	“Fair Market Value” means

(i)	if the Common Shares are listed on a national securities exchange or traded in the over-the-counter market, the closing or, if not applicable, the last price of, the Common Shares on the composite tape or other comparable reporting system for the trading day on the applicable date; and

(ii)	if the Common Shares are neither listed on a national securities exchange nor traded in the over-the-counter market, the value of a Common Share as determined in good faith by the Board in its sole discretion after taking into account such factors as the Board determines in good faith are reasonable and appropriate to consider.

(v)	“Insider” means an insider as defined in the TSX Venture Policies or as defined in securities legislation applicable to the Company;

(w)	“Investor Relations Activities” has the meaning given in Policy 1.1 of the TSX Venture Policies;

(x)	“IPO” means the initial public offering of the Company on the TSX Venture pursuant to a prospectus offering of its Common Shares from treasury;

(y)	“ITA” means the Income Tax Act (Canada) and any regulations thereunder, as amended from time to time;

(z)	“Management Company Employee” means an individual employed by a Person providing management services to the Company which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a Person engaged in Investor Relations Activities;

(aa)	“NEX” means a separate board of the TSX Venture for companies previously listed on the TSX Venture or the Toronto Stock Exchange which have failed to maintain compliance with the ongoing financial listing standards of those markets;

(bb)	“NEX Policies” means the rules and policies of NEX as amended from time to time;

(cc)	“Officer” means a Board appointed officer of the Company;

(dd)	“Option” means the right to purchase Common Shares granted hereunder to a Service Provider;

(ee)	“Optioned Shares” means Common Shares that may be issued in the future to a Service Provider upon the exercise of an Option;
(ff)	“Optionee” means the recipient of an Option hereunder;
(gg)	“Outstanding Shares” means at the relevant time, the number of issued and outstanding Common Shares of the Company from time to time;
(hh)	“Participant” means a Service Provider that becomes an Optionee;
(ii)	“Person” includes a company, any unincorporated entity, or an individual;
(jj)	“Plan” means this Stock Option Plan, the terms of which are set out herein or as may be amended;
(kk)	“Plan Shares” means the total number of Common Shares which may be reserved for issuance as Optioned Shares under the Plan as provided in Section 2.2;
(ll)	“Regulatory Approval” means the approval of the TSX Venture and any other securities regulatory authority that has lawful jurisdiction over the Plan and any Options issued hereunder;
(mm)	“Remittance Amount” is defined in Section 4.4(a);
(nn)	“Securities Act” means the Securities Act (Ontario) and any regulation thereunder, as amended from time to time or any successor legislation;
(oo)	“Service Provider” means a Person who is a bona fide Director, Officer, Employee, Management Company Employee, Consultant or Consultant Company, and also includes a company, 100% of the share capital of which is beneficially owned by one or more Service Providers;
(pp)	“Share Compensation Arrangement” means any Option under this Plan but also includes any other stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to a Service Provider;
(qq)	“Shareholder Approval” means approval by a majority of the votes cast by eligible shareholders of the Company at a duly constituted shareholders’ meeting;
(rr)	“Stock Option Agreement” means the agreement evidencing the grant of an Option delivered by the Company hereunder to a Service Provider and substantially in the form of Schedule “A” attached hereto;
(ss)	“Takeover Bid” means a takeover bid as defined in Section 89 of the Securities Act or the analogous provisions of securities legislation applicable to the Company;
(tt)	“TSX Venture” means the TSX Venture Exchange and any successor thereto; and
(uu)	“TSX Venture Policies” means the rules and policies of the TSX Venture as amended from time to time.

1.3	Other Words and Phrases

Words and phrases used in this Plan but which are not defined in the Plan, but are defined in the TSX Venture Policies (and, if applicable, the NEX Policies), will have the meaning assigned to them in the TSX Venture Policies (and, if applicable, NEX Policies).

1.4	Gender

Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

ARTICLE 2

STOCK OPTION PLAN

2.1	Establishment of Stock Option Plan

The Plan is hereby established to recognize contributions made by Service Providers and to create an incentive for their continuing assistance to the Company and its Affiliates.

2.2	Maximum Plan Shares

The maximum aggregate number of Plan Shares that may be reserved for issuance under the Plan at any point in time is 10% of the Outstanding Shares at the time Plan Shares are reserved for issuance as a result of the grant of an Option, less any Common Shares reserved for issuance under share options granted under Share Compensation Arrangements other than this Plan, unless this Plan is amended pursuant to the requirements of the TSX Venture Policies (and, if applicable, NEX Policies).

2.3	Eligibility

Options to purchase Common Shares may be granted hereunder to Service Providers of the Company, or its Affiliates, from time to time by the Board. Service Providers that are not individuals will be required to undertake in writing not to effect or permit any transfer of ownership or option of any of its securities, or to issue more of its securities (so as to indirectly transfer the benefits of an Option), as long as such Option remains outstanding, unless the written permission of the TSX Venture and the Company is obtained. The Company and Optionee are responsible for ensuring and confirming that the Optionee is a bona fide Service Provider entitled to receive Options under TSX Venture Policies.

2.4	Options Granted Under the Plan

All Options granted under the Plan will be evidenced by a Stock Option Agreement in the form attached as Schedule “A”, showing the number of Optioned Shares, the term of the Option, a reference to vesting terms, if any, and the Exercise Price.

Subject to specific variations approved by the Board, all terms and conditions set out herein will be deemed to be incorporated into and form part of a Stock Option Agreement made hereunder.

2.5	Limitations on Issue

Subject to Section 2.11 and Section 6 of TSX Venture Policy 2.4, the following restrictions on issuances of Options are applicable under the Plan:

(a)	no Options may be issued to persons providing Investor Relations Activities, promotional or market-making services to the Company;

(b)	no Service Provider can be granted an Option if that Option would result in the total number of Options, together with all other Share Compensation Arrangements granted to such Service Provider in the previous 12 months, exceeding 5% of the Outstanding Shares, unless the Company has obtained Disinterested Shareholder Approval to do so;

(c)	the aggregate number of Options granted to all Service Providers conducting Investor Relations Activities in any 12-month period cannot exceed 2% of the Outstanding Shares, calculated at the time of grant, without the prior consent of the TSX Venture (or NEX, as the case may be); and

(d)	the aggregate number of Options granted to any one Consultant in any 12 month period cannot exceed 2% of the Outstanding Shares, calculated at the time of grant, without the prior consent of the TSX Venture.

2.6	While the Company is classified as a CPC, the Company shall comply with the following restrictions on issuances of Options pursuant to Section 6 of TSX Venture Policy 2.4, including but not limited to:
(a)	Options may only entitle the holder to acquire Common Shares;

(b)	the total number of Optioned Shares reserved under option for issuance to any individual director or senior officer may not exceed 5% of the Outstanding Shares at the time Plan Shares are reserved for issuance as a result of the grant of an Option;

(c)	the total number of Optioned Shares reserved under option for issuance to all technical consultants may not exceed 2% of the Outstanding Shares at the time Plan Shares are reserved for issuance as a result of the grant of an Option;

(d)	the total number of Optioned Shares reserved under option for issuance to all Eligible Charitable Organizations may not exceed 1% of the Outstanding Shares at the time Plan Shares are reserved for issuance as a result of the grant of an Option;

(e)	no Options may be granted to a person who is not a director or senior officer of the Company, and where permitted by applicable Securities Laws, a technical consultant whose particular industry expertise in relation to the business of the Vendors (as defined in TSX Venture Policy 2.4) or the Target Company (as defined in TSX Venture Policy 2.4), as the case may be, is required to evaluate the proposed Qualifying Transaction (as defined in TSX Venture Policy 2.4), a corporation, all of whose securities are owned by such a director, officer or technical consultant, or an Eligible Charitable Organization;

(f)	the exercise price per Option cannot be less than $0.05 prior to the completion of its IPO;

(g)	all Options granted by the Company must be granted in compliance with TSX Venture Policy 4.4 and TSX Venture Policy 2.4;

(h)	no Options may be granted by the Company unless the Optionee first enters into a CPC Escrow Agreement (as defined in TSX Venture Policy 2.4) agreeing to deposit the Options, and the Optioned Shares acquired pursuant to the exercise of such Options, into escrow as described in Part 10 of TSX Venture Policy 2.4; and

(i)	the Expiry Date of an Option must not be later than 12 months after the Optionee ceases to be a director, senior officer or technical consultant of the Company, or of the Resulting Issuer (as defined in TSX Venture Policy 2.4), as the case may be, subject to any earlier Expiry Date of such Option.

2.7	Options Not Exercised

In the event an Option granted under the Plan expires unexercised or is terminated by reason of dismissal of the Optionee for cause or is otherwise lawfully cancelled prior to exercise of the Option, the Optioned Shares that were issuable thereunder will be returned to the Plan and will be eligible for reissuance.

2.8	Powers of the Board

The Board will be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising hereunder. Without limiting the generality of the foregoing, the Board has the power to:

(a)	grant Options hereunder;

(b)	allot Common Shares for issuance in connection with the exercise of Options; and

(c)	delegate all or such portion of its powers hereunder as it may determine to one or more committees of the Board, either indefinitely or for such period of time as it may specify, and thereafter each such committee may exercise the powers and discharge the duties of the Board in respect of the Plan so delegated to the same extent as the Board is hereby authorized so to do.

2.9	Amendment of the Plan by the Board

Subject to the requirements of the TSX Venture Policies and the prior receipt of any necessary Regulatory Approval, the Board may in its absolute discretion, amend or modify the Plan as follows:

(a)	the Board may make amendments which are of a typographical, grammatical or clerical nature only;

(b)	the Board may amend provisions of the Plan relating to the vesting of Options or the termination of Options subject to prior written Regulatory Approval, if applicable, but no such change shall apply to Options previously granted that remain outstanding without the prior written consent of the applicable Optionee

(c)	subject to any necessary Regulatory Approval, the Board may amend, suspend, terminate or discontinue the Plan except that no such action shall apply to Options previously granted that remain outstanding without the prior written consent of the applicable Optionee;

(d)	the Board may make such amendments as are required to comply with applicable Securities Laws ( as defined in TSX Venture Policy 1.1); and

(e)	if the Company becomes listed or quoted on a stock exchange or stock market senior to the TSX Venture, the Board may make such amendments as may be required by the policies of such senior stock exchange or stock market.

2.10	Amendments Requiring Disinterested Shareholder Approval

The Company will be required to obtain Disinterested Shareholder Approval prior to any of the following actions becoming effective:

(a)	the Plan, together with all of the Company’s other previous Share Compensation Arrangements, could result at any time in:

(i)	the aggregate number of Common Shares reserved for issuance under Options granted to Insiders exceeding 10% of the Outstanding Shares in the event that this Plan is amended to reserve for issuance more than 10% of the Outstanding Shares;

(ii)	the number of Optioned Shares issued to Insiders within a one-year period exceeding 10% of the Outstanding Shares in the event that this Plan is amended to reserve for issuance more than 10% of the Outstanding Shares; or,

(iii)	the issuance to any one Optionee, within a 12-month period, of a number of Common Shares exceeding 5% of the Outstanding Shares; or

(b)	any reduction in the Exercise Price, or the extension of the term, of an Option previously granted to an Insider, if the Participant is an Insider at the time of the proposed amendment. With respect to an Option granted to an Employee, the Exercise Price shall not be reduced to an amount that is less than the Fair Market Value of the Common Share at the Effective Date.

2.11        Options Granted Under the Company’s Previous Stock Option Plans

Any option granted pursuant to a stock option plan previously adopted by the Board which is outstanding at the time this Plan comes into effect shall be deemed to have been issued under this Plan and shall, as of the date this Plan comes into effect, be governed by the terms and conditions hereof.

ARTICLE 3

TERMS AND CONDITIONS OF OPTIONS

3.1           Exercise Price

Subject to Section 7 of TSX Venture Policy 2.4, the Exercise Price of an Option will be set by the Board at the Effective Date and cannot be less than the Discounted Market Price. The Exercise Price in respect of each Common Share issuable under an Option granted to an Employee will not be less than the Fair Market Value of a Common Share at the Effective Date.

3.2           Term of Option

An Option can be exercisable for a maximum of 10 years from the Effective Date.

3.3           Option Amendment

Subject to Section 2.10(b), the Exercise Price of an Option may be amended only if at least six (6) months have elapsed since the later of the date of commencement of the term of the Option, the date the Common Shares commenced trading on the TSX Venture, or the date of the last amendment of the Exercise Price. However, in no event shall the Exercise Price in respect of a Common Share issuable under an Option granted to an Employee be amended to an amount that is less than the Fair Market Value of a Common Share at the Effective Date.

An Option must be outstanding for at least one year before the Company may extend its term, subject to the limits contained in Section 3.2.

Any proposed amendment to the terms of an Option must be approved by the TSX Venture prior to the exercise of such Option.

3.4          Vesting of Options

Subject to Section 3.5, vesting of Options shall be at the discretion of the Board and, with respect to any particular Options granted under the Plan, in the absence of a vesting schedule being specified in the applicable Stock Option Agreement, all such Options shall vest immediately. Vesting of Options may be made subject to:

(a)	the Service Provider remaining employed by or continuing to provide services to the Company or any of its Affiliates as well as, at the discretion of the Board, achieving certain milestones which may be defined by the Board from time to time or receiving a satisfactory performance review by the Company or any of its Affiliates during the vesting period; or

(b)	the Service Provider remaining as a Director of the Company or any of its Affiliates during the vesting period,

and any such conditions shall be set out in the applicable Stock Option Agreement.

3.5          Vesting of Options Granted to Consultants Conducting Investor Relations Activities

Notwithstanding Section 3.4, Options granted to Consultants conducting Investor Relations Activities will vest:

(a)	over a period of not less than 12 months as to 25% on the date that is three months from the date of grant, and a further 25% on each successive date that is three months from the date of the previous vesting; or

(b)	such longer vesting period as the Board may determine,

all as set out in the applicable Stock Option Agreement.

3.6           Effect of Takeover Bid

If a Takeover Bid is made to the shareholders generally then the Company shall immediately upon receipt of notice of the Takeover Bid, notify each Optionee currently holding an Option of the Takeover Bid, with full particulars thereof whereupon such Option may, notwithstanding Section 3.4 and Section 3.5 or any vesting requirements set out in the applicable Stock Option Agreement, be immediately exercised in whole or in part by the Optionee, subject to approval of the TSX Venture (or the NEX, as the case may be) for vesting requirements imposed by the TSX Venture Policies.

3.7           Extension of Options Expiring During Blackout Period

Should the Expiry Date for an Option fall within a Blackout Period, or within nine Business Days following the expiration of a Blackout Period, such Expiry Date shall, subject to approval of the TSX Venture (or the NEX, as the case may be), be automatically extended without any further act or formality to that day which is the 10th Business Day after the end of the Blackout Period, such tenth Business Day to be considered the Expiry Date for such Option for all purposes under the Plan. Notwithstanding Section 2.9, the 10th Business Day period referred to in this Section 3.7 may not be extended by the Board.

3.8          Optionee Ceasing to be Director, Employee or Service Provider

Options may be exercised after the Service Provider has left his/her employ/office or has been advised by the Company that his/her services are no longer required or his/her service contract has expired, until the term applicable to such Options expires, except as follows:

(a)	in the case of the death of an Optionee, any vested Option held by him at the date of death will become exercisable by the Optionee’s lawful personal representatives, heirs or executors until the earlier of one year after the date of death of such Optionee and the date of expiration of the term otherwise applicable to such Option;

(b)	an Option granted to (i) Directors or Officers of the Company or an Affiliate will expire 90 days and (ii) all others including, but not limited to, Employees (other than Directors and Officers) and Consultants, will expire 30 days (or such other time, not to exceed one year, as shall be determined by the Board as at the date of grant or agreed to by the Board and the Optionee in writing at any time prior to expiry of the Option) after the date the Optionee ceases to be employed by or provide services to the Company, and only to the extent that such Option was vested at the date the Optionee ceased to be so employed by or to provide services to the Company; and

(c)	in the case of an Optionee being dismissed from employment or service for cause, such Optionee’s Options, whether or not vested at the date of dismissal, will immediately terminate without right to exercise same.

3.9          Change of Control

Despite any other provision of this Plan or any Option Agreement, in the event of an actual or potential Change of Control, the Board has the right, in its sole discretion and on the terms it sees fit, without any action or consent required on the part of any Participant, to deal with any Options (or any portion of any Options) in the manner it deems equitable and appropriate in the circumstances, including the right to:

(a)	determine that any Options (or any portion of any Options) will remain in full force and effect in accordance with their terms after the Change of Control;

(b)	cause any Options (or any portion of any Options) to be converted or exchanged for options to acquire shares of another entity involved in the Change of Control, having the same value and terms and conditions as the Options;

(c)	accelerate the vesting of any unvested Options;

(d)	provide Participants with the right to surrender any Options (or any portion of any Options) for an amount per underlying Common Share equal to the positive difference, if any, between the Fair Market Value of the Common Share on the date of surrender and the Exercise Price; and

(e)	accelerate the date by which any Options (or any portion of any Options) must be exercised.

The Company will use its best efforts to give the affected Participants written notice of any determination made by the Board under Section 3.9(a) at least 14 days before the effective date of a transaction leading to a Change of Control.

3.10         Non Assignable

Subject to Section 3.8, all Options will be exercisable only by the Optionee to whom they are granted and will not be assignable or transferable.

3.11         Adjustment of the Number of Optioned Shares

The number of Common Shares subject to an Option will be subject to adjustment in the events and in the manner following:

(a)	in the event of a subdivision of Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a greater number of Common Shares, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder, in addition to the number of Optioned Shares in respect of which the right to purchase is then being exercised, such additional number of Common Shares as result from the subdivision without an Optionee making any additional payment or giving any other consideration therefor;

(b)	in the event of a consolidation of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a lesser number of Common Shares, the Company will thereafter deliver and an Optionee will accept, at the time of purchase of Optioned Shares hereunder, in lieu of the number of Optioned Shares in respect of which the right to purchase is then being exercised, the lesser number of Common Shares as result from the consolidation;

(c)	in the event of any change of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder the number of shares of the appropriate class resulting from the said change as an Optionee would have been entitled to receive in respect of the number of Common Shares so purchased had the right to purchase been exercised before such change;

(d)	in the event of a capital reorganization, reclassification or change of outstanding equity shares (other than a change in the par value thereof) of the Company, a consolidation, merger or amalgamation of the Company with or into any other company or a sale of the property of the Company as or substantially as an entirety at any time while an Option is in effect, an Optionee will thereafter have the right to purchase and receive, in lieu of the Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option, the kind and amount of shares and other securities and property receivable upon such capital reorganization, reclassification, change, consolidation, merger, amalgamation or sale which the holder of a number of Common Shares equal to the number of Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option would have received as a result thereof. The subdivision or consolidation of Common Shares at any time outstanding (whether with or without par value) will not be deemed to be a capital reorganization or a reclassification of the capital of the Company for the purposes of this Section 3.11;

(e)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this Section 3.11 are cumulative;

(f)	the Company will not be required to issue fractional shares in satisfaction of its obligations hereunder. Any fractional interest in a Common Share that would, except for the provisions of this Section 3.11, be deliverable upon the exercise of an Option will be cancelled and not be deliverable by the Company; and

(g)	if any questions arise at any time with respect to the Exercise Price or number of Optioned Shares deliverable upon exercise of an Option in any of the events set out in this Section 3.11, such questions will be conclusively determined by the Company’s auditors, or, if they decline to so act, any other firm of Chartered Accountants, in Toronto, Ontario (or in the city of the Company’s principal executive office) that the Company may designate and who will be granted access to all appropriate records and such determination will be binding upon the Company and all Optionees.

ARTICLE 4
COMMITMENT AND EXERCISE PROCEDURES

4.1           Stock Option Agreement

Upon grant of an Option hereunder, an authorized officer of the Company will deliver to the Optionee a Stock Option Agreement detailing the terms of such Options and upon such delivery the Optionee will be subject to the Plan and have the right to purchase the Optioned Shares at the Exercise Price set out therein subject to the terms and conditions hereof.

4.2          Manner of Exercise

An Optionee who wishes to exercise his Option may do so by delivering

(a)	a written notice to the Company specifying the number of Optioned Shares being acquired pursuant to the Option; and

(b)	a certified cheque, wire transfer or bank draft payable to the Company for the aggregate Exercise Price for the Optioned Shares being acquired.

4.3          Tax Procedures

In addition to the procedures set out in Section 4.2, an Optionee who wishes to exercise an Option must:

(a)	deliver a certified cheque, wire transfer or bank draft payable to the Company, or an Affiliate, for the amount determined by the Company, or an Affiliate, to be the appropriate amount on account of such taxes or related amounts; or

(b)	otherwise ensure, in a manner acceptable to the Company, or an Affiliate, (if at all) in its sole and unfettered discretion, that the amount will be securely funded,

and must in all other respects follow any related procedures and conditions imposed by the Company.

4.4           Withholding of Tax

The Company and any Affiliate may take reasonable steps for the withholding of any taxes or other source deductions that it is required by applicable laws or the requirements of any governmental authority to remit in connection with this Plan, any Option or any issuance of Common Shares upon the exercise of an Option, including:

(a)	deducting and withholding the amount required to be remitted (the “Remittance Amount”) from any cash remuneration or any other amount payable to a Participant, whether or not related to the Plan, the exercise of any Options or the issue of any Common Shares;

(b)	permitting the Participant to make a cash payment to the Company equal to the Remittance Amount; or

(c)	selling, or causing a broker engaged by the Company to sell, on behalf of any Participant, that number of Common Shares issued to the Participant pursuant to an exercise of Options, such that the amount received by the Company or Affiliate from the proceeds of the sale will be sufficient to satisfy the obligation to remit the Remittance Amount (and to fund any commissions payable to the broker and other costs and expenses of the transaction).

Any Common Shares of a Participant that are sold by the Company, or by a broker engaged by the Company, to fund a Remittance Amount will be sold as soon as practicable, and, if applicable, in transactions effected on the exchange on which the Common Shares are then listed for trading. In effecting the sale of any Common Shares, the Company or the broker will exercise its sole judgment as to the timing and manner of sale and will not be obligated to seek or obtain a minimum price. Neither the Company nor the broker will be liable for any loss arising out of any sale of Common Shares, including any loss relating to the manner or timing of any sale, the prices at which the Common Shares are sold, or otherwise. In addition, neither the Company nor the broker will be liable for any loss arising from a delay in transferring any Common Shares to a Participant. The sale price of Common Shares sold on behalf of Participants will fluctuate with the market price of the Common Shares and no assurance can be given that any particular price will be received upon any sale.

4.5           Delivery of Optioned Shares and Hold Periods

As soon as practicable after receipt of the notice of exercise described in Section 4.2, payment in full for the Optioned Shares being acquired and receipt by the Company of any applicable taxes or assurance acceptable to the Company that such taxes will be securely funded in accordance Section 4.3, the Company will direct its transfer agent to issue to the Optionee the appropriate number of Optioned Shares. If the Exercise Price is set below the Fair Market Value of a Common Shares at the Effective Date, the certificate representing the Optioned Shares or written notice in the case of uncertificated shares will include a legend stipulating that the Optioned Shares issued are subject to a four-month TSX Venture hold period commencing the date of the Stock Option Agreement.

ARTICLE 5
GENERAL

5.1           Employment and Services

Nothing contained in the Plan will confer upon or imply in favour of any Optionee any right with respect to office, employment or provision of services with the Company, or interfere in any way with the right of the Company to lawfully terminate the Optionee’s office, employment or service at any time pursuant to the arrangements pertaining to same. Participation in the Plan by an Optionee is voluntary.

5.2           No Representation or Warranty

The Company makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of the Plan or to the effect of the ITA or any other taxing statute governing the Options or the Common Shares issuable thereunder or the tax consequences to a Service Provider. Compliance with applicable Securities Laws as to the disclosure and resale obligations of each Participant is the responsibility of each Participant and not the Company.

5.3           Interpretation

The Plan will be governed and construed in accordance with the laws of the Province of Ontario.

5.4           Continuation of Plan

The Plan will become effective from and after the reference date of this Plan as noted on page 1 hereof, and will remain effective provided that the Plan, or any amended version thereof receives Shareholder Approval at each annual general meeting of the holders of Common Shares of the Company subsequent to the reference date of the Plan.

5.5           Amendment of the Plan

The Board reserves the right, in its absolute discretion, to at any time amend, modify or terminate the Plan with respect to all Common Shares in respect of Options which have not yet been granted hereunder. Any amendment to any provision of the Plan will be subject to any necessary Regulatory Approvals unless the effect of such amendment is intended to reduce (but not to increase) the benefits of this Plan to Service Providers.

[The remainder of this page intentionally left blank]

SCHEDULE "A"

FRASER MACKENZIE ACCELERATOR CORP.

STOCK OPTION AGREEMENT

Fraser MacKenzie Accelerator Corp. (the “Company”) has granted to ______________________ (the “Optionee”), an option to acquire common shares (the “Options”) of the Company, subject to the terms and conditions of the Company’s stock option plan (the “Plan”) established by the Company or any successor plan thereto, as amended from time to time in accordance with its terms, or as may be required by the TSX Venture Exchange (the “TSX-V”), which are deemed to be incorporated in this stock option agreement (the “Option Agreement”), and to the following specific provisions:

Option Agreement and Grant Date:

Position with Company:

Number of Options:

Exercise Price:

Expiry Date:

Option Vesting Schedule:

The Optionee agrees to be bound by the terms of the Plan. The terms of the Plan are deemed to be incorporated and to form a part of this Option Agreement. In the event of any inconsistency between the terms of the Plan and the terms of this agreement, the terms of the Plan will prevail.

The Company and the Optionee represent that the Optionee, under the terms and conditions of the Plan, is a bona fide Service Provider (as defined in the Plan), entitled to receive Options under TSX-V policies. At the date of grant of the Options, the Company is classified as a Tier 2 Issuer under TSX-V policies.

Each Optionee is solely responsible for reporting any tax benefit arising from the grant or exercise of the Option, as applicable, in his, her or its income tax return in the particular jurisdiction of residence.

If you exercise your Options before four months from the Option Grant date, a certificate for the common shares so acquired will be issued bearing the following legends:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE ______________________ [insert date that is four months and a day after the distribution date].”

“WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL 12:00 A.M. (MIDNIGHT) ON _______________ [insert date that is four months from grant date].”

[delete if not applicable:] If you are a U.S. resident, the following additional legend will apply:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF INVESTOR’S COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

Acknowledgement - Personal Information

The information set out in this Option Agreement about the undersigned Optionee will be used by the Company for making certain filings with the TSX-V and other applicable regulatory authorities. The Optionee acknowledges and consents to the collection and use of the Personal Information contained in this Option Agreement by the Company for the above purposes or as otherwise required by the TSX-V or other applicable regulatory authorities from time to time in accordance with their regulations. If you are in doubt about the above applicable requirements, please contact the Company.

Acknowledged and agreed by the Optionee:	FRASER MACKENZIE ACCELERATOR CORP.

[insert name of optionee]	Authorized Signatory

Address

Address (continued)

Telephone number

Email Address

FRASER MACKENZIE ACCELERATOR CORP.

(the “Company”)

STOCK OPTION EXERCISE NOTICE

TO:	Fraser MacKenzie Accelerator Corp. 116 Eastbourne Avenue, Toronto, ON M5P 2G3

The undersigned hereby gives notice of exercise of Options as detailed below and encloses a cheque or bank draft, payable to the Company, in the designated amount representing payment in full for those shares.

Option Agreement and Grant Date:

Number of Options Exercised:

Position with Company:

Exercise Price:

Option Exercise Amount:	$

Plus Tax Withholding Amount: [if applicable]	$

TOTAL:	$
Balance of number of Options remaining exercisable until ● [insert option expiry date]:

DATED

Print name of Optionee	Signature of Optionee

Address (for registration of shares)	Delivery address (if different from share registration address)

Telephone Number

Email Address

Schedule “I”

Creation of Control Person Resolution

“BE IT RESOLVED THAT

(1)	The creation of Sumarria, Inc. (together with its affiliates, “Sumarria”) as a new “Control Person” (as such term is defined in the policies of the TSX Venture Exchange) of the Resulting Issuer, resulting from the issuance of the Resulting Issuer Shares and the Resulting Issuer Concurrent Financing Warrants (each such term as defined in the management information circular of Fraser Mackenzie Accelerator Corp. (the “Company”) dated August 23, 2024 (the “Circular”), as more particularly described in the Circular, is hereby approved and authorized.

(2)	Any one or more director or officer of the Company is hereby authorized, for and on behalf and in the name of the Company, to execute and deliver, whether under corporate seal of the Company or otherwise, the articles of amendment reflecting such consolidation and all such agreements, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.”

I-1

Schedule “J”

Pro Forma Financial Statements

See attached.

J-1

FORWARD
WATER TECHNOLOGIES

Pro Forma Financial Statements

Forward Water Technologies Corp.

(Unaudited – Prepared by Management)

March 31, 2024

FORWARD WATER TECHNOLOGIES CORP. Pro Forma Consolidated Financial Statements March 31, 2024 (unaudited)

Description of the Transaction

Fraser Mackenzie Accelerator Corp (“FMAC”) is a “capital pool company” (“CPC”) which completed its initial public offering on February 22, 2023. The common shares of FMAC (“FMAC Shares”) are listed for trading on the TSX Venture Exchange (“TSXV”) under the stock symbol FMAC.P. FMAC has not commenced commercial operations and has no assets other than cash. It is intended that the Transaction (as defined below), when completed, will constitute the “Qualifying Transaction” of FMAC pursuant to Policy 2.4 – Capital Pool Companies (the “CPC Policy”) of the TSXV.

Forward Water Technologies Corp (“FWTC”) is a publicly traded Canadian company. Its common shares (the “FWTC Shares”) are listed for trading on the TSXV under the stock symbol FWTC. FWTC is dedicated to saving the earth’s water supply using its patented Forward Osmosis technology. FWTC was founded by Green Centre Canada, a leading technology innovation centre supported by the government of Canada. FWTC’s technology allows for the reduction of challenging waste streams simultaneously returning fresh water for re-use or surface release. FWTC’s mandate is to focus on the large-scale implementation of its technology in multiple sectors, including industrial wastewater, oil and gas, DLE, mining, agriculture and ultimately municipal water supply and re-use market sectors. In addition, FWTC has initiated early-stage R&D for the treatment of food and beverage process streams.

On July 22, 2024, FMAC and FWTC entered into a definitive agreement (the “Acquisition Agreement”), pursuant to which the parties have agreed to complete a Qualifying Transaction pursuant to and in compliance with the CPC Policy (the “Transaction”). FWTC, as the resulting issuer on completion of the Transaction (the “Resulting Issuer”) will continue FWTC’s business, in particular the commercialization of its proprietary forward osmosis technology.

FWTC has identified FMAC as a target company with which to complete a reverse takeover transaction and will acquire all of the issued and outstanding securities of FMAC in exchange for securities of FWTC by way of an amalgamation (the “Amalgamation”) between FMAC and 1000925180 Ontario Limited (a wholly-owned subsidiary of FWTC), such that upon completion of the Amalgamation, the amalgamated corporation shall be a wholly owned subsidiary of FWTC.

Terms of the Transaction

As a condition to the completion of the Transaction FWTC will prior to the Amalgamation consolidate the FWTC Shares on the basis of one post-consolidation FWTC Share for every ten pre-consolidation FWTC Shares (the “Consolidation”). Pursuant to the Transaction it is proposed that all issued and outstanding FMAC Shares will be exchanged for FWTC Shares at an exchange ratio of approximately 0.95 FWTC Shares for every one (1) FMAC Share on a post-Consolidation basis (the “Exchange Ratio”) with a total of approximately 19,542,450 post- Consolidation FWTC Shares being issued based on the 20,571,000 FMAC Shares that are currently issued and outstanding (which excludes any securities that will be issued in connection with the Concurrent Financing (as defined below) and the conversion of certain outstanding indebtedness). Each outstanding option and warrant to purchase an FMAC Share will be exchanged for or converted into comparable FWTC options or FWTC warrants based on the Exchange Ratio with each such FWTC option or FWTC warrant entitling the holder to purchase Resulting Issuer Shares (as defined below) at the applicable exercise prices, with the appropriate adjustments for the Exchange Ratio.

2

FORWARD WATER TECHNOLOGIES CORP. Pro Forma Consolidated Financial Statements March 31, 2024 (unaudited)

Terms of Concurrent Financing

In conjunction with the Transaction, FMAC proposes to raise a minimum of $1,200,000 and a maximum of $1,700,000 in gross proceeds from the sale of FMAC subscription receipts ( “Subscription Receipts”) at a price of $0.107 per Subscription Receipt. Upon the satisfaction of certain escrow release conditions tied to Transaction, each Subscription Receipt will entitle the holder to receive, immediately prior to the closing of the Transaction and for no additional consideration, one unit (the “FMAC Units”) with each Unit consisting of one FMAC Share and one-half of one FMAC common share purchase warrant, (each whole such warrant a “Concurrent Financing Warrant”). Each Concurrent Financing Warrant will entitle the holder to purchase one FMAC Share at an exercise price of $0.15 at any time prior to the third anniversary of the closing of the Transaction.

In connection with the Transaction, on August 19, 2024, FWTC completed a financing of $200,000 principal amount of convertible debentures convertible into FWTC units at a post-Consolidation conversion price of $0.1126 per FWTC unit, each such unit being comprised of one FWTC Share and one warrant entitling the holder to purchase one FWTC Share at post-Consolidation exercise price of $0.1579 at any time prior to the third anniversary of the issuance of such warrant.

As noted above, the Transaction is proposed to occur following the Consolidation, at which time: (a) the FMAC Shares (including, for greater certainty, the FMAC Shares issued upon conversion of the Subscription Receipts) will be exchanged based on the Exchange Ratio for common shares in the capital of the Resulting Issuer (“Resulting Issuer Shares”) and each outstanding option and warrant to purchase an FMAC Share will be exchanged for or converted into comparable Resulting Issuer options or Resulting Issuer warrants based on the Exchange Ratio with each such Resulting Issuer option or Resulting Issuer warrant entitling the holder to purchase Resulting Issuer Shares at the applicable exercise prices, with the appropriate adjustments for the Exchange Ratio and (b) the Resulting Issuer Shares will be listed on the TSX Venture Exchange.

Basis of Presentation

The accompanying unaudited pro forma consolidated statement of financial position has been prepared by management to reflect the Transaction discussed above.

The Transaction will be accounted for as a reverse acquisition (“RTO”) as defined by the regulators and as determined under International Financial Reporting Standards (“IFRS”). Although FWTC will remain the legal parent and the continuing company, FMAC will be considered to be the accounting acquirer. Consequently, FMAC will be deemed to be the continuation of FWTC, and control of the assets and operations of FWTC will be deemed to have been acquired in consideration for the issuance of FWTC Shares to the former shareholders of FMAC.

The unaudited pro forma consolidated balance sheet as at March 31, 2024 has been prepared assuming that the Transaction was completed on March 31, 2024 and the unaudited pro forma interim consolidated statement of loss and comprehensive loss for the year ended March 31, 2024 has been prepared assuming that the Transaction was completed on April 1, 2023, with the information derived from the following:

a) The unaudited interim consolidated financial statements of FMAC as at March 31, 2024 and for the three months then ended; and

b) The audited annual financial statements of FWTC as at March 31, 2024 and for the twelve months then ended.

3

FORWARD WATER TECHNOLOGIES CORP. Pro Forma Consolidated Financial Statements March 31, 2024 (unaudited)

c) The audited annual financial statements of FMAC as at December 31, 2023 and for the twelve months then ended.

The unaudited pro forma consolidated statement of financial position, in the opinion of management, include all adjustments necessary for fair presentation. No adjustments have been made to reflect additional costs or cost savings that could result from the combination of the operations of FMAC and FTWC. The unaudited pro forma consolidated statement of financial position has been prepared for illustration purposes only and may not be indicative of the financial position or financial loss have the Transaction been in effect at the date indicated. The actual calculation and allocation of the purchase price will be based on the assets purchased and liabilities assumed at the effective date of the acquisition and other information at that date. Accordingly, the actual amounts for each of the assets and liabilities will vary from the pro forma amount and the variation may be material.

As noted above, the Transaction proposes FMAC raise a minimum of $1,200,000 and a maximum of $1,700,000. For conservatism, the financial statements have been prepared assuming a capital raise of the minimum of $1,200,000.

Significant Accounting Policies

The accounting policies used in preparing the pro forma financial statements are set out in FWTC’s audited financial statements for the year ended March 31, 2024. In preparing the pro forma financial statements, a review of publicly available information was undertaken to identify accounting policy differences between FMAC and FWTC. While management believes that significant accounting policies of FMAC and FWTC are consistent in all material respects, accounting policy differences may be identified upon completion of the Transaction.

These unaudited pro forma consolidated financial statements have been prepared using the principles of IFRS applicable to an RTO, which requires that the identifiable assets acquired and liabilities assumed be recorded at their fair values. A detailed valuation process to arrive at the required final estimates of the fair value of the assets acquired and liabilities assumed at the closing date of the Transaction has not yet been completed. Management is in the process of determining these final fair values. As a result, the pro forma adjustments set out herein are preliminary and subject to change as additional information becomes available and additional analysis is completed. The preliminary pro forma adjustments have been made solely for the purpose of providing this unaudited pro forma financial information. The fair value assumptions with respect to the assets acquired and liabilities assumed have been based on information presented in FWTC’s public filings. A final determination of the fair value of the acquired assets and liabilities will be performed in conjunction with the preparation of FWTC’s financial statements for the period that includes the completion of the Transaction. Changes in the fair value estimates of assets acquired and liabilities assumed upon completion of the final valuations would result in adjustments to the values reflected in these pro forma consolidated financial statements. Accordingly, the final estimate of purchase consideration and the fair value of acquired assets and liabilities may differ from the amounts reflected in these unaudited pro forma consolidated financial statements.

The Transaction meets the definition of a business combination in accordance with IFRS 3 Business Combinations. The identifiable assets and liabilities of FWTC are recognized at fair value at the acquisition date; and the excess of the fair value of the shares deemed to have been issued over the fair value of the identifiable assets and liabilities of FWTC is recognized as a goodwill.

4

FORWARD WATER TECHNOLOGIES CORP. Pro Forma Consolidated Financial Statements March 31, 2024 (unaudited)

The capital structure recognized in the pro forma statement of financial position will be that of FMAC and the dollar amount of the issued share capital in the pro forma consolidated statement of financial position prior to the acquisition will be that of FWTC, including the value of shares issued prior to or as part of the transaction.

5

FORWARD WATER TECHNOLOGIES CORP. Pro Forma Consolidated Financial Statements March 31, 2024 (unaudited)

Consolidated Statement of Financial Position (in Canadian dollars)

	FMAC As at March 31, 2024	FWTC As at March 31, 2024	Consolidate	Pro Forma Adjustments	Notes	Pro Forma

Current Assets:
Cash and cash equivalents	$295,991	$73,689	$369,680	$1,200,000	A	$2,853,912
				(250,000)	A
				200,000	A
				125,000	D
				1,209,232	H
				250,000	I
				(250,000)	I
Amounts receivable		14,742	14,742			14,742
Prepaid expenses		130,519	130,519			130,519
Short-term investments	1,209,232	11,203	1,220,435	(1,209,232)	H	11,203
	$1,505,223	$230,153	$1,735,376	$1,275,000		$3,010,376

Goodwill	$-	$-	-	$1,583,470	B	$1,583,470
Property and equipment	-	1,355,257	1,355,257			1,355,257
	$1,505,223	$1,585,410	$3,090,633	$2,858,470		$5,949,103

Current liabilities:
Accounts payable and accrued liabilities	$17,182	$916,561	$933,743	$(31,384)	F	$1,152,359
				250,000	G
Current portion of bank loan payable		8,892	8,892			8,892
Deferred capital contributions		11,524	11,524			11,524
Convertible debentures	-	100,000	100,000	(100,000)	E	-
Loan payable	-	300,000	300,000			425,000
				125,000	D
				250,000	I
				(250,000)	I
Current portion of license liability		121,743	121,743			121,743
	$17,182	$1,458,720	$1,475,902	$243,616		$1,719,518

Non-current liabilities Bank loan payable	$-	$31,108	$31,108			$31,108
License liability	-	340,178	340,178			340,178
	$17,182	$1,830,006	$1,847,188	$243,616		$2,090,804
Shareholder’s equity (deficiency):
Share capital	$1,488,456	$9,961,367	$11,449,823	$777,398	A	$3,888,918
				$163,663	A
				1,328,017	B
				(9,961,367)	C
				100,000	E
				31,384	F
Warrants	-	155,897	155,897	172,602	A	218,179
				36,337	A
				9,240	B
				(155,897)	C
Contributed surplus	187,747	4,500,977	4,688,724	1,617	B	189,364
				(4,500,977)	C
Deficit	(188,162)	(14,862,837)	(15,050,999)	14,862,837	C	(438,162)
				(250,000)	G
	$1,488,041	$(244,596)	$1,243,445	$2,614,854		$3,858,299

	$1,505,223	$1,585,410	$3,090,633	$2,858,470		$5,949,103

6

FORWARD WATER TECHNOLOGIES CORP. Pro Forma Consolidated Financial Statements March 31, 2024 (unaudited)

Pro Forma Assumptions and Adjustments

These unaudited pro forma consolidated financial statements incorporate the following pro forma assumptions and adjustments:

A)	Concurrent Financing

The allocation of the total proceeds of the Concurrent Financing between share capital and warrants was done based on the relative fair value of each of the components after applying the Exchange Ratio. The FMAC Shares and FMAC Concurrent Financing Warrants will be converted at the Exchange Ratio upon completion of the Transaction, and as a result their fair value has been determined based on the value of the Resulting Issuer Shares as that was determined to represent the most reliable measure of the share consideration. The fair value of the FMAC Concurrent Financing Warrants was determined using the Black- Scholes Model using the following assumptions:

Exercise price	$0.1579
Share price at grant date	$0.1126
Expected life of options	3.0 years
Expected annualized volatility	80%
Expected dividend rate	0%
Risk-free interest rate	3.49%

The relative fair value of the Resulting Issuer Shares was determined to be $941,061 and the relative fair value of the warrants was determined to be $208,939.

As part of the Concurrent Financing, FMAC will incur share issuance costs of $346,000 made up of the following:

a)	Legal expenses and other professional fees of $250,000.

b)	In connection with the concurrent financing, FMAC will issue finder warrants to certain finders equal to 8% of the aggregate number of Subscription Receipts sold to subscribers of Subscription Receipt introduced by such finder to FMAC. Each finder warrant will entitle the holder to receive one FMAC Unit at any time on or before the second anniversary of the date the Resulting Issuer Shares commence trading on the TSXV.

The relative fair value of the finder warrant was determined to be $96,000.

In connection with the Transaction, FWTC completed a financing of $200,000 principal amount of convertible debentures convertible into FWTC units at a post-Consolidation conversion price of $0.1126 per FWTC unit, each such unit being comprised of one FWTC Share and one warrant entitling the holder to purchase one FWTC Share at post-Consolidation exercise price of $0.1579 at any time prior to the third anniversary of the issuance of such warrant. Those convertible debentures will be converted into FWTC units immediately after the Transaction.

7

FORWARD WATER TECHNOLOGIES CORP. Pro Forma Consolidated Financial Statements March 31, 2024 (unaudited)

B)	RTO

Purchase consideration
Fair value of shares issued in resulting issuer	$1,328,017
Estimated fair value of 9,240,000 warrants issued	9,240
Estimated fair value of 1,643,700 options issued	1,617
Fair value of consideration	1,338,874

Identifiable assets acquired
Cash and cash equivalents	73,689
Accounts receivable and prepaids	145,261
Short-term investments	11,203
Property and equipment	1,355,257
Accounts payable and accrued liabilities	(916,561)
Loan and other liabilities	(913,445)
Net assets acquired	(244,596)
Goodwill	1,583,470
$1,338,874

The above amounts are estimates, which have been made by management of FWTC for the acquisition based on information available. There may be amendments to the amounts illustrated above as items subject to estimation are finalized and actual balances at the time of closing are applied.

a)	In the accounting for the reverse takeover, consideration is determined by reference to the fair value of the number of FMAC Shares the legal subsidiary, being FMAC, would have issued to the legal parent entity, being FWTC, to obtain the same percentage ownership interest in the Resulting Issuer. The consideration is measured at the fair value of 11,794,110 FMAC Shares that were deemed to be exchanged. The fair value of the FMAC Shares was determined based on the share price of concurrent financing which is considered to be the most reliable measure.

b)	The fair value of 924,000 FWTC post-consolidation warrants were valued at $9,240 using the Black-Scholes model and the following assumptions:

Exercise price	$0.75
Share price at date of Transaction	$0.1126
Expected life of options	2.22 years
Expected annualized volatility	80%
Expected dividend rate	0%
Risk-free interest rate	3.49%
Total estimated value	$9,240

8

FORWARD WATER TECHNOLOGIES CORP. Pro Forma Consolidated Financial Statements March 31, 2024 (unaudited)

c)	The fair value of 164,370 FWTC options were valued at $1,617 using the Black-Scholes model and the following assumptions:

Exercise price	$0.85 – $1.75
Share price at date of Transaction	$0.1126
Expected life of options	2.27 – 3.47 years
Expected annualized volatility	80%
Expected dividend rate	0%
Risk-free interest rate	3.49%
Total estimated value	$1,617

d)	The fair value of consideration paid by FWTC exceeds the fair value of the net assets of FMAC by $1,583,469 which will be recorded as goodwill.

C)	FWTC’s share capital, warrants, contributed surplus, and deficit as at March 31, 2024 of $9,961,367, $155,897, $4,500,977 and $(14,862,837) respectively, were eliminated in the pro forma consolidation.

D)	On May 24, 2024, FWTC issued $125,000 principal amount of debentures (not convertible) which will mature on December 31, 2024.

E)	Certain convertible debentures will be converted into Resulting Issuer Shares immediately after the Transaction.

On March 29, 2024, the Company entered into agreements with two corporations, related by way of common directors, to issue convertible debentures in an aggregate principal amount of $100,000. The debentures bear interest of 20% per annum. An aggregated of $100,000 of the principal amount of debentures plus any accrued but unpaid interest will be converted into converted into 689,656 Resulting Issuer Shares at a conversion price of $0.145 per Resulting Issuer Share.

F)	Immediately after the Transaction, FWTC will settle certain outstanding interest accrued on secured debentures issued to its original shareholders. The $300,000 principal amount of debt, in respect of which interest and penalties in an amount of approximately $31,384 will be converted into 278,721 Resulting Issuer Shares at a conversion price of $0.1126 per Resulting Issuer Share.

G)	RTO expenses, primarily legal, audit and filing costs, will be incurred for $250,000.

H)	Immediately after the Transaction, FMAC will dispose its short-term investments for a total proceed of $1,209,232.

I)	FMAC has obtained TSXV approval to loan up to $250,000 to FWTC by way of the FMAC Loan. As of July 31, 2024, FMAC had advanced $175,000 in the aggregate of this amount. In the event that the Amalgamation does not close by December 31, 2024, the FMAC Loan will mature on December 31, 2024. The FMAC Loan bears no interest until September 10, 2024, with an interest rate of 20% per annum thereafter. Since this is a transfer of funds from FMAC to FWTC, the net impact to the consolidated financial position is nil.

9

FORWARD WATER TECHNOLOGIES CORP. Pro Forma Consolidated Financial Statements March 31, 2024 (unaudited)

Pro Forma Share Capital

Pro forma share capital as at March 31, 2024 has been determined as follows:

	Note	Number of shares	Amount
FMAC
FMAC Shares issued and outstanding as at March 31, 2024		20,571,000	$1,488,456

Exchange of FMAC shares for Resulting Issuer		19,542,450	1,488,456

FWTC
Common shares of FWTC issued and outstanding as at March 31, 2024		11,794,110	9,961,367

Pro forma adjustments
Private placement	A	10,654,205	981,977
Share issuance costs	A	-	(204,578)
Shares issued to acquire FWTC	B	-	1,328,017
Elimination of FWTC share capital	C	-	(9,961,367)
Conversion of convertible debenture	A	1,776,199	163,663
Conversion of convertible debenture	E & F	968,377	131,384
Ending balance as at March 31, 2024		44,735,341	$3,888,918

10

Schedule “K”

Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”), as of the date hereof, generally applicable to a holder of FMAC Shares, who, for purposes of the Tax Act, holds FMAC Shares and will hold Resulting Issuer Shares acquired pursuant to the Amalgamation as capital property, deals at arm’s length with FMAC and the Resulting Issuer, is not affiliated with FMAC or the Resulting Issuer, and who disposes of FMAC Shares for Resulting Issuer Shares pursuant to the Amalgamation (a “Holder”).

FMAC Shares and Resulting Issuer Shares generally will be considered capital property to a Holder for purposes of the Tax Act unless the Holder holds such shares in the course of carrying on a business of buying and selling securities or the Holder has acquired or holds them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act in force as of the date hereof and an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) made publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary does not apply to a Holder (a) that is a “financial institution”, as defined in the Tax Act, for the purposes of the mark-to-market rules in the Tax Act, (b) an interest in which is a “tax shelter investment”, as defined in the Tax Act, (c) that is a “specified financial institution”, as defined in the Tax Act, (d) that has made a “functional currency” election under section 261 of the Tax Act, (e) that has entered, or will enter, into a “derivative forward agreement” or a “synthetic disposition arrangement”, both as defined in the Tax Act, with respect to FMAC Shares or Resulting Issuer Shares, (f) that holds FMAC Shares or will hold Resulting Issuer Shares as part of a “dividend rental arrangement” as defined in the Tax Act or (g) that is exempt from tax under Part I of the Tax Act.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Holders are urged to consult their own legal and tax advisors with respect to the tax consequences to them having regard to their particular circumstances, including the application and effect of the income and other tax laws of any country, province or other jurisdiction that may be applicable to the Holder.

Holders Resident in Canada

This part of the summary is applicable only to a Holder who, for purposes of the Tax Act and any applicable income tax treaty or convention and at all relevant times, is resident, or is deemed to be resident, in Canada (a “Resident Holder”).

Certain Resident Holders whose FMAC Shares or Resulting Issuer Shares might not otherwise constitute capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their FMAC Shares and Resulting Issuer Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years, be deemed to be capital property. Resident Holders contemplating such an election should first consult their own tax advisors.

Participation of Holders in the Amalgamation

Exchange of FMAC Shares for Resulting Issuer Shares Pursuant to the Amalgamation

A Resident Holder whose FMAC Shares are exchanged for Resulting Issuer Shares on the Amalgamation will not realize any capital gain or capital loss as a result of the Amalgamation. A Resident Holder will be deemed to have disposed of such FMAC Shares for proceeds of disposition equal to the aggregate adjusted cost base of such shares to such Resident Holder immediately before the Amalgamation. A Resident Holder will be deemed to have acquired the Resulting Issuer Shares at a total cost equal to the aggregate adjusted cost base of such FMAC Shares to the Resident Holder.

Dissenting FMAC Shareholders

A Dissenting FMAC Shareholder that is a Resident Holder (a “Resident Dissenting Holder”) will transfer its Dissent FMAC Shares to FMAC in exchange for cash consideration in an amount equal to the fair value of such Dissent FMAC Shares at the Effective Time in accordance with section 185 of the OBCA.

In general, a Resident Dissenting Holder will realize a capital gain (or capital loss) equal to the amount by which the cash received from the corporation formed by the amalgamation of FMAC and Newco in respect of the fair value of the Resident Dissenting Holder’s FMAC Shares (other than in respect of interest awarded by a court) net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the FMAC Shares immediately before the exchange. Interest awarded by a court to a Resident Dissenting Holder will be included in the Dissenting Shareholder’s income for the purposes of the Tax Act. For a description of the tax treatment of capital gains and capital losses, see “– Taxation of Capital Gains and Capital Losses” below.

Resident Dissenting Holders are advised to consult their own tax advisors.

Holding and Disposing of Resulting Issuer Shares

Dividends on Resulting Issuer Shares

Dividends on Resulting Issuer Shares will be included in the recipient’s income for the purposes of the Tax Act. Such dividends received by a Resident Holder who is an individual will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by the Resulting Issuer as eligible dividends in accordance with the provisions of the Tax Act. No assurances can be given with regard to the ability of the Resulting Issuer to designate dividends as eligible dividends.

In the case of a Resident Holder of Resulting Issuer Shares that is a corporation, dividends received on Resulting Issuer Shares will be required to be included in computing the corporation’s income for the taxation year in which such dividends are received and will generally be deductible in computing the corporation’s taxable income. In certain circumstances, the Tax Act will treat a taxable dividend received (or deemed to be received) by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations are urged to consult their own tax advisors having regard to their particular circumstances.

Disposition of Resulting Issuer Shares

A disposition or deemed disposition of a Resulting Issuer Share by a Resident Holder (other than a disposition to the Resulting Issuer in circumstances other than a purchase by the Resulting Issuer in the open market in the manner in which shares are normally purchased by a member of the public in the open market) will generally result in a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Resulting Issuer Share immediately before the disposition. For a description of the tax treatment of capital gains and capital losses, see “Holders Resident in Canada – Taxation of Capital Gains and Capital Losses” below.

Taxation of Capital Gains and Capital Losses

Generally, for capital gains and capital losses realized prior to June 25, 2024, a Resident Holder will be required to include in computing such Resident Holder’s income for a taxation year one-half of the amount of any such capital gain (a “taxable capital gain”) realized by it in that year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder will be required to deduct one half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

For capital gains realized on or after June 25, 2024, Tax Proposals announced in the Federal Budget on April 16, 2024 and introduced in Parliament on June 10, 2024 in a Notice of Ways and Means Motion (the “Capital Gains Proposals”) propose to increase the capital gains inclusion rate from one-half to two-thirds for corporations and most types of trusts, and from one-half to two-thirds for individuals (excluding most types of trusts) on the portion of capital gains realized in a taxation year that exceed $250,000. The Capital Gains Proposals are intended to apply to capital gains realized on or after June 25, 2024, subject to certain transitional rules. Corresponding changes are also proposed with respect to the rules calculating the portion of capital losses that are deductible. Resident Holders are advised to consult their own tax advisors regarding the possible implications of the Capital Gains Proposals. The amount of any capital loss realized on the disposition of a FMAC Share or a Resulting Issuer Share by a Resident Holder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of any dividends received or deemed to have been received by the corporation on such share (or on a share for which such share is substituted or exchanged). Similar rules may apply where a FMAC Share or a Resulting Issuer Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant are urged to consult their own tax advisors.

Other Taxes

A Resident Holder that is a “private corporation” or a “subject corporation” (each as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax on dividends received (or deemed to be received) on Resulting Issuer Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income.

A Resident Holder that is throughout the year a “Canadian-controlled private corporation” or a “substantive CCPC”, as each such term is defined in the Tax Act, may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains realized, interest and certain dividends (but not dividends, or deemed dividends, that are deductible in computing the Resident Holder’s taxable income).

Capital gains realized or dividends received by a Resident Holder who is an individual or a trust, other than certain specified trusts, may give rise to liability for alternative minimum tax under the Tax Act.

Eligibility for Investment

The Resulting Issuer Shares, provided they are listed on a designated stock exchange as defined in the Tax Act (which currently includes the TSXV – Tiers 1 and 2), will be qualified investments under the Tax Act for a trust governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered disability savings plans (“RDSPs”), registered education savings plans (“RESPs”), first home savings accounts (“FHSAs”), tax free savings accounts (“TFSAs” and, together with RRSPs, RRIFs, RDSPs, RESPs and FHSAs, “Registered Plans”), and deferred profit sharing plans.

Notwithstanding that Resulting Issuer Shares may be qualified investments for Registered Plans, the holder of a TFSA, FHSA or RDSP, subscriber of an RESP or the annuitant under an RRSP or RRIF will be subject to a penalty tax if the Resulting Issuer Shares are a “prohibited investment” (as defined in the Tax Act) for the particular Registered Plan.  Resulting Issuer Shares generally will not be a prohibited investment for a Registered Plan provided the holder of a TFSA, FHSA or RDSP, subscriber of an RESP or the annuitant under an RRSP or RRIF, as the case may be, (i) deals at arm’s length with the Resulting Issuer for purposes of the Tax Act and (ii) does not have a “significant interest” (as defined in the Tax Act) in the Resulting Issuer. In addition, Resulting Issuer Shares will not be a prohibited investment for a Registered Plan if such shares are “excluded property” (as defined in the Tax Act) for such Registered Plan. Holders to whom these rules may be relevant should consult their own tax advisors as to Resulting Issuer Shares would be a prohibited investment for a Registered Plan in their particular circumstances.

Holders Not Resident in Canada

This part of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold FMAC Shares or Resulting Issuer Shares in connection with carrying on a business in Canada, (a “Non-Resident Holder”). This part of the summary is not applicable to Non-Resident Holders that are insurers carrying on an insurance business in Canada and elsewhere.

Participation of Holders in the Amalgamation

Exchange of FMAC Shares for Resulting Issuer Shares Pursuant to the Amalgamation

On the Amalgamation, the FMAC Shares of a Non-Resident Holder will be exchanged for Resulting Issuer Shares. A Non-Resident Holder will not be subject to taxation under the Tax Act as a result of the Amalgamation.

If any FMAC Shares held by a Non-Resident Holder are, or are deemed to be, taxable Canadian property to such Non-Resident Holder, the Resulting Issuer Shares received by the Non-Resident Holder on the Amalgamation will be deemed to be taxable Canadian property to such Non-Resident Holder in accordance with the rules in the Tax Act.

Generally, a FMAC Share will not be “taxable Canadian property” of a Non-Resident Holder at a particular time provided that such share is listed on a designated stock exchange as defined in the Tax Act (which includes the TSXV – Tiers 1 and 2) at that time, unless at any time during the 60-month period immediately preceding the particular time (a) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, partnerships in which the Non-Resident Holder or a non-arm’s length person holds a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Holder together with such persons or partnerships, owned 25% or more of the issued shares of any class or series of shares of FMAC, and (b) more than 50% of the fair market value of the FMAC Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). ). While no assurances can be given, FMAC is of the view that at no time in the 60-month period preceding the Amalgamation was more than 50% of the fair market value of the FMAC Shares issued pursuant to the Amalgamation derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, FMAC Shares may otherwise in certain circumstances be deemed to be taxable Canadian property to the Non-Resident Holder for the purposes of the Tax Act.

Non-Resident Holders whose FMAC Shares and Resulting Issuer Shares may constitute taxable Canadian property are urged to consult their own tax advisors for advice having regard to their particular circumstances.

Non-Resident Dissenting Holders

A Dissenting FMAC Shareholder that is a Non-Resident Holder (a “Non-Resident Dissenting Holder”) will transfer its Dissent FMAC Shares to FMAC in exchange for cash consideration in an amount equal to the fair value of such Dissent FMAC Shares at the Effective Time in accordance with the OBCA.

In general, a Non-Resident Dissenting Holder will be deemed to have received a dividend equal to the amount, if any, by which the cash received in respect of the fair value of the Non-Resident Dissenting Holder’s FMAC Shares (other than in respect of interest awarded by a court), net of any reasonable costs of disposition, exceed the “paid-up capital”, as defined in the Tax Act, of their FMAC Shares immediately before the Amalgamation. Interest awarded by a court to a Non-Resident Dissenting Holder will be included in the Non-Resident Dissenting Holder’s income for the purposes of the Tax Act. For a description of the tax treatment of deemed dividends, see “Holders Not Resident in Canada - Dividends on Resulting Issuer Shares” below.

Any interest paid or credited to a Non-Resident Dissenting Holder will generally not be subject to Canadian withholding tax provided such interest is not “participating debt interest” (as defined in the Tax Act).

Non-Resident Dissenting Holders are advised to consult their own tax advisors.

Holding and Disposing of Resulting Issuer Shares

Dividends on Resulting Issuer Shares

Any dividends paid in respect of Resulting Issuer Shares to a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction pursuant to an applicable income tax treaty or convention. For example, under the Canada-United States Tax Convention (1980), as amended (the “U.S. Treaty”), where dividends are paid to, or derived by, a Non-Resident Holder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the U.S. Treaty, the applicable rate of Canadian withholding tax generally is reduced to 15%. Non-Resident Holders who may be eligible for a reduced rate of withholding tax on dividends pursuant to any applicable income tax treaty should consult with their own tax advisors with respect to taking all appropriate steps in this regard.

Disposition of Resulting Issuer Shares

A Non-Resident Holder who holds Resulting Issuer Shares that are not “taxable Canadian property” will not be subject to tax under the Tax Act on the disposition of such Resulting Issuer Shares (other than a disposition to the Resulting Issuer in circumstances other than a purchase by the Resulting Issuer in the open market in the manner in which shares are normally purchased by a member of the public in the open market). The circumstances in which Resulting Issuer Shares may constitute “taxable Canadian property” will be the same as described above under “Holders Not Resident in Canada - Exchange of FMAC Shares for Resulting Issuer Shares Pursuant to the Amalgamation”.

Even if Resulting Issuer Shares are considered to be “taxable Canadian property” to a Non-Resident Holder, a taxable capital gain resulting from the disposition of Resulting Issuer Shares will not be included in computing the Non-Resident Holder’s income for purposes of the Tax Act if Resulting Issuer Shares constitute “treaty-protected property”. Resulting Issuer Shares owned by a Non-Resident Holder will generally be “treaty-protected property” if the gain from the disposition of such property would, because of an applicable income tax treaty or convention, be exempt from tax under Part I of the Tax Act. Non-Resident Holders who hold Resulting Issuer Shares that are or may be “taxable Canadian property” (including with regard to the discussion above under “Holders Not Resident in Canada - Exchange of FMAC Shares for Resulting Issuer Shares Pursuant to the Amalgamation”) are urged to consult their own advisors as to the Canadian income tax consequences of disposing of their Resulting Issuer Shares acquired pursuant to the Amalgamation.

In the event that Resulting Issuer Shares constitute taxable Canadian property but not “treaty-protected property” to a particular Non-Resident Holder, the tax consequences as described above under “Holders Resident in Canada –– Taxation of Capital Gains and Capital Losses” will generally apply. A Non-Resident Holder who disposes of taxable Canadian property is urged to consult such Non-Resident Holder’s own tax advisors regarding any resulting Canadian reporting requirements.

Schedule “L”

Section 185 of the OBCA

Rights of dissenting shareholders

185.(1) Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

(a)	amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b)	amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c)	amalgamate with another corporation under sections 175 and 176;

(d)	be continued under the laws of another jurisdiction under section 181; or

(e)	sell, lease or exchange all or substantially all its property under subsection 184(3), a holder of shares of any class or series entitled to vote on the resolution may dissent.

Idem

(2)	If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

(a)	clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

(b)	subsection 170(5) or (6).

One class of shares

(2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.

Exception

(3)	A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

(a)	amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

(b)	deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

Shareholder’s right to be paid fair value

(4)	In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

No partial dissent

(5)	A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(6)	A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent.

Idem

(7)	The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

Notice of adoption of resolution

(8)	The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

Idem

(9)	A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

Demand for payment of fair value

(10)	A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

Certificates to be sent in

(11)	Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates, if any, representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Idem

(12)	A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

Endorsement on certificate

(13)	A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

Rights of dissenting shareholder

(14)	On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

(a)	the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

(b)	the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

(c)	the directors revoke a resolution to amend the articles under subsection 168 (3), terminate an amalgamation agreement under subsection 176 (5) or an application for continuance under subsection 181 (5), or abandon a sale, lease or exchange under subsection 184 (8), in which case the dissenting shareholder’s rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10).

Same

(14.1) A dissenting shareholder whose rights are reinstated under subsection (14) is entitled, upon presentation and surrender to the corporation or its transfer agent of any share certificate that has been endorsed in accordance with subsection (13),

(a)	to be issued, without payment of any fee, a new certificate representing the same number, class and series of shares as the certificate so surrendered; or

(b)	if a resolution is passed by the directors under subsection 54 (2) with respect to that class and series of shares,

(i)          to be issued the same number, class and series of uncertificated shares as represented by the certificate so surrendered, and

(ii)         to be sent the notice referred to in subsection 54 (3).

Same

(14.2) A dissenting shareholder whose rights are reinstated under subsection (14) and who held uncertificated shares at the time of sending a notice to the corporation under subsection (10) is entitled,

(a)	to be issued the same number, class and series of uncertificated shares as those held by the dissenting shareholder at the time of sending the notice under subsection (10); and

(b)	to be sent the notice referred to in subsection 54 (3).

Offer to pay

(15)	A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

(a)	a written offer to pay for the dissenting shareholder’s shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Idem

(16)	Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

Idem

(17)	Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Application to court to fix fair value

(18)	Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

Idem

(19)	If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

Idem

(20)	A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

Costs

(21)	If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

Notice to shareholders

(22)	Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

(a)	has sent to the corporation the notice referred to in subsection (10); and

(b)	has not accepted an offer made by the corporation under subsection (15), if such an offer was made, of the date, place and consequences of the application and of the dissenting shareholder’s right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

Parties joined

(23)	All dissenting shareholders who satisfy the conditions set out in clauses (22) (a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

Idem

(24)	Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

Appraisers

(25)	The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(26)	The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22) (a) and (b).

Interest

(27)	The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Where corporation unable to pay

(28)	Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Idem

(29)	Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

(a)	withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder’s full rights are reinstated; or

(b)	retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Idem

(30)	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

(a)	the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

Court order

(31)	Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

Commission may appear

(32)	The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.

Schedule “M”

FMAC Audit Committee Charter

1.          Introduction

The Audit Committee (the “Committee” or the “Audit Committee”) of Fraser Mackenzie Accelerator Corp. (the “Company”) is a committee of the Board of Directors (the “Board”). The Committee shall oversee the accounting and financial reporting practices of the Company and the audits of the Company’s financial statements and exercise the responsibilities and duties set out in this Mandate.

2.          Membership

Number of Members

The Committee shall be composed of three or more members of the Board.

Independence of Members

A majority of the members of the Committee must be independent. “Independent” shall have the meaning, as the context requires, given to it in National Instrument 52-110 Audit Committees, as may be amended from time to time.

Chair

At the time of the annual appointment of the members of the Audit Committee, the Board may appoint a Chair of the Audit Committee. If so appointed, the Chair shall be a member of the Audit Committee, preside over all Audit Committee meetings, coordinate the Audit Committee’s compliance with this Mandate, work with management to develop the Audit Committee’s annual work-plan and provide reports of the Audit Committee to the Board.

Financial Literacy of Members

At the time of his or her appointment to the Committee, each member of the Committee shall have, or shall acquire within a reasonable time following appointment to the Committee, the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Term of Members

The members of the Committee shall be appointed annually by the Board. Each member of the Committee shall serve at the pleasure of the Board until the member resigns, is removed, or ceases to be a member of the Board. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

3.          Meetings

Number of Meetings

The Committee may meet as many times per year as necessary to carry out its responsibilities.

Quorum

No business may be transacted by the Committee at a meeting unless a quorum of the Committee is present. A majority of members of the Committee shall constitute a quorum.

Calling of Meetings

The Chair, any member of the Audit Committee, the external auditors, the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer may call a meeting of the Audit Committee by notifying the Company’s Corporate Secretary who will notify the members of the Audit Committee. The Chair shall chair all Audit Committee meetings that he or she attends, and in the absence of the Chair, the members of the Audit Committee present may appoint a chair from their number for a meeting.

Minutes; Reporting to the Board

The Committee shall maintain minutes or other records of meetings and activities of the Committee in sufficient detail to convey the substance of all discussions held. Upon approval of the minutes by the Committee, the minutes shall be circulated to the members of the Board. However, the Chair (or if no Chair is appointed, any member of the Committee) may report orally to the Board on any matter in his or her view requiring the immediate attention of the Board.

Attendance of Non-Members

The external auditors are entitled to attend and be heard at each Audit Committee meeting. In addition, the Committee may invite to a meeting any officers or employees of the Company, legal counsel, advisors and other persons whose attendance it considers necessary or desirable in order to carry out its responsibilities. At least once per year, the Committee shall meet with the internal auditor and management in separate sessions to discuss any matters that the Committee or such individuals consider appropriate.

Meetings without Management

The Committee may hold unscheduled or regularly scheduled meetings, or portions of meetings, at which management is not present.

Procedure

The procedures for calling, holding, conducting and adjourning meetings of the Committee shall be the same as those applicable to meetings of the Board.

Access to Management

The Committee shall have unrestricted access to the Company’s management and employees and the books and records of the Company.

4.          Duties and Responsibilities

The Committee shall have the functions and responsibilities set out below as well as any other functions that are specifically delegated to the Committee by the Board and that the Board is authorized to delegate by applicable laws and regulations. In addition to these functions and responsibilities, the Committee shall perform the duties required of an audit committee by any exchange upon which securities of the Company are traded, or any governmental or regulatory body exercising authority over the Company, as are in effect from time to time (collectively, the “Applicable Requirements”).

Financial Reports

(a)           General

The Audit Committee is responsible for overseeing the Company’s financial statements and financial disclosures. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and financial disclosures and for the appropriateness of the accounting principles and the reporting policies used by the Company. The auditors are responsible for auditing the Company’s annual consolidated financial statements and for reviewing the Company’s unaudited interim financial statements.

(b)           Review of Annual Financial Reports

The Audit Committee shall review the annual consolidated audited financial statements of the Company, the auditors’ report thereon and the related management’s discussion and analysis of the Company’s financial condition and results of operation (“MD&A”). After completing its review, if advisable, the Audit Committee shall approve and recommend for Board approval the annual financial statements and the related MD&A.

(c)           Review of Interim Financial Reports

The Audit Committee shall review the interim consolidated financial statements of the Company, the auditors’ review report thereon and the related MD&A. After completing its review, if advisable, the Audit Committee shall approve and recommend for Board approval the interim financial statements and the related MD&A.

(d)           Review Considerations

In conducting its review of the annual financial statements or the interim financial statements, the Audit Committee shall:

(i)	meet with management and the auditors to discuss the financial statements and MD&A;

(ii)	review the disclosures in the financial statements;

(iii)	review the audit report or review report prepared by the auditors;

(iv)	discuss with management, the auditors and legal counsel, as requested, any litigation claim or other contingency that could have a material effect on the financial statements;

(v)	review the accounting policies followed and critical accounting and other significant estimates and judgements underlying the financial statements as presented by management;

(vi)	review any material effects of regulatory accounting initiatives or off-balance sheet structures on the financial statements as presented by management, including requirements relating to complex or unusual transactions, significant changes to accounting principles and alternative treatments under IFRS;

(vii)	review any material changes in accounting policies and any significant changes in accounting practices and their impact on the financial statements as presented by management;

(viii)	review management’s report on the effectiveness of internal controls over financial reporting;

(ix)	review the factors identified by management as factors that may affect future financial results;

(x)	review results of the Company’s audit committee whistleblower program; and

(xi)	review any other matters, related to the financial statements, that are brought forward by the auditors, management or which are required to be communicated to the Audit Committee under accounting policies, auditing standards or Applicable Requirements.

(e)             Approval of Other Financial Disclosures

The Audit Committee shall review and, if advisable, approve and recommend for Board approval financial disclosure in a prospectus or other securities offering document of the Company, press releases disclosing, or based upon, financial results of the Company and any other material financial disclosure, including financial guidance provided to analysts, rating agencies or otherwise publicly disseminated.

(f)              Periodical Review of Procedures

The Audit Committee shall assess the adequacy of the procedures set out in (d) and (e) above on an annual basis and shall make recommendations to the Board with respect to any necessary amendments to this Audit Committee Charter.

Auditors

(a)             General

The Audit Committee shall be responsible for oversight of the work of the auditors, including the auditors’ work in preparing or issuing an audit report, performing other audit, review or attest services or any other related work.

(b)             Nomination and Compensation

The Audit Committee shall review and, if advisable, select and recommend for Board approval the external auditors to be nominated and the compensation of such external auditor. The Audit Committee shall have ultimate authority to approve all audit engagement terms and fees, including the auditors’ audit plan.

(c)             Resolution of Disagreements

The Audit Committee shall resolve any disagreements between management and the auditors as to financial reporting matters brought to its attention.

(d)           Discussions with Auditors

At least annually, the Audit Committee shall discuss with the auditors such matters as are required by applicable auditing standards to be discussed by the auditors with the Audit Committee.

(e)           Audit Plan

At least annually, the Audit Committee shall review a summary of the auditors’ annual audit plan. The Audit Committee shall consider and review with the auditors any material changes to the scope of the plan.

(f)            Quarterly Review Report

The Audit Committee shall review a report prepared by the auditors in respect of each of the interim financial statements of the Company.

(g)           Independence of Auditors

At least annually, and before the auditors issue their report on the annual financial statements, the Audit Committee shall obtain from the auditors a formal written statement describing all relationships between the auditors and the Company; discuss with the auditors any disclosed relationships or services that may affect the objectivity and independence of the auditors; and obtain written confirmation from the auditors that they are objective and independent within the meaning of the applicable Rules of Professional Conduct/Code of Ethics adopted by the provincial institute or order of chartered accountants to which the auditors belong and other Applicable Requirements. The Audit Committee shall take appropriate action to oversee the independence of the auditors.

(h)           Evaluation and Rotation of Lead Partner

At least annually, the Audit Committee shall review the qualifications and performance of the lead partner(s) of the auditors and determine whether it is appropriate to adopt or continue a policy of rotating lead partners of the external auditors.

(i)            Requirement for Pre-Approval of Non-Audit Services

The Audit Committee shall approve in advance any retainer of the auditors to perform any non-audit service to the Company that it deems advisable in accordance with Applicable Requirements and Board approved policies and procedures. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any member of the Audit Committee to whom this authority has been delegated must be presented to the full Audit Committee at its next scheduled Audit Committee meeting.

(j)            Approval of Hiring Policies

The Audit Committee shall review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of the Company.

(k)           Communication with Internal Auditor

The internal auditor, when appointed, shall report regularly to the Committee. The Committee shall review with the internal auditor any problem or difficulty the internal auditor may have encountered including, without limitation, any restrictions on the scope of activities or access to required information, and any significant reports to management prepared by the internal auditing department and management’s responses thereto.

The Committee shall periodically review and approve the mandate, plan, budget and staffing of the internal audit department. The Committee shall direct management to make changes it deems advisable in respect of the internal audit function.

The Committee shall review the appointment, performance and replacement of the senior internal auditing executive and the activities, organization structure and qualifications of the persons responsible for the internal audit function.

Financial Executives

The Committee shall review and discuss with management the appointment of key financial executives and recommend qualified candidates to the Board, as appropriate.

Internal Controls

(a)           General

The Audit Committee shall review the Company’s system of internal controls.

(b)           Establishment, Review and Approval

The Audit Committee shall require management to implement and maintain appropriate systems of internal controls in accordance with Applicable Requirements, including internal controls over financial reporting and disclosure and to review, evaluate and approve these procedures. At least annually, the Audit Committee shall consider and review with management and the auditors:

(i)	the effectiveness of, or weaknesses or deficiencies in: the design or operation of the Company’s internal controls (including computerized information system controls and security); the overall control environment for managing business risks; and accounting, financial and disclosure controls (including, without limitation, controls over financial reporting), non-financial controls, and legal and regulatory controls and the impact of any identified weaknesses in internal controls on management’s conclusions;

(ii)	any significant changes in internal controls over financial reporting that are disclosed, or considered for disclosure, including those in the Company’s periodic regulatory filings;

(iii)	any material issues raised by any inquiry or investigation by the Company’s regulators;

(iv)	the Company’s fraud prevention and detection program, including deficiencies in internal controls that may impact the integrity of financial information, or may expose the Company to other significant internal or external fraud losses and the extent of those losses and any disciplinary action in respect of fraud taken against management or other employees who have a significant role in financial reporting; and

(v)	any related significant issues and recommendations of the auditors together with management’s responses thereto, including the timetable for implementation of recommendations to correct weaknesses in internal controls over financial reporting and disclosure controls.

Compliance with Legal and Regulatory Requirements

The Audit Committee shall review reports from the Company’s Corporate Secretary and other management members on: legal or compliance matters that may have a material impact on the Company; the effectiveness of the Company’s compliance policies; and any material communications received from regulators. The Audit Committee shall review management’s evaluation of and representations relating to compliance with specific applicable law and guidance, and management’s plans to remediate any deficiencies identified.

Audit Committee Whistleblower Procedures

The Audit Committee shall establish for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Any such complaints or concerns that are received shall be reviewed by the Audit Committee and, if the Audit Committee determines that the matter requires further investigation, it will direct the Chair of the Audit Committee to engage outside advisors, as necessary or appropriate, to investigate the matter and will work with management and legal counsel to reach a satisfactory conclusion.

Audit Committee Disclosure

The Audit Committee shall prepare, review and approve any audit committee disclosures required by Applicable Requirements in the Company’s disclosure documents.

Delegation

The Audit Committee may, to the extent permissible by Applicable Requirements, designate a sub-committee to review any matter within this mandate as the Audit Committee deems appropriate.

5.	Authority

The Audit Committee shall have the authority:

(a)	to engage independent counsel and other advisors as it determines necessary to carry out its duties;

(b)	to set and pay the compensation for any advisors employed by the Audit Committee; and

(c)	to communicate directly with the internal and external auditors.

6.	No Rights Created

This Mandate is a statement of broad policies and is intended as a component of the flexible governance framework within which the Audit Committee, functions. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s Articles and By-laws, it is not intended to establish any legally binding obligations.

7.	Mandate Review

The Audit Committee shall review and update this Mandate annually and present it to the Board for approval where the Audit Committee recommends amendments to this Mandate.

Schedule “N”

FMAC Board of Directors Approval

The contents and the sending of this Circular has been approved by the FMAC Board.

FWTC has provided the information contained in this Circular concerning FWTC, and its subsidiaries, business, operations, financial information and financial statements. FMAC assumes no responsibility for the accuracy or completeness of such information, nor for any omission on the part of FWTC to disclose facts or events which may affect the accuracy of any such information.

DATED at Toronto this 23 day of August, 2024.

BY ORDER OF THE BOARD

(signed) “Philip Benson”

Philip Benson
Chief Executive Officer and Director

N-1

Schedule “O”

Acknowledgement – Personal information

Dated: August 23, 2024

“Personal Information” means any information about an identifiable individual, and includes information contained in any Items in the Filing Statement that are analogous to Items 4.2, 11, 12.1, 15, 17.3, 18, 22, 23, 25, 30.3, 31, 32, 33, 34, 35, 36, 37, 40 and 41 of Form 3B1 - Information Required in an Information Circular for a Qualifying Transaction of the TSXV, as applicable.

The undersigned hereby acknowledges and agrees that it has obtained the express written consent of each individual to:

(a)	the disclosure of Personal Information by the undersigned to the TSXV pursuant to this Information Circular; and

(b)	the collection, use and disclosure of Personal Information by the TSXV for purposes described in Appendix 6B of the TSXV or as otherwise identified by the TSXV, from time to time.

FORWARD WATER TECHNOLOGIES CORP.		FRASER MACKENZIE ACCELERATOR CORP.

Per:	“C. Howie Honeyman”	Per:	“Philip Benson”
	C. Howie Honeyman Chief Executive Officer		Philip Benson Chief Executive Officer

O-1

Schedule “P”

Certificate of FMAC

August 23, 2024

The foregoing document constitutes full, true and plain disclosure of all material facts relating to the securities of Fraser Mackenzie Accelerator Corp. assuming Completion of the Qualifying Transaction.

“Philip Benson” Philip Benson Chief Executive Officer	“Donald Bent” Donald Bent Chief Financial Officer

On behalf of the Board of Directors of Fraser Mackenzie Accelerator Corp.

“Robert Eberschlag” Robert Eberschlag Director	“David Iacobelli” David Iacobelli Director

P-1

Schedule “Q”

Certificate of FWTC

August 23, 2024

The foregoing document, as it relates to Forward Water Technologies Corp., constitutes full, true and plain disclosure of all material facts relating to the securities of Forward Water Technologies Corp.

"C. Howie Honeyman"	"Michael Willetts"
C. Howie Honeyman Chief Executive Officer	Michael Willetts Chief Financial Officer

On behalf of the Board of Directors of Forward Water Technologies Corp.

"Wayne Maddever"	"John Koehle"
Wayne Maddever Director	John Koehle Director

Q-1